Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292713

PROSPECTUS

SUNPOWER INC.

Up to 48,521,163 Shares of Common Stock

This prospectus relates to the potential offer and sale of up to 48,521,163 shares of our common stock, par value $0.0001 per share (the “common stock”), by White Lion Capital, LLC (“White Lion” or the “Selling Securityholder”).

The shares of common stock to which this prospectus relates may be issued to White Lion pursuant to the Common Stock Purchase Agreement dated July 16, 2024 between us and White Lion, as amended by Amendment No. 1 to the Common Stock Purchase Agreement dated July 24, 2024, Amendment No. 2 to the Common Stock Purchase Agreement dated August 14, 2024, and Amendment No. 3 to the Common Stock Purchase Agreement dated January 11, 2026 (as amended, the “White Lion Purchase Agreement”), establishing an equity line of credit. Such shares of our common stock include up to 48,521,163 shares of common stock (the “Offered Securities”) that we may elect, in our sole discretion, to issue and sell to White Lion from time to time during the White Lion Commitment Period (as defined below) subject to and pursuant to the terms and conditions of the White Lion Purchase Agreement (assuming the shares to be issued are sold at a price of $1.00 per share). See “The White Lion Transaction” below for a description of the White Lion Purchase Agreement and “Selling Securityholder” for additional information regarding White Lion.

The actual number of Offered Securities issuable to White Lion will vary depending on the then-current market price of shares of our common stock sold to the Selling Securityholder under the White Lion Purchase Agreement and are subject to the further limitations set forth in the White Lion Purchase Agreement.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the Selling Securityholder. However, we may receive proceeds of up to $48.5 million from the sale of the Offered Securities to the Selling Securityholder pursuant to the White Lion Purchase Agreement after the date of this prospectus (assuming the shares are sold at a price of $1.00 per share). The actual proceeds from White Lion under the White Lion Purchase Agreement may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold.

The Selling Securityholder may sell or otherwise dispose of the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Securityholder may sell or otherwise dispose of the shares of common stock being registered pursuant to this prospectus. The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The Selling Securityholder will pay all brokerage fees and commissions and similar expenses attributable to the sales of its common stock. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares of common stock offered hereby, including legal and accounting fees. See “Plan of Distribution.”

Shares of our common stock are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “SPWR”. On May 29, 2026, the closing price of our common stock was $1.03.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 1, 2026

ABOUT THIS PROSPECTUS

This prospectus is part of Post-Effective Amendment No. 1 to the registration statement on Form S-1 (File No. 333-292713) that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process and updates the disclosure contained in the Registration Statement following the filing of the Company’s Annual Report on Form 10-K for the year ended December 28, 2025, filed with the SEC on April 14, 2026 and the Company’s Quarterly Report on Form 10-Q for the thirteen week period ended March 29, 2026, filed with the SEC on May 19, 2026. Under this shelf registration process, the Selling Securityholder may, from time to time, sell the securities offered by it described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholder of the securities offered by it described in this prospectus.

Neither we nor the Selling Securityholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information” before deciding to invest in any of the securities being offered. The information contained in this prospectus and any supplement to this prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

On July 17, 2023, FACT filed an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which FACT was domesticated and continues as a Delaware corporation, changing its name to “Complete Solaria, Inc.”

Legacy Complete Solaria, Inc. (f/k/a Complete Solar Holding Corporation), a Delaware corporation (“Legacy Complete Solaria”), FACT, Jupiter Merger Sub I Corp., a Delaware corporation and wholly-owned subsidiary of FACT (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of FACT (“Second Merger Sub”) and The Solaria Corporation, a Delaware corporation and a wholly-owned indirect subsidiary of Legacy Complete Solaria (“Solaria”), entered into that certain Amended and Restated Business Combination Agreement, dated as of May 26, 2023 (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Pursuant to the terms and subject to the conditions of the Business Combination, on July 18, 2023, (i) First Merger Sub merged with and into Legacy Complete Solaria with Legacy Complete Solaria surviving as a wholly-owned subsidiary of FACT (the “First Merger”), (ii) immediately thereafter and as part of the same overall transaction, Legacy Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Second Merger”), and FACT changed its name to “Complete Solaria, Inc.” and Second Merger Sub changed its name to “CS, LLC” and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria merged with and into a newly-formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to “SolarCA LLC” (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (together with the First Merger and the Second Merger, the “Mergers”).

On October 16, 2025, the Company filed with the Secretary of State of Delaware a Certificate of Amendment to its Certificate of Incorporation to change its corporate name from “Complete Solaria, Inc.” to “SunPower Inc.”, effective as of 4:30 PM Eastern Time on October 17, 2025.

Unless the context indicates otherwise, references in this prospectus to “SunPower,” “we,” “us,” “our,” the “Company” and similar terms refer to SunPower Inc. (f/k/a “Complete Solaria, Inc.” and, previously, “Freedom Acquisition I Corp.”) and its consolidated subsidiaries. References to “FACT” refer to the predecessor company prior to the consummation of the Business Combination.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, without limitation, statements about:

●	our future capital requirements, the sufficiency of our cash, and sources and uses of cash, including cash required to service our current and future borrowings;

●	our ability to obtain funding for our operations and future growth, including in connection with the integration of our acquisitions, and our ability to raise capital and refinance our existing debt;

●	our expectations and plans relating to cost control efforts (including headcount management and potential reductions) and expectations with respect to when we achieve breakeven operating income;

●	our direct and indirect exposure to companies in the solar and renewable energy industries that are facing financial difficulties and potential bankruptcies;

●	our ability to grow and manage growth profitably following the closing of business combinations including, without limitation, our recent acquisitions of the SunPower Businesses, Sunder Energy LLC (“Sunder”), Ambia Energy LLC (“Ambia”) and Cobalt Power Systems, Inc. (“Cobalt”);

●	disruptions in our supply chains and distribution channels, tariffs and trade barriers, export regulations, bank failures, geopolitical conflicts and other macroeconomic conditions on our business and operations, results of operations and financial position;

●	our ability to leverage our acquisitions, including our ability to integrate acquired businesses, to fund and meet the liquidity needs of the acquired businesses, to retain key employees of the acquired businesses, to take advantage of growth opportunities and to realize the expected benefits of such acquisitions;

●	the potential impact of changes to and developments relating to the regulations and policies applicable to our business, customers and the industry;

●	changes in the availability of rebates, tax credits and other incentives;

●	changes impacting the demand for solar solutions from residential customers and small and medium-sized businesses, including changes resulting from the current political climate and also changes in the price of electricity from other sources, including traditional utilities;

●	changes in and the volatility of interest rates;

●	our financial and business performance following our recent acquisitions, including financial projections and business metrics, and our ability to manage our costs;

●	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	our ability to meet the expectations of new and current customers, and our ability to achieve market acceptance for our products and services, especially in light of the intense competition faced in our industry;

●	our expectations and forecasts with respect to market opportunity and market growth;

●	the ability of our products and services to meet customers’ compliance and regulatory needs;

●	our ability to attract and retain qualified employees and management;

●	our ability to develop and maintain our brand and reputation, and our ability to maintain our relationships with key suppliers, installers and build partners;

●	developments and projections relating to our competitors and industry;

●	changes in general economic and financial conditions, inflationary pressures and the resulting impact on demand, and our ability to plan for and respond to the impact of those changes;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; and

●	our business, expansion plans and opportunities.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the section titled “Risk Factors” and elsewhere in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. We discuss in greater detail many of these risks under the section titled “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC and any free writing prospectus that we may authorize for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the Selling Securityholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Securityholder is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the Selling Securityholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

FREQUENTLY USED TERMS

“Board” or “Board of Directors” means the board of directors of SunPower.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the amended and restated business combination agreement, dated as of May 26, 2023, by and among FACT, First Merger Sub, Second Merger Sub, Legacy Complete Solaria and Solaria.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Complete Solar” means Complete Solar Holding Corporation, a Delaware corporation, prior to the consummation of the Required Transaction.

“SunPower” or “the Company” means SunPower Inc. (f/k/a Complete Solaria, Inc. and, previously, Freedom Acquisition I Corp.), a Delaware corporation and its subsidiaries.

“DGCL” means the Delaware General Corporation Law, as amended.

“Domestication” means the domestication of FACT as a corporation incorporated in the State of Delaware.

“ESPP” means the 2023 Employee Stock Purchase Plan of SunPower Inc.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FACT” means Freedom Acquisition I Corp., a Cayman Islands exempted company, prior to the consummation of the Domestication.

“FACT Class A Ordinary Shares” or “Class A Ordinary Shares” means the 34,500,000 Class A ordinary shares, par value $0.0001 per share, of FACT prior to the consummation of the Domestication.

“Private Warrants” means the 6,266,667 warrants held by the Sponsor that were issued in a private placement at the time of FACT’s IPO, each of which is exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share.

“FACT Public Warrants” or “Public Warrants” means the 8,625,000 warrants to acquire FACT Class A Ordinary Shares, issued as part of the public units issued by FACT, at an initial exercise price of $11.50 per share.

“GAAP” means U.S. generally accepted accounting principles.

“IPO” means FACT’s initial public offering of its units, ordinary shares and warrants pursuant to its registration statement on Form S-1 declared effective by the SEC on February 25, 2021 (SEC File No. 333-252940).

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“Merger Warrants” means warrants issued to certain equityholders of Legacy Complete Solaria received as consideration in connection with the exchange of their capital stock held in Legacy Complete Solaria.

“Legacy Complete Solaria” means, prior to the Business Combination, Complete Solaria, Inc. (f/k/a Complete Solar Holding Corporation), a Delaware corporation which, pursuant to the Business Combination, became a direct, wholly owned subsidiary of SunPower Inc. (f/k/a Complete Solaria, Inc.) and was renamed CS, LLC.

“Nasdaq” means the Nasdaq Stock Market.

“Required Transaction” means the transactions contemplated by that certain merger agreement by and among the Company, Complete Solaria Midco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Solaria, Complete Solaria Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Complete Solaria Midco, LLC, Solaria, and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative of Solaria’s stockholders, including the merger of Solaria with and into a wholly-owned subsidiary of Legacy Complete Solaria, which were consummated on November 4, 2022.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Solaria” means The Solaria Corporation, a Delaware corporation and a wholly-owned subsidiary of SunPower.

“Sponsor” means Freedom Acquisition I LLC, a Cayman Islands limited liability company.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Warrants” means, collectively, the Private Warrants, the Public Warrants and the Working Capital Warrants.

“Working Capital Warrants” means warrants issued to certain equityholders of Legacy Complete Solaria.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and related notes appearing at the end of this prospectus and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context otherwise requires, we use the terms “SunPower,” “company,” “we,” “us” and “our” in this prospectus to refer to SunPower Inc. and our wholly owned subsidiaries.

Our Mission

Our mission is to deliver energy-efficient solutions to homeowners and small to medium-sized businesses that allow them to lower their energy bills while reducing their carbon footprint. SunPower Inc. or SunPower, has created a unique, end-to-end offering that delivers a best-in-class customer experience with a robust technology platform, financing solutions, and high-performance solar equipment.

Business Overview

SunPower Inc. (the “Company”) is the rebranded name of Complete Solaria, Inc. The rebranding was effective April 22, 2025 and became legally effective on October 17, 2025. We are headquartered in Orem, Utah.

Complete Solaria, Inc. (“Complete Solaria”) was formed in November 2022 through the merger of Complete Solar Holding Corporation, a Delaware corporation (“Complete Solar”), and The Solaria Corporation, a Delaware corporation (such entity, “Solaria,” and such transaction, the “Business Combination”). Complete Solaria created a technology platform to offer clean energy products to homeowners by enabling a national network of sales partners and build partners. Our sales partners generate solar installation contracts with homeowners on our behalf. To facilitate this process, we provide the software tools, sales support and brand identity to our sales partners, making them competitive with national providers. We fulfill our customer contracts by engaging with local construction specialists and using our in-house installation experts. We manage the customer experience and complete all pre-construction activities prior to delivering build-ready projects including hardware, engineering plans, and building permits to our builder partners and in-house teams.

In October 2023, we sold the solar panel assets of The Solaria Corporation, including intellectual property and customer contracts to Maxeon Solar Technologies, Ltd. (“Maxeon”) pursuant to the terms of an asset purchase agreement (the “Disposal Agreement”). Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria for an aggregate purchase price of approximately $11.0 million consisting of 1,100,000 shares of Maxeon ordinary shares.

We expect to continue making acquisitions and entering into strategic partnerships as part of our long-term business strategy. For example, on September 24, 2025, we completed the purchase of all the membership interests of Sunder Energy, LLC (“Sunder”). Sunder provides a third-party solar energy sales force to initiate and execute contracts with customers throughout the United States. Sunder’s sales force works with solar installation companies in which Sunder acts as the agent for each transaction entered. Sunder earns revenue based on residential solar installation contracts for residential homeowners that are sold to installation companies in accordance with its contracts with those installation companies. Upon entering into a sales contract, the requisite performance obligation of Sunder is to assist the installation companies in the progress of the installation and obtain permission to operate. On November 21, 2025, we completed the purchase of all the membership interest of Ambia Energy, LLC (“Ambia”). Ambia is a residential solar energy system installer which operates in various markets throughout the United States. Ambia generates revenue from selling and installing solar energy systems or orchestrating the sale of a solar energy system which will be installed by a third party. On January 30, 2026, we completed the purchase of all of the equity interests of Cobalt Power Systems, Inc. (“Cobalt”). Cobalt is an installer of residential and commercial solar energy systems in the San Francisco Bay area. Cobalt generates revenue from the design and installation of solar power systems.

On August 5, 2024, we entered into an Asset Purchase Agreement (the “APA”) among us and SunPower Corporation and its direct and indirect subsidiaries (collectively, the “SunPower Debtors”) providing for the sale and purchase of certain assets relating to the Blue Raven Solar business, New Homes Business and Non-Installing Dealer network previously operated by the SunPower Debtors (the “Acquired SunPower Assets”). The APA was entered into in connection with a voluntary petition filed by SunPower under Chapter 11 of the United States Code, 11 U.S.C.§§ 101-1532. The sale was approved on September 23, 2024, by the United States Bankruptcy Court for the District of Delaware. We completed the acquisition of the Acquired SunPower Assets effective September 30, 2024. The assets and businesses acquired by us under the APA are referred to as the “SunPower Businesses.” As part of the acquisition the Company acquired Albatross, an order-to-management proprietary software to manage our orders, fulfillment and customer service all in one central location.

The acquisitions of Sunder, Ambia, Cobalt and SunPower Businesses are collectively referred to herein as “Acquisitions”.

Revenue Model

We offer solar system sales and installation to residential homeowners and the new home builders’ communities. The Acquisitions will allow us to accelerate our revenue growth and expand our footprint to deliver solar system sales into regions where we might have not previously done business.

We sell solar systems to homeowners, home builders and small to medium-sized commercial customers through third-party sales partners. As a result of our acquisition of Sunder, we operate a solar energy sales force to initiate and execute contracts with customers throughout the United States. We manage every aspect of project management for those contracts before ultimately contracting with builder partners or using in-house installation experts to complete the construction and installation of the solar systems. This residential solar platform provides homeowners with simple pricing for solar energy that provides significant savings compared to traditional utility energy. Homeowners can choose from a wide array of system features and financing options that best meet their needs. By delivering the best-matched products and a best-in-class customer experience, we establish valuable customer relationships that can extend beyond the initial solar energy system purchase and provide us with opportunities to offer additional products and services in the future.

Technology Innovation

Since inception, we have continued to invest in a platform of services and tools to enable large-scale operations for sales and builder partners. The platform incorporates processes and software solutions that simplify and streamline design, proposals, and project management throughout the lifecycle of a residential solar project. The platform empowers new market entrants and smaller industry participants with its plug-and-play capabilities. The ecosystem we have built provides broad reach, and we believe it positions us for sustained and rapid growth through a capital-efficient business model. The network of our partners continues to expand today.

We use salesforce.com to manage and fulfill orders which replaced our use of Albatross, the rights to which we acquired in connection with our acquisition of the SunPower Businesses. Albatross is a sales order platform which will be sunset later in 2026. Our acquisition of Sunder included Merdeka, a software platform which gives access from bookings to energization. We currently have this platform on view only and believe it has future potential as a differentiating option compared to our competition.

Differentiation and Operating Results

Delivering a differentiated customer experience is core to our strategy. It emphasizes a customized solution, including a design specific to each customer’s home and pricing configurations that typically drive both customer savings and value. Developing a trusted brand and providing a customized solar service offering resonates with customers accustomed to a traditional residential power market that is often overpriced and lacking in customer choice.

Our overall mission is to deliver energy-efficient solutions to homeowners, home builders and small to medium-sized businesses that allow them to lower their energy bills while reducing their carbon footprint. We want to pass our operational costs savings back to our customers by keeping costs low in an environment where labor costs are rising and interest rates remain uncertain. These operational costs savings are attributed to the workforce that was acquired as part of the SunPower Acquisition. We expanded our operations center that supports operations, order process, customer care and support, credit and collections, procurement, vendor management and accounting related functions, and have rationalized our headcount.

Corporate Information

We were originally known as Freedom Acquisition I Corp (“FACT”). We are engaged in solar system sales and associated commerce. On July 18, 2023, Complete Solaria, FACT, and certain other entities consummated the transactions contemplated under that certain amended and restated Business Combination Agreement, dated as of May 26, 2023, following the approval at the special meeting of the stockholders of FACT held July 11, 2023. In connection with the closing of the Business Combination, we changed our name from Freedom Acquisition I Corp. to Complete Solaria, Inc.

Our principal executive offices are located at 1403 N. Research Way, Orem UT 84097, and our telephone number is (877) 299-4943. Our corporate website address is https://us.sunpower.com/. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

“SunPower” and our other registered and common law trade names, trademarks and service marks are property of SunPower Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

Recent Developments

10.0% Notes Offering and Related Transactions

On April 23, 2026, we closed our private offering (the “Offering”) of $41,000,000 aggregate principal amount of our 10.0% Notes (as defined below), consisting of: (i) the sale and issuance of $24,000,000 aggregate principal amount of 10.0% Notes to qualified institutional buyers; (ii) the sale and issuance of $1,000,000 principal amount of 10.0% Notes to an institutional accredited investor; (iii) the issuance of $6,000,000 principal amount of 10.0% Notes to entities affiliated with Thurman John “T.J.” Rodgers, the Company’s Chief Executive Officer and Chairman, in consideration for $6,000,000 previously funded to the Company pursuant to simple agreements for future equity; and (iv) the issuance of $10,000,000 aggregate principal amount of 10.0% Notes in connection with the exchange of the promissory note originally issued by the Company to Chicken Parm Pizza LLC (“CPP”) on September 24, 2025 in connection with the Company’s acquisition of Sunder Energy (the “Seller Note”). On May 20, 2026, the Company issued and sold a further $5,000,000 aggregate principal amount of 10.0% Notes in a private offering to an additional purchaser.

On April 21, 2026, in connection with the Offering, the Company and Yorkville entered into a letter agreement (the “YA Letter”). Pursuant to the YA Letter, the Company agreed to voluntary prepay $5,000,000 of the outstanding principal amount of YA Debenture (as defined below), resulting in a revised outstanding principal balance under the YA Debenture of $5,000,000. The Company further agreed to repay the remaining principal balance and accrued interest under the YA Debenture in four equal monthly installments of $1,287,000, with the first payment due on May 5, 2026. Pursuant to the YA Letter, Yorkville further consented to the issuance of the Notes and the grant of the liens pursuant to the Security Agreement (as defined below).

In connection with the closing of the Offering, on April 23, 2026, the Company executed and delivered the Indenture relating to the Notes (the “Indenture”) among the Company, the guarantor named therein, and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”). Additionally, on April 23, 2026, the Company and the Collateral Agent entered into the Pledge and Security Agreement (the “Security Agreement”). Pursuant to the Security Agreement, the 10.0% Notes are secured by a first-priority security interest in substantially all of the assets of the Company and any Guarantor, subject to certain exceptions and permitted liens. Pursuant to the Security Agreement, on April 23, 2026, the Company and the Collateral Agent entered into a separate Patent Security Agreement (the “Patent Security Agreement”) and Trademark Security Agreement (the “Trademark Security Agreement”) in connection with the grant of the first-priority security interest under the Security Agreement.

Pursuant to the Note Purchase Agreement entered into between the Company and CPP on April 21, 2026 (the “CPP Note Purchase Agreement”), in connection with the closing of the Offering, on April 23, 2026: (i) the Company paid $4,000,000 in cash to CPP and (ii) entered into an amended and restated Seller Note with CPP (the “A&R Seller Note”).

Further, on April 23, 2026, the Company and certain holders of the Company’s 7.0% Notes (as defined below) closed the transactions under the exchange agreements executed on April 21, 2026 (the “Exchange Agreements”). In connection with the closings under the Exchange Agreements, the Company repurchased $21,250,000 aggregate principal amount of outstanding 7.0% Notes in exchange for (i) the issuance of an aggregate of 18,805,310 shares of Common Stock and (ii) the payment of approximately $456,438 of accrued interest payable under the exchanged 7.0% Notes.

Cost Control Measures

On May 12, 2026, the Company announced that it has taken the following steps in connection with its efforts to reduce its operating expenses: the Company implemented a reduction in force relating to 115 employees; the Company implemented an across-the-board, four-day workweek until September 2026, the Company reduced its inside sales group from 90 to 15 people, and the Company reduced finance function costs. The Company estimates that the charges related to the reduction in force will approximate $0.3 million, consisting principally of compensation related costs.

Wendell Laidley Resignation

On May 7, 2026, Wendell Laidley resigned from his position as Chief Financial Officer of the Company.

Appointment of Bernard Gutmann as Director

On May 8, 2026, the Board of Directors of the Company appointed Bernard Gutmann to serve as a director of the Company and as a member of the Audit Committee.

Implications of Being a Smaller Reporting Company and Emerging Growth Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements and reduced disclosure obligations regarding executive compensation. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make the comparison of our financial statements with other public companies difficult or impossible.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such an election to opt out is irrevocable. We have elected to opt out of such extended transition period.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of FACT’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” are to its meaning under the Securities Act, as modified by the JOBS Act.

The White Lion Transaction

On July 16, 2024, we entered into the original White Lion Purchase Agreement with White Lion, which we and White Lion amended on July 24, 2024, August 14, 2024, and January 11, 2026. We also entered into a Registration Rights Agreement with White Lion on July 16, 2024 (the “RRA”). Pursuant to the White Lion Purchase Agreement, as amended, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $55.0 million in aggregate gross purchase price of newly issued shares of our common stock, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement. Subject to the satisfaction of certain customary conditions, the Company’s right to sell shares to White Lion commenced on the date of the execution of White Lion Purchase Agreement and extends until the earlier of (i) White Lion having purchased shares of common stock equal to $55.0 million and (ii) December 31, 2027 (the “White Lion Commitment Period”).

During the White Lion Commitment Period, subject to the terms and conditions of the White Lion Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares of its common stock. The Company may deliver a Fixed Purchase Notice (as such term is defined in the White Lion Purchase Agreement), where the Company can require White Lion to purchase up to a number of shares of common stock equal to the lesser of (i) $150,000 or (ii) 100% of Average Daily Trading Volume (as such term is defined in the White Lion Purchase Agreement). The Company may also deliver a Rapid Purchase Notice (as such term is defined in the White Lion Purchase Agreement), where the Company may require White Lion to purchase up to a number of shares of common stock equal to the lesser of (i) 100% of the Average Daily Trading Volume and (ii) $2,000,000 divided by the highest closing price of the common stock over the most recent five business days immediately prior to the receipt of the notice. White Lion may waive such limits under any notice at its discretion and purchase additional shares.

The price to be paid by White Lion for any shares that the Company requires White Lion to purchase will depend on the type of purchase notice that the Company delivers. For shares being issued pursuant to Fixed Purchase Notice, the purchase price per share will be equal to 90% of the lowest VWAP (as defined in the White Lion Purchase Agreement) of the common stock that occurs during the five consecutive business days prior to the purchase notice. For shares being issued pursuant to a Rapid Purchase Notice, the purchase price per share will be equal to the average of the three lowest traded prices on the date that the notice is delivered.

Further, pursuant to Amendment No. 2, the Company may notify White Lion to exercise the Company’s right to sell shares of its common stock by delivering an Hour Rapid Purchase Notice (as defined in the White Lion Purchase Agreement). If the Company delivers an Hour Rapid Purchase Notice, the Company shall deliver to White Lion shares of common stock not to exceed the lesser of (i) five percent of the Average Daily Trading Volume on the date of an Hour Rapid Purchase Notice and (ii) 100,000 shares of common stock. The closing of the transactions under an Hour Rapid Purchase Notice will occur one business day following the date on which the Hour Rapid Purchase Notice is delivered. At such closing, White Lion will pay the Company the Hour Rapid Purchase Investment Amount equal to the number of shares of common stock subject to the applicable Hour Rapid Purchase Notice multiplied by the lowest traded price of our common stock during the one-hour period following White Lion’s consent to the acceptance of the applicable Hour Rapid Purchase Notice.

Pursuant to Amendment No. 3, we have the option to submit three hour rapid purchase notices to White Lion that, if accepted by White Lion and otherwise delivered in accordance with the White Lion Purchase Agreement, enable the Company to sell shares of its common stock to White Lion based on the lowest traded price of the Company’s common stock during the three-hour valuation period following White Lion’s written acceptance of a three hour purchase notice.

No purchase notice shall result in White Lion beneficially owning (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder) more than 9.99% of the number of shares of the common stock outstanding immediately prior to the issuance of shares of common stock issuable pursuant to a purchase notice.

The Company may deliver purchase notices under the White Lion Purchase Agreement, subject to market conditions, and in light of our capital needs, from time to time and under the limitations contained in the White Lion Purchase Agreement. Any proceeds that the Company receives under the White Lion Purchase Agreement are expected to be used for working capital and general corporate purposes, as further summarized in “Use of Proceeds”.

The Company and White Lion will have the right to terminate the White Lion Purchase Agreement in the event of a material breach by the other party and notice being sent by the non-breaching party to the breaching party. The White Lion Purchase Agreement also automatically terminates upon the earlier of (i) the end of the White Lion Commitment Period, (ii) the date that the Company commences a voluntary bankruptcy proceeding, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors, and (iii) immediately upon the delisting of the common stock from The Nasdaq Global Market.

In consideration for the commitments of White Lion, as described above, the Company issued 348,837 shares of common stock (the “Commitment Shares”) to White Lion. The Commitment Shares were fully earned by White Lion at the time of issuance.

Concurrently with the White Lion Purchase Agreement, the Company entered into the RRA with White Lion. The White Lion Purchase Agreement and the RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

As of May 15, 2026, the Company has issued a total of 11,140,000 shares of common stock under the White Lion Purchase Agreement for aggregate gross proceeds of approximately $20.4 million.

Other Information

We will bear all costs, expenses and fees in connection with the registration of Offered Securities. The Selling Securityholder will bear all commissions and discounts, if any, attributable to its sales of Offered Securities. We are registering certain shares of our common stock for sale by the Selling Securityholder pursuant to the RRA with the Selling Securityholder. See the section of this prospectus entitled “Selling Securityholder” for more information.

White Lion is an “underwriter” with respect to the Offered Securities within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of the Offered Securities by White Lion and any discounts, commissions, or concessions received by White Lion with respect to the Offered Securities are deemed to be underwriting discounts and commissions under the Securities Act.

White Lion may offer and sell the Offered Securities owned by it covered by this prospectus from time to time, in a number of different ways and at varying prices. If any underwriters, dealers or agents are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities.

Potential Dilution

As of May 15, 2026, there were 145,819,663 shares of our common stock outstanding of which approximately 108.9 million shares were held by non-affiliates of our company. If all of the 48,521,163 shares offered for resale by the Selling Securityholder under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 25.0% of the total number of outstanding shares of common stock and approximately 30.8% of the total number of outstanding shares of common stock held by non-affiliates of our company, in each case as of May 15, 2026.

Summary Risk Factors

Below is a summary of material factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face.

●	We have a history of losses that may continue in the future; our management has identified conditions that raise substantial doubt about our ability to continue as a going concern; and we may not achieve profitability or generate positive cash flow.

●	We may need to raise additional funding to finance our operations. This additional financing may not be available on acceptable terms or at all. Failure to obtain this necessary capital when needed may force us to curtail planned programs or cease operations entirely.

●	Raising additional funds may cause dilution to existing stockholders and/or may restrict our operations or require us to relinquish proprietary rights.

●	We have identified material weaknesses in our internal controls over financial reporting. As a result of these material weaknesses, we previously identified material errors to our interim results for the thirteen weeks ended March 30, 2025, the thirteen and twenty-six weeks ended June 29, 2025, and the thirteen and thirty-nine weeks ended September 28, 2025 (the “Prior Periods”) and determined that the Prior Periods included in our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2025, June 29, 2025, and September 28, 2025 should no longer be relied upon and should be restated. If we are unable to maintain effective internal controls over financial reporting and disclosure controls and procedures, the accuracy and timeliness of our financial and operating reporting may be adversely affected, and confidence in our operations and disclosures may be lost.

●	We face risks related to the restatement of our previously issued quarterly financial statements.

●	Our failure to prepare and timely file our periodic reports with the SEC limits our access to the public markets to raise debt or equity capital.

●	Our business depends in part on the availability of rebates, tax credits and other financial incentives. The OBBBA has materially reduced the availability of these rebates, credits or incentives, which may adversely impact our business.

●	Macroeconomic conditions in our domestic and international markets, as well as inflation concerns, instability of financial institutions, rising interest rates, and recessionary concerns may adversely affect our industry, business and financial results.

●	We have incurred losses and may be unable to achieve or sustain profitability in the future.

●	We face competition from both traditional energy companies and renewable energy companies.

●	Our growth strategy depends on the widespread adoption of solar power technology.

●	We are exposed to the credit risk of customers and our finance partners, and payment delinquencies on accounts receivables.

●	Any unauthorized access to or disclosure or theft of personal information we gather, store or use could harm our reputation and subject us to claims or litigation.

●	Our success depends on the continuing contributions of key personnel, including Thurman J. Rodgers. If we are unable to attract and retain key employees and qualified personnel, our business and prospects could be harmed.

●	Our operating results and ability to grow may fluctuate from quarter to quarter and year to year, which could make future performance difficult to predict and could cause operating results for a particular period to fall below expectations.

●	We may be subject to breaches of our information technology systems, which could lead to disclosure of internal information, damage to our reputation or relationships with dealers, suppliers, and customers, and disrupt access to online services. Such breaches could subject us to significant reputational, financial, legal, and operational consequences.

●	We are subject to legal proceedings and regulatory inquiries and may be named in additional claims or legal proceedings or become involved in regulatory inquiries, all of which are costly, distracting to our core business and could result in an unfavorable outcome or harm our business, financial condition, results of operations or the trading price for our securities.

●	Our Directors, executive officers and principal stockholders will continue to have significant influence over our company, which could limit your ability to influence the outcome of key transactions, including a change of control.

●	If we fail to meet all applicable requirements of Nasdaq and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.

●	We may be required to repurchase up to 5,618,488 shares of common stock from the investors with whom we entered into Forward Purchase Agreements in connection with the closing of the Business Combination, which would reduce the amount of cash available to us to fund our growth plan.

●	Our 10.0% Senior Secured Notes are secured obligations, and there are risks associated with our 10.0% Senior Secured Notes that could adversely affect our business and financial condition.

●	The conversion features of the Convertible Senior Notes and Yorkville Notes may adversely affect our financial condition and operating results.

●	The issuance of common stock to the Selling Securityholder may cause substantial dilution to our existing shareholders, and the sale of such shares acquired by the Selling Securityholder could cause the price of our common stock to decline.

●	Future sales (including potential sales of securities to White Lion pursuant to the White Lion Purchase Agreement), or the perception of future sales, by us or our stockholders in the public market could cause the market price for the common stock to decline.

The Offering

Securities offered by the Selling Securityholder	Up to 48,521,163 shares of our common stock (which is in addition to the 6,928,837 shares of our common stock previously offered and sold by the Selling Securityholder).

Shares of common stock outstanding prior to this offering	145,819,663 (as of May 15, 2026).

Shares of common stock outstanding after this offering	194,340,826 (based on the total shares outstanding as of May 15, 2026).

Terms of the offering	The Selling Securityholder will determine when and how it will dispose of the shares of common stock registered for resale under this prospectus.

Use of proceeds

We will not receive any of the proceeds from the resale of the shares of common stock by the Selling Securityholder. However, we may receive up to an additional $48,521,163 in gross proceeds under the White Lion Purchase Agreement (assuming the shares to be issued are sold at a price of $1.00 per share) from sales of common stock that we may elect to make to the Selling Securityholder pursuant to the White Lion Purchase Agreement, if any, from time to time in our sole discretion, during the White Lion Commitment Period.

The proceeds from the Selling Securityholder that we receive under the White Lion Purchase Agreement, if any, are currently expected to be used for general corporate purposes, including working capital. Accordingly, we retain broad discretion over the use of the net proceeds from the sale of our common stock under the White Lion Purchase Agreement. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds from the sales of shares of common stock, if any to White Lion under the White Lion Purchase Agreement. See “Use of Proceeds.”

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 10.

Nasdaq ticker symbols	“SPWR” and “SPWRW”

For additional information concerning the offering, see “Plan of Distribution” beginning on page 115.

Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to our Businesses and Industry

We have a history of losses that may continue in the future; our management has identified conditions that raise substantial doubt about our ability to continue as a going concern; and we may not achieve profitability or generate positive cash flow.

Since our inception, we have incurred losses and negative cash flows from operations. We incurred a net loss from continuing operations of $44.3 million in the fiscal year ended December 28, 2025. We had an accumulated deficit of $451.5 million as of March 29, 2026. We have current debt of $38.0 million, and notes payable and derivative liabilities, net of current portion of $131.8 million, as of March 29, 2026, as well as other current and long-term liabilities (including the liability we recorded relating to a litigation matter with Siemens). We had cash and cash equivalents, excluding restricted cash, of $9.5 million as of March 29, 2026, which was held for working capital expenditures. These conditions raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding, either through external financial transactions or cash flows generated from operations, to meet our obligations and finance our operations.

If we are not able to secure adequate additional funding, either through external financial transactions or cash flows generated from operations, when needed, we will need to reevaluate our operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact our business, results of operations and future prospects. There can be no assurance that in the event we require additional financing, such financing will be available on terms that are favorable, or at all.

We may not achieve profitability or positive cash flow for a number of reasons, including declines in revenue, as well as increases in costs of our products, U.S. and global macroeconomic trends, including with respect to the impact of U.S. trade tariffs and the imposition of additional tariffs applicable to our industry or our products. In addition, we may be unable to identify further cost savings opportunities below present levels that would not adversely impact the functioning of our existing operations needed to meet customer and regulatory requirements. If we fail to generate sufficient revenue to support our operations, we may not be able to achieve profitability or generate sufficient cash flow to meet our financial obligations and our liquidity position will be negatively impacted. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” and “Notes to Consolidated Financial Statements - (1) Organization - Liquidity and Going Concern” for a further discussion of the other factors that may impact our liquidity position.

Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on our ability to achieve our intended business objectives.

We may need to raise additional funding to finance our operations. This additional financing may not be available on acceptable terms or at all. Failure to obtain this necessary capital when needed may force us to curtail planned programs or cease operations entirely.

Our operations have consumed significant amounts of cash since inception. We expect to incur significant operating expenses as we continue to grow our business, including expenses incurred in connection with acquisitions and the further integration of acquired businesses, including the SunPower Businesses, Sunder, Ambia and Cobalt. We anticipate that our operating losses and negative operating cash flows will continue into the foreseeable future.

We had cash and cash equivalents, excluding restricted cash, of $9.5 million as of March 29, 2026. Our cash position raises substantial doubt regarding our ability to continue as a going concern for 12 months after the consolidated financial statements issuance. Further, we cannot guarantee that our business will generate sufficient cash flow from operations to fund our operations or liquidity needs. Over time, we expect that we will need to raise additional funds through the issuance of additional equity, equity-related or debt securities or through obtaining credit from financial institutions to fund, together with our principal sources of liquidity, any significant unplanned or accelerated expenses and new strategic investments.

We will require substantial additional capital to continue operations. Such additional capital might not be available when we need it and our actual cash requirements might be greater than anticipated. Additionally, the ability to raise additional financing depends on numerous factors that are outside our control, including general economic and market conditions, interest rates, the health of financial institutions, investors’ and lenders’ assessments of our prospects and the prospects of the solar industry in general. We cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders, and our financial condition, results of operations, business and prospects could be materially and adversely affected. If the financial markets become difficult or costly to access, including due to rising interest rates, inflation, fluctuations in exchange rates or other changes in geopolitical or economic conditions, including, without limitation, with respect to tariffs and trade policies, our ability to raise additional capital may be negatively impacted. Our failure to raise capital in the future would have a negative impact on our ability to expand our business.

Raising additional funds may cause dilution to existing stockholders and/or may restrict our operations or require us to relinquish proprietary rights.

To the extent that we raise additional capital by issuing equity, convertible debt or other convertible securities, our existing stockholders may experience substantial dilution, and the terms of these issued securities may include liquidation or other preferences that adversely affect the rights of our existing common stockholders. For example, we may issue debt or equity securities under our shelf registration statement, through our at-the-market offering facility, through our existing equity line of credit with White Lion, through our standby equity purchase facility with Yorkville or we may issue additional debt or equity securities in private transactions. Any agreements for future debt or preferred equity financings, if available, may involve covenants limiting or restricting our ability to take specific actions, such as raising additional capital, incurring additional debt, making capital expenditures or declaring dividends. Our ability to use our at-the-market offering facility or shelf registration statement are currently constrained by the size of our non-affiliate market capitalization, our trading volume and other factors, and there can be no assurance regarding the price at which we will be able to sell such shares, and any sales of our common stock under our at-the-market offering facility, and any offerings we might complete under our shelf registration statement, may be at prices that result in additional dilution to our existing stockholders. Further, as a result of our current ineligibility to use Form S-3, we currently cannot use our at-the-market offering facility or conduct securities offerings using our shelf registration statement. If we incur additional debt, the debt holders, together with holders of our outstanding Convertible Senior Notes and the Yorkville Notes (each as defined below), would have rights senior to holders of common stock to make claims on our assets, and the terms of any future debt could restrict our operations, including our ability to pay dividends on our common stock.

We have identified material weaknesses in our internal controls over financial reporting. As a result of these material weaknesses, we identified material errors to our interim results for the thirteen weeks ended March 30, 2025, the thirteen and twenty-six weeks ended June 29, 2025, and the thirteen and thirty-nine weeks ended September 28, 2025 (the “Prior Periods”) and we have determined that the Prior Periods included in our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2025, June 29, 2025, and September 28, 2025 should no longer be relied upon and should be restated. If we are unable to maintain effective internal controls over financial reporting and disclosure controls and procedures, the accuracy and timeliness of our financial and operating reporting may be adversely affected, and confidence in our operations and disclosures may be lost.

In connection with the preparation and audit of our financial statements for the year ended December 28, 2025, our management identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that a reasonable possibility exists that a material misstatement of annual or interim financial statements would not be prevented or detected on a timely basis. The material weaknesses are as follows:

The Company did not maintain controls to execute the criteria established in the COSO Framework for (i) the control environment, (ii) risk assessment, (iii) control activities, (iv) information and communication, and (v) monitoring activities.

Each of the control deficiencies identified below constitute a material weakness, either individually or in the aggregate.

Control Environment. Our Company did not maintain an effective control environment and identified the following material weakness: our Company lacked appropriate policies and resources to develop and operate effective internal control over financial reporting and a lack of appropriate and consistent IT policies given the significant volume of financially relevant IT changes, which contributed to the Company’s inability to properly analyze, record and disclose accounting matters timely and accurately.

Control Activities. Our Company did not design and implement effective control activities and identified the following material weakness:

●	Ineffective design and operation of certain control activities due to significant personnel changes throughout fiscal 2025. Control deficiencies, which aggregate to a material weakness, occurred within substantially all areas of financial reporting.

Information and Communication. Our Company did not design and implement effective information and communication activities and identified the following material weaknesses:

●	Our Company did not design and maintain effective general information technology controls over logical access and program change management for our key information systems used to support the financial reporting process. Specifically, management did not maintain effective controls to ensure proper segregation of duties related to user administration and other privileged access functions and in implementing program changes in information systems. Due to the pervasive nature of these deficiencies, business process controls that are dependent upon information from these systems were also not effective.

●	Our Company did not have adequate processes and controls for communicating information among the accounting, finance, operations, and legal departments, necessary to support the proper functioning of internal controls.

Monitoring Activities. Our Company did not design and implement effective monitoring activities and identified the following material weaknesses: (i) failure to adequately monitor compliance with accounting policies, procedures and controls related to substantially all areas of financial reporting; and (ii) failure to properly select, develop and perform ongoing evaluations of the components of internal controls (including the monitoring of service providers’ control environments).

These material weaknesses described in the paragraphs above contributed to material accounting errors identified and corrected during the audit of our financial statements. Additionally, in connection with the preparation of our audited financial statements for the year ended December, 28, 2025, and as a result of these material weaknesses, we identified material errors to our interim results for the thirteen weeks ended March 30, 2025, the thirteen and twenty-six weeks ended June 29, 2025, and the thirteen and thirty-nine weeks ended September 28, 2025 (the “Prior Periods”) and we determined that the Prior Periods included in our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2025, June 29, 2025, and September 28, 2025 (the “Prior Filings”) should no longer be relied upon and should be restated. If we fail to adequately remediate these material weaknesses, there could be material misstatements that may not be prevented or detected.

We have taken certain steps, such as recruiting additional personnel, in addition to utilizing third-party consultants and specialists, to supplement our internal resources, to enhance our internal control environment and plan to take additional steps to remediate the material weaknesses. Although we plan to complete this remediation process as quickly as possible, we cannot estimate how long it will take. We cannot provide assurance that the measures we have taken to date, and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weakness in internal control over financial reporting or that such measures will prevent or avoid potential future material weaknesses.

If we are not able to maintain effective internal control over financial reporting and Disclosure Controls and procedures, or if material weaknesses are discovered in future periods, a risk that is significantly increased in light of the complexity of our business, we may be unable to accurately and timely report our financial position, results of operations, cash flows or key operating metrics, which could result in late filings of the annual and quarterly reports under the Exchange Act (and which would limit our ability to use Form S-3 and may impact the availability of Rule 144), restatements of financial statements or other corrective disclosures, an inability to access commercial lending markets, defaults under our convertible notes and outstanding loans and other agreements, or other material adverse effects on our business, reputation, results of operations, financial condition or liquidity.

We face risks related to the restatement of our previously issued quarterly financial statements.

As a result of our determination that the Prior Filings should no longer be relied upon and should be restated, we face a number of additional risks and uncertainties, which may affect investor confidence in the accuracy of our financial disclosures and may raise reputation issues for our business. For example, we may face potential litigation or other disputes, which may include claims relating to federal and state securities laws, contractual claims and other claims arising from the restatement of the Prior Filings and the material weaknesses in our internal control over financial reporting and the preparation of our financial statements. We may discover additional errors in our previously filed financial statements. We cannot ensure that all of the risks and challenges described above will be eliminated or that general reputational harm will not persist. If one or more of the foregoing risks or challenges persist, our business, operations and financial condition are likely to be materially and adversely affected.

Our failure to prepare and timely file our periodic reports with the SEC limits our access to the public markets to raise debt or equity capital.

We did not file our Quarterly Report on Form 10-Q for the quarter ended March 29, 2026, our Annual Report on Form 10-K for the fiscal year ended December 29, 2024, our Quarterly Report on Form 10-Q for the quarter ended September 28, 2025 or the amendment required to our Current Report originally filed on September 26, 2025 relating to the Sunder acquisition within the timeframes required by the SEC. Accordingly, we are not currently eligible to use a registration statement on Form S-3 that would allow us to continuously incorporate by reference our SEC reports into the registration statement, to use “shelf” registration statements to conduct offerings, or to use our at-the-market offering facility until approximately one year from the date we have regained and maintain status as a current filer. Our inability to use Form S-3 may significantly impair our ability to raise necessary capital to fund our operations and execute our strategy. If we seek to access the capital markets through a registered offering during the period of time that we are unable to use Form S-3, we may be required to publicly disclose the proposed offering and the material terms thereof before the offering commences, we may experience delays in the offering process due to SEC review of a Form S-1 registration statement and we may incur increased offering and transaction costs and other considerations. If we are unable to raise capital through a registered offering, we would be required to conduct our equity financing transactions on a private placement basis, which may be subject to pricing, size and other limitations imposed under the Nasdaq rules, or seek other sources of capital. The foregoing limitations on our financing approaches could prevent us from pursuing transactions or implementing business strategies that would be beneficial to our business.

Changes in international trade policies, tariffs, or trade disputes could significantly and adversely affect our business, revenues, margins, results of operations, and cash flows.

On February 7, 2018, safeguard tariffs on imported solar cells and modules (“CSPV”) went into effect pursuant to Proclamation 9693, which approved recommendations to provide relief to U.S. manufacturers and impose safeguard tariffs on imported solar cells and modules, based on the investigations, findings, and recommendations of the U.S. International Trade Commission (the “International Trade Commission”). On February 4, 2022, then President Biden issued Proclamation 10339 extending the existing safeguard measures on U.S. imports of CSPV products by an additional four years until February 6, 2026. Prior to the termination of the safeguard tariffs, modules were subject to a tariff rate of approximately 15%. Cells were subjected to a tariff-rate quota, under which the first 5 GW of cell imports each year was exempt from tariffs, and cells imported after the 5 GW quota was reached were subject to the same approximately 15% tariff as modules in the first year, with the same 0.25% decline in each of the three subsequent years. The tariff-free cell quota applied globally, without any allocation by country or region.

While solar cells and modules based on interdigitated back contact technology were excluded from these safeguard tariffs, our solar products based on other technologies continue were subject to the safeguard tariffs until February 6, 2026.

Solar cells and panels from various countries continue to be subject to U.S. antidumping, and countervailing duty (AD/CVD) actions in the United States. The U.S. Department of Commerce (the “Department of Commerce”) maintains antidumping and countervailing duty orders on solar cells as well as panels produced in China. In 2022, the Department of Commerce found that solar product producers in Cambodia, Malaysia, Thailand, and Vietnam were circumventing the China AD/CVD actions. As a result, imports of solar products from these countries may be treated as if they are of Chinese origin and therefore subject to the aforementioned antidumping and countervailing duty orders. On June 6, 2022, then President Biden issued an Executive Order allowing U.S. solar installers to import solar modules and cells from Cambodia, Malaysia, Thailand and Vietnam free from certain duties for 24 months, along with other incentives designed to accelerate U.S. domestic production of clean energy technologies. This moratorium ended in June 2024 and China-wide AD/CVD action now applies to imports from those countries that contain Chinese-origin inputs. Additionally, on December 29, 2023, Auxin and Concept Clean Energy, Inc. filed suit in the U.S. Court of International Trade challenging the legal basis for the moratorium and implementing regulations. In August 2025 the Court of International Trade found the moratorium on the collection of AD/CVD duties to be unlawful and ordered retroactive collection of duties that should have been paid during that period. The retroactive collection of duties was stayed pending appeal. On February 9, 2026, the U.S. government withdrew its appeal of that decision, but other parties continue to pursue the appeal. In addition, on May 15, 2024 the Department of Commerce and the U.S. International Trade Commission initiated antidumping and countervailing duty investigations of CSPV products from Cambodia, Malaysia, Thailand, and Vietnam. Both the Department of Commerce and the U.S. International Trade Commission made affirmative findings for all countries. On June 24, 2025, the Department of Commerce imposed antidumping and countervailing duty orders on CSPV products from all four countries. Duty rates range zero to over 100% antidumping duties and approximately 15% to over 3000% countervailing duties depending on the company and country. Antidumping and countervailing duties are assessed retroactively and thus final assessment of duties on imports made after June 2025 will be determined in future proceedings by the Department of Commerce.

The high AD/CVD duty rates, together with uncertainty surrounding the implications of existing tariffs affecting the U.S. solar market and potential trade tensions between the U.S. and other countries has caused and is likely to cause further market volatility, price fluctuations, supply shortages, and project delays, any of which could harm our business, and the pursuit of mitigating actions may divert substantial resources from other projects.

Further, the Uyghur Forced Labor Prevention Act may inhibit importation of certain solar modules or components. In addition, the imposition of tariffs is likely to result in a wide range of impacts to the U.S. solar industry and the global manufacturing market, as well as our business in particular. Such tariffs could materially increase the price of our solar products and result in significant additional costs to the Company, its resellers, and the resellers’ customers, which could cause a significant reduction in demand for our solar power products and greatly reduce our competitive advantage.

Our business depends in part on the availability of rebates, tax credits and other financial incentives. The OBBBA has materially reduced the availability of these rebates, credits or incentives, which may adversely impact our business.

U.S. federal, state and local government bodies provide incentives to end users, distributors, system integrators and manufacturers of solar energy systems to promote solar electricity in the form of rebates, tax credits and other financial incentives such as system performance payments, payments for renewable energy credits associated with renewable energy generation and the exclusion of solar energy systems from property tax assessments. These incentives enable us to lower the price charged to customers for energy and for solar energy systems. However, these incentives may expire on a particular date, end when the allocated funding is exhausted or be reduced or terminated as solar energy adoption rates increase. These reductions or terminations often occur without warning.

The Inflation Reduction Act of 2022 (“IRA”) extended and modified prior law applicable to U.S. federal tax credits that are available with respect to solar energy systems. Under the IRA, the following tax credits were generally available: (i) a production tax credit under Code Section 45 (for facilities that began construction before January 1, 2025) and Code Section 45Y (for facilities that are placed in service after December 31, 2024) (the “PTC”) with respect to electricity produced from certain qualifying facilities, (ii) an investment tax credit under Code Section 48 (for facilities that began construction before January 1, 2025) and Code Section 48E (for facilities that are placed in service after December 31, 2024) (the “ITC”) in connection with the installation of certain solar facilities and energy storage technology, and (iii) a residential clean energy credit (the “Section 25D Credit”) in connection with the installation of qualifying property that uses solar energy to generate electricity for residential use.

On July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was enacted and significantly modified the IRA’s clean energy incentive framework by accelerating the termination of certain credits and adding new eligibility restrictions and compliance burdens. The OBBBA effectively repealed, on an accelerated timeline, key federal tax incentives for solar projects by curtailing eligibility for the clean electricity PTC and ITC for applicable solar facilities placed in service after December 31, 2027 (subject to grandfathering for projects that begin construction by July 4, 2026) and by terminating the Section 25D Credit after 2025.

With respect to the PTC, solar energy projects that began construction before January 1, 2025 generally remain eligible for the PTC under Section 45 (as amended by the IRA) and generally are not subject to the accelerated phaseouts or other limitations introduced by the OBBBA. The PTC available to a taxpayer in 2024 and prior taxable years under Code Section 45 generally is equal to a certain rate multiplied by the kilowatt hours of electricity produced by the taxpayer from solar energy at a facility owned by it and sold to an unrelated party during that taxable year. The base rates for the PTC under Code Section 45 is 0.3 cents (adjusted for inflation). This rate is increased to 1.5 cents (adjusted for inflation) for projects that (i) have a maximum net output of less than one megawatt (measured in alternating current), (ii) begin construction before January 29, 2023, and (iii) meet certain prevailing wage and apprenticeship requirements. It also may be increased for projects that include a certain percentage of components produced in the U.S. and projects that are located in certain energy communities, in each case subject to applicable requirements and IRS guidance.

The PTC under Code Section 45Y, the successor to Code Section 45 that is applicable for facilities placed in service after December 31, 2024, generally is similar to the PTC under Code Section 45 but includes certain different terms and qualification requirements. The PTC amount under Code Section 45Y generally is equal to the PTC outlined above for Code Section 45, including the availability of the same increased credit rates under the same circumstances. The PTC under Code Section 45Y applies to kilowatt hours of electricity produced at a “qualified facility,” which generally is a facility, such as a solar energy facility, that generates electricity and has a greenhouse gas emission rate that is not greater than zero.

Under the OBBBA, solar facilities that begin construction after July 4, 2026 (one year after enactment of the OBBBA) are ineligible for the Code Section 45Y credit if placed in service after December 31, 2027. Facilities that begin construction prior to July 4, 2026 are not subject to this accelerated placed-in-service deadline. In addition, IRS guidance interpreting these OBBBA termination provisions imposes more stringent “beginning of construction” requirements, increasing the risk that projects may fail to qualify if development timelines slip or if the taxpayer cannot satisfy the applicable standards. Moreover, the OBBBA denies the Code Section 45Y for certain leased residential solar water heating property (while generally excluding leased solar electric generating property from that denial). A facility is not eligible for the PTC under Code Section 45Y if a tax credit already is allowed with respect to the facility under Code Section 45, 48 or 48E (or certain other tax credit provisions) for the taxable year or any prior taxable year.

With respect to the ITC, solar energy projects that began construction before January 1, 2025 generally remain eligible for the ITC under Section 48 and are not subject to the accelerated phaseouts or other limitations introduced by the OBBBA. The ITC available under Code Section 48E is the successor provision of Code Section 48 and is applicable for investments in facilities placed in service after December 31, 2024. The ITC under Code Section 48E generally is similar to the ITC outlined above under Code Section 48 in structure, including generally providing for the same increased credit rates under the same circumstances. The ITC under Code Section 48E applies to investments in a “qualified facility” and “energy storage technology”. A “qualified facility” for these purposes generally is the same as described above for the PTC under Code Section 45Y and “energy storage technology” is defined by reference to such term in Code Section 48.

Similar to Section 45Y, solar facilities that begin construction after July 4, 2026 (one year after enactment) are ineligible for the Section 48E credit if placed in service after December 31, 2027. This placed-in-service deadline would not apply to energy storage technology. Moreover, the OBBBA denies the Code Section 48E for certain leased residential solar water heating property (while generally excluding leased solar electric generating property from that denial). The ITC under Code Section 48E is subject to recapture if the Internal Revenue Service determines that the greenhouse gas emissions rate for the facility exceeds a certain threshold. A facility is not eligible for the ITC under Code Section 48E if a tax credit already is allowed with respect to the facility under Code Section 45, 45Y or 48 (or certain other tax credit provisions) for the taxable year or any prior taxable year.

Under the IRA, the Section 25D Credit available to a taxpayer is equal to the “applicable percentage” of expenditures for property that uses solar energy to generate electricity for use in a dwelling unit located in the U.S. and used as a residence by the taxpayer. The applicable percentage is 26% for such systems that are placed in service before January 1, 2022 and 30% for such systems that are placed in service after December 31, 2021. As modified by the OBBBA, the Section 25D Credit terminated with respect to expenditures made after December 31, 2025, and an expenditure generally is treated as made when the original installation of the property is completed (or, in certain cases, when construction or reconstruction is completed and the taxpayer’s original use of the structure begins). The unavailability of the Section 25D Credit for systems when installation is completed after December 31, 2025 likely will impact the prices of our solar energy systems and overall value proposition our solar systems provide to customers.

The OBBBA also introduces additional restrictions relating to certain FEOC and supply chain sourcing, which may affect project eligibility and increase compliance costs. On February 12, 2026, the U.S. Treasury Department and Internal Revenue Service released IRS Notice 2026-15, which provides additional guidance regarding the prohibited foreign entity (“PFE”) rules under the OBBBA. In particular, this notice establishes interim safe harbors for determining whether a project receives material assistance from a PFE, including guidance on calculation of the Material Assistance Cost Ratio. While this guidance reduces certain uncertainties, it is interim in nature, and further rulemaking, including a notice of proposed rulemaking and final regulations expected later in 2026, may modify or replace this framework. Such future guidance could impose more restrictive requirements or additional compliance burdens, which may increase our costs and adversely affect our ability, or our customers’ ability, to qualify for applicable tax credits. If we or our customers are unable to satisfy the PFE or related eligibility requirements, it could materially and adversely affect our revenues, results of operations, cash flows and the overall demand for our products.

The OBBBA has materially reduced the governmental incentives available to participants in the solar industry, which is likely to adversely affect the results of our operations and our ability to compete in this industry by increasing the cost of capital, causing us to increase the prices of our energy and solar energy systems and reduce the size of our addressable market. Even where incentives remain available, evolving statutory requirements and administrative guidance may create uncertainty, increase compliance costs, and delay or reduce tax credit financing, which could disrupt project timelines and harm our liquidity.

Moreover, the U.S. federal tax credits discussed above have complex legal and operational requirements, including with respect to “beginning of construction” and placed-in-service requirements. There also may be uncertainty as to how such requirements promulgated under the IRA or the OBBBA are interpreted. If Internal Revenue Service guidance regarding implementation of the IRA or the OBBBA is viewed by investors as unclear, tax credit financing may be delayed or downsized, harming our ability to secure financing for customers. Our failure to either (i) interpret the new requirements under the IRA and the OBBBA regarding among other things, timing of construction, prevailing wage, apprenticeship, domestic content, siting in an “energy community,” accurately or (ii) adequately update our supply-chain, manufacturing, installation, and record-keeping processes to meet such requirements, may result a partial or full reduction in the related U.S. federal tax benefit, and our customers, financiers and shareholders may require us to indemnify them for certain of such reductions.

We are an “emerging growth company” and a “smaller reporting company” and we cannot be certain if the reduced reporting requirements applicable to these companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act). For as long as we continue to be an emerging growth company, we intend to take advantage of exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, our financial statements may be different from companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have at least $1.235 billion in total annual gross revenues; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of our IPO.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” as defined in the Exchange Act, which generally would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including providing only two years of audited financial statements, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation our periodic reports and proxy statements, unless we are also an accelerated filer, in which case different requirements will apply.

We cannot predict if investors will find our securities less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our securities and the trading price of our securities may be more volatile.

Macroeconomic conditions in our domestic and international markets, as well as inflation concerns, instability of financial institutions, rising interest rates, and recessionary concerns may adversely affect our industry, business and financial results.

Our business depends on the overall demand for our solar energy products and on the economic health and willingness of our customers and potential customers to purchase our products and services. As a result of macroeconomic or market uncertainty, including inflation concerns, rising interest rates, recessionary concerns, and geopolitical conflicts, customers may decide to delay purchasing our products and services or not purchase at all. In addition, a number of the risks associated with our business, which are disclosed in these risk factors, may increase in likelihood, magnitude or duration, and we may face new risks that we have not yet identified.

In the past, unfavorable macroeconomic and market conditions have resulted in sustained periods of decreased demand. Macroeconomic and market conditions could be adversely affected by a variety of political, economic or other factors in the U.S. and international markets, which could, in turn, adversely affect spending levels of installers and end users and could create volatility or deteriorating conditions in the markets in which we operate. Macroeconomic uncertainty or weakness could result in:

●	reduced demand for our products as a result of constraints on spending for solar energy systems by our customers and/or a reduction in government subsidies for renewable energy investments;

●	increased price competition for our products that may adversely affect revenue, gross margin and profitability;

●	the introduction of any disadvantageous trade regulations and import duties and tariffs;

●	decreased ability to forecast operating results and make decisions about budgeting, planning and future investments;

●	decrease in the popularity of solar energy as a green energy solution;

●	business and financial difficulties faced by our suppliers or other partners, including impacts to material costs, sales, liquidity levels, ability to continue investing in their businesses, ability to import or export goods, ability to meet development commitments and manufacturing capability; and

●	increased overhead and production costs as a percentage of revenue.

Reductions in customer spending in response to unfavorable or uncertain macroeconomic and market conditions, globally or in a particular region where we operate, would adversely affect our business, results of operations and financial condition.

Existing regulations and policies, including trade policies and tariffs, and changes to these regulations and policies, including changes to trade policies and tariffs, may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services.

The market for electric generation products is heavily influenced by federal, state and local government laws, geopolitical forces (such as trade policies and tariffs), regulations and policies concerning the electric utility industry in the U.S. and abroad, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation, and trade and policy changes that make solar power less competitive with other power sources could deter investment in the research and development of alternative energy sources as well as customer purchases of solar power technology, which could in turn result in a significant reduction in the demand for our solar power products. The market for electric generation equipment is also influenced by geopolitics, trade and local content laws, policies and tariffs, regulations and policies that can discourage growth and competition in the solar industry and create economic barriers to the purchase of solar power products, thus reducing demand for our solar products. In addition, on-grid applications depend on access to the grid, which is also regulated by government entities. We anticipate that our solar power products and our installation will continue to be subject to oversight and regulation in accordance with federal, state, local and foreign regulations relating to construction, safety, environmental protection, utility interconnection and metering, trade, and related matters. It is difficult to track the requirements of individual states or local jurisdictions and design equipment to comply with the varying standards. In addition, the U.S. and European Union, among others, have imposed tariffs or are in the process of evaluating the imposition of tariffs on solar panels, solar cells, polysilicon, and potentially other components. These and any other tariffs or similar taxes or duties may increase the price of our solar products and adversely affect our cost reduction roadmap, which could harm our results of operations and financial condition. We cannot predict what actions may be taken by the United States or other countries with respect to trade policies and tariffs or with respect to other policies and incentives that impact the solar industry, or that promote other forms of energy production over the solar industry. Any new regulations or policies pertaining our solar power products may result in significant additional expenses for our customers, which could cause a significant reduction in demand for our solar power products.

We rely on net metering and related policies to offer competitive pricing to customers in many of our current markets and changes to net metering policies may significantly reduce demand for electricity from residential solar energy systems.

Net metering is one of several key policies that have enabled the growth of distributed generation solar energy systems in the U.S., providing significant value to customers for electricity generated by their residential solar energy systems but not directly consumed on-site. Net metering allows a homeowner to pay his or her local electric utility for power usage net of production from the solar energy system or other distributed generation source. Homeowners receive a credit for the energy an interconnected solar energy system generates in excess of that needed by the home to offset energy purchases from the centralized utility made at times when the solar energy system is not generating sufficient energy to meet the customer’s demand. In many markets, this credit is equal to the residential retail rate for electricity and in other markets, such as Hawaii and Nevada, the rate is less than the retail rate and may be set, for example, as a percentage of the retail rate or based upon a valuation of the excess electricity. In some states and utility territories, customers are also reimbursed by the centralized electric utility for net excess generation on a periodic basis.

Net metering programs have been subject to legislative and regulatory scrutiny in some states and territories including, but not limited to, California, New Jersey, Arizona, Nevada, Connecticut, Florida, Maine, Kentucky, Puerto Rico and Guam. These jurisdictions, by statute, regulation, administrative order or a combination thereof, have recently adopted or are considering new restrictions and additional changes to net metering programs either on a state-wide basis or within specific utility territories. Many of these measures were introduced and supported by centralized electric utilities. These measures vary by jurisdiction and may include a reduction in the rates or value of the credits customers are paid or receive for the power they deliver back to the electrical grid, caps or limits on the aggregate installed capacity of generation in a state or utility territory eligible for net metering, expiration dates for and phasing out of net metering programs, replacement of net metering programs with alternative programs that may provide less compensation and limits on the capacity size of individual distributed generation systems that can qualify for net metering. Net metering and related policies concerning distributed generation also received attention from federal legislators and regulators.

In California, the California Public Utilities Commission (“CPUC”) issued an order in 2016 retaining retail-based net metering credits for residential customers of California’s major utilities as part of Net Energy Metering 2.0 (“NEM 2.0”). Under NEM 2.0, new distributed generation customers receive the retail rate for electricity exported to the grid, less certain non-by passable fees. Customers under NEM 2.0 also are subject to interconnection charges and time-of-use rates. Existing customers who receive service under the prior net metering program, as well as new customers under the NEM 2.0 program, currently are permitted to remain covered by them on a legacy basis for a period of 20 years. On September 3, 2020, the CPUC opened a new proceeding to review its current net metering policies and to develop Net Energy Metering 3.0 (“NEM 3.0”), also referred to by the CPUC as the NEM 2.0 successor tariff. NEM 3.0 was finalized on December 15, 2022 and includes several changes from previous net metering plans. The changes instituted by NEM 3.0 impacted the amount that homeowners with solar power will be able to recuperate when selling excess energy back to the utility grid. With NEM 3.0, the value of the credits for net exports are tied to the state’s Distributed Energy Resources Avoided Cost Calculator Documentation (“ACC”). Another significant change with NEM 3.0 relates to the netting period: the time period over which the utilities measure the clean energy being imported or exported. In general, longer netting periods have typically been advantageous for solar power customers because production can offset any consumption. NEM 3.0 will instead measure energy using instantaneous netting, which means interval netting approximately every 15 minutes. This will lead to more NEM customers’ electricity registering as exports, now valued at the new, lower ACC value. Overall, the institution on NEM 3.0 has resulted in a smaller market for residential solar systems and it is not certain that market conditions will improve or that NEM 3.0 will be amended or replaced with a more solar-friendly rate structure. Other states may adopt policies similar to NEM 3.0 that cause deterioration to other residential solar markets.

Any shortage, delay or component price change from these suppliers or delays and price increases associated with the product transport logistics could result in sales and installation delays, cancellations and loss of market share.

We purchase solar panels, inverters and other system components from a number of suppliers for certain components; however, we may be susceptible to quality issues, shortages and price changes. If we fail to develop, maintain and expand relationships with existing or new suppliers, we may be unable to adequately meet anticipated demand for our solar energy systems or may only be able to offer our systems at higher costs or after delays. If one or more of the suppliers that we rely upon to meet anticipated demand ceases or reduces production, we may be unable to satisfy this demand due to an inability to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms.

In particular, there are a limited number of inverter and battery suppliers. Once we design a system for use with a particular inverter or battery, if that type of inverter or battery is not readily available at an anticipated price, we may incur additional delay and expense to redesign the system and source alternative inventory.

In addition, production of solar panels involves the use of numerous raw materials and components. Several of these have experienced periods of limited availability, particularly polysilicon, as well as indium, cadmium telluride, aluminum and copper. The manufacturing infrastructure for some of these raw materials and components has a long lead time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. The prices for these raw materials and components fluctuate depending on global market conditions and demand and we may experience rapid increases in costs or sustained periods of limited supplies.

Despite efforts to obtain components from multiple sources whenever possible, many suppliers may be single-source suppliers of certain components. If we cannot maintain long-term supply agreements or identify and qualify multiple sources for components, access to supplies at satisfactory prices, volumes and quality levels may be harmed. We may also experience delivery delays of components from suppliers in various global locations. In addition, while there are alternative suppliers and service providers that we could enter into agreements with to replace our suppliers on commercially reasonable terms, we may be unable to establish alternate supply relationships or obtain or engineer replacement components in the short term, or at all, at favorable prices or costs. Qualifying alternate suppliers or developing our own replacements for certain components may be time-consuming and costly and may force us to make modifications to our product designs.

Our need to purchase supplies globally and our continued international expansion further subjects us to risks relating to currency fluctuations. Any decline in the exchange rate of the U.S. dollar compared to the functional currency of component suppliers could increase component prices. In addition, the state of the financial markets could limit suppliers’ ability to raise capital if they are required to expand their production to meet our needs or satisfy our operating capital requirements. Changes in economic and business conditions, wars, governmental changes and other factors beyond our control or which we do not presently anticipate, could also affect suppliers’ solvency and ability to deliver components on a timely basis. Any of these shortages, delays or price changes could limit our growth, cause cancellations or adversely affect profitability and the ability to compete in the markets in which we operate effectively.

Our business substantially focuses on solar service agreements and transactions with residential customers

Our business substantially focuses on solar service agreements and transactions with residential customers. Our energy system sales to homeowners utilize power purchase agreements (“PPAs”), leases, loans and other products and services. We currently offer PPAs and leases through Goodleap, LLC, LightReach, EverBright, LLC, Dividend Solar Loan Company and other financial institutions. If we were unable to arrange new or alternative financing methods for PPAs and leases on favorable terms, our business, financial condition, results of operations, and prospects could be materially and adversely affected.

If we fail to manage operations and growth effectively, we may be unable to execute our business plan, maintain high levels of customer service or adequately address competitive challenges.

We have experienced significant growth in recent periods (including through the integration of acquired companies) as measured by our number of customers, and we intend to continue efforts to expand our business within existing and new markets. This growth (including these integration activities) has placed, and any future growth may place, a strain on management, operational and financial infrastructure. Our growth requires our management to devote a significant amount of time and effort to maintain and expand relationships with customers, dealers and other third parties, attract new customers and dealers, arrange financing for growth and manage expansion into additional markets.

In addition, our current and planned operations, personnel, information technology and other systems and procedures might need to be revised to support future growth and may require us to make additional unanticipated investments in its infrastructure. Our success and ability to further scale our business will depend, in part, on our ability to manage these changes in a cost-effective and efficient manner.

If we cannot manage operations and growth, we may be unable to meet expectations regarding growth, opportunity and financial targets, take advantage of market opportunities, execute our business strategies or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new offerings or other operational difficulties. Any failure to effectively manage our operations and growth could adversely impact our reputation, business, financial condition, cash flows and results of operations.

We have incurred losses and may be unable to achieve or sustain profitability in the future.

We have incurred net losses in the past, including a net loss from continuing operations of $44.3 million in the fiscal year ended December 28, 2025. We had an accumulated deficit of $451.5 million as of March 29, 2026. Additionally, as of March 29, 2026, we had current indebtedness of $38.0 million and long-term indebtedness, including derivative liabilities, net of current of $131.8 million. We will continue to incur net losses as spending increases to finance the expansion of operations, installation, engineering, administrative, sales and marketing staffs, spending increases on brand awareness and other sales and marketing initiatives and implement internal systems and infrastructure to support the Company’s growth. We do not know whether revenue will grow rapidly enough to absorb these costs, and our limited operating history makes it difficult to assess the extent of these expenses or their impact on results of operations. Our ability to achieve profitability depends on a number of factors, including but not limited to:

●	Growing the customer base;

●	Maintaining or further lowering the cost of capital;

●	Reducing the cost of components for our solar service offerings;

●	Growing and maintaining our sales partner network;

●	Growing our direct-to-consumer and New Homes business to scale; and

●	Reducing operating costs by lowering customer acquisition costs and optimizing our design and installation processes and supply chain logistics.

Even if we do achieve profitability, we may be unable to sustain or increase profitability in the future.

A material drop in the retail price of utility-generated electricity or electricity from other sources could adversely impact our ability to attract customers, which would harm our business, financial condition, and results of operations.

We believe a homeowner’s decision to buy solar energy from us is primarily driven by a desire to lower electricity costs. Decreases in the retail prices of electricity from utilities or other energy sources would harm our ability to offer competitive pricing and could harm its business. The price of electricity from utilities could decrease as a result of:

●	the construction of a significant number of new power generation plants, including nuclear, coal, natural gas or renewable energy technologies;

●	the construction of additional electric transmission and distribution lines;

●	a reduction in the price of natural gas or other natural resources as a result of new drilling techniques or other technological developments, a relaxation of associated regulatory standards, or broader economic or policy developments;

●	energy conservation technologies and public initiatives to reduce electricity consumption;

●	subsidies impacting electricity prices, including in connection with electricity generation and transmission; and

●	development of new energy technologies that provide less expensive energy.

A reduction in utility electricity prices would make the purchase of our solar service offerings less attractive. If the retail price of energy available from utilities were to decrease due to any of these or other reasons, we would be at a competitive disadvantage. As a result, we may be unable to attract new homeowners and growth would be limited.

We face competition from both traditional energy companies and renewable energy companies.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large utilities. Our primary competitors are the traditional utilities that supply energy to potential customers. We compete with these utilities primarily based on price, predictability of price and the ease by which customers can switch to electricity generated by our solar energy systems. If we cannot offer compelling value to its customers based on these factors, then our business will not grow. Utilities generally have substantially greater financial, technical, operational and other resources than us. As a result of their greater size, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Utilities could also offer other value added products and services that could help them compete with us even if the cost of electricity they offer is higher than ours. In addition, utilities’ diversified generation portfolios which may allow utilities to sell electricity more cheaply than electricity generated by our solar energy systems.

Our growth strategy depends on the widespread adoption of solar power technology.

The distributed residential solar energy market is at a relatively early stage of development compared to fossil fuel-based electricity generation. If additional demand for distributed residential solar energy systems fails to develop sufficiently or takes longer to develop than we anticipate, the Company may be unable to originate additional solar service agreements and related solar energy systems and energy storage systems to grow the business. In addition, demand for solar energy systems and energy storage systems in our targeted markets may not develop to the extent it anticipates. As a result, we may need to successfully broaden our customer base through origination of solar service agreements and related solar energy systems and energy storage systems within its current markets or in new markets we may enter.

Many factors may affect the demand for solar energy systems, including, but not limited to, the following:

●	availability, substance and magnitude of solar support programs including government targets, subsidies, incentives, renewable portfolio standards and residential net metering rules;

●	the relative pricing of other conventional and non-renewable energy sources, such as natural gas, coal, oil and other fossil fuels, wind, utility-scale solar, nuclear, geothermal and biomass;

●	performance, reliability and availability of energy generated by solar energy systems compared to conventional and other non-solar renewable energy sources;

●	availability and performance of energy storage technology, the ability to implement such technology for use in conjunction with solar energy systems and the cost competitiveness such technology provides to customers as compared to costs for those customers reliant on the conventional electrical grid; and

●	general economic conditions and the level of interest rates.

The residential solar energy industry is constantly evolving, which makes it difficult to evaluate our prospects. We cannot be certain if historical growth rates reflect future opportunities or its anticipated growth will be realized. The failure of distributed residential solar energy to achieve, or its being significantly delayed in achieving, widespread adoption could have a material adverse effect on our business, financial condition and results of operations.

Our business could be adversely affected by seasonal trends, poor weather, labor shortages, and construction cycles.

Our business is subject to significant industry-specific seasonal fluctuations. In the U.S., many customers make purchasing decisions towards the end of the year in order to take advantage of tax credits and residential solar sales tend to decline during the winter months. In addition, sales in the new home development market are often tied to construction market demands, which tend to follow national trends in construction, including declining sales during cold weather months.

Natural disasters, terrorist activities, political unrest, economic volatility, and other outbreaks could disrupt our delivery and operations, which could materially and adversely affect our business, financial condition, and results of operations.

Global pandemics or fear of spread of contagious diseases, such as Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, avian flu and monkeypox, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict operations and services, incur significant costs to protect its employees and facilities, or result in regional or global economic distress, which may materially and adversely affect business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, future disruptions in access to bank deposits or lending commitments due to bank failures and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. On February 24, 2022, the Russian Federation launched an invasion of Ukraine that has had an immediate impact on the global economy resulting in higher energy prices and higher prices for certain raw materials and goods and services which in turn is contributing to higher inflation in the U.S. and other countries across the globe with significant disruption to financial markets. Any one or more of these events may impede our operation and delivery efforts and adversely affect sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations. We cannot predict the full effects the supply chain constraints will have on our business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties.

We are exposed to the credit risk of customers and our finance partners, and payment delinquencies on accounts receivables.

Defaults by customers and the financial institutions that fund some of our customers’ solar systems have not been material to date, but we expect that the risk of customer defaults or financial partner defaults may increase as we grow our business. For example, Sunnova Energy International, Inc. (“Sunnova”), a major provider of financing for solar systems, announced that substantial doubt exists regarding its ability to continue as a going concern. While the Company does not use Sunnova for any of its customer financing, if any of our financing partners experience liquidity concerns or stop funding projects, we may incur significant losses or project delays. If any of our customers are unable to make milestone payments on systems purchased in cash, our revenue and costs could be adversely affected. If economic conditions worsen, certain of our customers or finance partners may face liquidity concerns and may be unable to satisfy their payment obligations to us on a timely basis or at all, which could have a material adverse effect on our financial condition and results of operations.

We may not realize the anticipated benefits of past or future acquisitions, including the transactions under the asset purchase agreement with the SunPower Debtors, the Sunder Acquisition, the Ambia Acquisition and the Cobalt Acquisition and integration of these acquisitions may disrupt our business.

In November 2022, we acquired The Solaria Corporation (“Solaria”), after which Complete Solar was renamed “Complete Solaria, Inc.” In October 2023, we subsequently sold solar panel assets of Solaria, including intellectual property and customer contracts, to Maxeon Solar Technologies, Ltd., which resulted in an impairment loss of $147.5 million and loss on disposal of $1.8 million. On September 30, 2024, we completed the acquisition of the Acquired SunPower Assets under the APA with the SunPower Debtors, which resulted in our acquisition of the SunPower Businesses and a significant expansion of our business operations and headcount. On September 21, 2025, we entered into an agreement to acquire Sunder and completed the Sunder Acquisition effective September 24, 2025. On November 21, 2025, we entered into an agreement to acquire Ambia and completed the Ambia Acquisition on November 21, 2025. We completed the acquisition of Cobalt on February 2, 2026. In the future, we may acquire additional companies, project pipelines, products, or technologies, or enter into joint ventures or other strategic initiatives. Our ability as an organization to integrate acquisitions is unproven. We may not realize the anticipated benefits of our acquisitions or any other future acquisition or the acquisition may be viewed negatively by customers, financial markets or investors.

Any acquisition has numerous risks, including, but not limited to, the following:

●	difficulty in assimilating the operations and personnel of the acquired company;

●	difficulty in effectively integrating the acquired technologies or products with current products and technologies;

●	difficulty in maintaining controls, procedures and policies during the transition and integration;

●	disruption of ongoing business and distraction of management and employees from other opportunities and challenges due to integration issues;

●	difficulty integrating the acquired company’s accounting, management information and other administrative systems;

●	inability to retain key technical and managerial personnel of the acquired business;

●	inability to retain key customers, vendors, and other business partners of the acquired business;

●	inability to achieve the financial and strategic goals for the acquired and combined businesses;

●	incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact operating results;

●	failure of due diligence processes to identify significant issues with product quality, legal and financial liabilities, among other things;

●	inability to assert that internal controls over financial reporting are effective; and

●	inability to obtain, or obtain in a timely manner, approvals from governmental authorities, which could delay or prevent such acquisitions.

●	inability to rebuild trust with home builders due to the bankruptcy of the SunPower Debtors.

●	inability to obtain advantageous financing arrangements with financiers in order to pass the saving on to customers.

We may be required to file claims against other parties for infringing its intellectual property that may be costly and may not be resolved in its favor.

To protect our intellectual property rights and to maintain competitive advantage, we have filed, and may continue to file, suits against parties we believe infringe or misappropriate our intellectual property. Intellectual property litigation is expensive and time-consuming, could divert management’s attention from our business, and could have a material adverse effect on our business, operating results, or financial condition, and our enforcement efforts may not be successful. In addition, the validity of our patents may be challenged in such litigation. Our participation in intellectual property enforcement actions may negatively impact our financial results.

Developments in technology or improvements in distributed solar energy generation and related technologies or components may materially adversely affect demand for our offerings.

Significant developments in technology, such as advances in distributed solar power generation, energy storage solutions such as batteries, energy storage management systems, the widespread use or adoption of fuel cells for residential or commercial properties or improvements in other forms of distributed or centralized power production may materially and adversely affect demand for our offerings and otherwise affect our business. Future technological advancements may result in reduced prices to consumers or more efficient solar energy systems than those available today, either of which may result in current customer dissatisfaction. We may not be able to adopt these new technologies as quickly as its competitors or on a cost-effective basis.

Additionally, recent technological advancements may impact our business in ways not currently anticipated. Any failure by us to adopt or have access to new or enhanced technologies or processes, or to react to changes in existing technologies, could result in product obsolescence or the loss of competitiveness of and decreased consumer interest in its solar energy services, which could have a material adverse effect on its business, financial condition and results of operations.

Our business is subject to complex and evolving data protection laws. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, increased cost of operations or otherwise harm its business.

Consumer personal privacy and data security have become significant issues and the subject of rapidly evolving regulation in the U.S. Furthermore, federal, state and local government bodies or agencies have in the past adopted, and may in the future adopt, more laws and regulations affecting data privacy. For example, the state of California enacted the California Consumer Privacy Act of 2018 (“CCPA”) and California voters recently approved the California Privacy Rights Act (“CPRA”). The CCPA creates individual privacy rights for consumers and places increased privacy and security obligations on entities handling the personal data of consumers or households. The CCPA went into effect in January 2020 and it requires covered companies to provide new disclosures to California consumers, provides such consumers, business-to-business contacts and employees new ways to opt-out of certain sales of personal information, and allows for a new private right of action for data breaches. The CPRA modifies the CCPA and imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. The CCPA and the CPRA may significantly impact the Company’s business activities and require substantial compliance costs that adversely affect its business, operating results, prospects and financial condition. To date, we have not experienced substantial compliance costs in connection with fulfilling the requirements under the CCPA or CPRA. However, we cannot be certain that compliance costs will not increase in the future with respect to the CCPA and CPRA or any other recently passed consumer privacy regulation.

Outside the U.S., an increasing number of laws, regulations, and industry standards may govern data privacy and security. For example, the European Union’s General Data Protection Regulation (“EU GDPR”) and the United Kingdom’s GDPR (“UK GDPR”) impose strict requirements for processing personal data. Under the EU GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. Non-compliance with the UK GDPR may result in substantially similar adverse consequences to those in relation to the EU GDPR, including monetary penalties of up to £17.5 million or 4% of worldwide revenue, whichever is higher.

In addition, we may be unable to transfer personal data from Europe and other jurisdictions to the U.S. or other countries due to data localization requirements or limitations on cross-border data flows. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (“EEA”) and the United Kingdom have significantly restricted the transfer of personal data to the U.S. and other countries whose privacy laws it believes are not adequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross- border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the U.S. in compliance with law, such as the EEA and UK’s standard contractual clauses, these mechanisms are subject to legal challenges, and there is no assurance that the Company can satisfy or rely on these measures to lawfully transfer personal data to the U.S. If there is no lawful manner for us to transfer personal data from the EEA, the UK, or other jurisdictions to the U.S., or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences, including the interruption or degradation of its operations, the need to relocate part of or all of its business or data processing activities to other jurisdictions at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against its processing or transferring of personal data necessary to operate its business. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers out of Europe for allegedly violating the EU GDPR’s cross-border data transfer limitations.

Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations and policies, could result in additional cost and liability to us damage our reputation, inhibit sales and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to our business may limit the use and adoption of, and reduce the overall demand for, its solutions. If we are not able to adjust to changing laws, regulations and standards related to privacy or security, our business may be harmed.

Any unauthorized access to or disclosure or theft of personal information we gather, store or use could harm our reputation and subject us to claims or litigation.

We receive, store and use personal information of customers, including names, addresses, e-mail addresses, and other housing and energy use information. We also store information of dealers, including employee, financial and operational information. We rely on the availability of data collected from customers and dealers in order to manage our business and market our offerings. We take certain steps in an effort to protect the security, integrity and confidentiality of the personal information collected, stored or transmitted, but there is no guarantee inadvertent or unauthorized use or disclosure will not occur or third parties will not gain unauthorized access to this information despite our efforts. Although we take precautions to provide for disaster recovery, our ability to recover systems or data may be expensive and may interfere with normal operations. Also, although we obtain assurances from such third parties that they will use reasonable safeguards to secure their systems, we may be adversely affected by unavailability of their systems or unauthorized use or disclosure or its data maintained in such systems. Because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, our suppliers or vendors and our dealers may be unable to anticipate these techniques or to implement adequate preventative or mitigation measures.

Cyberattacks in particular are becoming more sophisticated and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in critical systems, disruption of customers’ operations, loss or damage to data delivery systems, unauthorized release of confidential or otherwise protected information, corruption of data and increased costs to prevent, respond to or mitigate cybersecurity events. In addition, certain cyber incidents, such as advanced persistent threats, may remain undetected for an extended period.

Unauthorized use, disclosure of or access to any personal information maintained by us or on the behalf of us, whether through breach of our systems, breach of the systems of our suppliers, vendors or dealers by an unauthorized party or through employee or contractor error, theft or misuse or otherwise, could harm our business. If any such unauthorized use, disclosure of or access to such personal information were to occur, our operations could be seriously disrupted and we could be subject to demands, claims and litigation by private parties and investigations, related actions and penalties by regulatory authorities.

In addition, we could incur significant costs in notifying affected persons and entities and otherwise complying with the multitude of federal, state and local laws and regulations relating to the unauthorized access to, use of or disclosure of personal information. Finally, any perceived or actual unauthorized access to, use of or disclosure of such information could harm our reputation, substantially impair our business, financial condition and results of operations. While we currently maintain cybersecurity insurance, such insurance may not be sufficient to cover against claims, and we cannot be certain that cyber insurance will continue to be available on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim.

If we fail to comply with laws and regulations relating to interactions by the Company or its dealers with current or prospective residential customers, it could result in negative publicity, claims, investigations and litigation and adversely affect financial performance.

Our business substantially focuses on home improvement contracts for the installation of solar systems for residential customers. We offer leases, loans and other products and services directly to consumers and through sales partners in our dealer networks, who utilize sales people employed by or engaged as third-party service providers of such contractors. We and our dealers must comply with numerous federal, state and local laws and regulations that govern matters relating to interactions with residential consumers, including those pertaining to consumer protection, marketing and sales, privacy and data security, consumer financial and credit transactions, mortgages and refinancings, home improvement contracts, warranties and various means of customer solicitation, including under the laws described below in “As sales to residential customers have grown, we have increasingly become subject to substantial financing and consumer protection laws and regulations.” These laws and regulations are dynamic and subject to potentially differing interpretations and various federal, state and local legislative and regulatory bodies may initiate investigations, expand current laws or regulations, or enact new laws and regulations regarding these matters. Changes in these laws or regulations or their interpretation could dramatically affect how we and our dealers do business, acquire customers and manage and use information collected from and about current and prospective customers and the costs associated therewith. We and our dealers strive to comply with all applicable laws and regulations relating to interactions with residential customers. It is possible, however, that these requirements may be interpreted and applied in a manner inconsistent from one jurisdiction to another and may conflict with other rules or our practices or the practices of our dealers.

Although we require dealers to meet consumer compliance requirements, we do not control dealers and their suppliers or their business practices. Accordingly, we cannot guarantee they follow ethical business practices such as fair wage practices and compliance with environmental, safety and other local laws. A lack of demonstrated compliance could lead us to seek alternative dealers or suppliers, which could increase costs and have a negative effect on business and prospects for growth. Violation of labor or other laws by our dealers or suppliers or the divergence of a dealer or supplier’s labor or other practices from those generally accepted as ethical in the U.S. or other markets in which the Company does or intends to do business could also attract negative publicity and harm the business.

From time to time, we have been included in lawsuits brought by the consumer customers of certain contractors in our networks, citing claims based on the sales practices of these contractors. We cannot be sure that a court of law would not determine that we are liable for the actions of the contractors in our networks or that a regulator or state attorney general’s office may hold us accountable for violations of consumer protection or other applicable laws by. Our risk mitigation processes may not be sufficient to mitigate financial harm associated with violations of applicable law by our contractors or ensure that any such contractor is able to satisfy its indemnification obligations to us. Any significant judgment against us could expose it to broader liabilities, a need to adjust our distribution channels for products and services or otherwise change our business model and could adversely impact the business.

We may be unsuccessful in introducing new services and product offerings.

We intend to introduce new offerings of services and products to both new and existing customers in the future, including home automation products and additional home technology solutions. We may be unsuccessful in significantly broadening our customer base through the addition of these services and products within current markets or in new markets the Company may enter. Additionally, we may not be successful in generating substantial revenue from any additional services and products introduced in the future and may decline to initiate new product and service offerings.

Damage to our brand and reputation or change or loss of use of our brand could harm our business and results of operations.

We depend significantly on our reputation for high-quality products, excellent customer service and the brand name “SunPower” to attract new customers and grow our business. If we fail to continue to deliver solar energy systems or energy storage systems within the planned timelines, if our offerings do not perform as anticipated or if we damage any of our customers’ properties or delays or cancels projects, our brand and reputation could be significantly impaired. Future technological improvements may allow the company to offer lower prices or offer new technology to new customers; however, technical limitations in our current solar energy systems and energy storage systems may prevent us from offering such lower prices or new technology to existing customers.

In addition, given the sheer number of interactions our personnel or dealers operating on our behalf have with customers and potential customers, it is inevitable that some customers’ and potential customers’ interactions with us or dealers operating on our behalf will be perceived as less than satisfactory. This has led to instances of customer complaints, some of which have affected our digital footprint on rating websites and social media platforms. If we cannot manage hiring and training processes to avoid or minimize these issues to the extent possible, our reputation may be harmed and our ability to attract new customers would suffer.

In addition, if we were to no longer use, lose the right to continue to use or if others use the “SunPower” brand, we could lose recognition in the marketplace among customers, suppliers and dealers, which could affect our business, financial condition, results of operations and would require financial and other investment and management attention in new branding, which may not be as successful.

Our success depends on the continuing contributions of key personnel, including Thurman J. Rodgers. If we are unable to attract and retain key employees and qualified personnel, our business and prospects could be harmed.

We rely heavily on the services of our key executive officers and other key employees, in particular Thurman J. Rodgers, and the loss of services of any principal member of the management team or other key employees could adversely affect our operations. There have been, and from time to time there may continue to be, changes in our management team resulting from the hiring or departure of executives and key employees, or the transition of executives within our business, which could disrupt our business. For example, during 2024, 2025 and early 2026, we had turnover in key positions, including our Chief Executive Officer and our Chief Financial Officer. As a result of the SunPower Acquisition, the Sunder Acquisition, the Ambia Acquisition and the Cobalt Acquisition, we also appointed new employees to key positions and restructured our management reporting lines. Such changes in our executive management team or workforce may be disruptive to our business, divert management’s attention, result in a loss of knowledge and negatively impact employee morale. If we encounter further turnover or difficulties associated with the transition or departure of our executive officers and key employees, or if we are unsuccessful in recruiting new personnel or in retaining and motivating existing personnel, our operations may be disrupted, which could harm our business.

We are investing significant resources in developing new members of management as we complete our restructuring and strategic transformation, including as a result of the SunPower Acquisition. We also anticipate that over time we will need to hire a number of highly skilled technical, sales, marketing, administrative, and accounting personnel. The competition for qualified personnel is intense in this industry. We may not be successful in attracting and retaining sufficient numbers of qualified personnel to support its anticipated growth. We cannot guarantee that any employee will remain employed with us for any definite period of time since all employees, including key executive officers, serve at-will and may terminate their employment at any time for any reason.

Labor is subject to external factors that are beyond our control, including our industry’s highly competitive market for skilled workers and leaders, cost inflation, and workforce participation rates. As we build our brand and become more well known and grow globally, there is increased risk that competitors or other companies will seek to hire our personnel. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm our business and prospects.

If we or our dealers or suppliers fail to hire and retain sufficient employees and service providers in key functions, our growth and ability to timely complete customer projects and successfully manage customer accounts would be constrained.

To support growth, we and our dealers need to hire, train, deploy, manage and retain a substantial number of skilled employees, engineers, installers, electricians and sales and project finance specialists. Competition for qualified personnel in this industry has increased substantially, particularly for skilled personnel involved in the installation of solar energy systems. We and our dealers also compete with the homebuilding and construction industries for skilled labor. These industries are cyclical and when participants in these industries seek to hire additional workers, it puts upward pressure on us and our dealers’ labor costs. Companies with whom our dealers compete to hire installers may offer compensation or incentive plans that certain installers may view as more favorable. As a result, our dealers may be unable to attract or retain qualified and skilled installation personnel. The further unionization of the industry’s labor force or the homebuilding and construction industries’ labor forces could also increase our dealers’ labor costs.

Shortages of skilled labor could significantly delay a project or otherwise increase dealers’ costs. Further, we need to continue to increase the training of the customer service team to provide high-end account management and service to homeowners before, during and following the point of installation of its solar energy systems. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. It can take several months before a new customer service team member is fully trained and productive at the standards established by us. If we are unable to hire, develop and retain talented customer service or other personnel, we may not be able to grow our business.

Our operating results and ability to grow may fluctuate from quarter to quarter and year to year, which could make future performance difficult to predict and could cause operating results for a particular period to fall below expectations.

Our quarterly and annual operating results and its ability to grow are difficult to predict and may fluctuate significantly. We have experienced seasonal and quarterly fluctuations in the past and expect to experience such fluctuations in the future. In addition to the other risks described in this “Risk Factors” section, the following factors could cause operating results to fluctuate:

●	expiration or initiation of any governmental rebates or incentives;

●	significant fluctuations in customer demand for our solar energy services, solar energy systems and energy storage systems;

●	our dealers’ ability to complete installations in a timely manner;

●	our and our dealers’ ability to gain interconnection permission for an installed solar energy system from the relevant utility;

●	the availability, terms and costs of suitable financing;

●	the amount, timing of sales and potential decreases in value of Solar Renewable Energy Certificates;

●	our ability to continue to expand its operations and the amount and timing of expenditures related to this expansion;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

●	changes in our pricing policies or terms or those of competitors, including centralized electric utilities;

●	actual or anticipated developments in competitors’ businesses, technology or the competitive landscape; and

●	natural disasters or other weather or meteorological conditions.

For these or other reasons, the results of any prior quarterly or annual periods should not be relied upon as indications of our future performance.

Our ability to obtain insurance on the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events or company-specific events, as well as the financial condition of insurers.

Our insurance policies cover legal and contractual liabilities arising out of bodily injury, personal injury or property damage to third parties and are subject to policy limits.

However, such policies do not cover all potential losses and coverage is not always available in the insurance market on commercially reasonable terms. In addition, we may have disagreements with insurers on the amount of recoverable damages and the insurance proceeds received for any loss of, or any damage to, any of our assets may be claimed by lenders under financing arrangements or otherwise may not be sufficient to restore the loss or damage without a negative impact on its results of operations. Furthermore, the receipt of insurance proceeds may be delayed, requiring us to use cash or incur financing costs in the interim. To the extent our experiences covered losses under its insurance policies, the limit of our coverage for potential losses may be decreased or the insurance rates it has to pay increased. Furthermore, the losses insured through commercial insurance are subject to the credit risk of those insurance companies. While we believe our commercial insurance providers are currently creditworthy, we cannot assure such insurance companies will remain so in the future.

We may not be able to maintain or obtain insurance of the type and amount desired at reasonable rates. The insurance coverage obtained may contain large deductibles or fail to cover certain risks or all potential losses. In addition, our insurance policies are subject to annual review by insurers and may not be renewed on similar or favorable terms, including coverage, deductibles or premiums, or at all. If a significant accident or event occurs for which we are not fully insured or the Company suffers losses due to one or more of its insurance carriers defaulting on their obligations or contesting their coverage obligations, it could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to breaches of our information technology systems, which could lead to disclosure of internal information, damage to our reputation or relationships with dealers, suppliers, and customers, and disrupt access to online services. Such breaches could subject us to significant reputational, financial, legal, and operational consequences.

Our business requires the use and storage of confidential and proprietary information, intellectual property, commercial banking information, personal information concerning customers, employees, and business partners, and corporate information concerning internal processes and business functions. Malicious attacks to gain access to such information affects many companies across various industries, including ours.

Where appropriate, we use encryption and authentication technologies to secure the transmission and storage of data. These security measures may be compromised as a result of third-party security breaches, employee error, malfeasance, faulty password management, or other irregularity or malicious effort, and result in persons obtaining unauthorized access to data.

We devote resources to network security, data encryption, and other security measures to protect our systems and data, but these security measures cannot provide absolute security. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, target end users through phishing and other malicious techniques, and/or may be difficult to detect for long periods of time, we may be unable to anticipate these techniques or implement adequate preventative measures. As a result, we may experience a breach of our systems in the future that reduces our ability to protect sensitive data. In addition, hardware, software, or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to our systems or facilities through fraud, trickery or other forms of deceiving team members, contractors and temporary staff. If we experience, or are perceived to have experienced, a significant data security breach, fail to detect and appropriately respond to a significant data security breach, or fail to implement disclosure controls and procedures that provide for timely disclosure of data security breaches deemed material to our business, including corrections or updates to previous disclosures, we could be exposed to a risk of loss, increased insurance costs, remediation and prospective prevention costs, damage to our reputation and brand, litigation and possible liability, or government enforcement actions, any of which could detrimentally affect our business, results of operations, and financial condition.

We may also share information with contractors and third-party providers to conduct business. While we generally review and typically request or require such contractors and third-party providers to implement security measures, such as encryption and authentication technologies to secure the transmission and storage of data, those third-party providers may experience a significant data security breach, which may also detrimentally affect our business, results of operations, and financial condition as discussed above. See also under this section, “We may be required to file claims against other parties for infringing its intellectual property that may be costly and may not be resolved in our favor.” We rely substantially upon trade secret laws and contractual restrictions to protect our proprietary rights, and, if these rights are not sufficiently protected, our ability to compete and generate revenue could suffer.

As sales to residential customers have grown, we have increasingly become subject to consumer protection laws and regulations.

As we continue to seek to expand our retail customer base, our activities with customers are subject to consumer protection laws that may not be applicable to other businesses, such as federal truth-in-lending, consumer leasing, telephone and digital marketing, and equal credit opportunity laws and regulations, as well as state and local finance laws and regulations. Claims arising out of actual or alleged violations of law may be asserted against us by individuals or governmental entities and may expose the Company to significant damages or other penalties, including fines. In addition, our affiliations with third-party dealers may subject the Company to alleged liability in connection with actual or alleged violations of law by such dealers, whether or not actually attributable to us, which may expose us to significant damages and penalties, and we may incur substantial expenses in defending against legal actions related to third-party dealers, whether or not ultimately found liable.

The competitive environment in which we operate often requires the undertaking of customer obligations, which may turn out to be costlier than anticipated and, in turn, materially and adversely affect our business, results of operations and financial condition.

We are often required, at the request of our end customer, to undertake certain obligations such as:

●	system output performance warranties; and

●	system maintenance.

Such customer obligations involve complex accounting analyses and judgments regarding the timing of revenue and expense recognition, and in certain situations these factors may require us to defer revenue or profit recognition until projects are completed or until contingencies are resolved, which could adversely affect revenues and profits in a particular period.

We are subject to risks associated with construction, cost overruns, delays, regulatory compliance and other contingencies, any of which could have a material adverse effect on its business and results of operations.

We are a licensed contractor in certain communities that we service and are ultimately responsible as the contracting party for every solar energy system installation. A significant portion of our business depends on obtaining and maintaining required licenses in various jurisdictions. All such licenses are subject to audit by the relevant government agency. Our failure to obtain or maintain required licenses could result in the termination of certain of our contracts. For example, we hold a license with California’s Contractors State License Board (the “CSLB”) and that license is currently under probation with the CSLB. If we fail to comply with the CSLB’s law and regulations, it could result in termination of certain of our contracts, monetary penalties, extension of the license probation period or revocation of its license in California. In addition, we may be liable, either directly or through its solar partners, to homeowners for any damage we cause to them, their home, belongings or property during the installation of our systems. For example, we either directly or through its solar partners, frequently penetrate homeowners’ roofs during the installation process and may incur liability for the failure to adequately weatherproof such penetrations following the completion of construction. In addition, because the solar energy systems we or our solar partners deploy are high voltage energy systems, we may incur liability for failing to comply with electrical standards and manufacturer recommendations.

Further, we or our installation partners may face construction delays or cost overruns, which may adversely affect our or our sales partners’ ability to ramp up the volume of installation in accordance with our plans. Such delays or overruns may occur as a result of a variety of factors, such as labor shortages, defects in materials and workmanship, adverse weather conditions, transportation constraints, construction change orders, site changes, labor issues and other unforeseen difficulties, any of which could lead to increased cancellation rates, reputational harm and other adverse effects.

In addition, the installation of solar energy systems, energy storage systems, and other energy-related products requiring building modifications are subject to oversight and regulation in accordance with national, state, and local laws and ordinances relating to building, fire, and electrical codes, safety, environmental protection, utility interconnection and metering, and related matters. We also rely on certain employees to maintain professional licenses in many of the jurisdictions in which we operate, and the failure to employ properly licensed personnel could adversely affect our licensing status in those jurisdictions. It is difficult and costly to track the requirements of every individual authority having jurisdiction over our installations and to design solar energy systems to comply with these varying standards. Any new government regulations or utility policies pertaining to our systems may result in significant additional expenses to homeowners and us and, as a result, could cause a significant reduction in demand for solar service offerings.

While we have a variety of stringent quality standards that the Company applies in the selection of its solar partners, we do not control our suppliers and solar partners or their business practices. Accordingly, we cannot guarantee that they follow our standards or ethical business practices, such as fair wage practices and compliance with environmental, safety and other local laws. A lack of demonstrated compliance could lead us to seek alternative suppliers or contractors, which could increase costs and result in delayed delivery or installation of our products, product shortages or other disruptions of its operations. Violation of labor or other laws by our suppliers and solar partners or the divergence of a supplier’s or solar partners’ labor or other practices from those generally accepted as ethical in the U.S. or other markets in which we do business could also attract negative publicity and harm our business, brand and reputation in the market.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant penalties, operational delays and adverse publicity.

The installation and ongoing operations and maintenance of solar energy systems and energy storage systems requires individuals hired by us, our dealers, or third-party contractors, potentially including employees, to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of the installation process requires these individuals to work in locations that may contain potentially dangerous levels of asbestos, lead, mold or other materials known or believed to be hazardous to human health. There is substantial risk of serious injury or death if proper safety procedures are not followed. Our operations are subject to regulation by the Occupational Safety and Health Administration (“OSHA”) and the Department of Transportation (“DOT”) and equivalent state and local laws. Changes to OSHA or DOT requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable OSHA or DOT regulations, even if no work-related serious injury or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures or suspend or limit operations. Because individuals hired by us or on our behalf to perform installation and ongoing operations and maintenance of the Company’s solar energy systems and energy storage systems, including its dealers and third-party contractors, are compensated on a per project basis, they are incentivized to work more quickly than installers compensated on an hourly basis. While we have not experienced a high level of injuries to date, this incentive structure may result in higher injury rates than others in the industry and could accordingly expose the Company to increased liability. Individuals hired by or on behalf of us may have workplace accidents and receive citations from OSHA regulators for alleged safety violations, resulting in fines. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage its reputation and competitive position and adversely affect the business.

Our business has benefited from the declining cost of solar energy system components, but it may be harmed if the cost of such components stabilizes or increases in the future.

Our business has benefited from the declining cost of solar energy system components and to the extent such costs stabilize, decline at a slower rate or increase, our future growth rate may be negatively impacted. The declining cost of solar energy system components and the raw materials necessary to manufacture them has been a key driver in the price of our solar energy systems, and the prices charged for electricity and customer adoption of solar energy. Solar energy system component and raw material prices may not continue to decline at the same rate as they have over the past several years or at all. In addition, growth in the solar industry and the resulting increase in demand for solar energy system components and the raw materials necessary to manufacture them may also put upward pressure on prices. An increase of solar energy system components and raw materials prices could slow growth and cause business and results of operations to suffer. Further, the cost of solar energy system components and raw materials has increased and could increase in the future due to tariff penalties, duties, the loss of or changes in economic governmental incentives or other factors.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

It is possible our solar energy systems or energy storage systems could injure customers or other third parties or our solar energy systems or energy storage systems could cause property damage as a result of product malfunctions, defects, improper installation, fire or other causes. Any product liability claim we face could be expensive to defend and may divert management’s attention. The successful assertion of product liability claims against us could result in potentially significant monetary damages, potential increases in insurance expenses, penalties or fines, subject the Company to adverse publicity, damage our reputation and competitive position and adversely affect sales of solar energy systems or energy storage systems. In addition, product liability claims, injuries, defects or other problems experienced by other companies in the residential solar industry could lead to unfavorable market conditions to the industry as a whole and may have an adverse effect on our ability to expand its portfolio of solar service agreements and related solar energy systems and energy storage systems, thus affecting our business, financial condition and results of operations.

Our warranty costs may exceed the warranty reserve.

We provide warranties that cover parts performance and labor to purchasers of our solar modules. We also have legacy warranty and performance obligations from our former business manufacturing solar panels. We maintain a warranty reserve on our financial statements, and our warranty claims may exceed the warranty reserve. Any significant warranty expenses could adversely affect our financial condition and results of operations. Significant warranty problems could impair our reputation which could result in lower revenue and a lower gross margin.

We are subject to legal proceedings and regulatory inquiries and may be named in additional claims or legal proceedings or become involved in regulatory inquiries, all of which are costly, distracting to our core business and could result in an unfavorable outcome or harm our business, financial condition, results of operations or the trading price for our securities.

We are involved in claims and legal proceedings that arise from normal business activities. In addition, from time to time, third parties have asserted and may in the future assert claims against us. We evaluate all claims, lawsuits and investigations with respect to their potential merits, our potential defenses and counter claims, settlement or litigation potential and the expected effect on us. In the event that we are involved in significant disputes, including the legal claims noted below, or are the subject of a formal action by a regulatory agency, we could be exposed to costly and time-consuming legal proceedings that could result in any number of outcomes. Although outcomes of such actions vary, any claims, proceedings or regulatory actions initiated by or against us whether successful or not, could result in expensive costs of defense, costly damage awards, injunctive relief, increased costs of business, fines or orders to change certain business practices, significant dedication of management time, diversion of significant operational resources or some other harm to the business. In any of these cases, our business, financial condition or results of operations could be negatively impacted. We make a provision for a liability relating to legal matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Depending on the nature and timing of any such controversy, an unfavorable resolution of a matter could materially affect our future business, financial condition or results of operations, or all of the foregoing, in a particular quarter.

See “Note 12 - Commitments and Contingencies” in the notes to consolidated financial statements included elsewhere in this prospectus for a further discussion of the legal claims summarized therein.

In addition to the other information provided in Note 12, on February 22, 2024, the court in the case issued an order against certain subsidiaries of the Company which awarded Siemens approximately $6.9 million. On March 15, 2024, Siemens filed a motion seeking to recover $2.67 million for attorneys’ fees, expenses, and pre-and post-judgment interest. The Company opposed Siemens’ motion for attorneys’ fees, expenses, and pre- and post-judgment interest on April 5, 2024. On June 17, 2024, the court entered a final order which awarded Siemens a total of $2.0 million in attorneys’ fees and costs. We have appealed these judgments. On August 19, 2024, Siemens applied for the enforcement to a sister state judgment in the Superior Court of Alameda, California and the court entered a judgement in favor of Siemens. On December 9, 2024, Siemens moved to amend the judgment to add the Company as a judgement debtor. Our subsidiaries opposed the Siemens motion. The court heard the motion by submission on April 3, 2025, but has not yet issued a ruling. The Company recognized $6.9 million as a legal loss related to this litigation in 2023, and in 2024, the Company recorded an additional accrual for $2.0 million for attorneys’ fees, expenses, and pre-judgment interest, in accrued expenses and other current liabilities within its consolidated balance sheet as of December 29, 2024. This legal loss was recognized in fiscal 2024 in loss from discontinued operations, net of tax on the consolidated statements of operations and comprehensive loss. The Company had liability of $6.9 million recorded as a legal loss related to this litigation, excluding amounts for attorneys’ fees and costs, in accrued expenses and other current liabilities within its consolidated balance sheet at December 29, 2024. On December 4, 2025, the Company entered into a Settlement Agreement with Siemens Government Technologies, Inc. and Siemens Industry, Inc. to resolve a case in the Circuit Court of Fairfax County, Virginia and other related cases as well as to resolve potential claims related to Siemens’ Atwater Wastewater Treatment Plant. In exchange for full releases, the Company has agreed to pay Siemens $9.5 million as follows: $4.75 million was payable prior to April 30, 2026 and a payment of $2.375 million is due on each of September 30, 2026 and December 31, 2026. If the Company successfully engages in one or more financing transactions with $5.0 million or more after the Company’s issuances of the 10.0% convertible senior secured notes due 2029, any remaining payments to Siemens (if any) will become immediately due and payable. The settlement payment to Siemens is secured by a first-priority continuing security interest in $9.5 million of Company collateral. This security interest is reduced on a one-to-one basis as the settlement payments are made.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified directors and officers.

We face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time- consuming. A number of those requirements will require us to carry out activities we had not done previously.

If any issues in complying with those requirements are identified (for example, if we or the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the SunPower Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our ability to use net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history and do not expect to become profitable in the near future and may never achieve profitability. Under current U.S. federal income tax law, unused losses for the tax year ended December 31, 2017 and prior tax years will carry forward to offset future taxable income, if any, until such unused losses expire, and unused federal losses generated after December 31, 2017 will not expire and may be carried forward indefinitely but will be only deductible to the extent of 80% of current year taxable income in any given year. Many states have similar laws.

In addition, both current and future unused net operating loss (“NOL”) carryforwards and other tax attributes may be subject to limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in equity ownership by certain stockholders over a three-year period. The Business Combination may have resulted in an ownership change for us and, accordingly, our NOL carryforwards and certain other tax attributes may be subject to limitations (or disallowance) on their use after the Business Combination. Our NOL carryforwards may also be subject to limitation as a result of prior shifts in equity ownership. Additional ownership changes in the future could result in additional limitations on our NOL carryforwards. Consequently, even if we achieve profitability, we may not be able to utilize a material portion of our NOL carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

Risks Related to the Offering

The shares of common stock being offered in this prospectus represent a substantial percentage of our outstanding common stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our common stock to decline significantly.

This prospectus relates to the offer and sale from time to time by the Selling Securityholder named in this prospectus or its permitted transferees of up to 48,521,163 shares of common stock that we may sell to White Lion pursuant to the White Lion Purchase Agreement from time to time (which is in addition to the 6,928,837 shares of our common stock that we have previously sold to White Lion pursuant to the White Lion Purchase Agreement). We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholder pursuant to this prospectus.

The sale of shares of our common stock by the Selling Securityholder, or the perception that these sales could occur, could depress the market price of our common stock. The Selling Securityholder may still have an incentive to sell our common stock because it may still experience a positive rate of return on the securities it purchased due to the differences in the purchase prices it paid for our common stock and the public trading price of our common stock. While the Selling Securityholder may, on average, experience a positive rate of return based on the current market price of the common stock it purchased, public securityholders may not experience a similar rate of return on the common stock they purchased due to differences in the purchase prices and the current market price. While Selling Securityholder may, on average, experience a positive rate of return based on the current market price, public stockholders may not experience a similar rate of return on the common stock they purchased if there is such a decline in price and due to differences in the purchase prices and the current market price. The sale of the common stock by the Selling Securityholder being offered pursuant to this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our common stock.

It is not possible to predict the actual number of shares we will sell under the White Lion Purchase Agreement to the Selling Securityholder, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the White Lion Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to the Selling Securityholder at any time throughout the White Lion Commitment Period. The number of shares ultimately offered for sale to the Selling Securityholder under this prospectus is dependent upon the number of shares we elect to sell to the Selling Securityholder under the White Lion Purchase Agreement. The actual number of shares of common stock that are sold to the Selling Securityholder may depend based on a number of factors, including the market price of our common stock during the sales period. Actual gross proceeds may be less than $55.0 million, which may impact our future liquidity. Because the price per share of each share sold to the Selling Securityholder will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales, if any.

Investors who buy shares in this offering at different times will likely pay different prices.

Investors who purchase shares of common stock in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. In connection with the White Lion Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares of common stock sold to White Lion. Similarly, White Lion may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of sales made by us in future transactions to White Lion at prices lower than the prices they paid.

The issuance of common stock to the Selling Securityholder may cause substantial dilution to our existing shareholders, and the sale of such shares acquired by the Selling Securityholder could cause the price of our common stock to decline.

We are registering for resale by the Selling Securityholder up to 48,521,163 shares of common stock. After the Selling Securityholder has acquired shares under the White Lion Purchase Agreement, it may sell all, some or none of those shares. Sales to the Selling Securityholder by us pursuant to the White Lion Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock.

The sale of a substantial number of shares to the Selling Securityholder could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. The number of shares of our common stock ultimately offered for resale by the Selling Securityholder under this prospectus is dependent upon the number of shares of common stock issued to the Selling Securityholder pursuant to the White Lion Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the issuance of shares to the Selling Securityholder may cause the trading price of our common stock to decline.

We have broad discretion in the use of the net proceeds we receive from the sale of shares to the Selling Securityholder and may not use them effectively.

Our management will have broad discretion in the application of the proceeds we receive from the Selling Securityholder, if any, including for the purposes describe in “Use of Proceeds”, and you will not have the opportunity as part of your investment decision to assess whether our management is using the proceeds appropriately. Because of the number and variability of factors that will determine our use of our proceeds from the Selling Securityholder under the White Lion Purchase Agreement, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest the proceeds from the Selling Securityholder in short-term, investment grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders.

Risks Related to our Common Stock and Other Securities

Our Directors, executive officers and principal stockholders will continue to have significant influence over our company, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our Directors, executive officers and each of our 5% stockholders and their affiliates, in the aggregate, beneficially own approximately 53.6% of the outstanding shares of our common stock, based on the number of shares outstanding as of May 15, 2026 (including all convertible securities and securities that such holders have the right to acquire within 60 days following May 15, 2026). As a result, these stockholders, if acting together, will be able to significantly influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

The trading price of our common stock may be volatile, and you could lose all or part of your investment.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to develop product candidates;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our securities available for public sale

●	any major change in our Board of Directors or management;

●	sales of substantial amounts of common stock by our Directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who currently cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who currently cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline. If we obtain additional coverage and any new analyst issues, an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price could decline.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to general market and economic conditions and an active trading market for our securities may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. If our securities are not listed on, or become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If we fail to meet all applicable requirements of Nasdaq and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.

If we are unable to satisfy the Nasdaq criteria for continued listing, our common stock would be subject to delisting. A delisting of our common stock could negatively impact us by, among other things, reducing the liquidity and market price of our common stock; reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; decreasing the amount of news and analyst coverage of us; and limiting our ability to issue additional securities or obtain additional financing in the future. In addition, delisting from Nasdaq may negatively impact our reputation and, consequently, our business.

There can be no assurance that we will maintain compliance with the requirements for listing our common stock on Nasdaq. On April 28, 2025, we received a letter from the Listing Qualifications staff of Nasdaq (the “Nasdaq Staff”) indicating that, as a result of our delay in filing the Company’s Annual Report on Form 10-K for the year ended December 29, 2024 (the “2024 Form 10-K”), we were not in compliance with the timely filing requirements for continued listing under Nasdaq Listing Rule 5250(c)(1). The Nasdaq letter had no immediate effect on the listing or trading of our common stock or warrants. The Nasdaq listing rules require Nasdaq-listed companies to timely file all required periodic reports with the SEC. The Nasdaq letter stated that, under Nasdaq rules, the Company had 60 calendar days to submit a plan to regain compliance with Nasdaq’s continued listing requirements. We filed our 2024 Form 10-K on April 30, 2025. Subsequently, on November 19, 2025, we received a notice from the Nasdaq staff indicating that, as a result of our delay in filing the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2025 (the “Q3 Form 10-Q”), we were not in compliance with the timely filing requirements for continued listing under Nasdaq Listing Rule 5250(c)(1). The Nasdaq letter relating to our Q3 Form 10-Q had no immediate effect on the listing or trading of our common stock or warrants. The Nasdaq letter stated that, under Nasdaq rules, the Company had 60 calendar days to submit a plan to regain compliance with Nasdaq’s continued listing requirements. We filed the Q3 Form 10-Q on December 19, 2025.

If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of analyst coverage; and a decreased ability to issue additional securities or obtain additional financing in the future.

Sales of a substantial number of shares of our common stock in the public market by our shareholders could cause the price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline.

Provisions in our Certificate of Incorporation and Bylaws and provisions of the Delaware General Corporation Law may delay or prevent an acquisition by a third party that could otherwise be in the interests of shareholders.

Our Certificate of Incorporation and Bylaws contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest, or other transaction that stockholders may consider favorable, include the following:

●	advance notice requirements for stockholder proposals and director nominations;

●	provisions limiting stockholders’ ability to call special meetings of stockholders and to take action by written consent;

●	restrictions on business combinations with interested stockholders;

●	no cumulative voting; and

●	the ability of the Board of Directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions by such acquirer.

These provisions of our Certificate of Incorporation and Bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for the shares of our common stock in the future, which could reduce the market price of our common stock.

The provision of our Certificate of Incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the U.S. for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.

Our Certificate of Incorporation provides that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings:

●	any derivative action or proceeding brought on behalf of us;

●	any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former Directors, officers, stockholders, employees or agents to us or our stockholders;

●	any action asserting a claim against us or any of our current or former Directors, officers, stockholders, employees or agents relating to any provision of the Delaware General Corporation Law (“DGCL”) or our Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and

●	any action asserting a claim against us or any of our current or former Directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Our Certificate of Incorporation will further provide that, unless otherwise consented to by us in writing to the selection of an alternative forum, the federal district courts of the U.S. will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of our securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities will be deemed to have notice of and consented to this provision.

Although our Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and, therefore, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our Directors, officers or employees, which may discourage such lawsuits against us and our Directors, officers and other employees.

We may be required to repurchase up to 5,618,488 shares of common stock from the investors with whom we entered into Forward Purchase Agreements in connection with the closing of the Business Combination, which would reduce the amount of cash available to us to fund our growth plan.

On and around July 13, 2023, FACT entered into separate Forward Purchase Agreements (the “Forward Purchase Agreements”) with each of (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively as “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia”, and each of Meteora, Polar, and Sandia, individually, an “FPA Investor”, and together, the “FPA Investors”), pursuant to which FACT (now SunPower Inc. (f/k/a Complete Solaria, Inc.) following the closing of the Business Combination) agreed to purchase in the aggregate, on the date that is 24 months after the closing date of the Forward Purchase Agreements (the “Maturity Date”), up to 5,618,488 shares of common stock then held by the FPA Investors (subject to certain conditions and purchase limits set forth in the Forward Purchase Agreements). Pursuant to the terms of the Forward Purchase Agreements, each FPA Investor further agreed not to redeem any of the FACT Class A Ordinary Shares owned by it at such time. The per price at which the FPA Investors have the right to sell the shares to us on the Maturity Date will not be less than $5.00 per share. On December 18, 2023, the Company and each FPA Investor entered into separate amendments to the Forward Purchase Agreements (the “First Amendments”). The First Amendments lower the reset floor price of each Forward Purchase Agreement from $5.00 to $3.00 and allow the Company to raise up to $10,000,000 of equity from existing stockholders without triggering certain anti-dilution provisions contained in the Forward Purchase Agreements; provided, the insiders pay a price per share for their initial investment equal to the closing price per share as quoted on the Nasdaq on the day of purchase; provided, further, that any subsequent investments are made at a price per share equal to the greater of (a) the closing price per share as quoted by Nasdaq on the day of the purchase or (b) the amount paid in connection with the initial investment. On May 7 and 8, 2024, respectively, the Company entered into separate amendments to the Forward Purchase Agreements (the collectively the “Second Amendments”) with Sandia (the “Sandia Second Amendment”) and Polar (the “Polar Second Amendment”). The Second Amendments lower the reset price of each Forward Purchase Agreement from $3.00 to $1.00 per share and amend the VWAP Trigger Event provision to read: “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.” The Sandia Second Amendment is not effective until the Company executes similar amendments with both Polar and Meteora. Subsequently, on June 14, 2024, the Company entered into an amendment to the Forward Purchase Agreement with Sandia (the “Sandia Third Amendment”). The Sandia Third Amendment sets the reset price of each Forward Purchase Agreement to $1.00 per share and amends the VWAP Trigger Event provision to read: “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.” In the event either Polar or Meteora amend their Forward Purchase Agreements to include different terms from the $1.00 reset price and VWAP trigger adjustment, or file a notice of a VWAP trigger event, as referenced herein, the Sandia Forward Purchase Agreement will be retroactively amended to reflect those improved terms and liquidity on the Sandia Forward Purchase Agreement, including any of the 1,050,000 shares that were sold upon execution of the Sandia Forward Purchase Agreement. On July 17, 2024, the Company entered into the third amendment to the Forward Purchase Agreement with Polar (the “Polar Third Amendment”), pursuant to which the Company and Polar agreed that Section 2 (Most Favored Nation) of the Forward Purchase Agreement is applicable to all 2,450,000 shares subject to the Forward Purchase Agreement. On July 15, 2025, the Company and Meteora entered into an amendment to the FPA between Meteora and the Company, on July 16, 2025, the Company and Sandia entered into an amendment to the FPA between Sandia and the Company, and on August 1, 2025, the Company and Polar entered in an amendment to the FPA between Polar and the Company (collectively, the “FPA Amendments”). The FPA Amendments extend the valuation date applicable to the Forward Purchase Agreements (the “Valuation Date”) to the earliest to occur of (a) July 17, 2026, (b) the date specified by Meteora or Sandia, as applicable, in a written notice to be delivered to the Company at their discretion and (c) 90 days after delivery by us of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period that occurs at least six months after the closing date of the transactions under the Amended and Restated Business Combination Agreement entered into on May 26, 2023, the applicable volume-weighted average price (“VWAP Price”) is less than the then applicable reset price, provided that a registration statement was effective and available for the entire measurement period and remains continuously effective and available during the entire 90 day notice period. The FPA Amendments further amend the definition of “Settlement Amount Adjustment” to provide that if the expected Settlement Amount (as defined in the FPA Amendments) determined by the VWAP Price over the 15 scheduled trading days ending on but excluding the valuation date exceeds the Settlement Amount Adjustment, then the Settlement Amount Adjustment shall be deemed to be zero, and that if the Settlement Amount Adjustment exceeds the Settlement Amount, then the Settlement Amount Adjustment shall be paid, at the Company’s option, in cash or shares of our common stock. The FPA Amendments also amend the definition of “Cash Settlement Payment Date” to provide that if the Settlement Amount Adjustment exceeds the Settlement Amount, we shall remit to the applicable seller the difference between (i) the Settlement Amount Adjustment and (ii) the Settlement Amount. The FPA Amendments further provide that the Settlement Amount will be used solely as a calculation mechanism to determine any liability the Company may owe to the applicable seller via the Settlement Amount Adjustment, and notwithstanding anything to the contrary, the applicable seller shall not be required to remit the Settlement Amount to the Company or return any portion of the Prepayment Amount.

If the FPA Investors hold some or all of the 5,618,488 forward purchase agreement shares on the Maturity Date, and the per share trading price of our common stock is less than the per share price at which the FPA Investors have the right to sell the common stock to us on the Maturity Date, we would expect that the FPA Investors will exercise this repurchase right with respect to such shares. In the event that we are required to repurchase these forward purchase agreement shares, or in the event that the Forward Purchase Agreements are terminated, the amount of cash arising from the Business Combination that would ultimately be available to fund our liquidity and capital resource requirements would be reduced accordingly, which would adversely affect our ability to fund our growth plan in the manner we had contemplated when entering into the Forward Purchase Agreements.

Warrants to purchase shares of our common stock may not be exercised at all or may be exercised on a cashless basis and we may not receive any cash proceeds from the exercise of such warrants.

The exercise price of warrants to purchase shares of our common stock may be higher than the prevailing market price of the underlying shares of common stock. The exercise price of such warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying shares of common stock is lower than the exercise price. The cash proceeds associated with the exercise of such warrants to purchase our common stock are contingent upon our stock price. The value of our common stock will fluctuate and may not align with the exercise price of such warrants at any given time. If such warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that warrant holders may choose not to exercise their warrants. As a result, we may not receive any proceeds from the exercise of such warrants.

Furthermore, with regard to certain warrants to purchase shares of our common stock that were issued in a private placement at the time of FACT’s IPO and warrants issued to certain selling securityholders in connection with conversion of working capital loans, it is possible that we may not receive cash upon their exercise, since these warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our common stock without the need for a cash payment. Instead of paying cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula. As a result, the number of shares issued through a cashless exercise will be lower than if the warrants were exercised on a cash basis, which could impact the cash proceeds we receive from the exercise of such warrants.

Servicing our outstanding debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including (a) 12.00% Notes due 2029 (the “12.0% Notes”), the 7.00% Notes due 2029 (the “7.0% Notes”) and the 10.00% Senior Secured Convertible Notes due 2029 (the “10.0% Notes” and, collectively with the 12.0% Notes and the 7.0% Notes, the “Convertible Senior Notes”), and (b) the Promissory Note and YA Debenture issued to Yorkville (collectively, the “Yorkville Notes”), depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. Additionally, as a result of the delayed filing of our Annual Report on Form 10-K for the year ended December 29, 2024 and, subsequently, our Quarterly Report on Form 10-Q for the quarter ended September 28, 2025, we incurred additional interest under the then-outstanding 12.0% Notes and 7.0% Notes. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the Convertible Senior Notes.

The conversion features of the Convertible Senior Notes may adversely affect our financial condition and operating results.

The holders of Convertible Senior Notes will be entitled to convert their notes at and during specified periods at their option. If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), at maturity, we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity.

Certain provisions in the indentures or other agreements governing the Convertible Senior Notes, as well as the agreements governing the Yorkville Notes may delay or prevent an otherwise a beneficial takeover attempt of us.

Certain provisions in the indentures or other agreements governing the Convertible Senior Notes may make it more difficult or expensive for a third party to acquire us. For example, the indentures and other agreements governing the Convertible Senior Notes will require us to repurchase the Convertible Senior Notes for cash upon the occurrence of a fundamental change and, in certain circumstances, to increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change. A takeover of us may trigger the requirement that we repurchase the Convertible Senior Notes and/or increase the conversion rate, which could make it costlier for a potential acquirer to engage in such takeover. Such additional costs may have the effect of delaying or preventing a takeover of us that would otherwise be beneficial to investors.

Conversion of the Convertible Senior Notes or the Yorkville Notes may dilute the ownership interest of our stockholders or may otherwise depress the price of our common stock.

The conversion of some or all of the Convertible Senior Notes or the Yorkville Notes may dilute the ownership interests of our stockholders. Upon conversion of the Convertible Senior Notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock. If we elect to settle our conversion obligation in shares of our common stock or a combination of cash and shares of our common stock, any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Convertible Senior Notes may encourage short selling by market participants because the conversion of the Convertible Senior Notes could be used to satisfy short positions, or anticipated conversion of the Convertible Senior Notes into shares of our common stock could depress the price of our common stock.

The accounting method for the Convertible Senior Notes could adversely affect our reported financial condition and results.

The accounting method for reflecting the Convertible Senior Notes on our balance sheet, accruing interest expense for the Convertible Senior Notes and reflecting the underlying shares of our common stock in our reported diluted earnings per share may adversely affect our reported earnings and financial condition.

In addition, we expect that the shares of common stock underlying the Convertible Senior Notes will be reflected in our diluted earnings per share using the “if converted” method. Under that method, diluted earnings per share would generally be calculated assuming that all the Convertible Senior Notes were converted solely into shares of common stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may reduce our reported diluted earnings per share to the extent we are profitable in the future, and accounting standards may change in the future in a manner that may adversely affect our diluted earnings per share.

Furthermore, if any of the conditions to the convertibility of the Convertible Senior Notes is satisfied, then we may be required under applicable accounting standards to reclassify the liability carrying value of the Convertible Senior Notes as a current, rather than a long-term, liability. This reclassification could be required even if no noteholders or holders of affiliate notes convert their notes or affiliate notes, respectively, following the satisfaction of those conditions and could materially reduce our reported working capital.

Our 10.0% Notes are secured obligations, and there are risks associated with our 10.0% Notes that could adversely affect our business and financial condition.

On April 21, 2026, the Company entered into note purchase agreements in connection with a private offering of $41.0 million aggregate principal amount of 10.0% Notes. The indenture for the 10.0% Notes (the “Indenture”) includes customary covenants and sets forth certain events of default after which the 10.0% Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the Notes become automatically due and payable, which include the following:

●	certain payment defaults on the 10.0% Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period);

●	failure by the Company to comply with its obligation to convert the 10.0% Notes in accordance with the Indenture upon exercise of a holder’s conversion right;

●	the Company’s failure to send certain notices under the Indenture within specified periods of time;

●	the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person;

●	a default by the Company in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture;

●	certain defaults by the Company or any of its significant subsidiaries with respect to (y) the liens securing the Company’s payment obligations under Siemens Settlement, or (z) indebtedness for borrowed money of at least $10.0 million;

●	certain events of bankruptcy, insolvency or reorganization of the Company or any of the Company’s significant subsidiaries;

●	a final judgment or judgments for the payment of $10.0 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Company or any significant subsidiary, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

●	any security interest and liens purported to be created by any collateral document, including the Security Agreement (as defined below), shall cease to be in full force and effect or shall cease to give the collateral agent, for the benefit of the holders of the 10.0% Notes, the liens, rights, powers and privileges purported to be created and granted under such collateral documents, subject to certain exceptions; and

●	a guarantee with respect to the 10.0% Notes ceases to be in full force and effect or the Company or any guarantor denies or disaffirms its obligations under the Indenture or any guarantee with respect to the 10.0% Notes.

If certain bankruptcy and insolvency-related events of default occur with respect to the Company, the principal of, and accrued and unpaid interest, if any, on, all of the 10.0% Notes then outstanding shall automatically become due and payable.

Our ability to remain in compliance with the covenants under the 10.0% Notes depends on, among other things, our operating performance, competitive developments, financial market conditions and stock exchange listing of our common stock, all of which are significantly affected by financial, business, economic and other factors. We are not able to control many of these factors. Accordingly, our cash flow may not be sufficient to allow us to make required payments under the 10.0% Notes or meet our other obligations thereunder.

If we are not able to satisfy our obligations under the 10.0% Notes, including compliance with the affirmative, negative and financial covenants applicable to the Company, or if there are events of defaults under the 10% Senior Secured Notes, the holders will have the right to foreclose on their first priority security interest relating to substantially all of our assets to the exclusion of our general unsecured creditors. If the holders of the 10% Senior Secured Notes pursue foreclosure, any such foreclosure would have a material and adverse impact on our business.

Future sales (including potential sales of securities to White Lion pursuant to the White Lion Purchase Agreement), or the perception of future sales, by us or our stockholders in the public market could cause the market price for the common stock to decline.

The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate. In the future, we may issue our securities to raise capital or in connection with investments or acquisitions. The amount of shares of common stock issued or issuable upon exercise or conversion of securities issued in connection with a capital raise or an investment or acquisition could constitute a material portion of the then-outstanding shares of our common stock. Any issuance of additional securities in connection with capital raising activities, investments or acquisitions may result in additional dilution to our stockholders.

The WHITE LION TRANSACTION

On July 16, 2024, we entered into the original White Lion Purchase Agreement with White Lion, which we and White Lion amended on July 24, 2024, August 14, 2024, and January 11, 2026. We also entered into the RRA with White Lion on July 16, 2024. Pursuant to the White Lion Purchase Agreement, as amended, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $55.0 million in aggregate gross purchase price of newly issued shares of our common stock, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement. Subject to the satisfaction of certain customary conditions, the Company’s right to sell shares to White Lion commenced on the date of the execution of White Lion Purchase Agreement and extends until the earlier of (i) White Lion having purchased shares of common stock equal to $55.0 million and (ii) December 31, 2027.

During the White Lion Commitment Period, subject to the terms and conditions of the White Lion Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares of its common stock. The Company may deliver a Fixed Purchase Notice (as such term is defined in the White Lion Purchase Agreement), where the Company can require White Lion to purchase up to a number of shares of common stock equal to the lesser of (i) $150,000 or (ii) 100% of Average Daily Trading Volume (as such term is defined in the White Lion Purchase Agreement). The Company may also deliver a Rapid Purchase Notice (as such term is defined in the White Lion Purchase Agreement), where the Company may require White Lion to purchase up to a number of shares of common stock equal to the lesser of (i) 100% of the Average Daily Trading Volume and (ii) $2,000,000 divided by the highest closing price of the common stock over the most recent five business days immediately prior to the receipt of the notice. White Lion may waive such limits under any notice at its discretion and purchase additional shares.

The price to be paid by White Lion for any shares that the Company requires White Lion to purchase will depend on the type of purchase notice that the Company delivers. For shares being issued pursuant to Fixed Purchase Notice, the purchase price per share will be equal to 90% of the lowest VWAP (as defined in the White Lion Purchase Agreement) of the common stock that occurs during the five consecutive business days prior to the purchase notice. For shares being issued pursuant to a Rapid Purchase Notice, the purchase price per share will be equal to the average of the three lowest traded prices on the date that the notice is delivered.

Further, pursuant to Amendment No. 2, the Company may notify White Lion to exercise the Company’s right to sell shares of its common stock by delivering an Hour Rapid Purchase Notice (as defined in the White Lion Purchase Agreement). If the Company delivers an Hour Rapid Purchase Notice, the Company shall deliver to White Lion shares of common stock not to exceed the lesser of (i) five percent of the Average Daily Trading Volume on the date of an Hour Rapid Purchase Notice and (ii) 100,000 shares of common stock. The closing of the transactions under an Hour Rapid Purchase Notice will occur one business day following the date on which the Hour Rapid Purchase Notice is delivered. At such closing, White Lion will pay the Company the Hour Rapid Purchase Investment Amount equal to the number of shares of common stock subject to the applicable Hour Rapid Purchase Notice multiplied by the lowest traded price of our common stock during the one-hour period following White Lion’s consent to the acceptance of the applicable Hour Rapid Purchase Notice.

Pursuant to Amendment No. 3, we have the option to submit three hour rapid purchase notices to White Lion that, if accepted by White Lion and otherwise delivered in accordance with the White Lion Purchase Agreement, enable the Company to sell shares of its common stock to White Lion based on the lowest traded price of the Company’s common stock during the three-hour valuation period following White Lion’s written acceptance of a three hour purchase notice.

No purchase notice shall result in White Lion beneficially owning (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder) more than 9.99% of the number of shares of the common stock outstanding immediately prior to the issuance of shares of common stock issuable pursuant to a purchase notice.

The Company may deliver purchase notices under the White Lion Purchase Agreement, subject to market conditions, and in light of our capital needs, from time to time and under the limitations contained in the White Lion Purchase Agreement. Any proceeds that the Company receives under the White Lion Purchase Agreement are expected to be used for working capital and general corporate purposes, as further summarized in “Use of Proceeds”.

The Company and White Lion will have the right to terminate the White Lion Purchase Agreement in the event of a material breach by the other party and notice being sent by the non-breaching party to the breaching party. The White Lion Purchase Agreement also automatically terminates upon the earlier of (i) the end of the White Lion Commitment Period, (ii) the date that the Company commences a voluntary bankruptcy proceeding, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors, and (iii) immediately upon the delisting of the common stock from The Nasdaq Global Market.

Concurrently with the White Lion Purchase Agreement, the Company entered into the RRA with White Lion. The White Lion Purchase Agreement and the RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

As of May 15, 2026, the Company has issued a total of 11,140,000 shares of common stock under the White Lion Purchase Agreement for aggregate gross proceeds of approximately $20.4 million.

Market and Industry Data

Information contained in this prospectus concerning the market and the industries in which SunPower competes, including its market position, general expectations of market opportunities and market size, is based on information from various third-party sources, publicly available information, various industry publications, internal data and estimates, and assumptions made by SunPower based on such sources. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which SunPower operates and SunPower management’s understanding of industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such sources has been obtained from sources believed to be reliable. Although we believe that such information is reliable, there can be no assurance as to the accuracy or completeness of such information. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Although we are responsible for all of the disclosure contained in this prospectus and we believe the third-party market position, general expectations of market opportunity and market size data included in this prospectus are reliable, we have not independently verified any third-party information and each publication speaks as of its original publication date (and not as of the date of this prospectus). In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

Use of Proceeds

All of the shares of common stock offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its own account. We will not receive any of the proceeds from the resale of the shares of common stock by the Selling Securityholder. However, we may receive up to an additional $34,572,500 in gross proceeds under the White Lion Purchase Agreement (assuming the shares to be issued are sold at a price of $1.00 per share) from sales of common stock that we may elect to make to the Selling Securityholder pursuant to the White Lion Purchase Agreement, if any, from time to time in our sole discretion, during the White Lion Commitment Period.

The proceeds from the Selling Securityholder that we receive under the White Lion Purchase Agreement, if any, are currently expected to be used for general corporate purposes, including working capital. Accordingly, we retain broad discretion over the use of the net proceeds from the sale of our common stock under the White Lion Purchase Agreement. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds from the sales of shares of common stock, if any to White Lion under the White Lion Purchase Agreement.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

All of the shares of common stock offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its own account.

Determination of Offering Price

We cannot currently determine the price or prices at which shares of common stock may be sold by the Selling Securityholder under this prospectus.

Market Information for Securities and Dividend Policy

Market Information

Our common stock and Public Warrants are currently listed on Nasdaq under the symbols “SPWR” and “SPWRW,” respectively. Our common stock and public warrants were previously listed on Nasdaq under the symbols “CSLR” and “CSLRW”, respectively. Prior to the consummation of the Business Combination, our common stock and our Public Warrants were listed on the New York Stock Exchange under the symbols “FACT” and “FACT WS,” respectively. On May 15, 2026, there were 152 holders of record of the common stock. We currently do not intend to list the Private Warrants on any stock exchange or stock market.

Dividend Policy

We have never declared or paid any dividends on shares of our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will depend on, among other things, the consent of our lender(s), our results of operations, cash requirements, financial condition, contractual restrictions and other factors that the SunPower Board may deem relevant.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

SunPower Inc. is a residential solar and energy services company headquartered in Orem, Utah. We operate a technology-enabled platform that supports a national network of sales partners, dealers, and installation professionals to deliver solar energy systems, battery storage solutions, and related services to homeowners and homebuilders throughout the United States.

We fulfill our customer contracts by using in-house installation experts and by engaging with local construction specialists. We manage the customer experience and complete all pre-construction activities prior to delivering build-ready projects including hardware, engineering plans, and building permits to our builder partners. We manage and coordinate this process through our proprietary software system.

During 2025 and through the thirteen week period ended March 29, 2026 we significantly reshaped our business through a series of strategic acquisitions, including the acquisition of Sunder Energy, LLC (“Sunder”), Ambia Energy LLC (“Ambia”) and Cobalt Power Systems, Inc. (“Cobalt”). These acquisitions expanded our geographic footprint, dealer network, installation capacity, and national sales presence. The operating results in the current quarter reflect the integration and ongoing operations of these acquired businesses.

As further discussed below and in the notes to the consolidated financial statements included in this prospectus, we have three reportable segments: Residential Solar Installation, New Homes Business and Dealer.

There is substantial doubt about our ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued. The consolidated financial statements included in this prospectus have been prepared assuming our Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to our ability to continue as a going concern.

Recent Developments

Acquisitions

We continued the integration of recent acquisitions of Sunder and Ambia into our operating platform. In the thirteen week period ended March 29, 2026, we acquired Cobalt for $9.7 million. Cobalt focuses on large premium renewable energy systems across residential, new home, multifamily and commercial projects and its operating results will be incorporated into the New Homes reportable segment.

Growth Strategy and Outlook

Our growth strategy contains the following elements:

●	Increase revenue by expanding installation capacity and developing new geographic markets - We continue to expand our network of partners who will install systems resulting from sales generated by our sales partners. By leveraging this network of skilled builders in addition to our in-house installation experts, we aim to increase our installation capacity in our traditional markets and expand our offering into new geographies throughout the U.S. This will enable greater sales growth in existing markets and create new revenue in expansion markets.

●	Increase revenue and margin by engaging national-scale sales partners - We aim to offer a turnkey solar solution to prospective sales partners with a national footprint. These include electric vehicle manufacturers, national home security providers, and real estate brokerages. We expect to create a consistent offering with a single execution process for such sales partners throughout their geographic territories. These national accounts have unique customer relationships that we believe will facilitate meaningful sales opportunities and low cost of acquisition to both increase revenue and improve margin.

●	Increase revenue and margin by executing on a battery storage opportunity - We have an opportunity to increase our revenue and margin in the battery space through our partnership with Enphase. By providing homeowners with an option to include battery storage as part of their solar system install, we believe there will be a greater need for battery storage as the demand and costs of energy will increase.

The Mergers

We entered into an Amended and Restated Business Combination Agreement with FACT, First Merger Sub, Second Merger Sub, and Solaria on October 3, 2022. The Merger was consummated on July 18, 2023. Upon the terms and subject to the conditions of the Merger, (i) First Merger Sub merged with and into Complete Solaria with Complete Solaria surviving as a wholly-owned subsidiary of FACT (the “First Merger”), (ii) immediately thereafter and as part of the same overall transaction, Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Second Merger”), and FACT changed its name to “Complete Solaria, Inc.” and Second Merger Sub changed its name to “CS, LLC” and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria merged with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to “The SolarCA LLC” (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).

The Mergers between Complete Solaria and FACT were accounted for as a reverse recapitalization. Under this method of accounting, FACT was treated as the acquired company for financial statement reporting purposes. This determination was primarily based on the Company having a majority of the voting power of the post-combination company, the Company’s senior management comprising substantially all of the senior management of the post-combination company, and the Company’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Mergers were treated as the equivalent of a capital transaction in which Complete Solaria issued stock for the net assets of FACT. The net assets of FACT were stated at historical cost, with no goodwill or other intangible assets recorded.

Disposal Transaction

In October 2023, we completed the divestiture of our solar panel business to Maxeon (“Divestiture”), pursuant to the terms of the Disposal Agreement. Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria, for an aggregate purchase price of approximately $11.0 million consisting of 1,100,000 shares of Maxeon ordinary shares. We determined that the criteria were met for discontinued operations classification as the divestiture represented a strategic shift in our business. In connection with the Divestiture, we recognized a loss from discontinued operations of $1.1 million, $2.0 million and $173.4 million in the fiscal years ended December 28, 2025, December 29, 2024 and December 31, 2023, respectively. We also sold all the Maxeon shares in the year ended December 31, 2023, and recorded a $4.2 million loss on the sale of these shares in our consolidated statements of operations and comprehensive loss.

Acquisitions

Certain Assets of SunPower Debtors

On September 30, 2024, we acquired the SunPower Businesses for consideration of $54.5 million which we financed through the issuance of $66.8 million of 7.0% senior unsecured convertible notes in September 2024. These notes mature on July 1, 2029 and are convertible into shares of the Company’s common stock at the option of the holder at a current conversion rate of $1.71 per share. The SunPower Businesses operated as a solar technology and energy services provider that offered fully integrated solar, storage, and home energy solutions to customers in the United States through an array of hardware, software, and “Smart Energy” solutions. This transaction was accounted for as a business combination under Accounting Standards Codification (“ASC”) 805, Business Combinations.

Sunder Energy LLC

On September 24, 2025, we acquired all of the membership interests in Sunder Energy LLC (“Sunder”) for consideration of $57.8 million. We financed this transaction through (1) $20.7 million in cash, subject to certain working capital and other adjustments; (2) a promissory note to the seller in the principal amount of $20.0 million (“Seller Note”); and (3) 10.0 million shares of the Company’s common stock valued at $17.1 million (based on the $1.71 closing share price of the Company’s common stock on September 24, 2025). We issued 3.3 million shares at the acquisition date and will issue the remaining shares in two equal tranches of 3.3 million shares at 12 months and 18 months following the date of acquisition. Sunder is a solar sales company. Sunder provides a third-party solar energy sales force to initiate and execute contracts with customers throughout the United States. Sunder’s sales force works with solar installation companies in which Sunder acts as the agent for each transaction entered. Sunder earns revenue from contracts sold to customers for solar installations performed by third-party installation companies. We acquired Sunder as a strategic acquisition to expand its overall market share and its penetration into more U.S. states. We accounted for this transaction as a business combination under ASC 805.

Ambia Energy LLC

On November 21, 2025, we acquired all of the membership interests in Ambia Energy LLC (“Ambia”) for consideration of $33.4 million. We financed this acquisition through the issuance of 10.2 million shares of our common stock with a fair value of $16.5 million on the date of acquisition and an agreement to issue an additional $16.9 million in shares of our common stock in two tranches with the final issuance on the 12-month anniversary of the Ambia closing. Ambia is a residential solar energy system installer and operates in various markets throughout the United States.

Supply Chain Constraints and Risk

The global supply chain and our industry have experienced significant disruptions in recent periods. We have seen supply chain challenges and logistics constraints increase, including shortages of panels, inverters, batteries and associated component parts for inverters and solar energy systems available for purchase, which materially impacted our results of operations. These shortages and delays can be attributed in part to the broader macroeconomic conditions and have been exacerbated by the conflicts in Ukraine and Israel. If any of our suppliers of solar modules experienced disruptions in the supply of the modules’ component parts, for example semiconductor solar wafers or inverters, this may decrease production capabilities and restrict our inventory and sales. In addition, we have experienced and are experiencing varying levels of volatility in costs of equipment and labor resulting in part from disruptions caused by general global economic conditions. While inflationary pressures have resulted in higher costs of products, in part due to an increase in the cost of the materials and wage rates, these additional costs have been offset by the related rise in electricity rates.

We cannot predict the full effects the supply chain constraints will have on our business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. Given the dynamic nature of these circumstances on our ongoing business, results of operations and overall financial performance, the full impact of macroeconomic factors, including the conflicts in Ukraine and Israel, cannot be reasonably estimated at this time. In the event we are unable to mitigate the impact of delays or price volatility in solar energy systems, raw materials, and freight, it could materially adversely affect our business, prospects, financial condition and results of operations.

For additional information on risk factors that could impact our results, please refer to “Risk Factors”.

Key Financial Definitions/Components of Results of Operations

Revenues

We recognize revenue for the Residential Solar Installation and New Homes Business reportable segments when installation is substantially complete, the system is capable of interconnection to the local power grid, and control has transferred to the customer.

Installation activities-including system design, equipment delivery, installation, and grid interconnection-are treated as a single performance obligation. For most contracts, revenue is recognized over time beginning upon installation, using an input method based on direct installation costs. Installation costs incurred prior to this point are deferred.

Residential Solar Installation revenue is generated through cash sales, third-party financing arrangements, and power purchase or lease structures. Homeowners are the customers in cash and financing arrangements, while leasing partners are the customers in power purchase and lease arrangements. New Homes Business revenue is primarily generated from sales to homebuilders, with limited lease arrangements recognized upon system acceptance.

Revenue is recorded at the transaction price, net of customer incentives and financing-related fees, and may include estimated variable consideration. Deferred revenue represents amounts billed or collected in advance of performance. None of the Company’s arrangements contain a significant financing component.

With respect to our Dealer reportable segment, we earn revenue from contracts in which solar installations are performed by third-party installation companies. In these arrangements, our performance obligation is to facilitate the transaction and arrange for installation services rather than provide those services directly. As a result, we act as an agent and recognize revenue on a net basis, representing the fee retained by us.

Dealer revenue is recognized at a point in time when Permission to Operate (“PTO”) is obtained, which indicates that installation is complete and the system is authorized for operation. These arrangements do not include significant financing components, and we do not provide warranty services related to dealer-installed systems.

Costs to Obtain and Fulfill Contracts

Our costs to obtain and fulfill contracts, when recognized, associated with systems sales are expensed as sales commission and cost of revenue, respectively. In addition, incentives we provide to our customers, such as discounts and rebates, are recorded net to the revenue we have recognized on the solar power system.

Costs of Revenues

Cost of revenues is comprised primarily of cost of material, internal labor costs, third-party subcontractors, design services, engineering personnel and employee-related expenses associated with permitting services, associated warranty costs, freight and delivery costs, depreciation, amortization of internally developed software and amortization of developed technology. Cost of revenues from these services is recognized when we transfer control of the product to the customer, which is generally upon installation.

Operating Expenses

Sales Commissions

Sales commissions are direct and incremental costs of obtaining customer contracts. These costs are paid to internal sales teams and third-party vendors who source residential customer contracts for the sale of solar energy systems.

Sales and Marketing

Sales and marketing expenses primarily consist of personnel related costs, including salaries and employee benefits, stock-based compensation, and other advertising and promotional expenses. We expense certain sales and marketing, including promotional expenses, as incurred.

General and Administrative

General and administrative expenses consist primarily of personnel and related expenses for employees, in our finance, research, engineering, and administrative teams including salaries, bonuses, payroll taxes, and stock-based compensation. It also consists of legal, consulting, and professional fees, rent expenses pertaining to our offices, depreciation expense, business insurance costs and other costs.

Other (Expense) Income, Net

Other non-operating income, net

We classify changes in the fair value of (i) derivative liabilities associated with our debt, (ii) warrant liabilities, (iii) Simple Agreements for Future Equity (“SAFE”), and (iv) forward purchase agreements (“FPAs”) as non-operating gains and losses within this category.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. In many instances, we could have reasonably used different accounting estimates, and in other instances, changes in the accounting estimates are reasonably likely to occur from period-to-period. Actual results could differ significantly from our estimates. Our future financial statements will be affected to the extent that our actual results materially differ from these estimates. For further information on all of our significant accounting policies, see Note 2 - Summary of Significant Accounting Policies, to our consolidated financial statements included elsewhere in this prospectus.

We believe that policies associated with our revenue recognition and business combination have the greatest impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates.

Revenue Recognition

Revenue recognition involves significant judgment in determining the timing of control transfer, identification of the customer, estimation of variable consideration, and measurement of progress toward completion. For the Residential Solar Installation and New Homes Business segments, the Company’s performance obligation is the design and installation of a fully functioning solar energy system, which includes design, equipment delivery, installation, and grid interconnection services. These activities are combined into a single performance obligation.

Revenue is generally recognized over time using an input method based on direct installation costs, beginning when installation is complete and control of the system begins to transfer to the customer. This approach requires management to estimate total expected installation costs, and changes in these estimates may impact the timing and amount of revenue recognized. Installation costs incurred prior to the transfer of control are deferred.

For certain New Homes Business lease arrangements, revenue is recognized at a point in time upon system acceptance. In arrangements involving financing partners or leasing partners, judgment is required to determine the appropriate customer, which affects revenue timing and presentation. Dealer segment revenue is recognized on a net basis at the point in time when Permission to Operate is obtained.

The transaction price may include variable consideration, which is estimated using the most likely amount and constrained to amounts for which a significant revenue reversal is not probable. Estimates are reassessed each reporting period, and changes are recognized prospectively. Revenue is recorded net of customer incentives and does not include a significant financing component. Changes in assumptions related to these estimates could materially affect reported revenue and deferred balances.

Dealer revenue is recognized at a point in time when PTO is obtained, which indicates that installation is complete and the system is authorized for operation. These arrangements do not include significant financing components, and we do not provide warranty services related to dealer-installed systems.

Accounting for Business Combinations

We record all acquired assets and liabilities, including goodwill, and other identifiable intangible assets at fair value. The initial recognition of identifiable intangible assets, requires certain estimates and assumptions concerning the determination of the fair values and useful lives. The judgments made in the context of the purchase price allocation can materially affect our future results of operations. Accordingly, when valuing identifiable intangible assets, we obtain assistance from third-party valuation specialists. The valuations calculated from estimates are based on information available at the acquisition date. Goodwill is not amortized but is subject to annual tests for impairment or more frequent tests if events or circumstances indicate it may be impaired. Other intangible assets are amortized over their estimated useful lives and are subject to impairment if events or circumstances indicate a possible inability to realize the carrying amount.

Recent Accounting Pronouncements

A discussion of recently issued accounting standards applicable to our Company is described in Note 2 - Summary of Significant Accounting Policies, in the accompanying notes to the consolidated financial statements.

Results of Operations

Thirteen weeks ended March 29, 2026 and March 30, 2025

The following table sets forth our unaudited statements of operations data for the thirteen-weeks ended March 29, 2026 and the thirteen-weeks ended March 30, 2025 (in thousands). We have derived this data from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

	Thirteen Weeks Ended
(in thousands)	March 29, 2026	March 30, 2025	$ Change	% Change
Revenues	$72,793	$78,413	$(5,620)	(7)%
Cost of revenues	28,106	51,037	(22,931)	(45)%
Gross (loss) profit	44,687	27,376	17,311	63%
Gross margin %	61%	35%
Operating expenses:
Sales commissions	28,564	7,684	20,880	272%
Sales and marketing	4,993	8,522	(3,529)	(41)%
General and administrative	30,325	14,896	15,429	104%
Total operating expenses	63,882	31,102	32,780	105%
Loss from operations	(19,195)	(3,726)	(15,469)	415%
Interest expense(1)	(6,924)	(6,041)	(883)	15%
Interest income	—	3	(3)	(100)%
Other non-operating income, net(2)	30,761	14,576	16,185	111%
Income from operations before taxes	4,642	4,812	(170)	(4)%
Income tax benefit	608	—	608	*
Net income	$5,250	$4,812	$438	9%

*	Percentage change is not meaningful.

(1)	Includes interest expense and amortization of debt issuance costs to related party of $2.3 million and $1.4 million in the thirteen-weeks ended March 29, 2026 and March 30, 2025, respectively.

(2)	Includes the following gains and (losses) with related parties (in millions):

	Thirteen Weeks Ended
	March 29, 2026	March 30, 2025
Change in fair value of derivative liabilities	$7.5	$3.7
Change in fair value of forward purchase agreement liabilities	—	0.1
Other income, net	—	0.1
Change in fair value of SAFE Agreement	(0.2)	—
Change in fair value of Deferred Sunder Consideration	2.3	—

Revenues

We disaggregate our revenues based on the following types of services (in thousands):

	Thirteen Weeks Ended
	March 29, 2026	March 30, 2025	$ Change	% Change
Residential Solar Installation	$31,541	$36,504	$(4,963)	(14)%
New Homes Business	14,625	41,909	(27,284)	(65)%
Dealer	26,627	—	26,627	*
Total revenues	$72,793	$78,413	$(5,620)	(7)%

*	Percentage change is not meaningful.

The decrease in Residential Solar Installation was driven primarily by lower installation volumes, reflecting softer consumer demand due to higher interest rates as a result of an increase in financing costs for residential solar. In addition, the phase out of certain residential Investment Tax Credits (“ITCs”) passed in 2025 as part of the One Big Beautiful Bill in conjunction with fewer customers qualifying for financing makes it harder for a homeowner to make the decision quickly. The decrease also reflects fewer system activations as we continued to optimize our sales channels and focus on streamlining our operations to enhance its customer experience.

New Homes Business revenues decreased primarily due to lower construction activity and selective solar integration volumes from homebuilder partners, due to higher interest rates and higher labor costs thus driving the overall costs of the home to increase. While regulatory requirements force investments in solar in certain regions and communities, the pace has slowed down due to affordability. In states and communities where regulatory requirements for new builds will not impact the demand of solar installation, homebuilders are not abandoning solar they are offering it as an option versus a spec home. Additionally, there was a backlog of jobs from the SunPower Businesses acquisition in 2024, for certain large homebuilder projects that contributed meaningfully to the prior-year quarter which did not recur in the current period as we are rebuilding our pipeline. We are also building this business which we acquired out of bankruptcy in 2024 as part of the SunPower Businesses acquisition.

Dealer revenues and costs in the thirteen week period ended March 29, 2026 are attributable to the acquisition of Sunder on September 24, 2025.

Cost of revenues and gross margins

	Thirteen Weeks Ended
	March 29,	March 30,	$	%
	2026	2025	Change	Change
Residential Solar Installation	$18,011	$22,615	$(4,604)	(20)%
New Homes Business	9,961	28,422	(18,461)	(65)%
Dealer	134	—	134	*
Total cost of revenues	$28,106	$51,037	$(22,931)	(45)%

Gross margin	61%	35%

*	Percentage change is not meaningful.

Residential Solar Installation cost of revenues decreased primarily attributable to lower installation activity resulting from softer consumer demand. Higher interest rates increased financing costs for homeowners, and the expiration of certain ITCs reduced the economic incentive to adopt residential solar. As a result, installation volumes declined, leading to lower associated material, labor, and subcontractor costs.

New Homes Business cost of revenues decreased primarily driven by reduced solar installation option due to the demands of keeping home prices down demanded by home buyers. Homebuilders slowed construction primarily reducing optional features due to elevated mortgage rates, affordability pressures on buyers, and the reduced benefit of ITCs for solar-equipped new homes.

Sales commissions

	Thirteen Weeks Ended
	March 29, 2026	March 30, 2025	$ Change	% Change
Residential Solar Installation	$6,553	$6,667	$(114)	(2)%
New Homes Business	1,166	1,017	149	15%
Dealer	20,845	—	20,845	*
Total sales commissions	$28,564	$7,684	$20,880	272%

*	Percentage change is not meaningful.

Residential Solar Installation sales commissions decreased slightly primarily due to lower residential installation volumes. Softer consumer demand driven by higher interest rates increased financing costs and the expiration of certain ITCs resulted in fewer closed sales, which reduced commissionable activity.

New Homes Business sales commissions increased modestly due to changes in the mix of homebuilder programs and compensation structures, including higher per-unit commission rates on certain projects. Timing of community launches and sales cycles also contributed to the year-over-year variance.

Sales and marketing

	Thirteen Weeks Ended
	March 29, 2026	March 30, 2025	$ Change	% Change
Residential Solar Installation	$3,539	$8,522	$(4,983)	(58)%
New Homes Business	876	—	876	*
Dealer	578	—	578	*
Total sales and marketing	$4,993	$8,522	$(3,529)	(41)%

*	Percentage change is not meaningful.

Residential Solar Installation sales and marketing expenses decreased reflecting reduced spending on lead generation, advertising, and promotional programs as we scaled back customer-acquisition efforts in response to softer demand. Higher interest rates increased financing costs for homeowners, and the expiration of certain ITCs reduced the economic incentive to adopt residential solar. As a result, we intentionally moderated marketing investments to align with lower sales volumes. In addition, we acquired Sunder a sales force organization.

New Homes Business sales and marketing expenses had no comparable expenses in the prior-year period as the Company does not make significant investments in sales and marketing spend.

General and administrative

	Thirteen Weeks Ended
	March 29, 2026	March 30, 2025	$ Change	% Change
Residential Solar Installation	$15,833	$8,404	$7,429	88%
New Homes Business	11,545	6,492	5,053	78%
Dealer	2,947	—	2,947	*
Total general and administrative	$30,325	$14,896	$15,429	104%

*	Percentage change is not meaningful.

Residential Solar Installation general and administrative expenses increased primarily due to higher employee-related expenses, including salaries, benefits, and stock-based compensation, as we continued to invest in operational infrastructure and administrative support functions. Additionally, higher insurance, facilities, and technology-related costs investments that focuses on scalability contributed to the period over period increase.

New Homes Business general and administrative expenses increased primarily due to higher personnel costs and expanded administrative support for homebuilder programs, including project management, compliance, and operational oversight. We also incurred incremental technology, systems, and shared-services costs allocated to the New Homes segment as part of broader organizational growth.

Dealer general and administrative expenses primarily relate to personnel, facilities, and administrative overhead associated with integrating and operating the Dealer business.

Interest expense

Interest expense in the thirteen-weeks ended March 29, 2026, consisted principally of $4.5 million attributable to our September 2024 Notes and $1.8 attributable to the July 2024 Notes.

Interest expense in the thirteen-weeks ended March 30, 2025, consisted principally of $5.0 million of interest expense attributable to our September 2024 Notes and the remainder principally attributable to the July 2024 Notes.

Other non-operating income, net

Other non-operating income, net in the thirteen weeks ended March 29, 2026, was $30.8 million. The main drivers consist of $26.6 million gain on the remeasurement of the fair value of derivative liabilities associated with our 12% and 7% senior unsecured convertible notes and $5.2 million gain on the revaluation of deferred consideration, partially offset by a $1.1 million change in the fair value of our forward purchase agreements.

Other income net, for the thirteen weeks ended March 30, 2025, was $14.6 million. The main drivers of Other non-operating income, net were $15.1 million of gains on the remeasurement of the fair value of derivative liabilities associated with our July 2024 Notes and September 2024 Notes, $0.3 million of income arising from the change in the fair value of our forward purchase agreements and $0.2 million of other income, partially offset by $1.1 million of expense associated with the change in the fair value of our public, private placement and working capital warrants which are accounted for as liabilities.

Net income

As a result of the factors discussed above, our net income for the thirteen-weeks ended March 29, 2026 was $5.25 million, a $0.4 million increase in our net income as compared to net income of $4.8 million for the thirteen weeks ended March 30, 2025.

Fiscal year ended December 28, 2025 (“2025”) compared to the fiscal year ended December 29, 2024 (“2024”)

In this section, we discuss the results of our operations for fiscal 2025 compared to fiscal 2024. We discuss our cash flows and current financial condition under “Liquidity and Capital Resources”.

The following table sets forth our statements of operations data for the fiscal years ended December 28, 2025 and December 29, 2024, respectively. We have derived this data from our consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period. Within the tables presented, percentages are calculated based on the underlying whole-dollar amounts and, therefore, may not recalculate exactly from the rounded numbers used for disclosure purposes.

	Fiscal Year Ended
	December 28,	December 29,	$	%
(in thousands)	2025	2024	Change	Change
Revenues	$300,000	$108,742	$191,258	176%
Cost of revenues(1)	170,788	69,240	101,548	147
Gross profit	129,212	39,502	89,710	227
Gross margin %	43%	36%
Operating expenses:
Sales commissions	37,009	24,590	12,419	51
Sales and marketing(1)	29,030	6,827	22,203	325
General and administrative(1)	90,104	76,594	13,510	18
Total operating expenses	156,143	108,011	48,132	41
Loss from continuing operations	(26,931)	(68,509)	41,578	61
Interest expense(2)	(25,095)	(16,223)	(8,872)	55
Interest income	3	19	(16)	(84)
Other non-operating income, net(3)	9,347	7,932	1,415	18
Gain on troubled debt restructuring(4)	-	22,337	(22,337)	(100)
Loss from continuing operations before taxes	(42,676)	(54,444)	11,768	22
Income tax (provision)	(1,578)	-	(1,578)	*
Net loss from continuing operations	$(44,254)	$(54,444)	$10,190	19

(1)	Includes stock-based compensation expense as follows (in thousands):

	Fiscal Year Ended
	December 28	December 29,
	2025	2024
Cost of revenues	$3,003	$157
Sales and marketing	2,618	598
General and administrative	4,867	2,312
Total stock-based compensation expense	$10,488	$3,067

(2)	Includes interest expense and amortization of debt discount costs with related parties of $5.7 million and $7.6 million in 2025 and 2024, respectively.

(3)

Includes the following related party transactions in 2025 (i) a gain of $3.5 million due to the change in the fair value of derivative liabilities; and (ii) $0.1 million of other income due to a change in the fair value of a forward purchase agreement.

Includes the following related party transactions in 2024; (i) $0.7 million of expense in connection with the conversion of SAFE Agreements into shares of common stock and the change in the fair value of SAFE Agreements, (ii) $3.0 million of expense in connection with the loss on issuance of a derivative liability and $0.3 million of income due to the change in the value of derivative liabilities, and (iii) $0.1 million of income in connection with the change in the fair value of forward purchase agreements.

(4)	Gain includes $12.5 million with a related party in 2024.

*	Percentage change not meaningful.

Revenues

We disaggregate our revenues based on the following reportable segments (in thousands):

	Fiscal Year Ended
	December 28,	December 29,	$	%
	2025	2024	Change	Change
Residential Solar Installation	$160,987	$67,460	$93,527	139%
New Homes Business	124,595	41,282	83,313	202
Dealer	14,418	-	14,418	*
Total revenues	$300,000	$108,742	$191,258	176

*	Percentage change not meaningful.

Residential Solar Installation revenue increased primarily attributed to a full year of Solar Installation due to the acquisition of SunPower Businesses at the beginning of our fourth quarter in fiscal year ended December 29, 2024. New Homes Business increased due to the sale of solar system sales to home builders and the completion of backlog projects acquired with the SunPower Businesses. Dealer revenues are attributable to the acquisition of Sunder.

Cost of Revenues and Gross Margin

	Fiscal Year Ended
	December 28,	December 29,	$	%
	2025	2024	Change	Change
Residential Solar Installation	$88,400	$45,266	$43,134	95%
New Homes Business	82,288	23,974	58,314	243
Dealer	100	-	100	-
Total cost of revenues	$170,788	$69,240	$101,548	147

Gross Margin	43%	36%

*	Percentage change not meaningful.

Residential Solar Installation cost of revenue increase is primarily attributed to a full year of Solar Installation as described above. New Homes Business cost of revenue increased as a result of a full year of completing backlog and the inventory costs associated with each solar system sale. Cost of revenues attributable to the Dealer network is attributable to the acquisition of Sunder.

The increase in gross margins is attributed to operational efficiencies gained through the synergies created by consolidating the various lines of business and streamlining direct overhead costs attributed to each solar installation.

Sales Commissions

	Fiscal Year Ended
	December 28,	December 29,	$	%
	2025	2024	Change	Change
Residential Solar Installation	$26,298	$23,388	$2,910	12%
New Homes Business	5,032	1,202	3,830	319
Dealer	5,679	-	5,679	*
Total sales commissions	$37,009	$24,590	$12,419	51

*	Percentage change not meaningful.

Residential Solar and New Homes Business sales commission increased from the prior fiscal year ended December 28, 2025 is primarily attributable to the increase in revenue.

Sales and Marketing

	Fiscal Year Ended
	December 28,	December 29,	$	%
	2025	2024	Change	Change
Residential Solar Installation	$25,154	$6,827	$18,327	268%
New Homes Business	3,253	-	3,253	*
Dealer	623	-	623	*
Total sales & marketing	$29,030	$6,827	22,203	325

*	Percentage change not meaningful.

Residential Solar Installation expense increased in fiscal 2025 compared to fiscal 2024 due to increase in overall headcount due to combined business and increasing sales and marketing footprint. New Homes Business increased when compared to prior year primarily attributable to our decision to invest in sales and marketing efforts in fiscal 2025.

General and Administrative

	Fiscal Year Ended
	December 28,	December 29,	$	%
	2025	2024	Change	Change
Residential Solar Installation	$58,597	$57,641	$956	2%
New Homes Business	29,648	18,953	10,695	56
Dealer	1,859	-	1,859	*
Total general and administrative	$90,104	$76,594	$13,510	18

*	Percentage change not meaningful.

Residential Solar Installation expenses decreased as a result of declines in our legacy operations following a strategic resizing of this reportable segment including reduction of personnel costs. New Homes Business increased due a full year of operations in fiscal 2025. Dealer reportable segment expenses increased entirely attributable to our acquisition of Sunder.

Interest Expense

Interest expense inclusive of amortization of debt issuance costs was $25.1 million in fiscal 2025 and principally consisted of $20.4 million attributable to our 7.0% senior unsecured convertible notes and $3.4 million attributable to our 12.0% senior unsecured convertible notes with the remainder attributable to interest expense on our other obligations.

Interest expense inclusive of amortization of debt issuance costs was $16.2 million in fiscal 2024 and principally consisted of (i) $5.5 million related to our 7.0% senior unsecured convertible notes, (ii) $3.5 million related to our 12.0% senior unsecured convertible notes, (iii) $5.8 million relating to obligations that were exchanged during fiscal 2024 for 12.0% senior unsecured convertible notes, and (iv) other of $1.4 million.

Other Non-Operating Income, Net

Other non-operating income, net, was $9.3 million in fiscal 2025. Other income principally consisted of $11.5 million of gains from changes in the fair value of derivative liabilities associated with our 12.0% and 7.0% senior unsecured convertible notes and other non-cash income and other of $1.3 million. These gains were partially offset by a $2.8 million increase in the fair value of our public, private placement and working capital warrants accounted for as liabilities, $0.5 million increase in the fair value of our forward purchase agreements liabilities, and $0.2 million increase in the fair value of a SAFE Agreement liability.

Other non-operating income, net was $7.9 million in fiscal 2024. The amounts consisted primarily of a $34.0 million gain on remeasurement of derivative liabilities associated with our 12.0% and 7.0% senior unsecured convertible notes, a $2.9 million net gain due to changes in fair values of warrants accounted for as liabilities, a $0.6 million gain due to the change in the fair value of SAFE Agreements and net other of $0.2 million partially offset by a $24.7 million loss on issuance of a derivative liabilities, $3.8 million of other financing costs and $1.3 million loss on the conversion of SAFE Agreements.

Net Loss from Continuing Operations

Our net loss from continuing operations in 2025, was $44.3 million, a decrease in net loss of $10.1 million, as compared to a net loss from continuing operations of $54.4 million in 2024.

Liquidity and Capital Resources

Overview

Our operating loss was $19.2 million in the thirteen week period ended March 29, 2026. As of March 29, 2026, we had an accumulated deficit of $451.5 million, current debt of $38.0 million, and cash and cash equivalents (excluding restricted cash) of $9.5 million which was held for working capital expenditures. We believe our operating losses and negative operating cash flows will continue into the foreseeable future.

Material Changes to our Liquidity and Capital Resources since December 28, 2025

Amendment to White Lion Purchase Agreement

On January 11, 2026, we and White Lion Capital, LLC (“White Lion”) entered into Amendment No. 3 (the “Amendment No. 3”) to the Common Stock Purchase Agreement, dated July 16, 2024, between the Company and White Lion, as previously amended by Amendment No. 1, effective July 24, 2024, and Amendment No. 2, effective August 14, 2024 (as amended, the “Purchase Agreement”). Amendment No. 3 extends the commitment period under the Purchase Agreement (the “Commitment Period”) to the earlier of December 31, 2027 and the date on which White Lion has purchased an aggregate number of shares of our common stock equal to the Commitment Amount (as defined below). Further, Amendment No. 3 increases, subject to approval by the Company’s stockholders, the commitment amount under the Purchase Agreement to $55.0 million of shares of its common stock (the “Commitment Amount”), which the Company may elect to sell to White Lion pursuant to the Purchase Agreement, from time to time in our sole discretion, during the Commitment Period. Lastly, Amendment No. 3 adds an option for the Company to submit three hour rapid purchase notices to White Lion that, if accepted by White Lion and otherwise delivered in accordance with the Purchase Agreement, would enable us to sell shares of our common stock to White Lion based on the lowest traded price of our common stock during the three-hour valuation period following White Lion’s written acceptance of a three hour purchase notice.

Standby Equity Purchase Agreement and $1.9 Million Note

On January 27, 2026, we entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, LTD. (“YA”). Under the SEPA, YA agreed to advance up to $20.0 million (the “Prepaid Advances”) to us in the form of convertible promissory notes. (each, a “Promissory Note”), subject to the terms and conditions of the SEPA. As discussed below, we received an initial Pre-Paid Advance of $1.9 million, and the Company’s rights to further Pre-Paid Advances terminated pursuant to the terms of the SEPA. The Pre-Paid Advance under the Promissory Notes accrue interest at 0% per annum, increasing to 18% per annum upon the occurrence of an event of default. The Pre-Paid Advance that we received was funded at a 10% original issue discount. In addition, the SEPA provides us with the right, but not the obligation, to require YA to purchase up to $25.0 million (“Commitment Amount”) of our common stock through January 27, 2029, subject to customary limitations and conditions, including trading volume and ownership limitations.

The SEPA will automatically terminate on the earliest to occur of (i) January 27, 2029 or (ii) the date on which YA has purchased from us under the SEPA the Commitment Amount in full. We may terminate the SEPA at any time upon five trading days’ prior written notice to YA, provided that there are no outstanding advance notices under which we have yet to issue shares of our common stock, there are no amounts outstanding under any promissory notes, and provided that we have paid all amounts owed to YA pursuant to the SEPA. We and YA may also agree to terminate the SEPA by mutual written consent.

We view the SEPA as a flexible source of potential liquidity; however, the issuance of equity under the SEPA could result in dilution to existing stockholders, and the availability of proceeds is subject to market conditions and compliance with the agreement’s terms.

In connection with the execution of the SEPA, we paid YA a due diligence, structuring and commitment fee totaling $0.4 million which consisted of $0.05 million cash and 175,000 shares of common stock.

On January 27, 2026 the first Pre-Paid Advance was disbursed. The gross amount of the borrowing under the Pre-Paid Advance was $1.9 million, which was advanced under a Promissory Note (“$1.9 Million Note”), for net proceeds received totaling $1.7 million after the contractual discount. The $1.9 Million Note matures on January 27, 2027, subject to extension at YA’s option, and is convertible into shares of our common stock.

March 2026 Bridge Note

On March 6, 2026, we entered into a purchase agreement with YA pursuant to which we issued a convertible debenture in the principal amount of $10.0 million (the “March 2026 Bridge Note”) for net proceeds of approximately $9.0 million, after fees.

The March 2026 Bridge Note bears interest at 0% per annum, increasing to 18% per annum upon the occurrence of an event of default, and matures on March 6, 2027, subject to extension at YA’s option. Beginning on May 6, 2026, we are required to make monthly installment payments through September 6, 2026, each consisting of $2.0 million of principal, a payment premium of $0.06 million, and any accrued interest. Each installment may be satisfied, at the Company’s option, in cash, through the issuance of shares pursuant to an advance notice under the SEPA, or through a combination of both. The terms of the March 2026 Bridge Note were subsequently amended as summarized below.

The March 2026 Bridge Note is convertible into shares of our common stock at the option of YA. Outstanding balances may be converted at an adjusted fixed price of $1.64 per share, or, with respect to amounts due and unpaid on or after an installment date, at a variable price based on a percentage of our stock’s recent trading prices, subject to a floor price. The March 2026 Bridge Note also permits us, under certain conditions, to redeem amounts outstanding prior to maturity, which may require the payment of a premium depending on the timing of such redemption.

At any time after issuance, YA may convert all or a portion of the outstanding principal balance into shares of the Company’s common stock at an adjusted fixed conversion price of $1.64 per share (the “Fixed Price”). In addition, any Installment Amount that remains unpaid following an Installment Date may be converted at a price equal to 95% of the volume weighted average price (“VWAP”) of the Company’s common stock during the five trading days immediately preceding the conversion date, subject to a minimum conversion price equal to the then-applicable floor price.

The Company may, at its option, redeem all or a portion of the outstanding balance of the March 2026 Bridge Note (an “Optional Redemption”) upon written notice to YA, provided that the VWAP of the Company’s common stock at the time of such notice is less than the Fixed Price. The redemption price equals (i) the principal amount redeemed, (ii) a premium of 3% of such principal amount, and (iii) any accrued and unpaid interest; provided that the premium does not apply to Optional Redemptions completed on or prior to April 30, 2026.

Financing transactions subsequent to March 29, 2026

Subsequent to the quarter ended March 29, 2026, we completed several significant financing and capital restructuring transactions. On April 21, 2026, we completed a private offering (“Private Offering”) of $41.0 million aggregate principal amount of 10.0% Convertible Senior Secured Notes due 2029 (the “10% Senior Secured Notes”). The Private Offering included (i) $25.0 million of notes issued to institutional investors, (ii) $6.0 million of notes issued to an affiliate of our CEO in exchange for amounts previously advanced under the Third SAFE and Fourth SAFE (refer to Note 8 – SAFE Agreement and Note 18 – Subsequent Events to Unaudited Condensed Consolidated Financial Statements for details of the SAFE Agreements) and (iii) $10.0 million of notes issued in connection with the exchange of the Seller Note (as described below). Net proceeds from the Private Offering, after payment of transaction fees and expenses and the settlement of certain obligations, were approximately $9.8 million.

We used a portion of the gross proceeds from the offering to (i) prepay $5.0 million of the March 2026 Bridge Note, (ii) satisfy payment obligations under an amended settlement agreement with Siemens totaling $4.75 million, (iii) make a $4.0 million cash payment to CPP Note Purchase Agreement (as defined below); and (iv) pay approximately $1.5 million of fees and expenses incurred in connection with the private offering. The remaining proceeds are expected to be used for working capital and general corporate purposes, including repayment of the remaining balance under the March 2026 Bridge Note.

On April 21, 2026, in connection with the Private Offering, we and YA entered into a letter agreement (the “YA Letter”). Pursuant to the YA Letter, we agreed to voluntary prepay $5.0 million of the outstanding principal amount of March 2026 Bridge Note, resulting in a revised outstanding principal balance under the March 2026 Bridge Note of $5.0 million. We further agreed to repay the remaining principal balance and accrued interest under the March 2026 Bridge Note in four equal monthly installments of $1.287 million, with the first payment due on May 5, 2026. Pursuant to the YA Letter, YA further consented to the issuance of the 10% Senior Secured Notes and the grant of the liens to secure the obligations under the 10% Senior Secured Notes.

Also on April 21, 2026, we entered into a Note Purchase Agreement with CPP (the “CPP Note Purchase Agreement”) that provides for the following in exchange for the outstanding Seller Note (in addition to the issuance of $10.0 million principal amount of 10% Senior Secured Notes to CPP as summarized above): (i) we made a $4.0 million payment in cash to CPP at the closing under the CPP Note Purchase Agreement and (ii) amended and restated the outstanding Seller Note as further summarized below. In connection with the 10% Senior Secured Notes offering, we amended and restated the Seller Note (“A&R Seller Note”). The A&R Seller Note has a revised principal balance of $7.0 million and bears interest at 7.0% per annum, compounded quarterly, increasing to 10.0% per annum beginning May 15, 2026. The A&R Seller Note is payable in four installments between October 2026 and January 2027, subject to extension if payment is restricted under the 10% Senior Secured Notes. The A&R Seller Note is unsecured and contains customary events of default and change-of-control provisions.

Additionally, on April 21, 2026, we entered into privately negotiated exchange agreements with certain holders of our 7.0% Notes due 2029, pursuant to which $21.25 million of the principal amount of such notes was exchanged for shares of our common stock and cash for accrued interest, thereby reducing outstanding indebtedness and future cash interest obligations.

Liquidity Outlook

We continue to evaluate additional financing opportunities and capital management strategies to support our operating needs and strategic objectives.

Our primary sources of liquidity consist of existing cash balances, cash flows from operations, and access to capital under new and existing financing arrangements. We expect that installment payments under the current obligations will require the use of available cash, equity issuance, or a combination thereof. As a result, our liquidity and capital resources will continue to depend on operating performance, capital market conditions, and our ability to access equity financing arrangements.

Cash Flows

We expect that our principal short-term (over the next 12 months) cash needs related to our operations will be to fund working capital, acquisitions, payments on our outstanding debt, and legal settlements. We plan to fund any cash requirements for the next 12 months from our existing cash and cash equivalents, cash generated from operations and debt and equity financings. For the long-term period (beyond 12 months), we aim to generate cash flows from operations to support our ongoing business operations and strategic investment plans. We regularly evaluate our liquidity position, debt obligations and expected cash requirements. As part of this ongoing assessment, we may pursue additional financing through the issuance of equity or the debt financing, as necessary, to meet our operational and investment needs. Our ability to obtain debt or any other additional financing that we may choose to, or need to, obtain will depend on, among other things, our development efforts, business plans, operating performance and the condition of the capital markets at the time we seek financing.

We are not currently eligible to use a registration statement on Form S-3 that would allow us to continuously incorporate by reference our SEC reports into the registration statement, to use “shelf” registration statements to conduct offerings, or to use our at-the-market offering facility until approximately one year from the date we have regained and maintained status as a current filer. Our inability to use Form S-3 significantly impairs our ability to raise the necessary capital to fund our operations and execute our strategy. If we seek to access to the capital markets through a registered offering during the period of time that we are unable to use Form S-3, we may be required to publicly disclose the proposed offering and the material terms thereof before the offering commences, we may experience delays in the offering process due to SEC review of a Form S-1 registration statement and we may incur increased offering and transaction costs and other considerations. If we are unable to raise capital through a registered offering, we would be required to conduct our equity financing transactions on a private placement basis, which may be subject to pricing, size and other limitations imposed under the Nasdaq rules, or seek other sources of capital. The foregoing limitations on our financing approaches could prevent us from pursuing transactions or implementing business strategies that would be beneficial to our business.

Cash flows for the thirteen weeks ended March 29, 2026 and March 30, 2025

The following table summarizes our cash flows from operating, investing, and financing activities for the thirteen week periods ended March 29, 2026 and March 30, 2025 (in thousands):

	Thirteen Weeks Ended
	March 29, 2026	March 30 2025
Net cash used in operating activities	$(25,656)	$(2,627)
Net cash used in investing activities	553	—
Net cash provided by financing activities	22,267	(198)
Net decrease in cash, cash equivalents and restricted cash	(2,836)	(2,825)

Cash flows from operating activities

Net cash used in operating activities was $25.6 million in the thirteen weeks ended March 29, 2026. Net income of $4.1 million was offset by unfavorable non-cash adjustments of $22.0 million and an $8.9 million net cash outflow of operating assets and liabilities. Unfavorable non-cash adjustments consisted principally of a $26.6 million change in the fair value of derivative liabilities, $5.2 million unfavorable change in the fair value of the deferred consideration, $0.6 million deferred tax benefit and $0.6 million change in the fair value of warrants, partially offset by a $3.7 million of amortization of debt issuance costs, $3.6 million of depreciation and amortization, $1.6 million of stock-based compensation expense, $1.1 million change in the fair value of forward purchase agreements, $0.5 million of non-cash lease expense and net other adjustments of $0.5 million. Net cash outflows from changes in operating assets and liabilities principally consisted of a $12.9 million decrease in contract liabilities, $10.9 million increase in prepaid expenses and other assets and a $1.8 million decrease in accounts payable, partially offset by a $9.7 million increase in accrued expenses and other current liabilities, $5.0 million decrease in accounts receivable and a $2.0 million decrease in inventories.

Net cash used in operating activities of $2.7 million in the thirteen weeks ended March 30, 2025, was due to net income of $4.8 million offset by $7.4 million of unfavorable noncash adjustments and $0.1 million of cash outflow from changes in operating assets and liabilities. Non-cash adjustments consisted principally of $15.1 million arising from remeasurement of derivative liabilities, partially offset by $3.7 million of amortization of debt issuance costs, $1.6 million of depreciation and amortization, $1.1 million provision for credit losses, $1.1 million due to the change in the fair value of warrants classified as liabilities, and $0.5 million of stock-based compensation. Cash outflows from changes in operating assets consisted principally of $11.3 million increase in contract assets, $4.4 million increase in prepaid expenses and other current assets, a $5.2 million decrease in accrued expenses and other liabilities, and a $0.4 million decrease in current operating lease liabilities almost entirely offset by an $11.4 million decrease in inventories, a $6.9 million increase in accounts payable and a $3.1 million decrease in contract liabilities.

Cash flows from investing activities

Net cash inflow of $0.5 million from investing activities in the thirteen week period ended March 29, 2026 is attributable to the cash acquired in the acquisition of Cobalt. Cobalt was acquired in exchange for shares of our common stock.

Net cash used in investing activities was zero in the thirteen-weeks ended March 30, 2025.

Cash flows from financing activities

Net cash provided by financing activities from continuing operations was $22.2 million for the thirteen weeks ended March 29, 2026 and consisted principally of $10.7 million in proceeds from the issuance of short-term debt, $1.3 million in proceeds from a related party in exchange for the issuance of 12% senior unsecured convertible notes, $7.0 million of proceeds from the issuance of our common stock and a related party investor deposit of $5.0 million partially offset by $1.1 million in principal payments on our 12% senior unsecured convertible notes and $0.7 million of finance lease payments.

Net cash used in financing activities was $0.2 million for the thirteen weeks ended March 30, 2025, and consisted of $0.5 million of payments on our finance leases partially offset by $0.2 million in proceeds from the issuance of September 2024 Notes, and $0.1 million in proceeds from the exercise of stock options and warrants in exchange for the issuance of shares of our common stock.

Cash Flows for the Fiscal Years Ended December 28, 2025 and December 29, 2024

The following table summarizes our cash flows from operating, investing, and financing activities for the fiscal years ended (in thousands):

	Fiscal Year Ended
	December 28,	December 29,
	2025	2024
Net cash used in operating activities from continuing operations	$(15,327)	$(54,662)
Net cash used in investing activities from continuing operations	(19,339)	(54,657)
Net cash provided by financing activities from continuing operations	30,905	120,100
Net (decrease) increase in cash, cash equivalents and restricted cash	(3,761)	10,803

Cash Flows from Operating Activities

Net cash used in operating activities from continuing operations of $15.3 million for the fiscal year ended December 28, 2025 was primarily due to the net loss from continuing operations, net of tax of $44.3 million and net cash outflows of $3.1 million from changes in our operating assets and liabilities which was partially offset by non-cash adjustments of $32.1 million. The main drivers of non-cash charges of $31.3 million consisted of $15.3 million of amortization of debt issuance costs, $10.5 million of stock-based compensation expense, $9.1 million of depreciation and amortization expense, $3.6 million provision for credit losses, $2.8 million loss due to the changes in the fair value warrant liabilities, $1.4 million of non-cash lease expense, and $1.3 million of deferred tax expense, partially offset by an $11.5 million change in the fair value of derivative liabilities, a $0.5 million change in the fair value of our forward purchase agreement liabilities, and a $0.6 million change in the fair value of deferred consideration in connection with our acquisition of Sunder. The main drivers of net cash outflows from changes in operating assets and liabilities consisted of a $38.8 million increase in trade accounts receivable, an $15.9 million decrease in accrued expenses and other current liabilities, a $1.5 million decrease in operating lease liabilities, a $5.6 million increase in prepaid expenses and other assets and a $3.1 million decrease in contract liabilities, partially offset by a $38.4 million decrease in inventories, a $15.3 million increase in accounts payable and an $8.5 million decrease in contract assets.

Net cash used in operating activities from continuing operations of $54.6 million for the fiscal year ended December 29, 2024 was primarily due to the net loss from continuing operations, net of tax of $54.4 million and net cash outflows of $6.6 million from changes in our operating assets and liabilities which was partially offset by non-cash adjustments of $6.4 million. Non-cash charges primarily consisted of $24.7 million for loss on issuance of derivative liability, $9.1 million provision for credit losses, $5.8 million of amortization of debt issuance costs, $9.2 million of non-cash expense in connection with warrants issued for vendor services, $3.1 million of stock-based compensation expense, $3.9 million accretion of debt in CS Solis, $3.8 million for asset impairment and disposals, $2.7 million for depreciation and amortization, $1.8 million for non-cash interest expense, $0.8 million for lease expense, and $1.3 million for loss on conversion of SAFE Agreements to shares of common stock, and $0.4 million of other financing costs, partially offset by a decrease of $34.0 million for the change in fair value of derivative liabilities, $22.3 million gain on troubled debt restructuring, $2.9 million change in fair value of warrant liabilities, and $1.0 million change due to fair value adjustments. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in contract assets of $21.5 million, a $10.4 million decrease in accounts payable, a $0.8 million decrease in operating lease liabilities, and a $0.2 million increase in prepaid expenses and other current assets, partially offset by an $8.7 million decrease in inventories, a $3.3 million decrease in accounts receivable, a $14.1 million increase in accrued expenses and $0.2 million of other.

Cash Flows from Investing Activities

Net cash used in investing activities from continuing operations of $19.3 million in 2025 is principally attributable to the cash paid for the acquisition of Sunder.

Net cash used by investing activities from continuing operations of $54.7 million for the fiscal year ended December 29, 2024 was primarily due to the acquisition of SunPower of $53.5 million (net of $1.0 million of cash) and $1.2 million in capital expenditures.

Cash Flows from Financing Activities

Net cash provided by financing activities from continuing operations in 2025 was $30.9 million and consisted of $19.8 million received in exchange for 7.0% senior unsecured convertible notes, $7.0 million received from related party trusts of T.J. Rodgers, our Chairman and CEO, in exchange for 12% senior unsecured convertible notes, an investor deposit of $2.0 million received from a related party trust of T.J. Rodgers, $6.7 million in proceeds from the issuance of shares of our common stock, and $0.6 million in proceeds from the exercise of stock options and a warrant in exchange for shares of our common stock, partially offset by $2.3 million of finance lease payments, $2.2 million in payments on our debt obligations and $0.7 million for taxes paid related to net share settlement of equity awards.

Net cash provided by financing activities from continuing operations in 2024 was of $120.1 million and consisted of $107.7 million in proceeds from the issuance of convertible notes, $6.0 million in proceeds from the issuance of SAFE agreement, $6.7 million in proceeds from the issuance of common stock and $0.5 million in proceeds from the exercise of common stock options. The proceeds were partially offset by finance lease payments and the payment of a note aggregating $0.8 million.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

SunPower is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the closing of the Mergers, our post-combination company remains an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period, or (iv) the last day of the fiscal year ending after the fifth anniversary of our IPO. We expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Business

Our Mission

Our mission is to deliver energy-efficient solutions to homeowners and small to medium-sized businesses that allow them to lower their energy bills while reducing their carbon footprint. SunPower Inc. or SunPower, has created a unique, end-to-end offering that delivers a best-in-class customer experience with a robust technology platform, financing solutions, and high-performance solar equipment.

Business Overview

SunPower Inc. (the “Company”) is the rebranded name of Complete Solaria, Inc. The rebranding was effective April 22, 2025 and became legally effective on October 17, 2025. We are headquartered in Orem, Utah.

Complete Solaria, Inc. (“Complete Solaria”) was formed in November 2022 through the merger of Complete Solar Holding Corporation, a Delaware corporation (“Complete Solar”), and The Solaria Corporation, a Delaware corporation (such entity, “Solaria,” and such transaction, the “Business Combination”). Complete Solaria created a technology platform to offer clean energy products to homeowners by enabling a national network of sales partners and build partners. Our sales partners generate solar installation contracts with homeowners on our behalf. To facilitate this process, we provide the software tools, sales support and brand identity to our sales partners, making them competitive with national providers. We fulfill our customer contracts by engaging with local construction specialists and using our in-house installation experts. We manage the customer experience and complete all pre-construction activities prior to delivering build-ready projects including hardware, engineering plans, and building permits to our builder partners and in-house teams.

In October 2023, we sold the solar panel assets of The Solaria Corporation, including intellectual property and customer contracts to Maxeon Solar Technologies, Ltd. (“Maxeon”) pursuant to the terms of an asset purchase agreement (the “Disposal Agreement”). Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria for an aggregate purchase price of approximately $11.0 million consisting of 1,100,000 shares of Maxeon ordinary shares.

We expect to continue making acquisitions and entering into strategic partnerships as part of our long-term business strategy. For example, on September 24, 2025, we completed the purchase of all the membership interests of Sunder Energy, LLC (“Sunder”). Sunder provides a third-party solar energy sales force to initiate and execute contracts with customers throughout the United States. Sunder’s sales force works with solar installation companies in which Sunder acts as the agent for each transaction entered. Sunder earns revenue based on residential solar installation contracts for residential homeowners that are sold to installation companies in accordance with its contracts with those installation companies. Upon entering into a sales contract, the requisite performance obligation of Sunder is to assist the installation companies in the progress of the installation and obtain permission to operate. On November 21, 2025, we completed the purchase of all the membership interest of Ambia Energy, LLC (“Ambia”). Ambia is a residential solar energy system installer which operates in various markets throughout the United States. Ambia generates revenue from selling and installing solar energy systems or orchestrating the sale of a solar energy system which will be installed by a third party. On January 30, 2026, we completed the purchase of all of the equity interests of Cobalt Power Systems, Inc. (“Cobalt”). Cobalt is an installer of residential and commercial solar energy systems in the San Francisco Bay area. Cobalt generates revenue from the design and installation of solar power systems.

On August 5, 2024, we entered into an Asset Purchase Agreement (the “APA”) among us and SunPower Corporation and its direct and indirect subsidiaries (collectively, the “SunPower Debtors”) providing for the sale and purchase of certain assets relating to the Blue Raven Solar business, New Homes Business and Non-Installing Dealer network previously operated by the SunPower Debtors (the “Acquired SunPower Assets”). The APA was entered into in connection with a voluntary petition filed by SunPower under Chapter 11 of the United States Code, 11 U.S.C.§§ 101-1532. The sale was approved on September 23, 2024, by the United States Bankruptcy Court for the District of Delaware. We completed the acquisition of the Acquired SunPower Assets effective September 30, 2024. The assets and businesses acquired by us under the APA are referred to as the “SunPower Businesses.” As part of the acquisition the Company acquired Albatross, an order-to-management proprietary software to manage our orders, fulfillment and customer service all in one central location.

The acquisitions of Sunder, Ambia, Cobalt and SunPower Businesses are collectively referred to herein as “Acquisitions”.

Revenue Model

We offer solar system sales and installation to residential homeowners and the new home builders’ communities. The Acquisitions will allow us to accelerate our revenue growth and expand our footprint to deliver solar system sales into regions where we might have not previously done business.

We sell solar systems to homeowners, home builders and small to medium-sized commercial customers through third-party sales partners. As a result of our acquisition of Sunder, we operate a solar energy sales force to initiate and execute contracts with customers throughout the United States. We manage every aspect of project management for those contracts before ultimately contracting with builder partners or using in-house installation experts to complete the construction and installation of the solar systems. This residential solar platform provides homeowners with simple pricing for solar energy that provides significant savings compared to traditional utility energy. Homeowners can choose from a wide array of system features and financing options that best meet their needs. By delivering the best-matched products and a best-in-class customer experience, we establish valuable customer relationships that can extend beyond the initial solar energy system purchase and provide us with opportunities to offer additional products and services in the future.

Technology Innovation

Since inception, we have continued to invest in a platform of services and tools to enable large-scale operations for sales and builder partners. The platform incorporates processes and software solutions that simplify and streamline design, proposals, and project management throughout the lifecycle of a residential solar project. The platform empowers new market entrants and smaller industry participants with its plug-and-play capabilities. The ecosystem we have built provides broad reach, and we believe it positions us for sustained and rapid growth through a capital-efficient business model. The network of our partners continues to expand today.

We use salesforce.com to manage and fulfill orders which replaced our use of Albatross, the rights to which we acquired in connection with our acquisition of the SunPower Businesses. Albatross is a sales order platform which will be sunset later in 2026. Our acquisition of Sunder included Merdeka, a software platform which gives access from bookings to energization. We currently have this platform on view only and believe it has future potential as a differentiating option compared to our competition.

Differentiation and Operating Results

Delivering a differentiated customer experience is core to our strategy. It emphasizes a customized solution, including a design specific to each customer’s home and pricing configurations that typically drive both customer savings and value. Developing a trusted brand and providing a customized solar service offering resonates with customers accustomed to a traditional residential power market that is often overpriced and lacking in customer choice.

Our overall mission is to deliver energy-efficient solutions to homeowners, home builders and small to medium-sized businesses that allow them to lower their energy bills while reducing their carbon footprint. We want to pass our operational costs savings back to our customers by keeping costs low in an environment where labor costs are rising and interest rates remain uncertain. These operational costs savings are attributed to the workforce that was acquired as part of the SunPower Acquisition. We expanded our operations center that supports operations, order process, customer care and support, credit and collections, procurement, vendor management and accounting related functions, and have rationalized our headcount.

Our Strategy

Our strategy focuses on providing our sales partners with the software tools, sales support, and ability to compete effectively with national providers. This turnkey solution makes it easy for anyone to sell solar.

Solar System Sales

Solar System Sales are full systems sold to homeowners, home builders and small to medium-sized commercial businesses through our sales partner channels. We and our builder partners fulfill and install the systems. We believe that we can increase revenue by executing the following approaches:

●	Increase revenue by expanding installation capacity and developing new geographic markets through our partner programs- Certain of our partners become builder partners who install systems resulting from sales generated by our sales partners. By leveraging this network of skilled builders, in addition to our in-house installation experts, we aim to increase our installation capacity in traditional markets and expand our offering into new geographies throughout the U.S. We believe this will enable greater sales growth in existing markets and create new revenue in expansion markets.

●	Increase revenue and margin by engaging national-scale sales partners-We expect to create a consistent offering with a single execution process for national-scale sales partners throughout their territories, including in territories where we do not currently operate. These national accounts have unique customer relationships that will facilitate meaningful sales opportunities and low acquisition cost to increase revenue and improve margin.

●	Increase revenue and margin by executing on a battery storage opportunity - We have an opportunity to increase our revenue and margin in the battery space through our partnership with Enphase. By providing homeowners with an option to include battery storage as part of their solar system install, we believe there will be a greater need for battery storage as the demand and costs of energy will increase.

Our Strengths

The following strengths position us to drive the mass adoption of residential solar in a manner that maximizes the value of our growing customer base over the long term:

●	Platform of Services and Tools: A diversified and multi-pronged customer acquisition approach. This infrastructure underpins the ability to enjoy broad customer reach with a low system-wide cost structure and positions us for expansion to every market where distributed solar energy generation can offer homeowners savings versus traditional utility retail power.

●	Differentiated Customer Experience: We offer a unique customer experience through various methods: customer-friendly solar service features, tailored designs and customizable pricing for each homeowner, a highly consultative sales process, and a focus on customer savings.

●	Access to customers through third-party sales channels: The turn-key solar product offering, best-in-class customer service, and national footprint support third-party sales channels and strategic national partnerships. We provide solutions for sales channels seeking to expand their geographic reach and strengthen their relationships with their own customers.

●	Skilled labor workforce: We invest in safety first and ensure that our labor workforce is not only proficient in construction and energy but has strong communication, problem-solving and customer service skills. This allows them not only to make decisions quickly onsite but allows them to be empowered to service our customers on the spot and timely.

Customer Service and Operations

Solar System Sales

We have made significant investments to create a platform of services and tools that addresses customer origination, system design and installation, and general customer support. Before a sales representative conducts a consultation, homeowners are pre-qualified based on a preliminary evaluation that considers a homeowner’s credit, home ownership, electricity usage and suitability of the roof based on age, condition, shading and pitch. Once a homeowner is pre-qualified, all necessary data is collected, and a proposal is generated for the homeowner. If a homeowner is interested in moving forward, a customer contract is generated for electronic execution. This contract then undergoes a final review before it is countersigned. Homeowners financing their purchase via a loan, lease or power purchase agreement submit applications to financial institutions and, upon credit approval, execute financing agreements between the homeowner and the financier.

Once an agreement is fully executed, a site audit is performed at the home to inspect the condition of the roof, electrical equipment, and shading. Following this audit are a final system design plan and an application for any required building permits. The plans are reviewed to ensure they conform to the executed contract or to process a change order if required. A second production estimate is generated at that time and if the expected energy production exceeds or falls below the original estimate by certain thresholds, the homeowner agreement is modified accordingly. To reduce installation costs and operational risk, there are defined design and installation quality standards designed to ensure that homeowners receive a quality product, regardless of who installs the system.

After the solar panels are installed, the customer care team follows up with the homeowner with a survey on their experience. If a system requires maintenance, we or a dedicated service-only contractor will visit the customer’s home and perform any necessary repairs or maintenance at no additional cost to the customer.

Suppliers

The main components of a residential solar energy system are the solar modules, inverters, and racking systems. We also offer battery storage and car chargers where it can benefit our customers. We generally purchase components from select distributors, which are then shipped to build partners for installation. There is a running list of approved suppliers in the event any of the sources for modules, inverters or other components become unavailable. If we fail to develop, maintain, and expand relationships with these or other suppliers, the ability to meet anticipated demand for solar energy systems may be adversely affected, or at higher costs or delayed. If one or more of the suppliers ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, it may be difficult to identify alternate suppliers quickly or to qualify alternative products on commercially reasonable terms, and the ability to satisfy this demand may be adversely affected.

We screen all suppliers and components based on expected cost, reliability, warranty coverage, ease of installation, etc. We typically enter into master contract arrangements with major suppliers that define the general terms and conditions of purchases, including warranties, product specifications, indemnities, delivery and other customary terms. The declining cost of solar modules and the raw materials necessary to manufacture them have been a key driver in the prices charged for electricity and homeowner adoption of solar energy. If solar module and raw material prices do not continue to decline at the same rate as they have over the past several years, the resulting prices could slow growth and cause financial results to suffer. If we are required to pay higher prices for supplies, accept less favorable terms, or purchase solar modules or other system components from alternative, higher-priced sources, financial results may be adversely affected.

We and our build partners are responsible for and source the other products related to solar energy systems, such as fasteners, wiring and electrical fittings. From time-to-time, we procure these other products related to solar energy systems for our own installation business. We manage inventory through just-in-time delivery, at local warehouses, and as segregated inventory at build partners.

The main components of a residential solar module are the solar cells. Our solar modules are generally manufactured by third-party select manufacturers and are purchased from distributors.

Competition

Our primary competitors are the traditional utilities that supply electricity to potential customers. We compete with these traditional utilities primarily based on price (cents per kilowatt hour), predictability of future prices (by providing pre-determined annual price escalations) and the ease by which homeowners can switch to electricity generated by solar energy systems. Based on these factors, we compete favorably with many traditional utilities.

We compete for homeowner customers with other solar sales and installation companies and with solar companies with business models that are like ours. Our main competitors can be grouped broadly into (a) national, vertically integrated companies with established brands and proprietary consumer financing products; (b) small, local solar contractors who operate with relatively low fixed overhead expenses but who may lack systems, tools, and sophisticated product offerings; and (c) sales aggregators who engage with third-party sales companies to generate installation contracts. We compete favorably with these companies, with (a) better customer experience and better sales partner experience than the national vertically integrated companies; (b) better pricing and broader customer offerings than smaller local solar contractors; and (c) a better build partner experience than sales aggregators.

We also face competition from purely finance-driven organizations that acquire homeowner customers and then subcontract out the installation of solar energy systems, installation businesses that seek financing from external parties, large construction companies and utilities and sophisticated electrical and roofing companies.

Intellectual Property

We seek to protect our intellectual property rights by relying on federal, state and common law rights in the U.S. and other countries, as well as contractual restrictions. We generally enter into confidentiality and invention assignment agreements with employees and contractors, and confidentiality agreements with other third parties, to limit access to, and disclosure and use of, confidential information and proprietary technology. In addition to these contractual arrangements, we also rely on a combination of trademarks, trade dress, domain names, copyrights, and trade secrets to help protect the brand and other intellectual property.

Government Regulations and Incentives

Governments have used different public policy mechanisms to accelerate the adoption and use of solar power. Examples of customer-focused financial mechanisms include capital cost rebates, performance-based incentives, feed-in tariffs, tax credits, renewable portfolio standards, net metering, and carbon regulations. Some of these government mandates and economic incentives are scheduled to be reduced or to expire or could be eliminated. Capital cost rebates provide funds to customers based on the cost and size of a customer’s solar power system. Performance-based incentives provide funding to a customer based on the energy produced by their solar power system. Feed-in tariffs pay customers for solar power system generation based on energy produced at a rate generally guaranteed for a period of time. Tax credits reduce a customer’s taxes at the time the taxes are due. Renewable portfolio standards mandate that a certain percentage of electricity delivered to customers comes from eligible renewable energy resources. Net metering allows customers to deliver to the electric grid any excess electricity produced by their on-site solar power systems and to be credited for that excess electricity at or near the full retail price of electricity. Carbon regulations, including cap-and-trade and carbon pricing programs, increase the cost of fossil fuels, which release climate-altering carbon dioxide and other greenhouse gas emissions during combustion.

In addition to the mechanisms described above, there are various incentives for homeowners and businesses to adopt solar power in The Inflation Reduction Act of 2022 (the “IRA”). On July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was enacted and significantly modified this framework by accelerating the phase-out or termination of certain federal tax incentives and introducing additional eligibility requirements and compliance obligations. In particular, the OBBBA accelerates the termination of the clean electricity investment tax credit and production tax credit for applicable solar facilities, generally limiting availability to projects that begin construction by July 4, 2026 or are placed in service by December 31, 2027, and terminates the residential clean energy credit for property installed after December 31, 2025. The OBBBA also introduces additional restrictions relating to certain foreign entities of concern (“FEOC”) and supply chain sourcing, which may affect project eligibility and increase compliance costs.

Moreover, in Europe, the European Commission has mandated that its member states adopt integrated national climate and energy plans to increase their renewable energy targets to be achieved by 2030, which could benefit the deployment of solar. However, the U.S. and European Union, among others, have imposed tariffs or other import duties on solar products, or are evaluating the imposition of such duties on solar panels, solar cells, polysilicon, and other components. These import duties may offset the incentives described above and increase the price of our solar products.

Employees and Human Capital Resources

As of May 15, 2026, we had 710 employees on a full-time basis. We also engage independent contractors and consultants. No employees are covered by collective bargaining agreements. There have not been any work stoppages.

Our human capital resources objectives include identifying, recruiting, retaining, training, and integrating our existing and new employees. The principal purposes of our equity incentive plans are to attract, retain and motivate personnel through the granting of equity-based awards, increasing stockholder value and the success of our Company by motivating such individuals to perform to the best of their abilities and achieve SunPower’s objectives.

Facilities

Our corporate headquarters and executive offices are located in Orem, Utah.

We lease all the facilities and own no real property. We believe that our current facilities are adequate to meet ongoing needs. If additional space is required, we believe that we will be able to obtain additional facilities on commercially reasonable terms.

U.S. Corporate Information

We were originally known as Freedom Acquisition I Corp (“FACT”). We are engaged in solar system sales and associated commerce. On July 18, 2023, Complete Solaria, FACT, and certain other entities consummated the transactions contemplated under that certain amended and restated Business Combination Agreement, dated as of May 26, 2023, following the approval at the special meeting of the stockholders of FACT held July 11, 2023. In connection with the closing of the Business Combination, we changed our name from Freedom Acquisition I Corp. to Complete Solaria, Inc.

Our principal executive offices are located at 1403 N. Research Way, Orem UT 84097, and our telephone number is (877) 299-4943.

Access to Company Information

We file or furnish periodic reports and amendments thereto, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, proxy statements and other information with the SEC. In addition, the SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically. Our internet address is https://us.sunpower.com. Through our internet website, we make available, free of charge, our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such reports have been filed with or furnished to the SEC. The link to our website is provided as an inactive textual reference only and the information on our website is not a part of this prospectus.

Management

Our Directors and their ages as of May 15, 2026 are set forth below.

Name	Position	Age
Thurman J. Rodgers	Executive Chairman, CEO, Director	78
Antonio R. Alvarez	Director	69
William J. Anderson	Director	49
Adam Gishen (1) (3)	Director	51
Chris Lundell	Director	65
Lothar Maier (1) (2)	Director	71
J. Daniel McCranie	Director	82
Ronald Pasek (1) (3)	Director, Lead Independent	65
Tidjane Thiam (2)	Director	63
Devin Whatley (2)	Director	57
Jamie Haenggi (2) (3)	Director	56
Bernard Gutmann (1)	Director	66

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Thurman J. Rodgers. Thurman J. (T.J.) Rodgers, 78, has served as the Chief Executive Officer of the Company since April 2024 and as a member of the Company’s Board of Directors since November 2022 and as Executive Chairman since June 2023. Mr. Rodgers founded Cypress Semiconductor in 1982 and served as Cypress’ Chief Executive Officer from 1982 to 2016. Mr. Rodgers currently serves on the boards of other energy-related companies: including Enovix and Enphase Energy Inc. (energy and storage technologies). From 2004 to 2012, he served as a member of Dartmouth’s board of trustees. Mr. Rodgers was a Sloan scholar at Dartmouth, where he graduated in 1970 as the Salutatorian with a double major in Physics and Chemistry. He won the Townsend Prize and the Haseltine Chemistry-Physics Prize as the top physics and chemistry student in his class. Mr. Rodgers holds a master’s degree and a Ph.D. in Electrical Engineering from Stanford University, where he attended on a Hertz fellowship.

Antonio R. Alvarez. Antonio R. Alvarez, 69, has served as a member of the Company’s Board of Directors since November 2022. Mr. Alvarez served as the President of the Company since the merger of Complete Solar and Solaria in November 2022 until March 2023. From 2020 to 2022, Mr. Alvarez served as Solaria’s Chief Executive Officer. Prior to 2020, Mr. Alvarez served in various executive roles at Altierre Corporation, Aptina Imaging, Advanced Analogic Technologies, Leadis Technology and Cypress Semiconductor. Currently, Mr. Alvarez serves on the Board of Directors of NexGen Power Systems and previously served as a board member of SunEdison, SunEdison Semiconductor, ChipMOS Technology, and Validity Sensors. Mr. Alvarez holds a B.S. and an M.S. in Electrical Engineering from the Georgia Institute of Technology.

William J. Anderson. William J. Anderson, 49, served as the Chief Executive Officer of the Company from November 2022 to December 2023. From 2010 to 2022, he served as the Chief Executive Officer of Complete Solar. From 2007 to 2009, Mr. Anderson served as CEO of Risk Allocation Systems, Inc., a lending platform connecting automobile dealerships and credit unions in order to offer point of sale automobile loans to car buyers. From 2009 to 2010, Mr. Anderson served as Partner at SVE Partners, a boutique consulting firm serving technology start-ups and venture capital investors. Mr. Anderson holds a B.S. in Managerial Sciences from the Massachusetts Institute of Technology and an M.B.A. from the Stanford University Graduate School of Business.

Adam Gishen. Adam Gishen, 51, served as FACT’s Chief Executive Officer from February until the Business Combination in July 2023, and served as one of FACT’s initial board observers. From 2015 to 2020, Mr. Gishen served in several senior roles at Credit Suisse Group AG, including Global Head of Investor Relations, Corporate Communications and Marketing and Branding. Prior to 2015, Mr. Gishen was a partner at Ondra Partners, a financial advisory firm and previous to this worked as a Managing Director at Nomura and at Lehman Brothers in the area of equity capital markets. Mr. Gishen graduated from the University of Leeds.

Chris Lundell. Christopher Lundell, 65, has served as a member of the Company’s Board of Directors since November 2023. Mr. Lundell served as the Chief Executive Officer of the Company from December 2023 to April 2024. Mr. Lundell is the Founder of CMO Grow, a marketing consultancy firm. Prior to that, he was the CMO at Vivint Solar, the President of the Americas at NEXThink, and CMO and COO at Domo. He holds an M.B.A. from Brigham Young University.

Lothar Maier. Lothar Maier, 71, has served as a member of the Company’s Board of Directors since November 2024. Mr. Maier served as Director of FormFactor Inc, from November 2006 to May 2024. Mr. Maier served as the Chief Executive Officer and a member of the Board of Directors of Linear Technology Corporation, a supplier of high performance analog integrated circuits, from January 2005 to March 2017. Prior to that, he served as Linear Technology’s Chief Operating Officer from April 1999 to December 2004. Before joining Linear Technology, Mr. Maier held various management positions at Cypress Semiconductor Corporation, a provider of high-performance, mixed-signal, programmable solutions, from July 1983 to March 1999, including as Senior Vice President and Executive Vice President of Worldwide Operations. Mr. Maier holds a B.S. in chemical engineering from the University of California at Berkeley.

J. Daniel McCranie. J. Daniel McCranie, 82, has served as a member of the Company’s Board of Directors since January 2025. After his early career in semiconductor sales, Mr. McCranie became the executive vice president of sales & marketing for Harris Corporation, a technology company, and the chief executive officer of SEEQ Technology, a semiconductor company, and Virage Logic Corporation, a semiconductor company. From 1994 to 2001, he joined Cypress Semiconductor Corporation, a semiconductor company, as executive vice president of sales & marketing. He has held 10 board positions in the semiconductor and technology, including having served on the board of Cypress Semiconductor Corporation, from June 2017 to May 2019, ON Semiconductor Corporation, a semiconductor company, from 2001 to 2018, and Enovix Corporation from December 2021 until January 2023. From 2012 to 2017, he served on the board of Mentor Graphics, an electric design automation company. He holds a B.S. in Electrical Engineering from Virginia Polytechnic Institute.

Ronald Pasek. Ronald Pasek, 65, has served as a member of the Company’s Board of Directors since February 2023. Since 2015, Mr. Pasek has served as the chairman of the Board of Directors of Spectra7 Microsystems Inc., a Canadian publicly-traded consumer connectivity company. Since January 2026, Mr. Pasek has also served as a director of Extreme Networks, Inc. From 2016 to 2020, Mr. Pasek was Chief Financial Officer of NetApp. From 2009 until its acquisition by Intel in December 2015, Mr. Pasek served as Senior Vice President, Finance and Chief Financial Officer of Altera Corporation, a worldwide provider of programmable logic devices. Mr. Pasek was previously employed by Sun Microsystems, in a variety of roles including Vice President, Corporate Treasurer and Vice President of worldwide field finance, worldwide manufacturing and U.S. field finance. Mr. Pasek holds a B.S. degree from San Jose State University and an M.B.A. degree from Santa Clara University.

Tidjane Thiam. Tidjane Thiam, 63, served as a member of the FACT Board and as Executive Chairman of FACT since inception until the Business Combination in July 2023. In 2021, Mr. Thiam was appointed Chairman of Rwanda Finance Limited. He also serves as a Director and Chair of the Audit Committee of Kering S.A., the French luxury group. Mr. Thiam is also a Special Envoy on Covid 19 for the African Union. From 2015 to 2020, Mr. Thiam was Chief Executive Officer of Credit Suisse Group AG. From 2014 to 2019, Mr. Thiam was a Director of 21st Century Fox and served on its Nominating and Corporate Governance Committee. Mr. Thiam previously served at Prudential plc, a global insurance company based on London, as the Group Chief Executive from 2009 to 2015, a Director from 2008 to 2015 and Group Chief Financial Officer from 2008 to 2009. Mr. Thiam holds an M.B.A. from INSEAD and graduated from École Nationale Supérieure des Mines de Paris in 1986 and from École Polytechnique in Paris in 1984.

Devin Whatley. Devin Whatley, 57, has served as a member of our Board of Directors since November 2022. Since 2010, Mr. Whatley has served as the Managing Partner at the Ecosystem Integrity Fund. Mr. Whatley serves as a member of the Board of Directors of several private companies focused on renewable energy. Mr. Whatley was a CFA Charterholder and holds a B.A. in East Asian Studies with a Business Emphasis from the University of California, Los Angeles and an M.B.A. from the Wharton School at the University of Pennsylvania.

Jamie Haenggi. Jamie Haenggi, 56 has served as a member of the Company’s Board of Directors since April 2025. Ms. Haenggi brings more than 30 years of executive leadership in sales, marketing, operations, and customer experience across the solar, security, and telecom industries. Most recently, she served as President of ADT Solar and Executive Vice President and Chief Customer Officer of ADT Security Services. Prior to that, she held Chief Marketing Officer and senior executive roles at ADT Security, Protection 1, National Guardian, Holmes Protection, and Vonage. Ms. Haenggi currently serves as Chief Executive Officer of GoodwinBeckham, a boutique executive consulting firm. She holds a Bachelor of Arts in International Relations with minors in East Asian studies and Japanese from the University of Minnesota and an Honorary Doctorate from Taylor University. Ms. Haenggi has been inducted into the Security Industry Hall of Fame and the Direct Marketing News Hall of Femme.

Bernard Gutmann. Bernard Gutmann, 66, has served as a member of the Company’s Board of Directors since May 2026. Mr. Gutmann brings close to forty years of experience in the semiconductor space. Most recently he served as the Executive Vice President and Chief Financial Officer & Treasurer of ON Semiconductor, a semiconductor manufacturing company, a position he held from September 2012 to February 2021. Prior to that, from 2006 to 2012, he served in the role of Vice President, Corporate Analysis & Strategy of SCI LLC, a wholly owned subsidiary of ON Semiconductor. From 1999 to 2002, he held the position of Director, Financial Planning & Analysis of SCI LLC.

Executive Officers

Our executive officers and their ages as of May 15, 2026 are set forth below.

Name	Age	Position
Thurman J. Rodgers	78	Chief Executive Officer and Director
Jeanne Nguyen	47	Chief Accounting Officer

Biographical information for Mr. Rodgers is included with the Director biographies above.

Jeanne Nguyen. Jeanne Nguyen has served as the Chief Accounting Officer since 2024. Jeanne Nguyen served as the Interim Chief Financial Officer of SunPower since July 22, 2025 prior to resigning from that position on February 2, 2026. Prior to that, Ms. Nguyen served as SunPower’s corporate controller following our acquisition of the SunPower Businesses in September 2024, and she served as the corporate controller of SunPower Corporation from December 2023 until our acquisition of the SunPower Businesses. Prior to that, Ms. Nguyen served as Corporate Controller of Convoy Inc. from September 2016 until October 2023. Prior to joining Convoy Inc., Ms. Nguyen was a senior manager in the Assurance services practice at PricewaterhouseCoopers from July 2011 to March 2016. Ms. Nguyen is a certified public accountant and holds a BA in Business Administration from the University of Washington.

Director Independence

As required under Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. In addition, Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee be “independent.”

Based on information provided by each Director concerning her or his background, employment and affiliations, the Board of Directors affirmatively determined that none of our Directors - other than Thurman J. Rodgers, Antonio Alvarez, William Anderson, J. Daniel McCranie, and Chris Lundell - has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of Messrs. Gishen, Maier, Pasek, Thiam, Whatley and Ms. Haenggi, representing a majority of SunPower’s incumbent Directors, is “independent” as that term is defined under the Nasdaq listing standards.

There are no family relationships among any of our Directors or executive officers.

Role of the Board of Directors in Risk Oversight

One of the key functions of the Board of Directors is the informed oversight of SunPower’s risk management process. The Board of Directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. In particular, the Board of Directors is responsible for monitoring and assessing strategic risk exposure, and SunPower’s Audit Committee is responsible for considering and discussing SunPower’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee monitors compliance with legal and regulatory requirements. The Compensation Committee assesses and monitors whether SunPower’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Our Board of Directors has formed an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board of Directors may from time to time establish other committees.

Our Chief Executive Officer, Chief Financial Officer and other executive officers regularly report to the non-executive Directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

The Audit Committee consists of Ronald Pasek, who serves as the chairperson, Adam Gishen, Lothar Maier and Bernard Gutmann. Each member of the Audit Committee qualifies as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Our Board of Directors has determined that Ronald Pasek qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses the requisite financial expertise required under the applicable requirements of Nasdaq. As discussed above, our Board of Directors has also determined that Ronald Pasek is an independent director.

The responsibilities of the Audit Committee include, among other things:

●	helping the Board of Directors oversee corporate accounting and financial reporting processes;

●	managing the selection, engagement and qualifications of a qualified firm to serve as the independent registered public accounting firm to audit SunPower’s financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, SunPower’s interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing policies on financial risk assessment and financial risk management;

●	reviewing related party transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes SunPower’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

The Board of Directors adopted a written charter of the Audit Committee which is available on SunPower’s website.

Compensation Committee

The Compensation Committee consists of Devin Whatley, who serves as the chairperson, Lothar Maier and Jamie Haenggi. The Board of Directors has determined that each current member of the Compensation Committee is independent. The Board of Directors has also determined that each current committee member and a former member of the Compensation Committee - Antonio R. Alvarez - is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Mr. Alvarez resigned from the Compensation Committee during April 2025. While Mr. Alvarez is not an independent director, Section 5605(d)(2)(B) of the Nasdaq listing standards nonetheless permitted the appointment of a non-independent director to the compensation committee if the Board of Directors, under exceptional and limited circumstances, determines that the non-independent director’s membership is required by the best interests of the Company and its stockholders. Based on Mr. Alvarez’s extensive experience with SunPower and familiarity with the industry, the Board of Directors previously concluded that Mr. Alvarez’s appointment to, and membership on, the Compensation Committee prior to Mr. Alvarez’s resignation from the Compensation Committee was in the best interests of SunPower and its stockholders. Further, a majority of the members of the Compensation Committee are independent directors.

The responsibilities of the Compensation Committee are:

●	reviewing and approving, or recommending that the Board of Directors approve, the compensation of SunPower’s executive officers and senior management;

●	reviewing and recommending to the Board of Directors the compensation of SunPower’s Directors;

●	reviewing and approving, or recommending that the Board of Directors approve, the terms of compensatory arrangements with SunPower’s executives;

●	administering SunPower’s stock and equity incentive plans;

●	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

●	reviewing, approving, amending and terminating, or recommending that the Board of Directors approve, amend or terminate, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for SunPower’s executive officers and other senior management, as appropriate;

●	reviewing and establishing general policies relating to compensation and benefits of SunPower’s employees; and

●	reviewing SunPower’s overall compensation.

The Board of Directors adopted a written charter for the Compensation Committee which is available on SunPower’s website.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Jamie Haenggi, who serves as the chairperson, Ron Pasek, Tidjane Thiam, and Adam Gishen. The responsibilities of the Nominating and Corporate Governance Committee are:

●	identifying, evaluating and selecting, or recommending that the Board of Directors approve, nominees for election to the Board of Directors;

●	evaluating the performance of the Board of Directors and of individual Directors;

●	evaluating the adequacy of SunPower’s corporate governance practices and reporting;

●	reviewing management succession plans; and

●	developing and making recommendations to the Board of Directors regarding corporate governance guidelines and matters.

The Board of Directors adopted a written charter of the Nominating and Corporate Governance Committee which is available on SunPower’s website.

The Nominating and Corporate Governance Committee evaluates all candidates for Director thoroughly, whether they are recommended by the management team, stockholders or third parties, in accordance with the needs of the Board of Directors and the qualifications of the candidate.

Code of Ethical Business Conduct

SunPower has adopted a code of ethical business conduct that applies to all of its Directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, and is available on SunPower’s website at https://investors.sunpower.com/corporate-governance/governance-overview. SunPower’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. If we grant any waiver from a provision of the code of ethical business conduct to any executive officer or Director, we will disclose it on our website.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2025, or at any other time, one of SunPower’s officers or employees, except Mr. Alvarez who previously served on the Compensation Committee also served as the Company’s president until March 2023. None of SunPower’s executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a Director of our Board of Directors or member of the Compensation Committee.

Executive Compensation

SunPower has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”), which require compensation disclosure for all individuals serving as SunPower’s principal executive officer during 2025, the two most highly compensated executive officers of SunPower, other than the principal executive officer, whose total compensation for 2025 exceeded $100,000 and who were serving as executive officers as of December 28, 2025, and up to two additional individuals for whom disclosure under the applicable rules would have been provided but for the fact that such individuals were not serving as executive officers at the end of 2025. SunPower refers to these individuals as “named executive officers.” For fiscal 2025, the Company’s named executive officers were:

●	Thurman J. (T.J.) Rodgers, our Chief Executive Officer and Executive Chairman;

●	Jeanne Nguyen, our Chief Accounting Officer and former Interim Chief Financial Officer; and

●	Daniel Foley, our former Chief Financial Officer.

We believe our compensation program should promote the success of our Company and align executive incentives with the long-term interests of its stockholders. Our current compensation programs reflect its startup origins in that they consist primarily of salary and equity-based awards. As SunPower’s needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require.

During 2025 and 2024, Mr. Rodgers did not receive any separate compensation in his role as our Chief Executive Officer.

Summary Compensation Table

The following table shows information regarding the compensation of SunPower’s named executive officers for services performed in the fiscal year ended December 28, 2025 and in the fiscal year ended December 29, 2024.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)		Stock Awards		All Other Compensation		Total
Thurman J. (T.J.) Rodgers	2025	-	-	-		-		-		-
Chief Executive Officer	2024	-	-	-		-		-		-
Jeanne Nguyen (2)	2025	$350,000	$1,500	$-		$1,534		$-		$353,034
Chief Accounting Officer and Former Interim Chief Financial Officer	2024	58,300	-	-		237,046		-		295,346
Daniel Foley(3)	2025	233,333	1,500	-		455,000	(4)	100,000	(3)	789,833
Former Chief Financial Officer	2024	161,947	-	780,000	(5)	-		-		941,947

(1)	Amounts reported in this column do not reflect the amounts actually received by SunPower’s named executive officers. Instead, these amounts reflect the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the FASB ASC Topic 718, Stock-based Compensation. See “Item 8. Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements - Note 15 - Stock-Based Compensation”. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Unless otherwise noted in the footnotes below, the shares underlying these options vest in 48 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.

(2)	Ms. Nguyen joined the Company in September 2024 and was appointed as our Interim Chief Financial Officer in July 2025. Ms. Nguyen’s base salary amount is pro-rated for 2024. On February 2, 2026, Ms. Nguyen resigned as the Interim Chief Financial Officer, and she now serves as our Chief Accounting Officer.

(3)	Mr. Foley resigned as our Chief Financial Officer in July 2025. Mr. Foley’s base salary amount is pro rated for 2025, and the amount reflected as All Other Compensation comprises cash payments made in connection with his separation from the Company. In connection with Mr. Foley’s separation from the Company on July 25, 2025, the Company accelerated the vesting of 57,741 restricted stock units (equal to $100,000), in accordance with the terms of his separation agreement.

(4)	Includes 250,000 restricted stock units issued in April 2025, of which 19,970 of the RSUs were vested at the time of Mr. Foley’s separation from the Company. Upon Mr. Foley’s separation, the remaining unvested restricted stock units were canceled.

(5)	20% of the total shares underlying this option award vested on July 1, 2025. Upon Mr. Foley’s separation from the Company, the remaining unvested shares underlying this option were forfeited.

Outstanding Equity Awards at December 28, 2025

The following table presents information regarding the outstanding option awards and RSUs held by each of the named executive officers as of December 28, 2025:

	Option Awards (1)								Stock Awards (1)
Name	Grant Date(1)	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexerciseable		Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)
Thurman J. (T.J.)	12/3/2023	12/3/2024	37,500	(2)	-		$1.14	12/2/2033	-	$-
Rodgers	12/3/2023	12/3/2024	79,101	(2)	-		$1.14	12/2/2033	-	-
Jeanne Nguyen	10/14/2024	10/14/2024	-		-		-		121,968	197,588
Daniel Foley	6/11/2024	7/1/2025	-		-	(3)	$1.56	-	-	-

(1)	All option awards were granted pursuant to the 2023 Plan. Market value is based on a share price of $1.62 at the close of business on December 26, 2025.

(2)	100% of the total shares underlying the option award vested on the one-year anniversary of the grant date.

(3)	20% of the total shares underlying the option award vested on July 1, 2025. As a result of Mr. Foley’s separation from the Company, no further portion of the options are exercisable and the unvested portions of the options expired.

Employment Arrangements with Named Executive Officers

Each of SunPower’s named executive officers is or was an at-will employee.

Thurman J. Rodgers

Mr. Rodgers is not currently a party to any employment agreement or other understanding with respect to compensation as our Chief Executive Officer. Mr. Rodgers did not receive separate compensation in his role as Chief Executive Officer during 2024 or 2025.

Jeanne Nguyen

On October 3, 2024, we entered into an employment agreement with Jeanne Nguyen in connection with her appointment as Chief Accounting Officer. Pursuant to the agreement, Ms. Nguyen is entitled to an annual base salary of $350,000 and is eligible to receive an annual bonus with a target of 50% of her base salary, subject to the achievement of performance objectives and the financial condition of the Company. Her employment is at-will and does not provide for any severance benefits.

Daniel Foley

On Jun 7, 2024, we entered into an executive employment agreement with Mr. Foley, which became effective on July 1, 2024 (the “Foley Agreement”). Pursuant to the Foley Agreement. Mr. Foley was entitled to a base salary of $275,000 per year, and he was eligible for an annual bonus of 50% of his gross salary. Mr. Foley also received an option to purchase 500,000 shares of our common stock, subject to a five-year vesting schedule. The Foley Agreement also provided that if Mr. Foley’s employment was terminated for any reason other than cause (as defined in the Foley Agreement), death or disability, or if he resigned for good reason (as defined in the Foley Agreement), and provided that in either case such termination constituted a separation from service (as defined in the Foley Agreement), then subject to Mr. Foley executing a release agreement in the Company’s favor, and continuing to comply with all of his obligations to the Company and its affiliates, he was entitled to receive the following benefits: (a) payment of Mr. Foley’s earned but unpaid base salary; (b) payment of any unpaid bonus, with respect to the fiscal year immediately preceding the fiscal year in which such termination or such resignation occurs; (c) payment of any vested benefits to which he was entitled to under any applicable plans and programs of the Company; (d) a severance payment equal to six months of Mr. Foley’s then base salary plus a pro rata portion of Mr. Foley bonus with respect to the fiscal year in which such termination or such resignation occurs.

In connection with Mr. Foley’s resignation from the Company, the Company and Mr. Foley entered into a settlement and release agreement in August 2025 pursuant to which Mr. Foley received (a) cash severance payments in the total amount of $100,000 and (b) 57,741 fully-vested restricted stock units.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, SunPower seeks to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability.

Bonuses

Beginning January 1, 2024, each of our named executive officers (other than Mr. Rodgers) was eligible for an annual bonus of 50% of such officer’s annual gross salary, based on criteria determined by our Board of Directors, including, but not limited to, the satisfaction of minimum performance standards, and the achievement of budgetary and other objectives, set by our Board of Directors in its sole and absolute discretion. None of our named executive officers received a cash bonus during 2024. During 2025, each of Ms. Nguyen and Mr. Foley received a $1,500 cash bonus.

Director Compensation

We did not pay any compensation to our Directors or issue any equity awards to our Directors during 2024. During 2025, we did not have a formal policy relating to the compensation of our non-employee directors. In fiscal 2025, we granted our directors restricted stock units for their contributions to the operations of the business. Additional restricted stock units were issued to Messrs. Anderson and McCranie in consideration of the additional consulting services and support provided to the Company during 2025. The following table provides the compensation for each member of the Board of Directors for 2025:

	Fees Earned or Paid in Cash	Stock Awards		All Other Compensation	Total
Thurman J. Rodgers	$-	$-		$-	$-
Adam Gishen	-	167,091	(1)	-	167,091
Antonio R. Alvarez	-	160,901	(1)	-	160,901
Chris Lundell	-	156,776	(1)	-	156,776
Devin Whatley	-	156,776	(1)	-	156,776
Ronald Pasek	-	169,153	(1)	-	169,153
Tidjane Thiam	-	160,077	(1)	-	160,077
William J. Anderson	-	214,536	(1)	-	214,536
Lothar Maier	-	367,185	(1)	-	367,185
J. Daniel McCranie	-	2,217,185	(2)	-	2,217,185
Jamie Haenggi	-	-		-	-
Bernard Gutmann		-		-

(1)	The total shares underling the RSU award were fully vested on the grant date

(2)	243,169 shares under Mr. McCranie’s RSU awards were fully vested on the grant date. Mr. McCranie received a onetime grant of 1,000,000 RSUs in 2025 that vest in equal monthly installments over five years.

Executive Compensation

SunPower’s Compensation Committee oversees the compensation policies, plans and programs and reviews and determines compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by SunPower are intended to provide for compensation that is sufficient to attract, motivate and retain executives of SunPower and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Nonqualified Deferred Compensation

SunPower’s named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by SunPower during fiscal 2024 or 2025. The Board of Directors may elect to provide officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in the Company’s best interests.

Pension Benefits

SunPower’s named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by SunPower during fiscal 2024 or 2025.

Employee Benefit Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as SunPower believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. SunPower believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. In July 2023, our Board of Directors adopted the 2023 Equity Incentive Plan, as subsequently amended (the “2023 Plan”) and the Employee Stock Purchase Plan (the “ESPP”). The 2023 Plan and the ESPP became effective immediately upon the Closing of the Business Combination.

Below is a description of the 2023 Plan, the ESPP, Complete Solaria’s 2022 Stock Plan (the “2022 Plan”), Complete Solaria’s 2011 Stock Plan (the “2011 Plan”), Complete Solaria’s 2016 Stock Plan (the “2016 Plan”) and Complete Solaria’s 2006 Stock Plan (the “2006 Plan”). The 2022 Plan is the successor of the 2021 Stock Plan of Legacy Complete Solaria, which was amended and assumed by Complete Solaria in connection with a merger transaction completed prior to the Business Combination by Complete Solaria (the “Prior Transaction”). The 2011 Plan is the 2011 Stock Plan of Legacy Complete Solaria that was assumed by Complete Solaria in the Prior Transaction. The 2022 Plan, 2016 Plan, 2011 Plan and 2006 Plan are collectively referred to as the “Legacy Plans”.

The 2016 Plan and the 2006 Plan are the stock plans of Solaria that were assumed by Complete Solaria (n/k/a SunPower) in the Prior Transaction.

2023 Plan

In July 2023, our Board of Directors adopted and our stockholders approved the 2023 Plan. The 2023 Plan became effective immediately upon the closing. At our 2025 annual meeting of stockholders, our stockholders approved the first amendment to the 2023 Plan and at our special meeting of stockholders in March 2026, our stockholders approved the second amendment to the 2023 Plan. As amended, a total of 44,573,109 shares of common stock are reserved for issuance under the 2023 Plan.

Eligibility. Any individual who is an employee of the Company or any of its affiliates, or any person who provides services to the Company or its affiliates, including consultants and members of the Company’s Board, is eligible to receive awards under the 2023 Plan at the discretion of the plan administrator.

Awards. The 2023 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of the Company’s affiliates.

Authorized Shares. A maximum number of 44,573,109 shares of the Company’s common stock may be issued under the 2023 Plan (which number of shares of common stock includes additional shares of common stock available for issuance as a result of the automatic increase thereto as of January 1, 2026 as contemplated by the next sentence). In addition, the number of shares of the common stock reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year, starting on January 1, 2024 and ending on January 1, 2033, in an amount equal to the lesser of (1) 4% of the total number of shares of the Company’s common stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of common stock determined by SunPower’s Board prior to the date of the increase.

The unused shares subject to stock awards granted under the 2023 Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2023 Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, will, as applicable, become or again be available for stock award grants under the 2023 Plan.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $1,000,000 in total value or (2) if such non-employee director is first appointed or elected to the Company’s Board during such calendar year, $1,500,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Plan Administration. SunPower’s Board, or a duly authorized committee thereof, will administer the 2023 Plan and is referred to as the “plan administrator” herein. The Company’s Board may also delegate to one or more of the Company’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2023 Plan, the Company’s Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2023 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of the Company’s common stock on the date of grant. Options granted under the 2023 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2023 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Company or any of the Company’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Company or any of the Company’s affiliates ceases due to death or disability, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death, or 12 months following the date of disability. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of the Company’s common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of the Company’s common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of the Company’s common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of the Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or that of any of the Company’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards will generally be granted in consideration for a participant’s services, but may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of the Company’s common stock, a combination of cash and shares of the Company’s Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with the Company ends for any reason, the Company may receive any or all of the shares of the Company’s Common Stock held by the participant that have not vested as of the date the participant terminates service with the Company through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation rights agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of the Company’s Common Stock on the date of grant. A stock appreciation right granted under the 2023 Plan vests at the rate specified in the stock appreciation rights agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of the Company’s Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation rights agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2023 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Company or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Company or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2023 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Company’s common stock.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to the Company’s common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in the capital structure of the Company, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares subject to the 2023 Plan, (2) the class(es) and maximum number of shares that may be issued pursuant to the exercise of incentive stock options, and (3) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the 2023 Plan in the event of a corporate transaction (as defined in the 2023 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with the Company or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2023 Plan may be assumed, or continued by any surviving or acquiring corporation (or its parent company), or new awards may be issued by such surviving or acquiring corporation (or its parent company) in substitution of such awards, and any reacquisition or repurchase rights held by the Company with respect to the stock award may be assigned to the Company’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by the Company with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction). Any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by the Company with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of the Company’s common stock in connection with the corporate transaction, over (ii) if applicable, any per share exercise price payable by such holder.

Plan Amendment or Termination. The Company’s Board has the authority to amend, suspend, or terminate the 2023 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the Company’s stockholders. No ISOs may be granted after the tenth anniversary of the date the Board adopts the 2023 Plan. No stock awards may be granted under the 2023 Plan while it is suspended or after it is terminated.

Complete Solaria 2023 Employee Stock Purchase Plan

In July 2023, our Board of Directors adopted and our stockholders approved the 2023 Employee Stock Purchase Plan (the “ESPP”). The ESPP became effective immediately upon the Closing of the Business Combination.

Administration. The Board of Directors, or a duly authorized committee thereof, administers the ESPP.

Limitations. Our employees and the employees of any of our designated affiliates, as designated by the Board of Directors, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with the Company or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with the Company or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the Board of Directors may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of the Company’s common stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of the Company’s common stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of the Company’s common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of the Company’s common stock on any purchase date during the offering period is less than or equal to the fair market value of a share of the Company’s common stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions. The ESPP permits participants to purchase shares of the Company’s common stock through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of the Company’s common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with the Company and its related corporations.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to the Company and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the plan Administrator. Upon such withdrawal, the Company will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by the Company or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, the Company will distribute to the participant his or her accumulated but unused contributions, without interest.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and the participants’ accumulated contributions will be used to purchase shares of the Company’s common stock within ten business days (or such other period specified by the plan administrator) prior to the corporate transaction, and the participants’ purchase rights will terminate immediately thereafter.

Amendment and Termination. The Board of Directors has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the Company’s stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the Board of Directors in accordance with the terms of the ESPP.

2022 Plan

Background; Termination and No Further Grants Under 2022 Stock Plan. Complete Solaria’s Board of Directors adopted, and Complete Solaria’s stockholders approved, the 2022 Plan in October 2022 in connection with the Prior Transaction. The 2022 Plan amended and restated Legacy Complete Solaria’s 2021 Stock Plan.

The 2022 Plan terminated when the 2023 Plan became effective upon the consummation of the Business Combination. However, any outstanding awards granted under the 2022 Plan remain outstanding, subject to the terms of Complete Solaria’s 2022 Plan and award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms.

As of December 28, 2025, there were outstanding awards relating to 305,749 shares of the Company’s common stock under the 2022 Plan and the other Legacy Plans, collectively.

Stock Awards. The 2022 Plan provides for the grant of incentive stock options (“ISOs”) and nonstatutory stock options to purchase shares of the Company’s common stock and restricted stock awards (collectively, “stock awards”). ISOs may be granted only to the Company’s employees and the employees of any parent corporation or subsidiary corporation. All other awards may be granted to the Company’s employees, non-employee directors and consultants and the employees and consultants of the Company’s affiliates.

If a stock award granted under the 2022 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of the Company’s common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2022 Plan (in the event that the 2023 Plan does not become effective as described in the preceding paragraph). In addition, the following types of shares of the Company’s common stock under the 2022 Plan may become available for the grant of new stock awards under the 2022 Plan: (1) shares that are forfeited to or repurchased by the Company prior to becoming fully vested; (2) shares retained to satisfy income or employment withholding taxes; (3) shares retained to pay the exercise or purchase price of a stock award; or (4) shares surrendered pursuant to an option exchange program.

Administration. The Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2022 Plan. The Board of Directors may also delegate to one or more officers the authority to (1) designate employees (other than other officers or directors) to be recipients of certain stock awards, and (2) grant stock awards to such individuals within parameters specified by the Board of Directors. Subject to the terms of the 2022 Plan, the plan administrator determines the award recipients, dates of grant, the numbers and types of stock awards to be granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award and any repurchase rights that may apply. The plan administrator has the authority to modify outstanding awards, including reducing the exercise, purchase or strike price of any outstanding stock award, canceling any outstanding stock award in exchange for new stock awards, cash or other consideration or taking any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of the Company’s common stock on the date of grant. Options granted under the 2022 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2022 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of the Company’s affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionholder’s service relationship with the Company or any of its affiliates ceases due to disability or death, or an optionholder dies within 3 months following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following such disability or death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of the Company’s common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include: (1) cash; (2) check; (3) to the extent permitted under applicable laws, a promissory note; (4) cancellation of indebtedness; (5) other previously owned Company shares; (6) a cashless exercise; (7) such other consideration and method of payment permitted under applicable laws; or (8) any combination of the foregoing methods of payment.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of the Company’s common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all the Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of the Company or that of any of its affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Incentive Stock Option Limit. The maximum number of shares of the Company’s common stock that may be issued upon the exercise of ISOs under the 2022 Plan is 6,677,960 shares plus, to the extent permitted by applicable law, any shares that again become available for issuance under the 2022 Plan.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. The permissible consideration for restricted stock awards is the same as apply to stock options. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in the Company’s favor in accordance with a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by the Company upon the participant’s cessation of continuous service for any reason.

Changes to Capital Structure. In the event that there is a specified type of change in the Company’s capital structure, including without limitation a stock split or recapitalization, extraordinary divided payable in a form other than shares in an amount that has a material effect on the fair market value of the Company’s common stock, or any increase or decrease in the number of issued shares effected without receipt of consideration by the Company, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2022 Plan, and (2) the class and number of shares and price per share of stock (including any repurchase price per share) subject to outstanding stock awards.

Corporate Transactions. The 2022 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between the Company and the award holder, each outstanding award (vested or unvested) will be treated as the plan administrator determines, including (without limitation) taking one or more of the following actions with respect to each stock award, contingent upon the closing or completion of the transaction: (1) arranging for the assumption, continuation or substitution of the stock award by a successor corporation, (2) arranging for the assignment of any reacquisition or repurchase rights held by the Company in respect of the Company’s common stock issued pursuant to the stock award to a successor corporation, or (3) canceling the stock award in exchange for a cash payment, or no payment, as determined by the plan administrator (including a payment equal to the excess, if any, of the fair market value of the shares as of the closing date of such corporate transaction over any exercise or purchase price payable by the holder (which payment may be delayed to the same extent that payment of consideration to the holders of the Company’s common stock in connection with the transaction is delayed as a result of any escrow, holdback, earnout or similar contingencies). The plan administrator is not obligated to treat all stock awards or portions thereof in the same manner, and the plan administrator may take different actions with respect to the vested and unvested portions of a stock award.

Under the 2022 Plan, a significant corporate transaction is generally the consummation of (1) a transfer of all or substantially all of the Company’s assets, (2) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owners of more than 50% of the Company’s then-outstanding capital stock, or (3) a merger, consolidation or other capital reorganization or business combination transaction of the Company with our into another corporation, entity or person.

Transferability. A participant generally may not transfer stock awards under the 2022 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2022 Plan.

Amendment and Termination. The Board of Directors has the authority to amend, suspend or terminate the 2022 Plan, provided that, with certain exceptions, such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. Unless terminated sooner by the Board of Directors, the 2022 Plan will automatically terminate in October 2032. No stock awards may be granted under the 2022 Plan while it is suspended or terminated.

2011 Plan

Background; Termination and No Further Grants under 2011 Stock Plan. Legacy Complete Solaria’s Board of Directors adopted the 2011 Plan in January 2011 and was amended from to time by Legacy Complete Solaria’s Board of Directors and its stockholders.

The 2011 Plan was terminated in November 2021 in connection with Complete Solaria’s adoption of the 2022 Plan, and no new awards may be granted under it. The 2011 Plan was assumed by Complete Solaria in connection with the Prior Transaction. Outstanding awards granted under the 2011 Plan remain outstanding, subject to the terms of the 2011 Plan and award agreements, until such outstanding options are exercised or terminate or expire by their terms.

As of December 28, 2025, there were outstanding awards relating to 305,749 shares of our common stock under the 2011 Plan and the other Legacy Plans, collectively.

Plan Administration. The Board of Directors or a duly authorized committee of the Board of Directors administers the 2011 Plan and the awards granted under it.

Capitalization Adjustments. In the event that any change is made in, or other events occur with respect to, the Company’s common stock subject to the 2011 Plan or any stock award, such as certain mergers, consolidations, reorganizations, recapitalizations, dividends, stock splits, or other similar transactions, appropriate adjustments will be made to the classes, number of shares subject to, and price per share and repurchase price, if applicable, of any outstanding stock awards.

Corporate Transactions. In the event of a sale of all or substantially all of our assets or our merger, consolidation or other capital reorganization or business combination transaction with or into another corporation, entity or person, our 2011 Plan provides that any surviving or acquiring corporation (or parent thereof) may assume or substitute such outstanding awards and any reacquisition or repurchase rights may be assigned to such surviving or acquiring corporation (or parent thereof), or such awards may be terminated in exchange for a payment of cash, securities and/or other property equal to the excess of the fair market value of the portion of the stock subject to such awards vested and exercisable as of immediately prior to the consummation of such corporate transaction. If the surviving or acquiring corporation (or parent thereof) does not assume or substitute outstanding awards in the corporate transaction, or exchange such awards for a payment, then each such outstanding award shall terminate upon consummation of the corporate transaction.

Change in Control. In the event of a change in control (as defined in the 2011 Plan), a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as may be provided in the stock award agreement or in any other written agreement between us and a participant. In the absence of such a provision, no such acceleration will occur.

Amendment of Awards. The plan administrator has the authority to modify outstanding stock awards under our 2011 Plan; provided that no such amendment or modification may impair the rights of any participant with respect to awards granted prior to such action without such participant’s written consent.

2016 Plan

Background; Termination and No Further Grants Under 2016 Plan. Solaria’s Board of Directors adopted, and Solaria’s stockholders approved, the 2016 Plan, in May 2016 and July 2016, respectively. Complete Solaria assumed the 2016 Plan in connection with the Prior Transaction.

The 2016 Plan was terminated in November 2022 in connection with the Prior Transaction, and no new awards may be granted under it. Outstanding awards granted under the 2016 Plan remain outstanding, subject to the terms of the 2016 Plan and award agreements, until such outstanding options are exercised or terminate or expire by their terms.

As of December 28, 2025, there were outstanding awards relating to 305,749 shares of our common stock under the 2016 Plan and the other Legacy Plans, collectively.

Plan Administration. The Board of Directors or a duly authorized committee administers the 2016 Plan and the awards granted under it.

Capitalization Adjustments. In the event that any change is made in, or other events occur with respect to, common stock subject to the 2016 Plan or any stock award, such as certain mergers, consolidations, reorganizations, recapitalizations, dividends, stock splits, or other similar transactions, appropriate adjustments will be made to the classes, number of shares subject to, and the price per share, if applicable, of any outstanding stock awards.

Change in Control. In the event of a Change in Control (as defined in the 2016 Plan), our 2016 Plan provides that unless otherwise provided in a written agreement between us and any participant or unless otherwise expressly provided by the Board of Directors at the time of grant of an award, any surviving or acquiring corporation (or parent thereof) may assume, continue or substitute such outstanding awards and any reacquisition or repurchase rights may be assigned to such surviving or acquiring corporation (or parent thereof). If the surviving or acquiring corporation (or parent thereof) does not assume, continue or substitute outstanding awards in the corporate transaction, then the Board of Directors may provide for the accelerated vesting (in whole or in part) of any or all awards or may cancel any award for such consideration, if any, as the Board of Directors may consider appropriate.

Amendment of Awards. The plan administrator has the authority to modify outstanding stock awards under our 2016 Plan; provided that no such amendment or modification may impair the rights of any participant with respect to awards granted prior to such action without such participant’s written consent.

2006 Plan

Background; Termination and No Further Grants Under 2006 Plan. Solaria’s Board of Directors adopted, and Solaria’s stockholders approved, the 2006 Plan, in February 2006 and August 2006, respectively, and it was amended and restated from to time by Solaria’s Board of Directors and its stockholders.

The 2006 Plan was terminated in February 2016 in connection with Solaria’s adoption of the 2016 Plan, and no new awards may be granted under it. Complete Solaria assumed the outstanding awards granted pursuant to the 2006 Plan in connection with the Prior Transaction. Outstanding awards granted under the 2006 Plan remain outstanding, subject to the terms of the 2006 Plan and award agreements, until such outstanding options are exercised or terminate or expire by their terms.

As of December 28, 2025, there were outstanding awards relating to 305,749 shares of the Company’s common stock under the 2006 Plan and the other Legacy Plans, collectively.

Plan Administration. The Board of Directors or a duly authorized committee administers the 2006 Plan and the awards granted under it.

Capitalization Adjustments. In the event that any change is made in, or other events occur with respect to, our Common Stock subject to the 2006 Plan or any stock award, such as certain mergers, consolidations, reorganizations, recapitalizations, dividends, stock splits, or other similar transactions affecting the shares subject to the 2006 Plan, appropriate adjustments will be made to the class and number of shares subject to, and the price per share, if applicable, of any outstanding stock awards.

Change in Control. In the event of a change in control (as defined in the 2006 Plan), our 2006 Plan provides that any successor corporation (or parent thereof) will assume or substitute such outstanding awards and any reacquisition or repurchase rights may be assigned to such surviving or acquiring corporation (or parent thereof). If the surviving or acquiring corporation (or parent thereof) does not assume or substitute outstanding awards in the corporate transaction, then the vesting of outstanding awards held by participants will accelerate in full and any repurchase rights held by us with respect to such awards will lapse, contingent upon the effectiveness of such transaction. Notwithstanding the foregoing, to the extent that stock awards will terminate if not exercised prior to the effective time of a corporate transaction, our Board of Directors may provide that such awards will be cancelled for a payment equal to the excess, if any, of the value of the property the holder would have received upon exercise of such award over any exercise price payable.

In addition, with respect to awards (and, if applicable, shares of restricted stock acquired pursuant to such awards) granted to non-employee directors that are assumed or substituted for, if on or following the date of such assumption or substitution such individual’s status as a director is involuntarily terminated, such individual shall fully vest in and have the right to exercise awards as to all of the shares subject thereto.

Also, with respect to awards (and, if applicable, shares of restricted stock acquired pursuant to such awards) granted to participants that are assumed or substituted for, if either (x) such participant remains continuously employed by us or our successor through the one-year anniversary of such change in control or (y) such participant’s employment is involuntarily terminated without cause (as such term is defined in the 2006 Plan), or such participant’s duties are material diminished, in either case at any time prior to the one-year anniversary of such change in control, such individual will vest into such awards on an accelerated basis as if such individual had provided an additional 12 months of continuous service, such individual shall fully vest in and have the right to exercise awards as to all of the shares subject thereto.

Amendment of Awards. The plan administrator has the authority to modify outstanding stock awards under our 2006 Plan; provided that no such amendment or modification may impair the rights of any participant with respect to awards granted prior to such action without such participant’s written consent.

Inducement Grants

In connection with our acquisitions of Sunder, Ambia and Cobalt, we granted time-based restricted stock units outside of SunPower’s 2023 Plan as a material inducement to certain key employees to enter into employment with SunPower. Such inducement grants were made in accordance with Nasdaq Listing Rule 5635(c)(4). Specifically, in connection with our acquisition of Sunder, we made inducement grants on October 8, 2025 to three key employees of Sunder as a material inducement to their employment with SunPower. These inducement grants were RSUs for a total of 2,700,000 shares of our common stock, with 20% of such RSUs vesting one year after grant and the remaining vesting in equal monthly installments thereafter until the fifth anniversary of the grant date, with such vesting subject to the RSU recipient’s continuous service through each vesting date. These RSUs are also subject to accelerated vesting in the event the RSU recipient’s employment is terminated by the Company without cause.

In connection with our acquisition of Ambia, on November 21, 2025, we made inducement grants to two key employees of Ambia as a material inducement to employment with SunPower following its acquisition of Ambia. These inducement grants consist of RSUs for a total of 2,000,000 shares of SunPower common stock, with 20% of the RSUs vesting one year after grant and the remainder vesting in equal monthly installments thereafter until the fifth anniversary of the grant date, with such vesting subject to the RSU recipient’s continuous service through each vesting date. The RSUs are also subject to accelerated vesting in the event the RSU recipient’s employment is terminated by the Company without cause.

Additionally, in connection with our acquisition of Cobalt, on February 2, 2026, we made inducement grants to two key employees of Cobalt as a material inducement to employment with SunPower following its acquisition of Cobalt. These inducement grants consist of RSUs for a total of 850,000 shares of SunPower common stock, with 20% of the RSUs vesting one year after grant and the remainder vesting in equal monthly installments thereafter until the fifth anniversary of the grant date, with such vesting subject to the RSU recipient’s continuous service through each vesting date.

Health and Welfare Benefits

SunPower provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life and disability insurance; and a tax-qualified Section 401(k) plan. SunPower does not maintain any executive-specific benefit or perquisite programs.

Rule 10b5-1 Sales Plans

SunPower’s Directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of the Company’s Common Stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the Director or executive officer when entering into the plan, without further direction from them. The Director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. SunPower’s Directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

Emerging Growth Company Status

SunPower is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company it is exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Certain Relationships and Related Party Transactions

Other than the compensation arrangements for our directors and executive officers, which are described in the section titled “Executive Compensation,” below is a description of transactions since December 30, 2024, the beginning of fiscal year 2025, to which we were a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our Directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Certain Indebtedness Payable to the Rodgers Massey Revocable Living Trust

The principal portion of the SCI Debt owing to the Rodgers Massey Revocable Living Trust of $1.5 million (plus accrued interest) remained outstanding as of December 28, 2025 and is outstanding as of the date of the filing date of this post-effective amendment. The outstanding amount, plus accrued interest, is due on demand to the Rodgers Massey Revocable Living Trust. Thurman J. Rodgers is a trustee of the Rodgers Massey Revocable Living Trust, and he is the Executive Chairman of our Board of Directors and our Chief Executive Officer.

12.0% Notes Issued to Affiliates of Thurman J. Rodgers

On January 29, 2026, SunPower issued a convertible promissory note in the original principal amount of $3,300,000 (the “January 2026 Note”) to a trust controlled by Thurman J. Rodgers. The January 2026 Note bears a 12.0% interest rate. The January 2026 Note is a general unsecured obligation of the Company and will mature on July 1, 2029, unless earlier converted, redeemed or repurchased. Interest on the January 2026 Note will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on July 1, 2026. The January 2026 Note is convertible at the option of the holder at any time prior to the payment of the principal amount of the January 2026 Note in full. Upon conversion of the January 2026 Note, the Company will satisfy its conversion obligation by delivering shares of its common stock and paying cash in respect of any fractional shares. The conversion rate of the January 2026 Note is initially equal to 540.5405 shares of common stock per $1,000 principal amount due under note. The conversion rate shall be subject to adjustment from time to time pursuant to the terms of the January 2026 Note. We may not redeem the January 2026 Note prior to July 5, 2026. We may redeem for cash all (but not less than all) of the, at our option, (i) on or after July 5, 2026 and prior to July 1, 2027, if the last reported sale price of our common stock has been at least 150% of the conversion price for the January 2026 Note then in effect and (ii) on or after July 5, 2027 and prior to the maturity date for the January 2026 Note if the last reported sale price of our common stock has been at least 130% of the conversion price for the Note then in effect, in each case of (i) and (ii), for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the note, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. No sinking fund is provided for the January 2026 Note. If we undergo a change of control (as defined in the January 2026 Note), then, subject to certain conditions and except as described in the note, the holder may require the Company to redeem for cash all (but not less than all) of the note at a price equal to 100% of the principal amount of the January 2026 Note. The January 2026 Note sets forth certain events of default after which the note may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the January 2026 Note becomes automatically due and payable. If certain bankruptcy and insolvency- related events of default occur with respect to the Company, the principal of, and accrued and unpaid interest, if any, on, the January 2026 Note shall automatically become due and payable. If an event of default with respect to the January 2026 Note, other than certain bankruptcy and insolvency-related events of default with respect to the Company, occurs and is continuing, a holder may at its option declare the note to be immediately due and payable.

On November 20, 2025, SunPower issued a convertible promissory note in the original principal amount of $2,000,000 (the “November 2025 Note”) to a trust controlled by Thurman J. Rodgers. The November 2025 Note bears a 12.0% interest rate. The November 2025 Note is a general unsecured obligation of the Company and will mature on July 1, 2029, unless earlier converted, redeemed or repurchased. Interest on the November 2025 Note will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2026. The November 2025 Note is convertible at the option of the holder at any time prior to the payment of the principal amount of the Note in full. Upon conversion of the November 2025 Note, the Company will satisfy its conversion obligation by delivering shares of its common stock and paying cash in respect of any fractional shares. The conversion rate of the November 2025 Note is initially equal to 626.9592 shares of common stock per $1,000 principal amount due under note. The conversion rate shall be subject to adjustment from time to time pursuant to the terms of the November 2025 Note. We may not redeem the November 2025 Note prior to July 5, 2026. We may redeem for cash all (but not less than all) of the, at our option, (i) on or after July 5, 2026 and prior to July 1, 2027, if the last reported sale price of our common stock has been at least 150% of the conversion price for the November 2025 Note then in effect and (ii) on or after July 5, 2027 and prior to the maturity date for the November 2025 Note if the last reported sale price of our common stock has been at least 130% of the conversion price for the Note then in effect, in each case of (i) and (ii), for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the note, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. No sinking fund is provided for the November 2025 Note. If we undergo a change of control (as defined in the November 2025 Note), then, subject to certain conditions and except as described in the note, the holder may require the Company to redeem for cash all (but not less than all) of the note at a price equal to 100% of the principal amount of the November 2025 Note. The November 2025 Note sets forth certain events of default after which the note may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the November 2025 Note becomes automatically due and payable. If certain bankruptcy and insolvency-related events of default occur with respect to the Company, the principal of, and accrued and unpaid interest, if any, on, the November 2025 Note shall automatically become due and payable. If an event of default with respect to the November 2025 Note, other than certain bankruptcy and insolvency- related events of default with respect to the Company, occurs and is continuing, a holder may at its option declare the note to be immediately due and payable.

On July 10, 2025, we issued a convertible promissory note in the original principal amount of $5,000,000 (the “July 2025 Note”) to a trust controlled by Thurman J. Rodgers. The July 2025 Note bears a 12.0% interest rate. The July 2025 Note is a general unsecured obligation of the Company and will mature on July 1, 2029, unless earlier converted, redeemed or repurchased. Interest on the July 2025 Note accrues at a rate of 12.00% per year from July 1, 2024 and is payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2026. The July 2025 Note is convertible at the option of the holder at any time prior to the payment of the principal amount of the July 2025 Note in full. Upon conversion of the July 2025 Note, the Company will satisfy its conversion obligation by delivering shares of the Company’s common stock and paying cash in respect of any fractional shares. The conversion rate of the July 2025 Note is initially equal to 558.6592 shares of common stock per $1,000 principal amount due under the July 2025 Note. The conversion rate shall be subject to adjustment from time to time pursuant to the terms of the July 2025 Note. The Company may not redeem the July 2025 Note prior to July 5, 2026. The Company may redeem for cash all (but not less than all) of the July 2025 Note, at its option,(i) on or after July 5, 2026 and prior to July 1, 2027, if the last reported sale price of the common stock has been at least 150% of the conversion price for the July 2025 Note then in effect and (ii) on or after July 5, 2027 and prior to the maturity date for the July 2025 Note if the last reported sale price of the common stock has been at least 130% of the conversion price for the July 2025 Note then in effect, in each case of (i) and (ii), for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the July 2025 Note, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. No sinking fund is provided for the July 2025 Note. If the Company undergoes a change of control (as defined in the July 2025 Note), then, subject to certain conditions and except as described in the July 2025 Note, the holder may require the Company to redeem for cash all (but not less than all) of July 2025 Note at a price equal to 100% of the principal amount of the July 2025 Note. The July 2025 Note sets forth certain events of default after which the July 2025 Note may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the July 2025 Note becomes automatically due and payable. If certain bankruptcy and insolvency-related events of default occur with respect to the Company, the principal of, and accrued and unpaid interest, if any, on, the July 2025 Note shall automatically become due and payable. If an event of default with respect to the July 2025 Note, other than certain bankruptcy and insolvency-related events of default with respect to the Company, occurs and is continuing, a holder may at its option declare the July 2025 Note to be immediately due and payable.

On July 1, 2024, we entered into Note Purchase Agreements and the Exchange Agreement (together the “July 2024 Purchase Agreement”), pursuant to which we issued to certain accredited investors and qualified institutional buyers approximately $50.0 million in aggregate principal amount in July 2024 Notes. A trust controlled by Thurman J. Rodgers holds $18,000,000 principal amount of the July 2024 Notes. The July 2024 Notes accrue interest at the rate of 12.0% annually, which will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on July 1, 2025, and the trust controlled by Mr. Rodgers received such interest payments during 2025 and will be entitled to such interest payments during 2026. The July 2024 Notes are convertible at the option of the holders at any time prior to the payment of the principal amount of such convertible note in full. Upon conversion of any convertible note, we will satisfy its conversion obligation by delivering shares of common stock and paying cash in respect of any fractional shares. The conversion rate for the convertible notes is initially equal to 595.2381 shares of common stock per $1,000 principal amount due under the convertible notes. The conversion rate shall be subject to adjustment from time to time pursuant to the terms of the convertible notes.

7.0% Senior Unsecured Convertible Notes issued to Affiliates

During 2024 and 2025, we entered into note purchase agreements with certain accredited investors and qualified institutional buyers relating to the sale and issuance of our 7.0% senior unsecured convertible notes (“7% Notes”). In September 2024, the Company issued $4.0 million principal amount of the 7% Notes to the Rodgers Family and Free Markets Charitable Trust, and the Company issued $4.0 million principal amount of the 7% Notes to the Rodgers Massey Revocable Living Trust. Thurman J. Rodgers is a trustee of each of the Rodgers Family and Free Markets Charitable Trust and the Rodgers Massey Revocable Living Trust. Additionally, the Company also issued $750,000 principal amount of the 7% Notes to the Dan and Kathy McCranie 2000 Revocable Trust, for which J. Daniel McCranie serves as trustee. Mr. McCranie was appointed to serve as a director of the Company on January 24, 2025.

Interest on the 7% Notes accrues at a rate of 7.00% per year from September 16, 2024 and will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2025. The trusts affiliated with Mr. Rodgers and Mr. McCranie received such interest payments during 2025 and will be entitled to such interest payments during 2026. Holders of the 7% may convert all or any portion of their 7%Notes at any time, in integral multiples of $1,000 principal amount, at the option of the holder. Upon conversion, the Company may satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election, in the manner and subject to the terms, conditions and limitations provided in the Indenture. On December 18, 2024, at our annual meeting of stockholders, our stockholders approved the issuance of shares of our common stock upon conversion of the 7% Notes in excess of the limitations otherwise applicable under the Indenture as a result of Nasdaq Listing Rule 5635(d)(2). As a result of this stockholder approval, we will seek approval to amend the Indenture to enable the earlier conversion of the 7% Notes.

The conversion rate for the 7% 2024 Notes was initially 467.8363 shares of common stock per $1,000 principal amount of 7% Notes. The conversion rate for the 7% Notes is subject to adjustment from time to time in accordance with the terms of the Indenture, and currently the 7% Notes are convertible at the rate of 584.7953 shares of common stock per $1,000 principal amount of these notes. In addition, upon a conversion of the 7% Notes following certain corporate events that occur prior to the maturity date of the 7% Notes or if the Company delivers a notice of redemption in respect of the 7% Notes, the Company will, under certain circumstances, increase the conversion rate of the 7% Notes for a holder who elects to convert its 7% Notes following September 16, 2025, in connection with such a corporate event that occurs prior to the maturity date, or if the Company delivers a notice of redemption in respect of the 7% Notes.

10.0% Convertible Senior Secured Notes Issued to Affiliates

On April 21, 2026, the Company entered into note purchase agreements relating to the private offering of $41,000,000 aggregate principal amount of the Company’s 10.00% Convertible Senior Secured Notes due 2029 (the “10% Notes”), including $6,000,000 principal amount of Notes issuable to entities affiliated with Mr. Rodgers, the Company’s Chief Executive Officer and Chairman pursuant to Note Purchase Agreements executed between the Company and such affiliated entities.

The Company issued the 10% Notes pursuant to the terms and conditions of an Indenture (the “Secured Notes Indenture”) among the Company, the guarantor named therein, and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”). The 10% Notes are senior, secured obligations of the Company and will mature on May 1, 2029, unless earlier converted, redeemed, or repurchased. Interest on the 10% Notes accrues at a rate of 10.00% per year from April 23, 2026 and will be payable quarterly in arrears on April 1, July 1, October 1, and January 1 of each year, beginning on July 1, 2026. Holders of the 10% Notes may convert all or any portion of their 10% Notes at any time, in integral multiples of $1,000 principal amount, for shares of common stock at the option of the holder.

The conversion rate for the 10% Notes was initially 610.3143 shares of common stock per $1,000 principal amount of 10% Notes, which is equivalent to an initial conversion price of approximately $1.64 per share of common stock. The initial conversion price of the 10% Notes represents a premium of approximately 45% above the last reported sale price of the common stock on The Nasdaq Global Select Market on April 21, 2026. The conversion rate for the 10% Notes is subject to adjustment from time to time in accordance with the terms of the Secured Notes Indenture. In addition, following certain corporate events that occur prior to the maturity date of the 10% Notes, the Company will, under certain circumstances, increase the conversion rate of the Notes for a holder who elects to convert its 10% Notes in connection with such a corporate event, subject to a maximum conversion rate of 884.9557 shares of Common Stock per $1,000 principal amount of 10% Notes. The 10% Notes are not redeemable by the Company.

If the Company undergoes a Fundamental Change (as defined in the Secured Notes Indenture), then, subject to certain conditions and except as described in the Secured Notes Indenture, holders of the 10% Notes may require the Company to repurchase for cash all or any portion of their 10% Notes at a fundamental change repurchase price equal to 100% of the principal amount of the 10% Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

The 10% Notes are fully and unconditionally guaranteed by Complete Solar, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Guarantor”), subject to the terms of the Secured Notes Indenture. The 10% Notes and related guarantees are secured by first-priority liens on substantially all of the assets of the Company and the Guarantor, subject to certain exceptions.

SAFE Agreements

On April 8, 2026, the Company entered into a Simple Agreement for Future Equity (the “April 2026 SAFE”) with a trust affiliated with Thurman J. Rodgers (the “Purchaser”) in connection with the Purchaser investing $5.0 million in the Company. The April 2026 SAFE was converted and exchanged into $5.0 principal amount of the 10.0% Notes.

On May 13, 2024, the Company entered into a Simple Agreement for Future Equity (the “Third SAFE”) with a trust affiliated with Thurman J. Rodgers (the “Purchaser”) in connection with the Purchaser investing $1.0 million in the Company. The Third SAFE was converted and exchanged into $1.0 principal amount of the 10.0% Notes.

On January 31, 2024, we entered into the First SAFE with the Purchaser in connection with the Purchaser investing $1.5 million in the Company. On February 15, 2024, we entered into the Second SAFE with the Purchaser in connection with the Purchaser investing $3.5 million in the Company. On April 21, 2024, we entered into an amendment for each of our First SAFE and Second SAFE to convert the invested amounts into 4,166,666 and 9,722,222 shares of our common stock, respectively.

SameDay Solar

SunPower previously entered into commercial agreements with SameDay Solar, a residential solar installer. William Anderson, a director and our former Chief Executive Officer, owns 60% of the equity securities of SameDay Solar, and he is the Chief Executive Officer of SameDay Solar. All agreements between SunPower and SameDay Solar previously were entered into in the ordinary course of business; provided, however, the Company facilitates equipment purchases for SameDay Solar, and SameDay Solar receives the benefit of the pricing received by the Company for equipment purchases, including for projects that are completed by SameDay Solar on behalf of the Company and that do not involve the Company or its customers. Since January 1, 2022, we have paid SameDay Solar a total of approximately $2.3 million. Mr. Anderson receives separate compensation from SameDay Solar, and given his equity ownership, Mr. Anderson also has a 60% interest in SameDay Solar’s profits and earnings.

Since January 1, 2024, we have paid SameDay Solar a total of approximately $1,065,833. Since January 1, 2024, Mr. Anderson has received approximately $15,000 of remuneration from SameDay Solar relating to its relationship with the Company. Given his equity ownership, Mr. Anderson also has a 60% interest in SameDay Solar’s profits and earnings.

Employment Arrangements

The Company has entered into employment agreements with certain of its executive officers. For more information regarding these agreements with the Company’s named executive officers, see the section titled “Employment Arrangements with Named Executive Officers.”

Stock Option Grants to Directors and Executive Officers

The Company has granted stock options, restricted stock and other equity-based awards to certain of its Directors and executive officers. For more information regarding the stock options and stock awards granted to the Company’s Directors and named executive officers, see the section titled “Executive Compensation.”

Indemnification Agreements

The Company has entered into indemnification agreements with its Directors and officers.

The Company’s certificate of incorporation contains provisions limiting the liability of its Directors, and the Company’s amended and restated bylaws provide that the Company will indemnify each of its Directors and officers to the fullest extent permitted under Delaware law. The Company’s amended and restated certificate of incorporation and amended and restated bylaws also provide the Board of Directors with discretion to indemnify the Company’s employees and other agents when determined appropriate by the Board of Directors.

Policies and Procedures for Related Person Transactions

The Board of Directors adopted a written related person transactions policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness, subject to certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class the Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Company’s Audit Committee (or, where review by the Company’s Audit Committee would be inappropriate, to another independent body of the Board of Directors) for review. To identify related person transactions in advance, the Company will rely on information supplied by its executive officers, Directors and certain significant stockholders. In considering a related person transaction, the Company’s Audit Committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the risks, costs, and benefits to the Company;

●	the impact on a Director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the extent of the related person’s interest in the transaction;

●	the purpose and terms of the transaction;

●	management’s recommendation with respect to the proposed related person transaction;

●	the availability of other sources for comparable services or products; and

●	whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction.

The Company’s Audit Committee will approve only those transactions that it determines are fair to us and in the Company’s best interests.

Principal Stockholders

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of May 15, 2026, by:

●	each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

●	each of our Directors;

●	each of our executive officers; and

●	all of our Directors and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right; (b) the conversion of a security; (c) the power to revoke a trust, discretionary account or similar arrangement; or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

This table is based upon information supplied by officers, Directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them. Applicable percentages are based on 145,819,663 shares of Common Stock outstanding as of May 15, 2026, adjusted as required by rules promulgated by the SEC.

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Common Stock Outstanding
5% or Greater Stockholders:
Ecosystem Integrity Fund II, L.P.(2)	8,399,653	5.8%
Thurman J. (T.J.) Rodgers(3)	52,224,701	30.2%
Chicken Parm Pizza LLC(4)	17,857,902	11.5%
Entities affiliated with Alyeska Investment Group, L.P.(5)	11,695,906	8.0%
Entities affiliated with Kline Hill(6)	7,299,695	5.0%
Entities affiliated with Carlyle Group(7)	7,211,351	5.0
Executive Officers and Incumbent Directors and Director Nominees:
Thurman J.(T.J.) Rodgers(3)	52,224,701	30.2%
William J. Anderson(8)	2,953,083	2.0%
Antonio R. Alvarez(9)	201,029	*
Daniel Foley(10)	77,441	*
Devin Whatley(2)	8,591,602	5.9%
Tidjane Thiam(11)	292,825	*
Adam Gishen(12)	864,686	*
Ronald Pasek(13)	225,459	*
Chris Lundell(14)	396,714	*
Lothar Maier(15)	243,169	*
J. Daniel McCranie(16)	1,681,765	*
Jamie Haenggi	-	-
Bernard Gutmann	-	-
Jeanne Nguyen(17)	114,012	*
All Directors and executive officers as a group (14 persons)	67,866,486	38.4%

*	Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the directors and executive officers of the Company listed in the table is c/o SunPower Inc., 1403 N. Research Way, Orem, UT 84097.

(2)	Includes (i) 5,832,054 shares held by Ecosystem Integrity Fund II, L.P., of which Mr. Devin Whatley is the managing member of the general partner, (ii) 198,346 shares held by EIF CS SPV LLC, and (iii) 2,369,253 shares issuable pursuant to warrants exercisable within 60 days of May 15, 2026. Mr. Whatley serves as a director of the Company. The business address of each of Ecosystem Integrity Fund II, L.P., EIF CS SPV LLC and Mr. Whatley is 20 Richelle Court, Lafayette, California 94549. In the case of Mr. Whatley, also includes (i) 103,825 shares of common stock issuable upon settlement of restricted stock units, and (ii) 88,124 shares issuable pursuant to stock options exercisable within 60 days of May 15, 2026.

(3)	Includes (i) 485,562 shares held by Rodgers Capital, LLC, (ii) 8,842 shares held by Thurman J. Rodgers, (iii) 21,590,490 shares held by the Rodgers Massey Revocable Living Trust, (iv) 1,838,235 shares held by the Rodgers Massey Freedom and Free Markets Charitable Trust, (v) 463,589 shares held by the T.J. Rodgers 2012 Irrevocable Trust dtd 12/26/12, (vi) 463,589 shares held by the Valeta Massey 2012 Irrevocable Trust dtd 12/26/12, (vii) 724,416 shares issuable pursuant to warrants exercisable within 60 days of May 15, 2026, and (viii) 116,601 shares issuable pursuant to stock options and restricted stock units exercisable or settleable within 60 days of May 15, 2026. Additionally, the number of shares reflected in the table above includes shares issuable upon conversion of the following convertible notes: (a) the Rodgers Massey Revocable Living Trust holds $18,000,000 principal amount of 12% Notes convertible into 10,714,285 shares of common stock, (b) the Rodgers Massey Revocable Living Trust and the Rodgers Massey Freedom and Free Markets Charitable Trust hold an aggregate of $8,000,000 principal amount of 7% Notes convertible into a total of 4,678,362 shares of common stock, (c) the Rodgers Massey Revocable Living Trust holds $5,000,000 principal amount of 12% Notes issued in July 2025 that are convertible into 2,793,296 shares of common stock, (d) the Rodgers Massey Freedom and Free Markets Charitable Trust holds an additional $2,000,000 principal amount of 12% Notes issued in November 2025 that are convertible into 1,253,918 shares of common stock, (e) the Rodgers Massey Freedom and Free Markets Charitable Trust holds an additional $3,300,000 principal amount of 12% Notes issued in January 2026 that are convertible into 1,783,783 shares of common stock; (f) the Rodgers Massey Freedom and Free Markets Charitable Trust holds $1,000,000 principal amount of the 10% Notes that are convertible into 884,955 shares of common stock; and (g) the Rodgers Massey Revocable Living Trust holds $5,000,000 principal amount of the 10% Notes that are convertible into 4,424,778 shares of common stock.

(4)

Consists of 9,008,345 shares of common stock and 8,849,557 shares of common stock issuable upon conversion of 10.0% Notes held by the Chick Parm Pizza LLC. The business address of Chicken Parm Pizza LLC is 1750 West 11400 South, Suite 110, South Jordan, Utah 84095.

(5)	Consists of shares of common stock issuable upon conversion of the 7% Notes. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (“Alyeska”), has voting and investment control of the shares held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. The registered address of Alyeska Master Fund, L.P. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago, IL 60601.

(6)	Based solely on information obtained from a Schedule 13G filed by KHP Fund GP LLC (“KHP Fund GP”) on February 5, 2025. Includes (i) an aggregate of 2,383,534 shares of common stock held by Kline Hill Partners Fund LP (“KHP LP”), Kline Hill Partners IV SPV LLC (“KHP IV SPV”) and Kline Hill Partners Opportunity IV SPV LLC (“KHP Opportunity IV SPV”), (ii) an aggregate of 4,745,675 shares of common stock issuable upon the conversion of the outstanding convertible promissory notes held by KHP LP, KHP IV SPV and KHP Opportunity IV SPV and (iii) an aggregate of 170,486 shares of common stock issuable upon the exercise of warrants held by KHP LP, KHP IV SPV and KHP Opportunity IV SPV. KHP Fund GP is the general partner of KHP LP and may be deemed to share voting, investment and dispositive power with respect to these securities. Kline Hill Partners Fund IV LP (“KHP IV LP”) is the sole member of KHP IV SPV and may be deemed to share voting, investment and dispositive power with respect to these securities. KHP Fund IV GP is the general partner of KHP IV LP and may be deemed to share voting, investment and dispositive power with respect to these securities. KHP Opportunity IV LP is the sole member of KHP Opportunity IV SPV and may be deemed to share voting, investment and dispositive power with respect to these securities. KHP Fund IV GP is the general partner of KHP Opportunity IV LP and may be deemed to share voting, investment and dispositive power with respect to these securities. Michael Bego and Jared Barlow are the managing members of KHP Fund GP and KPH Fund IV GP and may be deemed to share voting, investment and dispositive power with respect to these securities. Other than those securities reported herein as being held directly by such securityholder, each of them disclaims any such beneficial ownership of such securities, except to the extent of their respective pecuniary interest. The business address for Kline Hill is 325 Greenwich Ave., 3rd Floor, Greenwich, CT 06830.

(7)	Based solely on information obtained from a Schedule 13G, as amended, filed by the Carlyle Group Inc. (“Carlyle”) and its affiliates on November 13, 2025. Includes (i) 1,258,970 shares of common stock held of record by CRSEF Solis Holdings, L.L.C. and (ii) 5,952,381 shares of common stock issuable upon the conversion of the 12% Notes held of record by CRSEF Solis Holdings, L.L.C. The Carlyle Group Inc., which is a publicly traded entity listed on Nasdaq, is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which, with respect to the securities managed by CRSEF Lux GP S.a r.l., is the managing member of CG Subsidiary Holdings L.L.C., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the sole shareholder of CRSEF Lux GP S.a r.l., which is a general partner of Carlyle CRSEF Solis Aggregator, S.C.Sp. The Carlyle Group Inc. is also the sole member of Carlyle Holdings II GP L.L.C., which is the managing member of Carlyle Holdings II L.L.C., which, with respect to the securities managed by CRSEF Managing GP, L.P., is the managing member of CG Subsidiary Holdings L.L.C., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole member of CRSEF GP, L.L.C., which is the general partner of CRSEF Managing GP, L.P., which is also a general partner of Carlyle CRSEF Solis Aggregator, S.C.Sp. Carlyle CRSEF Solis Aggregator, S.C.Sp. is the managing member of CRSEF Solis Holdings, L.L.C. Accordingly, each of the entities named above may be deemed to share beneficial ownership of the securities held of record by CRSEF Solis Holdings, L.L.C. Each of them disclaims any such beneficial ownership of such securities. The principal business office address for each of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008. The principal business office address for CRSEF Lux GP S.a r.l. is c/o The Carlyle Group, 2, avenue Charles de Gaulle, L-1653 Luxembourg, Luxembourg. The principal business office address for Carlyle CRSEF Solis Aggregator, S.C.Sp. is 9, rue de Bitbourg, L-1273 Luxembourg. The principal business office address for each of the remaining Reporting Persons is c/o The Carlyle Group Inc., 1001 Pennsylvania Avenue NW, Suite 220 South, Washington, DC 20004-2505.

(8)	Includes (i) 405,090 shares of common stock, (ii) 671,738 shares of common stock issued or issuable upon settlement of restricted stock units, (iii) 1,735,068 shares issuable pursuant to stock options exercisable within 60 days of May 15, 2026, and (iv) 141,187 shares issuable pursuant to warrants exercisable within 60 days of May 15, 2026.

(9)	Includes (i) 106,577 shares of common stock issued or issuable upon settlement of restricted stock units and (ii) 94,452 shares issuable pursuant to stock options exercisable within 60 days of May 15, 2026.

(10)	Includes 77,441 shares of common stock.

(11)	Includes (i) 80,245 shares of common stock and 106,011 shares of common stock issued or issuable upon settlement of restricted stock units, (ii) 12,117 shares issuable pursuant to warrants exercisable within 60 days of May 15, 2026, and (iii) 94,452 shares issuable pursuant to stock options exercisable within 60 days of May 15, 2026.

(12)	Includes (i) 174,515 shares of common stock and 110,656 shares of common stock issued or issuable upon settlement of restricted stock units, (ii) 480,000 shares issuable pursuant to warrants exercisable within 60 days of May 15, 2026, and (iii) 99,515 shares issuable pursuant to stock options exercisable within 60 days of May 15, 2026.

(13)	Includes (i) 112,022 shares of common stock issued or issuable upon settlement of restricted stock units and (ii) 113,437 shares issuable pursuant to stock options exercisable within 60 days of May 15, 2026.

(14)	Includes (i) 103,825 shares of common stock issued or issuable upon settlement of restricted stock units and (ii) 292,889 shares issuable pursuant to stock options exercisable within 60 days of May 15, 2026.

(15)	Includes 243,169 shares of common stock issued or issuable upon settlement of restricted stock units.

(16)	Includes (i) 438,596 shares of common stock issuable upon conversion of $750,000 principal amount of 7% Notes held by the Dan and Kathy McCranie 2000 Revocable Trust, and (ii) 1,243,169 shares of common stock issued or issuable upon settlement of restricted stock units. Mr. McCranie serves as trustee of the Dan and Kathy McCranie 2000 Revocable Trust. Mr. McCranie disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein.

(17)	Includes 114,012 shares of common stock issued or issuable upon settlement of restricted stock units.

Selling Securityholder

This prospectus relates to the possible resale from time to time by the Selling Securityholder of any or all of the shares of common stock that may be issued by us to White Lion under the White Lion Purchase Agreement. We are registering the shares of common stock pursuant to the provisions of the RRA we entered into with White Lion on July 16, 2024 in order to permit the Selling Securityholder to offer the shares for resale from time to time. Except for the transactions contemplated by the White Lion Purchase Agreement and the RRA or as otherwise disclosed in this prospectus, White Lion has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Securityholder” means White Lion Capital, LLC.

The table below presents information regarding the Selling Securityholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Securityholder, and reflects holdings as of May 15, 2026. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the Selling Securityholder may offer under this prospectus. The Selling Securityholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Securityholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Securityholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Securityholder has voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 145,819,663 shares of our common stock outstanding on May 15, 2026. Because the purchase price of the shares of common stock issuable under the White Lion Purchase Agreement is determined on the closing date with respect to each purchase, the number of shares that may actually be sold by the Company under the White Lion Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Securityholder pursuant to this prospectus.

Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Owned After Offering
Name of Selling Securityholder	Number(1)	Percent(2)	Prospectus	Number(3)	Percent(2)
White Lion Capital, LLC(4)	0	-	48,521,163	0	-

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that White Lion Capital may be required to purchase under the White Lion Purchase Agreement because the issuance of such shares is solely at our discretion and is subject to conditions contained in the White Lion Purchase Agreement, the satisfaction of which are entirely outside of White Lion Capital’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the purchase of common stock are subject to certain agreed upon maximum amount limitations set forth in the White Lion Purchase Agreement. Also, the White Lion Purchase Agreement prohibits us from issuing and selling any shares of our common stock to White Lion Capital to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by White Lion Capital, would cause White Lion Capital’s beneficial ownership of our common stock to exceed a 9.99% Beneficial Ownership Limitation. The Beneficial Ownership Limitation may not be amended or waived under the White Lion Purchase Agreement.

(2)	Applicable percentage ownership is based on 145,819,663 shares of our common stock outstanding as of May 15, 2026.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)	The business address of White Lion Capital, LLC is 17631 Ventura Blvd., Suite 1008, Encino, CA 91316. White Lion Capital’s principal business is that of a private investor. Yash Thukral, Sam Yaffa, and Nathan Yee are the managing principals of White Lion Capital, each of whom may be deemed to have sole voting control and investment discretion over securities beneficially owned directly or indirectly by White Lion Capital. We have been advised that White Lion Capital is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Slobodskiy Jr., Thukral, Yaffa, and Yee as to beneficial ownership of the securities beneficially owned directly or indirectly by White Lion Capital.

Description of Capital Stock

The following summary of certain provisions of SunPower’s securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws and the provisions of the DGCL.

Authorized and Outstanding Stock

As of the date of this prospectus, our Certificate of Incorporation authorizes the issuance of 1,010,000,000 shares, consisting of 1,000,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value (the “preferred stock”). As of May 15, 2026, there were 145,819,663 shares of common stock issued and outstanding and no preferred shares of outstanding.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of SunPower’s directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by SunPower’s Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of SunPower’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of common stock will be entitled to receive an equal amount per share of all of SunPower’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of preferred stock have been satisfied.

Preemptive or Other Rights

The holders of common stock have no preemptive rights or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.

Election of Directors

SunPower’s Board has one class of directors and each director generally serves for a term of one year. Unless required by applicable law at the time of election, there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

SunPower’s Board has authority to issue shares of preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of the common stock, restricting dividends on SunPower’s capital stock, diluting the voting power of common stock, impairing the liquidation rights of SunPower’s capital stock, or delaying or preventing a change in control of SunPower.

SAFE Agreements and Related Common Stock Issued or Issuable

On January 31, 2024, we entered into the First SAFE with the Purchaser in connection with the Purchaser investing $1.5 million in the Company. On February 15, 2024, we entered into the Second SAFE with the Purchaser in connection with the Purchaser investing $3.5 million in the Company. On April 21, 2024, we entered into an amendment for each of our First SAFE and Second SAFE to convert the invested amounts into 4,166,667 and 9,722,222 shares of our common stock, respectively.

On May 13, 2024, we entered into the Third SAFE with the Purchaser in connection with the Purchaser’s investment of $1,000,000. The Third SAFE was converted and exchanged into $1.0 principal amount of the 10.0% Notes.

On April 8, 2026, the Company entered into a Simple Agreement for Future Equity (the “April 2026 SAFE”) with a trust affiliated with Thurman J. Rodgers (the “Purchaser”) in connection with the Purchaser investing $5.0 million in the Company. The April 2026 SAFE was converted and exchanged into $5.0 principal amount of the 10.0% Notes.

Thurman J. Rodgers is a trustee of the Purchaser, the Executive Chairman of the SunPower Board, and the Chief Executive Officer of the Company.

Forward Purchase Agreements

In July 2023, FACT and Legacy Complete Solaria entered into Forward Purchase Agreements with each of the FPA Sellers. Pursuant to the terms of the original Forward Purchase Agreements, the FPA Sellers could purchase through a broker in the open market, from holders of Shares other than the Company or affiliates thereof, the shares purchasable under the Forward Purchase Agreement (the “FPA Shares”). While the FPA Sellers had no obligation to purchase any Shares under the Forward Purchase Agreements, the aggregate total FPA Shares that could be purchased under the original Forward Purchase Agreements was no more than 6,720,000 in aggregate. The FPA Sellers could not beneficially own greater than 9.9% of issued and outstanding Shares following the Business Combination as per the Amended and Restated Business Combination Agreement.

On December 18, 2023, the Company and the FPA Sellers entered into separate amendments to the Forward Purchase Agreements (the “FPA Amendments”). The FPA Amendments lower the reset floor price of each Forward Purchase Agreement from $5.00 to $3.00 and allow the Company to raise up to $10.0 million of equity from existing stockholders without triggering certain anti-dilution provisions contained in the Forward Purchase Agreements; provided, the insiders pay a price per share for their initial investment equal to the closing price per share as quoted on the Nasdaq on the day of purchase; provided, further, that any subsequent investments are made at a price per share equal to the greater of (a) the closing price per share as quoted by Nasdaq on the day of the purchase or (b) the amount paid in connection with the initial investment.

On May 7, 2024 and May 8, 2024, respectively, the Company entered into the Sandia Second Amendment and the Polar Second Amendment to the Forward Purchase Agreements. The Second Amendments lower the reset price of each Forward Purchase Agreement from $3.00 to $1.00 per share and amend the VWAP trigger event to mean an event that occurs if the VWAP price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per FPA Share.

Subsequently, on June 14, 2024, the Company entered into the Sandia Third Amendment. The Sandia Third Amendment sets the reset price of each Forward Purchase Agreement to $1.00 per share and amends the VWAP trigger event to mean an event that occurs if the VWAP price (as defined in the Forward Purchase Agreement), for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share. In the event either Polar or Meteora amend their Forward Purchase Agreements to include different terms from the $1 reset price and VWAP trigger adjustment, or file a notice of a VWAP trigger event, as referenced herein, the Sandia Forward Purchase Agreement will be retroactively amended to reflect those improved terms and liquidity on the Sandia Forward Purchase Agreement, including any of the 1,050,000 shares that were sold upon execution of this document.

On July 17, 2024, the Company entered into the third amendment to the Polar Third Amendment, pursuant to which the Company and Polar agreed that most favored nation term of the Forward Purchase Agreement is applicable to all 2,450,000 shares subject to the Forward Purchase Agreement.

On July 15, 2025, SunPower and Meteora entered into an amendment to the Forward Purchase Agreement between Meteora and SunPower, and on July 16, 2025, SunPower and Sandia entered into an amendment to the Forward Purchase Agreement between Sandia and SunPower (collectively, the “Further FPA Amendments”). The Further FPA Amendments extend the valuation date to the earliest to occur of (a) July 17, 2026, (b) the date specified by the applicable Seller in a written notice to be delivered to the Company at such Seller’s discretion (which valuation date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP trigger event (x) a delisting event, (y) a registration failure or (z) unless otherwise specified therein, upon any additional termination event and (c) 90 days after delivery by SunPower of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period that occurs at least six months after the closing date of the transactions under the Amended and Restated Business Combination Agreement, dated as of May 26, 2023, among Freedom, the Company and the other parties thereto, the VWAP price is less than the then applicable reset price, provided that a registration statement was effective and available for the entire measurement period and remains continuously effective and available during the entire 90 day notice period.

The Further FPA Amendments further amend the definition of “Settlement Amount Adjustment” to provide that if the expected settlement amount determined by the VWAP price over the 15 scheduled trading days ending on but excluding the valuation date exceeds the settlement amount adjustment, then the settlement amount adjustment shall be deemed to be zero, and that if the settlement amount adjustment exceeds the settlement amount, then the settlement amount adjustment shall be paid, at SunPower’s option, in cash or shares of SunPower’s common stock.

The Further FPA Amendments also amend the definition of “Cash Settlement Payment Date” to provide that if the settlement adjustment amount exceeds the settlement amount, SunPower shall remit to the applicable seller the difference between (i) the settlement amount adjustment and (ii) the settlement amount. The Further FPA Amendments further provide that the settlement amount will be used solely as a calculation mechanism to determine any liability SunPower may owe to the Seller via the settlement amount adjustment, and notwithstanding anything to the contrary herein, the Seller shall not be required to remit the settlement amount to SunPower or return any portion of the prepayment amount.

Warrants

Each whole Public Warrant and Merger Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below. The Public Warrants will expire on July 18, 2028 at 5:00 p.m., Eastern Time or earlier upon redemption or liquidation. The Merger Warrants expire on July 18, 2028 at 5:00 p.m., Eastern Time or earlier upon redemption or liquidation. However, no Public Warrants or Merger Warrants will be exercisable for cash unless SunPower has an effective and current registration statement covering the shares of common stock issuable upon exercise of the Public Warrants and Merger Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 60 days from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when it shall have failed to maintain an effective registration statement, exercise Public Warrants and Merger Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act.

Pursuant to the warrant agreements, no fractional warrants will be issued upon separation of the units and only whole warrants will trade. Upon the Closing, SunPower separated the units into shares of common stock and Public Warrants, and the Units stopped trading and were delisted from the New York Stock Exchange.

The Private Warrants are identical to the Public Warrants underlying the Units except that (i) each Private Warrant is exercisable for one share of common stock at an exercise price of $11.50 per share, and (ii) such Private Warrants will be exercisable for cash (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

The Working Capital Warrants are identical to the Private Warrants.

Once the warrants become exercisable, SunPower may redeem the outstanding warrants (except as described herein with respect to the Private Warrants and Working Capital Warrants):

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive the number of shares determined by reference to the table set forth below based on the redemption date and the “fair market value” of common stock;

●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

●	if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and as described above adjacent to the caption “Exercise Price”), the Private Warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants, as described above.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and as described below) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of shares of common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume-weighted average price of shares of common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted.

Redemption Date	Fair Market Value of Common Stock
(period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of our shares outstanding immediately after giving effect to such exercise.

Registration Rights

Pursuant to the Warrant Agreement dated February 25, 2021 between us and our Transfer Agent (the “Warrant Agreement”), we agreed to register the shares issuable upon exercise of the Warrants following the Closing of the Business Combination.

We, Freedom Acquisition I LLC, certain of our equity holders and certain of their respective affiliates, as applicable, and the other parties thereto, are party to an Amended and Restated Registration Rights Agreement, dated July 17, 2023 (the “A&R Registration Rights Agreement”), pursuant to which we granted customary registration rights to the parties thereto, including to register for resale, pursuant to Rule 415 under the Securities Act, certain of our securities held by the parties thereto.

The Sponsor and certain payees under certain of our outstanding indebtedness are entitled to certain registration rights relating to the Working Capital Warrants.

Demand Registration Rights under Forward Purchase Agreements and PIPE Subscription Agreements

Pursuant to the Forward Purchase Agreements, dated July 13, 2023, between the Company and the FPA Sellers, within 30 days after receipt of a written request from an FPA Seller, we are required to file a registration statement with the SEC registering the resale of all shares held by the applicable FPA Seller and to cause such registration statement to be declared effective. No FPA Seller has requested a registration statement to date under their Forward Purchase Agreements. The FPA Sellers are also parties to Subscription Agreements dated July 13, 2023 with FACT that provided registration rights with respect to the subscribed shares.

Registration Rights Under Ayna Warrant

Pursuant to the warrant to purchase up to 6,000,000 shares of common stock (the “Ayna Warrant”) issued to Ayna.AI LLC (“Ayna”) on June 17, 2024, Ayna has piggy-back registration rights if we propose to register any of our common stock under the Securities Act in connection with a public offering of such securities solely for cash. Additionally, Ayna has Form S-3 demand registration rights if the Ayna Warrant has been exercised in full, we are eligible to use Form S-3, and Ayna requests that we file a Form S-3 registration statement with respect to all of the shares of common stock then held by Ayna. We filed such Form S-3 registration statement on December 30, 2024.

Registration Rights Under Exchange Agreement

Pursuant to the Exchange Agreement, we agreed to file a registration statement with respect to resale of 1,500,000 shares of common stock issued to Kline Hill and with respect to the shares of common stock issuable upon conversion of 12.00% Notes due 2029 issued to Kline Hill and Carlyle. We filed such Form S-3 registration statement with respect to the securities held by Kline Hill on December 30, 2024.

The White Lion Transaction Registration Rights Agreement

In connection with the White Lion Purchase Agreement, we entered into a registration rights agreement with White Lion providing for the resale of the shares purchased by White Lion under the White Lion Purchase Agreement. We completed the initial filing of such registration statement on July 24, 2024.

The Yorkville Registration Rights Agreements

On January 27, 2026, we entered into the SEPA with Yorkville. In connection with the SEPA, we entered into the RRA with Yorkville providing for the resale of the shares purchased by Yorkville under the SEPA and the Commitment Shares and the Conversion Shares. On March 6, 2026, we entered into the March 2026 YA RRA with Yorkville providing for the resale of the shares of our common stock issuable upon the exercise of the YA Debenture.

Registration Rights Under Note Purchase Agreements for 7.00% Notes due 2029

The note purchase agreements entered into by SunPower and certain purchasers of the 7.00% Notes require SunPower to file a registration statement with the SEC to register the resale of the maximum number of shares of common stock issuable upon conversion of the 7.00% Notes due 2029 and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after filing.

Registration Rights Under Note Purchase Agreements for 10.00% Convertible Senior Secured Notes due 2029; Registration Rights Under Exchange Agreements

The note purchase agreements entered into by SunPower and certain purchasers of the 10.00% Notes require SunPower to file a registration statement with the SEC to register the resale of the maximum number of shares of common stock issuable upon conversion of the 10% Notes and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after filing. Additionally, the exchange agreements entered into by SunPower and certain holders of its 7.00% Notes require SunPower to file a registration statement with the SEC to register the resale of the common stock issued pursuant to the exchange agreements and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after filing.

Registration Rights under Membership Interest Purchase Agreements

The Membership Interest Purchase Agreement that we entered into on September 21, 2025 with the Company, Chicken Parm Pizza LLC and Sunder Energy LLC provides that we are required to file an initial registration statement on Form S-1 with the SEC with respect to the shares of our common stock issued and issuable as consideration for the acquisition of Sunder Energy on or before the six month anniversary of the closing date of the transactions under such Membership Interest Purchase Agreement.

The Membership Interest Purchase Agreement that we entered into on November 21, 2025 with Ambia Holdings, Inc. and Ambia Energy, LLC provides that we are required to file an initial registration statement on Form S-1 with the SEC with respect to the shares of our common stock issued and issuable as consideration for the acquisition of Ambia Energy within 10 calendar days after we file an amendment to our Current Report on Form 8-K to file the financial statements required to be filed by SunPower pursuant to Item 9.01(a)(3) of Current Report Form 8-K in respect of the transactions contemplated by the Ambia Membership Interest Purchase Agreement.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Among other things, the Governing Documents:

●	authorize our Board to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

●	provide that the authorized number of directors may be changed only by resolution of our Board;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

●	provide that Special Meetings of SunPower’s stockholders may be called by the chairperson of our Board, the chief executive officer or by our Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

●	not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of all of the then-outstanding capital stock entitled to vote generally in the election of directors. The combination of these provisions will make it more difficult for the existing stockholders to replace our Board as well as for another party to obtain control of SunPower by replacing our Board. Because the our Board has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce SunPower’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for SunPower’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of common stock.

Delaware Anti-Takeover Law

SunPower opted out of Section 203 of the DGCL. However, the Certificate of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

●	prior to the date of the transaction, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of our voting stock outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the consummation of the transaction, the business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with its affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 20% or more of our outstanding voting stock. These provisions may encourage companies interested in acquiring SunPower to negotiate in advance with our Board because the stockholder approval requirement would be avoided if the board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the SunPower Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Choice of Forum

The Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

●	any derivative action or proceeding brought on SunPower’s behalf;

●	any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of SunPower’s directors, officers, or other employees to SunPower or our stockholders;

●	any action or proceeding asserting a claim against SunPower or any of our directors, officers or other employees arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws;

●	any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder);

●	any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and

●	any action or proceeding asserting a claim against SunPower or any of our directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. The Certificate of Incorporation further provides that, unless SunPower consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Additionally, the Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent

Continental Stock Transfer & Trust Company is the transfer agent for common stock and the warrant agent for the Warrants.

Listing of Common Stock and Warrants

Our common stock and Public Warrants are listed on Nasdaq under the symbols “SPWR” and “SPWRW,” respectively.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock and the exercise, disposition and lapse of our Warrants. The common stock and the Warrants are referred to collectively herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, S corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid or deemed paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under ” - Tax Considerations Applicable to U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that under current law will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock disposed of exceeds one year at the time of disposition. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock disposed of. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost for such common stock (or, in the case of common stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such common stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders generally are eligible under current law for reduced rates of tax. If the U.S. Holder’s holding period for the common stock disposed of is one year or less at the time of disposition, any gain on a taxable disposition of our common stock would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the shares of our common stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization event, or a tax-free recapitalization. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants generally will equal the U.S. Holder’s acquisition cost of the Warrant, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders - Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant expires unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock - Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders - Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of the sale or other disposition of our securities, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status or has been notified by the IRS that such U.S. Holder is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our common stock, to the extent paid or deemed paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under ” - Tax Considerations Applicable to Non-U.S. Holders - Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “-Tax Considerations Applicable to Non-U.S. Holders - Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section entitled “-Tax Considerations Applicable to Non-U.S. Holders - Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under ” - Tax Considerations Applicable to U.S. Holders - Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in ” - Tax Considerations Applicable to Non-U.S. Holders - Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or Warrants or an expiration or redemption of our Warrants, unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

●	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our common stock or Warrants and, in the case where shares of our common stock are regularly traded on an established securities market, (i) the non-U.S. Holder has owned, actually or constructively, more than 5% of our common stock at any time within the relevant period or (ii) provided that our Warrants are regularly traded on an established securities market, the non-U.S. Holder has owned, actually or constructively, more than 5% of our Warrants at any time within the within the relevant period. It is unclear how a non-U.S. Holder’s ownership of Warrants will affect the determination of whether the non-U.S. Holder owns more than 5% of our common stock. In addition, special rules may apply in the case of a disposition of warrants if our common stock is considered to be regularly traded, but our Warrants are not considered to be regularly traded. There can be no assurance that our common stock or Warrants will or will not be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our common stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock or Warrants may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation; however, there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock - Warrants.” An adjustment that has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders - Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) and Treasury Regulations and administrative guidance promulgated thereunder impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends. The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our securities. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of our securities. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Plan of Distribution

The shares of common stock offered by this prospectus are being offered by the Selling Securityholder, White Lion Capital, LLC. The shares may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

White Lion is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

White Lion has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it may acquire from us pursuant to the White Lion Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. White Lion has informed us that each such broker-dealer may receive commissions from White Lion and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Securityholder.

We know of no existing arrangements between the Selling Securityholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Securityholder, any compensation paid by the Selling Securityholder to any such brokers, dealers, underwriters or agents, and any other required information.

We also have agreed to indemnify White Lion and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. White Lion has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by White Lion specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $185,662.10.

White Lion has represented to us that at no time prior to the date of the White Lion Purchase Agreement has White Lion, any of its affiliates or any entity managed or controlled by White Lion engaged in or effected, directly or indirectly, for its own principal account, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock that establishes a net short position with respect to our common stock. White Lion has agreed that during the term of the White Lion Purchase Agreement, none of White Lion, any of its affiliates nor any entity managed or controlled by White Lion will enter into or effect, directly or indirectly, any of the foregoing transactions for its own principal account or for the principal account of any other such entity.

We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Securityholder.

Our common stock is currently listed on The Nasdaq Global Market under the symbol “SPWR”.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by Arnold & Porter Kaye Scholer LLP, New York, New York.

Experts

The consolidated financial statements of SunPower Inc. (the “Company”) as of December 28, 2025 and December 29, 2024 and for the fiscal years then ended included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The financial statements of Sunder Energy LLC as of and for the years ended December 31, 2024 and 2023 included in this prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding Sunder Energy LLC’s ability to continue as a going concern.

The audited financial statements of Ambia Energy, LLC as of and for the fiscal year ended December 31, 2024 included in this prospectus and in the Registration Statement have been so included in reliance upon the report of Tanner LLP, given on the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to SunPower and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at https://www.sunpower.com/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SUNPOWER INC.

SUNDER ENERGY LLC

AMBIA ENERGY, LLC

Page
Audited Financial Statements of Ambia Energy, LLC (For the Year ended December 31, 2024)

Independent Auditor’s Report	F-148

Balance Sheets as of December 31, 2024	F-150

Statement of Operations and Member’s Deficit for the year ended December 31, 2024	F-151

Statement of Cash Flows for the year ended December 31, 2024	F-152

Notes to Financial Statements	F-153

Unaudited Financial Statements of Ambia Energy, LLC (as of September 30, 2025 and December 31, 2024 and for the Nine Months Ended September 30, 2025 and 2024)

Balance Sheets as of September 30, 2025 (Unaudited) and December 31, 2024	F-163

Unaudited Statements of Operations and Member’s Deficit for the nine months ended September 30, 2025 and 2024	F-164

Unaudited Statements of Cash Flows for the nine months ended September 30, 2025 and 2024	F-165

Notes to Unaudited Financial Statements	F-166

Unaudited pro forma combined financial statements of SunPower Inc., Sunder Energy, LLC and Ambia Energy, LLC.

Unaudited Pro Forma Combined Statement Of Operations For The Year Ended December 28, 2025	F-177

Notes to Unaudited Pro Forma Combined Financial Statements

SUNPOWER INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands except share and per share amounts)

	March 29,	December 28,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$9,488	$9,617
Trade accounts receivable, net of allowance for credit losses of $5,206 and $5,206 as of March 29, 2026 and December 28, 2025, respectively	80,585	81,946
Inventories	4,098	4,375
Prepaid expenses and other current assets	27,852	16,913
Total current assets	122,023	112,851
Restricted cash	1,134	3,841
Property and equipment, net	4,557	4,890
Operating lease right-of-use assets	5,325	4,552
Intangible assets, net	51,816	50,814
Goodwill	75,607	62,630
Other noncurrent assets	1,624	1,609
Total assets	$262,086	$241,187

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$28,348	$26,240
Accrued expenses and other current liabilities (1)	70,006	56,977
Short-term debt with related parties	21,500	21,500
Short-term debt with third parties	13,736	—
Current portion of long-term notes payable	2,786	2,786
Deferred consideration, current	17,102	16,879
Deferred consideration, current with related party	—	5,420
Contract liabilities	12,634	20,336
SAFE Agreement with related party	579	535
Forward purchase agreement liabilities	5,107	3,965
Total current liabilities	171,798	154,638
Warranty provision, noncurrent	3,059	3,059
Warrant liability	3,746	4,361
Contract liabilities, noncurrent	794	794
Notes payable and derivative liabilities, net of current	99,860	120,159
Notes payable and derivative liabilities with related parties, net of current	31,921	35,130
Deferred income taxes	1,693	1,300
Deferred consideration, noncurrent	3,165	—
Deferred consideration, noncurrent with related party	—	5,420
Other long-term liabilities	7,503	6,470
Total liabilities	323,539	331,331

Commitments and contingencies (Note 11)

Stockholders’ (deficit):
Common stock, $0.0001 par value; Authorized 1,000,000,000 shares as of March 29, 2026, and December 28, 2025; issued and outstanding 120,347,463 and 111,334,959 shares as of March 29, 2026, and December 28, 2025, respectively	16	16
Additional paid-in capital	389,849	366,408
Accumulated other comprehensive income	165	165
Accumulated deficit	(451,483)	(456,733)
Total stockholders’ (deficit)	(61,453)	(90,144)
Total liabilities and stockholders’ (deficit)	$262,086	$241,187

(1)

Includes accrued interest due to related parties of $2.2 million and $2.6 million as of March 29, 2026, and December 28, 2025, respectively.

Includes investor financing deposit with related party of $5.4 million and $2.0 million as of March 29, 2026, and December 28, 2025, respectively.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SUNPOWER INC.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income

(in thousands except share and per share amounts)

	Thirteen Weeks Ended
	March 29,	March 30,
	2026	2025
Revenues	$72,793	$78,413
Cost of revenues(1)	28,106	51,037
Gross profit	44,687	27,376
Operating expenses:
Sales commissions	28,564	7,684
Sales and marketing	4,993	8,522
General and administrative	30,325	14,896
Total operating expenses	63,882	31,102
Loss from operations	(19,195)	(3,726)
Interest expense (2)	(6,924)	(6,041)
Interest income	—	3
Other non-operating income, net (3)	30,761	14,576
Total other income, net	23,837	8,538
Income from operations before income taxes	4,642	4,812
Income tax (provision)	608	—
Net income	5,250	4,812
Other comprehensive income	—	—
Comprehensive income (net of tax)	$5,250	$4,812
Net income per share attributable to common stockholders
Basic	$0.04	$0.06
Diluted	$0.00	$0.02
Weighted-average shares used to compute net income per share attributable to common stockholders
Basic	124,279,055	80,209,585
Diluted	163,787,402	112,302,063

(1)	Cost of revenue with SameDay Solar, a related party, was $0.5 million and $0.2 million in the thirteen weeks ended March 29, 2026 and March 30, 2025, respectively. Refer to Note 17 – Related Party Transactions for details.

(2)	Includes related party interest expense and amortization of debt issuance costs of $2.3 million and $1.4 million in the thirteen weeks ended March 29, 2026 and March 30, 2025, respectively.

(3)	Includes the following related party transactions (in millions):

	Thirteen Weeks Ended
	March 29, 2026	March 30, 2025
Gain on remeasurement of derivative liabilities (Note 9 – Borrowings and Derivative Liabilities)	$7.5	$3.7
Gain due to change in fair value of forward purchase agreements	—	0.1
Other income	—	0.1

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SUNPOWER INC.

Unaudited Condensed Consolidated Statements of Stockholders’ Deficit

(in thousands except number of shares)

	Thirteen Weeks Ended March 29, 2026
	Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Income	Deficit
Balance as of December 28, 2025	111,334,959	$16	$366,408	$(456,733)	$165	$(90,144)
Conversion of 7.0% senior unsecured convertible notes for shares of common stock	1,608,769	—	2,646	—	—	2,646
Issuance of common stock as consideration for acquisition of businesses	1,805,705	—	3,333	—	—	3,333
Non-cash issuance of shares of common stock for debt commitment fees, capitalized as debt issuance costs	175,000	—	333	—	—	333
Vesting of restricted stock units	863,030	—	—	—	—	—
Issuance of common stock	4,560,000	—	6,991	—	—	6,991
Stock-based compensation	—	—	1,605	—	—	1,605
Sunder deferred consideration	—	—	8,533	—	—	8,533
Net income	—	—	—	5,250	—	5,250
Balance as of March 29, 2026	120,347,463	$16	$389,849	$(451,483)	$165	$(61,453)

	Thirteen Weeks Ended March 30, 2025
	Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Income	Deficit
Balance as of December 29, 2024	73,784,645	$14	$313,661	$(411,379)	$165	$(97,539)
Exercise of common stock options	43,793	—	57	—	—	57
Vesting of restricted stock units	192,398	—	—	—	—	—
Exercise of common stock warrants	6,000,000	—	60	—	—	60
Stock-based compensation	—	—	469	—	—	469
Net income	—	—	—	4,812	—	4,812
Balance as of March 30, 2025	80,020,836	$14	$314,247	$(406,567)	$165	$(92,141)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SUNPOWER INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands except number of shares)

	Thirteen Weeks Ended
	March 29, 2026	March 30, 2025
Cash flows from operating activities
Net income	$5,250	$4,812
Adjustments to reconcile net income from operations to net cash used in operating activities:
Stock-based compensation expense	1,605	469
Non-cash lease expense	504	288
Deferred income tax benefit	(608)	—
Depreciation and amortization	3,609	1,583
Provision for credit losses	—	1,087
Change in fair value of SAFE Agreement – related party	44	20
Change in fair value of forward purchase agreement liabilities (1)	1,142	(268)
Change in fair value of derivative liabilities (2)	(26,608)	(15,127)
Change in fair value of warrant liabilities	(615)	1,092
Change in fair value of deferred consideration	(2,943)	—
Change in fair value of deferred consideration with related party	(2,307)	—
Change in fair value of debt obligations	320	—
Amortization of debt issuance costs (3)	3,674	3,655
Non-cash expense (income) (4)	176	(158)
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	5,003	(223)
Inventories	2,016	11,386
Contract assets	—	(11,279)
Prepaid expenses and other current assets	(10,909)	(4,413)
Other noncurrent assets	(15)	14
Accounts payable	(1,756)	6,896
Accrued expenses and other liabilities	9,702	(5,525)
Contract liabilities	(12,940)	3,064
Net cash used in operating activities	(25,656)	(2,627)
Cash flows from investing activities
Cash paid for acquisition, net of cash acquired	553	—
Net cash used in investing activities	553	—
Cash flows from financing activities
Proceeds from issuance of convertible notes	10,710	200
Proceeds from issuance of convertible notes due to related parties	1,300	—
Finance lease payments	(656)	(515)
Principal repayment of notes payable	(1,078)	—
Proceeds from issuance of common stock	6,991	—
Proceeds from exercise of common stock options	—	57
Proceeds from exercise of warrant for common stock	—	60
Investor financing deposit	5,000	—
Net cash provided by (used in) financing activities	22,267	(198)
Net decrease in cash, cash equivalents and restricted cash	(2,836)	(2,825)
Cash, cash equivalents, and restricted cash at beginning of period	13,458	17,219
Cash, cash equivalents, and restricted cash at end of period	$10,622	$14,394

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$5,263	$1,388
Cash paid for income taxes	—	—

Supplemental disclosure of noncash financing and investing activities:
Issuance of convertible note in exchange for investor deposit	$2,000	$—
Conversion of 7% unsecured notes for shares of common stock	2,646	—
Issuance of common stock as partial consideration for acquisition	3,333	—
Deferred consideration recognized for acquisition of Cobalt	6,331	—
Tax effect of Cobalt acquisition accounted for as Goodwill	1,001	—
Deferred consideration reclassified to Additional paid-in capital	8,533	—

(1)	Includes related party income of $0.1 million in the thirteen weeks ended March 30, 2025.

(2)	Includes related party gain on remeasurement of $7.5 million and $3.7 million in the thirteen weeks ended March 29, 2026 and March 30, 2025, respectively.

(3)	Includes related party amortization expense of $0.9 million and $0.7 million in the thirteen weeks ended March 29, 2026 and March 30, 2025, respectively.

(4)	Includes related party non-cash income of $0.1 million in the thirteen weeks ended March 30, 2025.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SUNPOWER INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(1) Organization

Description of business

SunPower Inc. (“SunPower” or the “Company”) is the rebranded name of Complete Solaria, Inc. (“Complete Solaria”). The rebranding was effective April 22, 2025 and the Company’s legal name change became effective on October 16, 2025. References to the Company and SunPower include the same entity under its previous name of Complete Solaria. The Company is headquartered in Orem, Utah.

The Company was originally incorporated in Delaware under the name Complete Solaria, Inc. and is a residential solar installer that offers storage and home energy solutions to customers in North America. The Company was formed through Complete Solar Holding Corporation’s acquisition of The Solaria Corporation (“Solaria”).

Complete Solar, Inc. (“Complete Solar”) was incorporated in Delaware on February 22, 2010. Through February 2022, the Company operated as Complete Solar, Inc., a single legal entity. In February 2022, Complete Solar implemented a holding company reorganization (the “Reorganization”) in which the Company created and incorporated Complete Solar Holding Corporation (“Complete Solar Holdings”). As a result of the Reorganization, Complete Solar Holdings became the successor entity to Complete Solar, Inc. Complete Solaria, Inc. (“Complete Solaria”) was formed in November 2022 through the merger of Complete Solar Holding Corporation, a Delaware corporation (“Complete Solar”), and The Solaria Corporation, a Delaware corporation (such entity, “Solaria,” and such transaction, the “Business Combination”).

The Company operates on a 52-to-53-week fiscal year that ends on the Sunday closest to December 31. The Company’s first fiscal quarters for 2026 and 2025 in this report on Form 10-Q ended on March 29, 2026 (“Q1 2026”) and March 30, 2025 (“Q1 2025”), respectively.

Acquisitions

In the fiscal year ended December 28, 2025, the Company completed the acquisitions of Sunder Energy, LLC (“Sunder”) and Ambia Energy LLC (“Ambia”). On February 2, 2026, the Company completed the acquisition of Cobalt Power Systems, Inc. (“Cobalt”). Each of these acquisitions was accounted for as a business combination in accordance with Accounting Standards Codification (“ASC”) 805, Business Combination. Refer to Note 3 – Business Combinations for details of these transactions.

Liquidity and going concern

The Company’s operating loss was $19.2 million in the thirteen weeks ended March 29, 2026. As of March 29, 2026, the Company had an accumulated deficit of $451.5 million, current debt of $38.0 million, and cash and cash equivalents, excluding restricted cash, of $9.5 million. The Company anticipates that operating losses and negative operating cash flows will continue in the near term.

Management is actively pursuing plans to mitigate these conditions, including obtaining additional capital resources through equity or debt financing and leveraging support from significant stockholders when necessary. The Company has financed its operations primarily through sales of equity securities, private placements, debt, issuance of convertible notes and other debt instruments, other financing instruments, cash from operations, and proceeds from the Mergers.

The Company did not file its Quarterly Report on Form 10-Q for the quarter ended September 28, 2025 or the amendment required to the Current Report originally filed on September 26, 2025, relating to the Sunder acquisition, within the timeframe required by the SEC. As a result, the Company is not currently eligible to use a registration statement on Form S-3 that would allow it to continuously incorporate by reference its SEC reports into a registration statement, to use “shelf” registration statements to conduct offerings, or to use the at-the-market offering facility until approximately one year from the date that the Company has regained and maintained status as a current filer. Aside from a “shelf” registration, the Company has alternative financing options and may seek additional liquidity through the use of a Form S-1 registration statement and or private placements.

If the Company is not able to secure adequate additional funding when needed, the Company will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact the Company’s business, results of operations and future prospects. While the Company has been able to raise multiple rounds of financing, there can be no assurance that in the event the Company requires additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Therefore, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued. The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

(2) Basis of Presentation and Summary of Significant Accounting Policies

Basis of presentation

The interim unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

The accompanying interim unaudited condensed consolidated financial statements are unaudited and have been prepared by the Company in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, these interim unaudited condensed consolidated financial statements do not include all the information and disclosures required by U.S. GAAP for complete financial statements.

In the opinion of management, these interim unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 29, 2026, and the results of operations for the thirteen weeks ended March 29, 2026 and March 30, 2025. These interim unaudited condensed consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements and related notes for the fiscal year ended December 28, 2025, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 14, 2026. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or any other future period.

Cash and cash equivalents and restricted cash

The Company reconciles cash, cash equivalents, and restricted cash reported in its unaudited condensed consolidated balance sheets that aggregate to the beginning and ending balances shown in the Company’s unaudited condensed consolidated statements of cash flows as follows (in thousands):

	As of
	March 29, 2026	December 28, 2025
Cash and cash equivalents	$9,488	$9,617
Restricted cash	1,134	3,841
Total cash, cash equivalents and restricted cash	$10,622	$13,458

Use of estimates

The preparation of interim unaudited condensed consolidated financial statements requires management to make estimates and assumptions that affect reported amounts.

Revenue recognition

The Company recognizes revenue in accordance with ASC 606 – Revenue from Contracts with Customers (“ASC 606”) when control of the promised products and services is transferred to the customer and its performance obligations are satisfied. The Company’s performance obligation in its Residential Solar Installation and New Homes Business segments is to design and install a fully functioning solar energy system. The design, delivery of system components, installation, and services facilitating interconnection to the power grid are accounted for as a single performance obligation.

Revenue is recognized in the amount of consideration the Company expects to be entitled to receive, net of customer incentives such as discounts or rebates, and variable consideration is estimated at each reporting date to the extent it is probable that a significant reversal will not occur. Amounts invoiced and collected in advance of performance are recorded as deferred revenue. The Company’s contracts do not contain significant financing components.

For Residential Solar Installation and New Homes Business cash and financing arrangements, revenue is generally recognized over time beginning when the system is fully installed, as this is when the customer obtains control of the asset. Revenue is recognized using an input method based on direct installation costs. For New Homes Business lease arrangements, revenue is recognized at a point in time upon customer acceptance of the completed system.

In the Dealer segment, the Company earns revenue from contracts for solar installations performed by third-party installers. The Company acts as an agent in these arrangements and recognizes revenue on a net basis at the point in time when substantial completion is achieved. The Company does not provide warranty services related to Dealer contracts. During the thirteen week period ended March 29, 2026, the Company amended customer contracts and under the amended contractual terms, the point at which control transfers to the customer changed from permission to operate (“PTO”) to substantial completion of the installation. As a result, the Company recognized incremental revenue of $12.4 million in the thirteen week period ended March 29, 2026, related to the contract modifications.

Incremental costs of obtaining customer contracts

As of March 29, 2026 and December 28, 2025, deferred commissions were $8.1 million and $5.6 million, respectively.

Estimated credit losses

The following table summarizes the allowance for credit loss activity as of and for the periods ended (in thousands):

	Thirteen Weeks Ended
	March 29,	March 30,
	2026	2025
Balance at beginning of year	$(5,206)	$(1,701)
Provision charged to earnings	—	(1,087)
Amounts written off, net of recoveries and other adjustments	—	313
Balance at end of period	$(5,206)	$(2,475)

Recent Accounting Pronouncements Adopted

In March 2024, the FASB issued ASU 2024-02 “Codification Improvements-Amendments to Remove References to the Concepts Statements”, which removes various references to concepts statements from the FASB Accounting Standards Codification. This ASU is effective for the Company beginning in the first quarter of fiscal year 2026, with early adoption permitted. The Company adopted the guidance in the period ended March 29, 2026 and the adoption did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

 In November 2024, the FASB issued ASU No. 2024-04, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) (“ASU 2024-04”)”. The guidance in ASU 2024-04 clarifies the requirements related to accounting for the settlement of a debt instrument as an induced conversion. The standard is effective for fiscal years beginning after December 15, 2025, and interim periods within fiscal years beginning after December 15, 2025, with early adoption permitted as of the beginning of a reporting period if the entity has also adopted ASU 2020-06 for that period. The Company adopted the guidance effective December 29, 2025 and the adoption did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, which requires the disaggregation of certain expenses in the notes of the financial statements to provide enhanced transparency into the expense captions presented on the face of the income statement. The FASB subsequently issued ASU 2025-01 “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date”, which amends the effective date of ASU 2024-03 to clarify that all public business entities are required to adopt the guidance in ASU 2024-03 in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of ASU 2024-03 is permitted. The Company is assessing the impact of adopting this guidance on its consolidated financial statements.

In September 2025, the FASB issued ASU 2025-06 “Targeted improvements to the Accounting for Internal-Use Software” which is an update to remove all references to prescriptive and sequential software development stages (referred to as “project stages”). This ASU is effective for all entities for annual reporting periods beginning after December 15, 2027, and interim reporting periods within those annual reporting periods. Early adoption is permitted as of the beginning of an annual reporting period. The Company is currently evaluating the impact that the adoption of ASU 2025-06 may have on its consolidated financial statements.

In December 2025, the FASB issued ASU 2025-11, “Interim Reporting Narrow Scope Improvements” which amends and clarifies interim reporting and disclosure requirements including additional guidance on what disclosures should be provided in interim reporting periods. This amendment also includes a disclosure principle that requires entities to disclose events since the end of the last annual reporting period that have a material impact on the entity. This ASU is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027 for public companies. This ASU may be applied prospectively or retrospectively to any or all periods presented in the Company’s consolidated financial statements. Early adoption of this ASU is permitted. The Company is currently evaluating the impact that the adoption of this ASU may have on its consolidated financial statements.

In December 2025, the FASB issued ASU 2025-12, “Codification Improvements” which makes changes to the Accounting Standards Codification that clarify, correct errors or make minor improvements and make ASCs easier to understand and apply. The amendments in this ASU are effective for all entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. This ASU may be adopted prospectively or retrospectively, except as to the clarification of the calculation of earnings per share when a loss from continuing operations exists which must be adopted retrospectively. All other codification improvements may be adopted prospectively or retrospectively. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of this ASU may have on its consolidated financial statements.

(3) Business Combinations

Cobalt Power Systems, Inc.

On January 30, 2026, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Cobalt and Cobalt’s stockholders (the “Cobalt Stockholders”). The Company, Cobalt and the Cobalt Stockholders completed the closing under the Share Purchase Agreement (the “Cobalt Closing”) on February 2, 2026. At the Cobalt Closing, the Company acquired all of the outstanding stock of Cobalt from the Cobalt Stockholders for: (a) 1.8 million shares (the “Closing Consideration Shares”) of the Company’s common stock and (b) an agreement to issue an additional $3.33 million of shares of the Company’s common stock on each of the 12-month and 18-month anniversaries of the Cobalt Closing (“Post-Closing Consideration Shares). Additionally, the Company agreed to issue up to $2.0 million of restricted stock units to those Cobalt employees who continue their employment with the Company following the Cobalt Closing, and 850,000 restricted stock units will be issued as inducement grants to certain Cobalt key employees. Based on the analysis of the payments made or to be made in connection with the acquisition of Cobalt under ASC 805, the Company concluded that the $2.0 million of restricted stock units is considered compensation and, therefore, this amount has been excluded from the business combination consideration. Cobalt designs and installs solar systems for residential and commercial clients.

Total consideration for Cobalt was $9.66 million, which consists of $3.33 million paid at the Cobalt Closing and Post-Closing Consideration Shares valued at $6.33 million. The $3.33 million fair value of the shares of common stock issued at the Cobalt Closing was derived based on the Company’s closing stock price in a 5-day volume-weighted average price (“VWAP”) immediately preceding the Cobalt Closing to determine the number of shares issued. The Post-Closing Consideration Shares are treated as a liability for financial reporting purposes and are reported within Deferred consideration, current and deferred consideration, noncurrent within the Company’s unaudited condensed consolidated balance sheet, and were valued using a Monte Carlo simulation model to capture the variability in the number and value of shares issuable at the 12- and 18-month post-closing dates. Under the terms of the agreement, the deferred obligation represents a fixed dollar amount that will be settled in a variable number of shares determined based on the 5-day VWAP immediately prior to each issuance date, resulting in an inverse relationship between share price and shares issued. The model incorporates key assumptions, including a starting VWAP of $1.69, a risk-free rate of 3.53%, expected volatility of 85.5% derived from peer company analysis and historical data, and a 1.5-year simulation horizon. For each simulated stock price path, the model calculates the resulting share issuances and corresponding payment values, discounts those amounts to present value, and averages the outcomes across simulations to estimate fair value, resulting in a concluded value of approximately $6.33 million as of the valuation date. The total consideration is summarized as follows (in thousands):

Consideration
Fair value of shares of the Company’s common stock issued at Cobalt Closing (classified within Additional paid-in capital)	$3,333
Deferred Cobalt Consideration Shares (Classified within Deferred consideration, current and noncurrent)	6,331
Fair value of total consideration	$9,664

The provisional fair values of assets acquired and liabilities assumed were based upon the facts and circumstances existing at the Cobalt Closing. The purchase price accounting remains open for the valuation of intangibles, certain liabilities and allocation of goodwill. The Company elected the practical expedient within ASC 805-20-30-27 through 805-20-30-30 to recognize and measure contract liabilities in accordance with ASC 606 as if it had originated the acquired contract. Thus, the amount of any contract liabilities immediately prior to the acquisition will be the comparable amounts recognized in the determination of assets acquired and liabilities assumed by the Company.

The provisional fair values of identifiable assets acquired and liabilities assumed are identified below (in thousands):

Provisional fair values as of Cobalt Closing
Net assets acquired:
Cash and cash equivalents	$553
Trade accounts receivable, net	3,642
Inventories	1,739
Prepaid expenses and other current assets	30
Property and equipment, net	485
Intangible assets, net	3,871
Operating lease right-of-use assets	1,277
Accounts payable	(3,864)
Accrued expenses and other current liabilities	(1,002)
Short-term debt with third parties	(2,706)
Other long-term liabilities	(1,099)
Contract liabilities	(5,238)
Deferred tax liability	(1,001)
Fair value of the excess of liabilities assumed over assets acquired	(3,313)
Fair value of common stock issued	3,333
Fair value of Deferred Cobalt Consideration Shares	6,331
Consideration transferred	9,664
Goodwill recognized	$12,977

As of the date of acquisition, the intangible assets acquired and estimated useful lives were as follows:

	Estimated useful life	Provisional fair values as of the Cobalt Closing
Customer relationships (Backlog)	18 months	$1,100
Trade name – Cobalt	10 years	2,000
Building lease intangible asset – favorable lease	6 years	771
Total		$3,871

The fair value of the backlog was estimated using the excess earnings method, an income-based approach, under which value is determined based on the present value of the cash flows attributable specifically to the backlog after deducting appropriate returns for contributory assets. Projected revenues were based on the contractual backlog existing as of the valuation date, and operating expenses were estimated as a percentage of revenue, with an adjustment to exclude sales and marketing expenses. Based on management’s estimates, substantially all sales and marketing efforts relate to acquiring new customers and are not required to fulfill the existing backlog. Contributory asset charges were applied for the use of working capital, fixed assets, assembled workforce, and trademarks.

The trade name’s fair value was estimated using the relief-from-royalty method, which measures the present value of avoided royalty payments. The valuation considered qualitative factors such as Cobalt’s long operating history since 2003, strong reputation for affordable and reliable solar solutions, and established market presence with over 2,400 installations. It assumed the trade name supports all revenues and applied a 1.0% royalty rate based on profit-split analysis and market data. The trade name was assigned a 10-year useful life, reflecting expected continued use and brand support

The fair value of the building lease was estimated using an income approach, specifically a discounted cash flow model, reflecting the present value of the difference between contractual rent and estimated market rent over the remaining lease term. Key assumptions include a market rent derived from comparable properties, a 2.0% annual rental growth rate, and an 8.50% discount rate consistent with market participant return expectations and leasehold-specific risks.

Goodwill represents the excess of the preliminary estimated consideration transferred over the fair value of the net tangible and intangible assets acquired that is associated with the excess cash flows that the acquisition is expected to generate in the future. The goodwill is not deductible for tax purposes.

Cobalt contributed $5.0 million and $0.3 million in revenue and income before income taxes from operations, respectively, for the period from the acquisition date to March 29, 2026.

Sunder Energy LLC

On September 21, 2025, a subsidiary of the Company entered into a Membership Interest Purchase Agreement (“Sunder MIPA”) with Sunder Energy LLC (“Sunder”) and the seller, Chicken Parm Pizza LLC (“CPP”), the sole member of Sunder. On September 24, 2025 (“Sunder Closing”), the Company completed the acquisition of the membership interests of Sunder for an aggregate consideration of $57.8 million (“Sunder Acquisition”). Per the terms of the Sunder MIPA, the Company acquired all of the outstanding membership interest of Sunder for (1) $20.7 million in cash, subject to certain working capital and other adjustments; (2) a promissory note to the Member in the principal amount of $20.0 million (“Seller Note”); and (3) 10.0 million shares of the Company’s common stock (valued at the closing share price on September 24, 2025, of $1.71 per share), consisting of (i) 3.3 million shares of the Company’s common stock issued at the Sunder Closing and (ii) subject to approval of such issuances by the Company’s stockholders, (x) 3.3 million shares of the Company’s common stock to be issued on the 12-month anniversary of the Sunder Closing and (y) 3.3 million shares of the Company’s common stock to be issued on the 18-month anniversary of the Sunder Closing (“Deferred Sunder Consideration Shares”). In lieu of issuing the Deferred Sunder Consideration Shares, the Company, in its sole discretion, may elect to pay the Member a cash payment equal to the number of Deferred Sunder Consideration Shares otherwise issuable by the Company multiplied by the volume-weighted average price of the Company’s common stock as quoted on Nasdaq for the 30-trading day period ending two business days prior to the date on which the applicable Deferred Sunder Consideration Shares are otherwise issuable (“Cash in Lieu Amount”). If the Company elects to pay the Cash in Lieu Amount, 50% of the Cash in Lieu Amount will be paid on the three-month anniversary of the date on which the applicable Deferred Sunder Consideration Shares are otherwise issuable, with the remaining 50% of the Cash in Lieu Amount payable on the six-month anniversary of the date on which the applicable Deferred Sunder Consideration Shares are otherwise issuable. The shares of the Company’s common stock issued and expected to be issued were valued at aggregate of $17.1 million at the Sunder Closing. The common stock issued at the Sunder Closing was valued at $5.7 million and accounted for within Additional paid-in-capital on the Company’s consolidated balance sheet.

On April 23, 2026, the Company and CPP entered into an amended and restated Seller Note that, following certain payoffs under the prior Seller Note, has an amended principal amount of $7.0 million (the “A&R Seller Note”). Refer to Note 18 – Subsequent Events for details.

On March 25, 2026, the Company’s stockholders approved the issuance of the Deferred Sunder Consideration Shares, and the Company’s option to pay the Cash in Lieu Amount expired. Accordingly, the value of the Deferred Sunder Consideration Shares became fixed on that date. The fair value of the 6.7 million Deferred Sunder Consideration Shares was $8.5 million as of March 25, 2026. Under ASC 815-40, Derivatives and Hedging, as all of the substantive contingencies have been resolved and only remaining condition is the passage of time, the obligation met the criteria for equity classification. As such, the Company reclassified the Deferred Sunder Consideration Shares obligation from liability to equity as of March 29, 2026. Pursuant to an Amendment and Agreement dated as of March 5, 2026 between CPP and the Company, the Company agreed to issue all of the Deferred Sunder Consideration Shares following receipt of approval by the Company’s stockholders, and the Deferred Sunder Consideration Shares were subsequently issued on April 8, 2026. Refer to Note 18 – Subsequent Events for details.

The Company concluded that since the sellers joined the Company and represent members of management, they have a level of influence that is not insignificant; therefore, they are related parties to the Company.

Sunder is a solar sales company. The Company acquired Sunder as a strategic acquisition to expand its overall market share and its penetration into more U.S. states. The financial results of Sunder have been included in the Company’s consolidated financial statements since its date of acquisition.

The consideration initially paid and remaining payable as of the date of the Sunder Closing is summarized below (in thousands):

Consideration
Paid at Sunder Closing
Cash	$20,689
Seller note	20,000
Fair value of 3.3 million shares of the Company’s common stock	5,700
Payable subsequent to Sunder Closing
Deferred Sunder Consideration Shares (fair value of 6.7 million shares of the Company’s common stock at Sunder Closing)	11,400
Fair value of total consideration at Sunder Closing	$57,789

The Company financed a portion of the transaction through the issuance of $22.0 million of 7.0% senior unsecured convertible notes (the “September 2025 Notes”) and Seller Note in the original principal amount of $20.0 million, which has been amended by the A&R Seller Note in the principal amount of $7.0 million subsequent to March 29, 2026. Refer to Note 9 – Borrowings and Derivative Liabilities and Note 18 – Subsequent Events for details regarding these obligations.

The provisional fair values of assets acquired and liabilities assumed were based upon a preliminary valuation, and the Company’s estimates and assumptions have been revised during the measurement period to refine the fair values of the assets acquired and liabilities assumed based upon the facts and circumstances existing at the date of acquisition which resulted in the measurement period adjustments noted below. The purchase price accounting remains open for the components of working capital, identification and valuation of intangibles and allocation of goodwill. The Company has elected the practical expedient within ASC 805-20-30-27 through 805-20-30-30 to recognize and measure contract liabilities in accordance with ASC 606 as if it had originated the acquired contract. Thus, the amount of any contract liabilities immediately prior to the acquisition will be the comparable amounts recognized in the determination of assets acquired and liabilities assumed by the Company.

The following table summarizes the provisional fair value of identifiable assets acquired and liabilities assumed. No measurement period adjustments were recorded in the thirteen week period ended March 29, 2026.

(in thousands)	Provisional fair values
Net assets acquired:
Accounts receivable	$797
Prepaid expenses and other current assets	3,039
Property and equipment	241
Operating lease right-of-use assets	313
Other noncurrent assets	135
Intangibles	37,500
Contract liabilities	(11,673)
Accounts payable	(203)
Accrued expenses and other current liabilities	(3,850)
Operating lease liabilities	(332)
Fair value of net assets acquired	25,967
Consideration transferred	57,789
Goodwill recognized	$31,822

Intangible assets acquired and estimated useful lives were as follows (in thousands):

	Estimated useful life	Provisional fair values
Customer relationships	10 years	$30,600
Trademark - Sunder	10 years	6,100
Developed technology - Sunder	2 years	800
Total		$37,500

The fair value of customer relationships was estimated using the excess earnings method. The assumptions used included revenue, included all business enterprise valuation sales, reduced by a 5% attrition rate based on historical customer turnover, with operating expenses estimated as a percentage of sales and no sales-and-marketing adjustment since such efforts do not directly support existing customers. Contributory asset charges were applied for the use of working capital, fixed assets, workforce, trademarks, and internal-use software, and cash flows were projected over the period in which customer relationships were expected to produce meaningful benefit, with the economic life extending until those cash flows became minimal.

The fair value of the trademark was estimated using the relief-from-royalty method. This approach measures the value of the asset based on the hypothetical royalties the Company would avoid paying if it had to license the trademark from a third party. The assumptions used to value the trademark included projected sales based upon the business enterprise valuation considered attributable to the trademark, a royalty rate of 1.0% supported by a profit-split analysis and benchmarking against comparable licensing arrangements in the solar and broader energy industries and a useful economic life of 10 years consistent with management’s expectations for continued use and the anticipated longevity of the brand’s market relevance.

The fair value of Sunder’s developed technology was estimated using the cost approach, which measures value based on the cost to reproduce or replace the existing software in its current state. The analysis considered the historical direct development costs, including Sunder’s ongoing investment in labor, design, coding, and testing efforts required to build the technology. In addition to direct costs, the valuation incorporated opportunity costs, which reflect the portion of the software expected to be added, modified, or removed over time based on management’s estimates of ongoing development needs. Together, these inputs approximate the current replacement cost of the technology, adjusted for necessary updates and functional improvements.

Goodwill represents the excess of the preliminary estimated consideration transferred over the fair value of the net tangible and intangible assets acquired that is associated with the excess cash flows that the acquisition is expected to generate in the future. The goodwill is tax deductible.

Ambia Energy LLC

On November 21, 2025, the Company entered into a Membership Interest Purchase Agreement (the “Ambia MIPA”) with Ambia and Ambia Holdings, Inc., a Delaware corporation and the sole member of Ambia (“Ambia Holdings”) to acquire Ambia (the “Ambia Acquisition”). Ambia was the sole operating entity within Ambia Holdings. Ambia is a residential solar energy system installer and operates in various markets throughout the United States.

The Company, Ambia and Ambia Holdings completed the closing under the Ambia MIPA on November 21, 2025 (the “Ambia Closing”). At the Ambia Closing, the Company acquired all of the outstanding membership interests of Ambia from Ambia Holdings for: (a) 10,243,924 shares of common stock of the Company (the “Ambia Closing Consideration Shares”), issued at the Ambia Closing to Ambia Holdings; and (b) an agreement to issue an additional 9.375 million of shares of the Company’s common stock on each of the six-month anniversary of the Ambia Closing and the 12-month anniversary of the Ambia Closing (collectively such additional shares of common stock, the “Deferred Ambia Consideration Shares”). The issuance of the Deferred Ambia Consideration Shares is subject to approval by the Company’s stockholders following the Ambia Closing. On March 25, 2026, the Company’s stockholders approved the issuance of the Deferred Ambia Consideration Shares.

The actual number of Deferred Ambia Consideration Shares issuable by the Company on the six- and 12-month anniversaries of the Ambia Closing will be determined based on the 20-day trailing volume-weighted average price of the Company’s common stock after market close on the business day immediately prior to the issuance date of the applicable shares (the “VWAP Value”); provided that the VWAP Value for the calculation of the actual number of Deferred Ambia Consideration Shares issuable by the Company will not be more than $2.8102 per share or less than $1.4988 per share. Additionally, the number of Deferred Ambia Consideration Shares issuable by the Company is subject to adjustment pursuant to customary working capital and balance sheet adjustment terms and subject to offset for certain indemnifiable damages in accordance with the Ambia MIPA.

The initial fair value of the deferred consideration shares at the Ambia Closing was $16.9 million. The Company’s closing share price for its common stock of $1.61 on November 21, 2025 was used to fair value the shares issued at the Ambia Closing. The total consideration is summarized as follows (in thousands):

Consideration
Fair value of 10,243,924 shares of the Company’s common stock issued at Ambia Closing	$16,493
Deferred Ambia Consideration Shares	16,879
Fair value of total consideration	$33,372

The provisional fair values of assets acquired and liabilities assumed were based upon the facts and circumstances existing at the date of acquisition. The purchase price accounting remains open for the valuation of the customer relationship and allocation of goodwill. The Company elected the practical expedient within ASC 805-20-30-27 through 805-20-30-30 to recognize and measure contract liabilities in accordance with ASC 606 as if it had originated the acquired contract. Thus, the amount of any contract liabilities immediately prior to the acquisition will be the comparable amounts recognized in the determination of assets acquired and liabilities assumed by the Company.

There have been no measurement period adjustments since the Ambia Closing. The provisional fair values of identifiable assets acquired and liabilities assumed are identified below (in thousands):

Provisional fair values as of the Ambia Closing
Net assets acquired:
Cash and cash equivalents	$1,350
Accounts receivable	1,368
Contract assets - unbilled receivables	1,143
Prepaid expenses and other current assets	797
Property and equipment, net	2,230
Intangible assets	4,300
Operating lease right-of-use assets	2,563
Other noncurrent assets	182
Accounts payable	(2,806)
Accrued expenses and other current liabilities	(2,917)
Contract liabilities	(1,675)
Operating lease liabilities, noncurrent	(2,702)
Finance lease liabilities	(1,269)
Fair value of net assets acquired	2,564
Fair value of common stock issued	16,493
Fair value of Deferred Ambia Consideration Shares	16,879
Consideration transferred	33,372
Goodwill recognized	$30,808

As of the Ambia Closing, the intangible assets acquired and estimated useful lives were as follows:

	Estimated useful life	Provisional Fair values as of the Ambia Closing
Customer relationships (Backlog)	1 year (1)	$3,400
Trademarks - Ambia	1 year	900
Total		$4,300

(1)	Useful life is based upon customer consumption, expected to occur within one year.

Trademarks were derived using the relief from royalty method based upon the following key assumptions; (i) all sales based upon the business enterprise value; (ii) a royalty rate of 1% based upon profit split analysis and comparable licensing royalty agreements; and (iii) an economic life of the Ambia name through the end of 2026, wherein the Ambia name will only be used in certain small markets and that all sales, marketing and branding will be done under the SunPower brand name in relatively short order.

Customer relationships (backlog) was derived using the excess earnings method based upon the following key assumptions: (i) backlog meets the appropriate contractual criteria; (ii) sales were based upon the backlog of sales; (iii) expenses were based upon a percentage of sales with an adjustment for sales and marketing expenses, upon which management estimates that 100% of Ambia’s sales and marketing expenses are directed at acquiring new customers and are not required to support the backlog; (iv) charges were taken for the use of working capital, fixed assets, workforce and trademarks; and (v) the economic life of the backlog is to the end of fiscal 2026 based upon management’s estimate of average deal length.

Goodwill represents the excess of the preliminary estimated consideration transferred over the fair value of the net tangible and intangible assets acquired that is associated with the excess cash flows that the acquisition is expected to generate in the future. The goodwill is tax deductible.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information represents the consolidated financial statements of the Company for the thirteen week periods presented, as if Sunder and Ambia were acquired on January 1, 2024 and Cobalt was acquired on December 30, 2024.

The unaudited pro forma combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the acquisitions. The pro forma results do not necessarily reflect the actual results of operations of the combined business (in thousands):

	Unaudited
	Thirteen Weeks Ended
	March 29,	March 30,
	2026	2025

Pro forma revenue	$114,579	$101,190
Pro forma net income from operations	1,725	187

(4) Revenue Recognition and Contract Balances

Disaggregation of revenue

Refer to the table below for the Company’s revenue recognized (in thousands):

	Thirteen Weeks Ended
	March 29, 2026	March 30, 2025
Residential Solar Installation
Revenue recognized over time	$31,537	$36,504
Total Residential Solar Installation	31,537	36,504

New Homes Business
Revenue recognized over time	10,106	15,466
Revenue recognized at a point in time	4,523	26,443
Total New Homes Business	14,629	41,909

Dealer
Revenue recognized at a point in time	26,627	—
Total Dealer	26,627	—
Total revenue	$72,793	$78,413

Total revenue recognized over time	$41,642	$51,970
Total revenue recognized at a point in time	31,151	26,443

All revenue was generated in the United States.

Contract liabilities

Contract liabilities consist of the following (in thousands):

	As of
	March 29,	December 28,
	2026	2025
Contract liabilities:
Contract liabilities, current	$12,634	$20,336
Contract liabilities, noncurrent	794	794
Total contract liabilities	$13,428	$21,130

Revenue recognized in the current period from contract liabilities as of December 28, 2025 was $18.5 million in the thirteen week period ended March 29, 2026.

(5) Fair Value Measurements

The following table sets forth the Company’s financial assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	As of March 29, 2026
	Level 1	Level 2	Level 3	Total
Financial Assets
Restricted cash	$1,134	$—	$—	$1,134
Total	$1,134	$—	$—	$1,134
Financial Liabilities
July 2024 Notes derivative liability (1)	$—	$—	$14,042	$14,042
July 2024 Notes derivative liability – related parties (1)	—	—	9,036	9,036
September 2024 Notes derivative liability (1)	—	—	26,351	26,351
September 2024 Notes derivative liability – related parties (1)	—	—	4,286	4,286
July 2025 Note derivative liability– related party (1)	—	—	2,239	2,239
September 2025 Notes derivative liability (1)	—	—	10,825	10,825
November 2025 Note derivative liability – related party (1)	—	—	1,069	1,069
January 2026 Note derivative liability – related party			1,467	1,467
$1.9 Million Note			1,530	1,530
March 2026 Bridge Note			9,500	9,500
Forward purchase agreement liabilities	—	—	5,107	5,107
SAFE Agreement with related party	—	—	579	579
Private placement warrants	—	—	1,504	1,504
Working capital warrants	—	—	172	172
Public warrants	2,070	—	—	2,070
Deferred Cobalt Consideration Shares	—	—	6,331	6,331
Deferred Ambia Consideration Shares	—	—	13,936	13,936
Total	$2,070	$—	$107,974	$110,044

	As of December 28, 2025
	Level 1	Level 2	Level 3	Total
Financial Assets
Restricted cash	$3,841	$—	$—	$3,841
Total	$3,841	$—	$—	$3,841
Financial Liabilities
July 2024 Notes derivative liability (1)	$—	$—	$19,604	$19,604
July 2024 Notes derivative liability – related parties (1)	—	—	12,615	12,615
September 2024 Notes derivative liability (1)	—	—	37,930	37,930
September 2024 Notes derivative liability – related parties (1)	—	—	5,870	5,870
July 2025 Note derivative liability– related party (1)	—	—	3,246	3,246
September 2025 Notes derivative liability (1)	—	—	14,756	14,756
November 2025 Note derivative liability – related party (1)	—	—	1,488	1,488
Forward purchase agreement liabilities	—	—	3,965	3,965
SAFE Agreement with related party	—	—	535	535
Private placement warrants	—	—	1,692	1,692
Working capital warrants	—	—	194	194
Public warrants	2,475	—	—	2,475
Deferred Sunder Consideration Shares	10,840	—	—	10,840
Deferred Ambia Consideration Shares	—	—	16,879	16,879
Total	$13,315	$—	$118,774	$132,089

(1)	The derivative liabilities are associated with the Company’s outstanding senior unsecured convertible notes with stated interest rates of 7.0% (the “September 2024 Notes” and “September 2025 Notes”) and 12.0% (the “July 2024 Notes”, “July 2025 Note”, “November 2025 Note” and “January 2026 Note”) all of which are defined in Note 9 – Borrowings and Derivative Liabilities.

The reconciliation of liabilities by class and categorized within Level 3 under the fair value hierarchy is as follows for the thirteen week periods ended March 29, 2026 and March 30, 2025 (in thousands):

		Thirteen Weeks Ended March 29, 2026
	Derivative liabilities	Convertible debt at fair value	Forward purchase agreements	SAFE Agreements	Warrant liabilities	Deferred Consideration Shares	Total
Balance as of December 28, 2025	$95,509	$—	$3,965	$535	$1,886	$16,879	$118,774
Additions	2,297	10,710	—	—	—	6,331	19,338
Conversions	(1,883)	—	—	—	—	—	(1,883)
Net (gain) loss recognized within Other non-operating income, net in the consolidated statement of operations	(26,608)	320	1,142	44	(210)	(2,943)	(28,255)
Balance as of March 29, 2026	$69,315	$11,030	$5,107	$579	$1,676	$20,267	$107,974

	Thirteen Weeks Ended March 30, 2025
	Derivative liabilities	Forward purchase agreements	SAFE Agreements	Warrant liabilities	Total
Balance as of December 29, 2024	$97,122	$3,494	$384	$699	$101,699
Additions	—	—	—	—	—
Conversions	—	—	—	—	—
Net (gain) loss recognized within Other non-operating income, net in the consolidated statement of operations	(15,127)	(268)	20	488	(14,887)
Balance as of March 30, 2025	$81,995	$3,226	$404	$1,187	$86,812

Subsequent to issuance, changes in the fair value of the derivative liabilities, liability classified warrants, forward purchase agreements and SAFEs are recorded within Other non-operating income, net in the Company’s unaudited condensed consolidated statements of operations and comprehensive income.

Derivative liabilities

The Company recognized derivative liabilities arising from the conversion features of its senior unsecured convertible notes issued (refer to Note 9 – Borrowings and Derivative Liabilities). Derivative liabilities are measured at fair value in accordance with ASC 820, Fair Value Measurement. The fair value of each respective derivative liability is measured using a Monte Carlo simulation that incorporates a binomial lattice model. Significant inputs to the binomial lattice model include the terms of the senior unsecured convertible notes (including the interest rate, conversion rate and conversion price), the underlying price of the Company’s common stock, risk-free rate and volatility. Certain of these inputs are unobservable. Thus, these derivative liabilities are classified within Level 3 of the fair value hierarchy. The binomial lattice model produces an estimated fair value based on changes in the price of the underlying shares of the Company’s common stock over successive periods of time. As a result of these interrelationships and inherent unobservable assumptions, the fair value of a derivative liability is subject to significant measurement uncertainty, and alternative reasonable assumptions could have produced materially different results as of March 29, 2026 and December 28, 2025.

The assumptions used to value the derivative liabilities as of March 29, 2026 were as follows:

	12.0% Senior Unsecured Convertible Notes				7.0% Senior Unsecured Convertible Notes
	July 2024 Notes(1)	July 2025 Note	November 2025 Note	January 2026 Note	September 2024 Notes(1)	September 2025 Notes(1)
Coupon rate	12.0%	12.0%	12.0%	$12.0%	7.0%	7.0%
Initial conversion rate	595.24	558.66	626.96	540.54	467.84	467.84
Initial conversion price	$1.68	$1.79	$1.60	$1.85	$2.14	$2.14
Common stock price	$1.25	$1.25	$1.25	$1.25	$1.25	$1.25
Risk-free interest rate	4.00%	4.00%	3.96%	4.00%	3.96%	3.96%
Volatility	88.1%	88.8%	87.5%	89.2%	90.7%	90.7%
Dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

The assumptions used to value the derivative liabilities as of December 28, 2025 were as follows:

	12.0% Senior Unsecured Convertible Notes			7.0% Senior Unsecured Convertible Notes
	July 2024 Notes(1)	July 2025 Note	November 2025 Note	September 2024 Notes(1)	September 2025 Notes(1)
Coupon rate	12.0%	12.0%	12.0%	7.0%	7.0%
Initial conversion rate	595.24	558.66	626.96	467.84	467.84
Initial conversion price	$1.68	$1.79	$1.60	$2.14	$2.14
Common stock price	$1.62	$1.62	$1.62	$1.62	$1.62
Risk-free interest rate	3.6%	3.6%	3.6%	3.58%	3.58%
Volatility	82.2%	83.2%	81.3%	85.6%	85.6%
Dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%

(1)	The conversion option is derived based upon the above assumptions plus a make-whole provision which is based upon changes in the Company’s stock price and the conversion date.

$1.9 Million Note and March 2026 Bridge Note

The Company elected the fair value option under ASC 825 for the $1.9 Million Note (as defined in Note 9 – Borrowings and Derivative Liabilities) issued on January 27, 2026 in connection with the Standby Equity Purchase Agreement (as defined in Note 9 – Borrowings and Derivative Liabilities) and the March 2026 Bridge Note (as defined in Note 9 – Borrowings and Derivative Liabilities) issued on March 6, 2026. The $1.9 Million Note and March 2026 Bridge Note were measured at fair value on a recurring basis and classified as a Level 3 liability due to the use of significant unobservable inputs.

The Company estimated the fair value of each obligation using a Monte Carlo simulation model, which captures the economic characteristics of the instrument, including its variable conversion price feature that is dependent on future market prices of the Company’s common stock. The Company utilized a “Bond plus Option” approach, where the value of upside plus amortization was determined in a simulation and the value related to principal repayment was calculated as a single payment of principal at maturity. The Company simulated its stock price from the valuation date to maturity date, at a daily step.

With respect to the $1.9 Million Note, on each of the simulated paths, the Company (i) tested for an amortization trigger as applicable; and (ii) assumed that the maturity date will not be extended. Once the payoffs for all simulation paths were determined according to above, they were discounted back to the valuation date at the risk-free rate in case the $1.9 Million Note would be converted and at credit risk-adjusted rate otherwise.

With respect to the March 2026 Bridge Note, on each of the simulated paths, the Company determined the maximum payoff on each installment date based on conversion price. Once the payoffs for all simulation paths were determined according to above, they were discounted back to the valuation date at the risk-free rate in case the March 2026 Bridge Note would be converted and at credit risk-adjusted rate otherwise.

The fair value of these obligations was each calculated as the average present value across all simulation paths plus present value of debt component. The model was calibrated to transaction proceeds by varying credit risk-adjusted rate in the model. The change in yields between the valuation dates was applied to the credit risk-adjusted rate to account for market changes. Thus, these obligations are classified within Level 3 of the fair value hierarchy as the fair values are based upon unobservable inputs.

The key inputs for the simulation include stock price, simulation period and volatility of the Company’s common stock and were as follows as of March 29, 2026:

	$1.9 Million Note	March 2026 Bridge Note
VWAP stock price	$1.24	$1.24
Simulation period	0.83 years	0.94 years
Risk-free rate	3.76%	3.77%
Volatility	81.4%	83.3%
Credit risk-adjusted rate	41.4%	73.4%

The fair value measurement reflects a probability-weighted assessment of settlement outcomes, including conversion into equity versus cash repayment scenarios, and captures the optionality inherent in the instrument. Changes in these assumptions, particularly stock price volatility, credit spread, and the likelihood of conversion, can result in significant fluctuations in the estimated fair value. Changes in fair value are recognized in operating results within “Other non-operating income, net,” in the Company’s unaudited condensed consolidated statements of operations and comprehensive income, and no separate interest expense is recorded, as the fair value measurement incorporates the economic cost of the financing.

Public warrants

The public warrants are measured at fair value on a recurring basis. The public warrants were valued based on the closing price of the publicly traded instrument and therefore are considered a Level 1 instrument in the fair value hierarchy.

Private placement and working capital warrants

The Company valued the private placement and working capital warrants, based on a binomial lattice model, which included the following inputs:

	As of
	March 29,	December 28,
	2026	2025
Expected term	2.31 years	2.56 years
Stock price	$1.25	$1.62
Exercise price	$11.50	$11.50
Expected volatility	268.3%	179.0%
Risk-free rate	3.90%	3.50%
Expected dividend yield	0.00%	0.00%

The expected term is the time period to the expiration date of the warrants. The risk-free rate is interpolated from the U.S. Constant Maturity Treasury curve for a term matching the corresponding remaining life. Volatility was calibrated based on the public warrants closing price as of the valuation date. As the private and working capital warrants have terms nearly identical to the publicly traded warrants, the volatility was calibrated until the model price equaled the public warrants closing price. These inherent unobservable assumptions are subject to significant measurement uncertainty, and alternative reasonable assumptions could have produced materially different results as of March 29, 2026 and December 28, 2025. Thus, the private placement and working capital warrant liabilities are classified within Level 3 of the fair value hierarchy.

Forward purchase agreement (“FPA”) liabilities

FPAs are measured at fair value on a recurring basis using a Monte Carlo simulation analysis based upon the following inputs:

	As of
	March 29,	December 28,
	2026	2025
VWAP stock price	$1.24	$1.66
Simulation period	0.30 years	0.55 years
Risk-free rate	3.73%	3.57%
Volatility	58.0%	77.3%

The volume-weighted average price (“VWAP”) reflects management’s judgment regarding expected future trading activity and price behavior as an active forward market does not exist for the Company’s common stock. Reasonably possible alternative VWAP outcomes at the reporting date could have resulted in a materially different fair value. The risk-free rate is derived from the applicable tenor of the U.S. Treasury yield curve. Changes in the risk-free rate would alter the present value of the simulated settlement amounts and could significantly impact the fair value estimate. The expected volatility is determined based on the historical equity volatility of comparable companies over a period that matches the simulation period. Because expected volatility drives the dispersion of simulated price paths, reasonably higher or lower volatility assumptions could materially increase or decrease the estimated fair value. These inputs are interrelated, and changes in one may affect the others. As a result of these interrelationships and inherent unobservable assumptions, the fair value of FPAs is subject to significant measurement uncertainty, and alternative reasonable assumptions could have produced materially different results as of March 29, 2026 and December 28, 2025. Thus, FPAs are classified within Level 3 of the fair value hierarchy.

SAFE agreement with related party

The Company measured the fair value of its SAFE using a valuation technique that incorporates significant unobservable inputs and is therefore classified within Level 3 of the fair value hierarchy. The fair value of the SAFE is subject to estimation uncertainty because it depends on management’s judgments about future events that are not directly observable in active markets. Management assigned a 50% probability that the SAFE will convert into shares of the Company’s stock in connection with a qualifying financing or other specified event. If the SAFE does not convert, management expects cash repayment in fiscal 2026 or fiscal 2027, with a 50% probability assigned to each repayment year.

The SAFE valuation also considers assumptions such as discount rates implied by the Company’s convertible notes as of the valuation date, the timing and likelihood of financing or liquidity events, and, for the conversion path, the expected equity valuation and any applicable conversion economics (e.g., discounts or valuation caps). Settlement of the SAFE is contingent on future financing or liquidity events and the Company’s funding plans. Accordingly, the measurement requires judgment about the likelihood and timing of conversion versus repayment and, where relevant, assumptions about the Company’s equity value at conversion. Because these factors are not directly observable, reasonably possible alternative assumptions at the reporting date could produce a materially different fair value. Increasing the probability of conversion would generally increase the fair value if the conversion terms imply a beneficial outcome to the holder relative to repayment; decreasing that probability would place more weight on the repayment scenarios and could increase or decrease the fair value depending on the applicable discount rate and timing of cash flows. Within the non-conversion path, shifting probability weight toward repayment in fiscal year 2026 would generally increase fair value (lower discounting), while shifting weight toward fiscal 2027 would generally decrease fair value (greater discounting), holding other inputs constant. A higher discount rate would decrease the present value of expected cash flows (and thus fair value), while a lower rate would increase fair value. Higher expected equity values or more favorable conversion economics would increase the fair value under the conversion path; lower expected equity values or less favorable terms would decrease it. These inputs are interrelated and unobservable. Because the valuation depends on significant unobservable inputs—including a 50% probability of conversion to equity and an even allocation between fiscal years 2026 and 2027 of repayment if conversion does not occur—there is significant measurement uncertainty, and alternative reasonable assumptions at the reporting date could have resulted in a materially different fair value of the SAFE liability as of March 29, 2026 and December 28, 2025. Thus, the SAFE liability is classified within Level 3 of the fair value hierarchy.

Deferred Ambia Consideration Shares

The Deferred Ambia consideration is classified within Level 3 of the fair value hierarchy.

The Company estimated the fair value of the deferred consideration shares using a Turnbull–Wakeman closed-form approximation for arithmetic average-rate options, with Black-Scholes values used as an upper bound. The valuation as of March 29, 2026, was based on a stock price of $1.25 and key assumptions including expected volatility of approximately 52% to 72%, risk-free rates of approximately 3.74% to 3.76%, zero dividend yield, and defined averaging periods over the contractual terms. The resulting fair values reflect per-unit option values of approximately $0.26 to $0.38 corresponding to total estimated value of $13.9 million. The fair value of the deferred consideration shares as of December 28, 2025 of $16.9 million was estimated using the Company’s closing share price for its common stock of $1.61 at the Ambia Closing.

The actual number of Deferred Ambia Consideration Shares issuable by the Company on the six- and 12-month anniversaries of the Ambia Closing was determined based on the 20-day trailing volume-weighted average price of the Company’s common stock after market close on the business day immediately prior to the issuance date of the applicable shares (the “VWAP Value”); provided that the VWAP Value for the calculation of the actual number of Deferred Ambia Consideration Shares issuable by the Company will not be more than $2.8102 per share or less than $1.4988 per share. Additionally, the number of Deferred Ambia Consideration Shares issuable by the Company is subject to adjustment pursuant to customary working capital and balance sheet adjustment terms and subject to offset for certain indemnifiable damages in accordance with the Ambia MIPA.

Financial liabilities not measured at fair value on a recurring basis:

The Company’s senior unsecured convertible notes were fair valued using a binomial lattice model, which includes Level 3, unobservable inputs. The key inputs used are consistent with those used to fair value the derivative liabilities as discussed under Derivative Liabilities above. The following tables set forth the Company’s financial liabilities that are not measured at fair value and are considered a Level 3 instrument in the fair value hierarchy (in thousands):

	As of March 29, 2026
	Principal amount (1)	Unamortized debt discount and debt issuance costs	Net carrying amount excluding capitalized interest (1)	Fair value
12.0% senior unsecured convertible notes
July 2024 Notes	$27,973	$(5,655)	$22,318	$26,724
July 2024 Notes – related parties	18,000	(10,054)	7,946	17,086
Subtotal July 2024 Notes	45,973	(15,709)	30,264	43,810
July 2025 Note – related party	5,000	(3,481)	1,519	4,494
November 2025 Note – related party	2,000	(1,483)	517	1,971
January 2026 Note – related party	3,300	(2,262)	1,038	2,955

7.0% senior unsecured convertible notes
September 2024 Notes	53,793	(37,851)	15,942	45,830
September 2024 Notes – related parties	8,750	(5,946)	2,804	7,461
Subtotal September 2024 Notes	62,543	(43,797)	18,746	53,291
September 2025 Notes	22,000	(18,425)	3,575	18,793
Total	$140,816	$(85,157)	$55,659	$125,314

	As of December 28, 2025
	Principal amount (1)	Unamortized debt discount and debt issuance costs	Net carrying amount excluding capitalized interest (1)	Fair value
12.0% senior unsecured convertible notes
July 2024 Notes	$27,973	$(5,832)	$22,141	$33,165
July 2024 Notes – related parties	18,000	(10,369)	7,631	21,204
Subtotal July 2024 Notes	45,973	(16,201)	29,772	54,369
July 2025 Note – related party	5,000	(3,557)	1,443	5,641
November 2025 Note – related party	2,000	(1,509)	491	2,360

7.0% senior unsecured convertible notes
September 2024 Notes	56,543	(42,211)	14,332	59,425
September 2024 Notes – related parties	8,750	(6,404)	2,346	8,880
Subtotal September 2024 Notes	65,293	(48,615)	16,678	68,305
September 2025 Notes	22,000	(18,646)	3,354	24,227
Total	$140,266	$(88,528)	$51,738	$154,902

(1)	Excludes capitalized interest (coupon interest, default interest and failure to file interest) of $9.6 million and $10.8 million as of March 29, 2026, and December 28, 2025, respectively, included in the July 2024 Notes.

(6) Supplemental Balance Sheet Information

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	As of
	March 29,	December 28,
	2026	2025
Costs to obtain contracts and costs to fulfill contracts (1)	$17,161	$7,361
Other	10,691	9,552
Total prepaid expenses and other current assets	$27,852	$16,913

(1)	Costs to obtain contracts and costs to fulfill contracts with customers are recognized within sales commissions and cost of revenues, respectively, when the related revenue is recognized.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	As of
	March 29,	December 28,
	2026	2025
Accrued compensation and benefits	$14,746	$7,202
Income taxes payable	278	278
Professional fees	70	70
Accrued legal settlements	9,500	9,500
Accrued rebates and credits	6,269	7,564
Deferred financing fees	4,868	4,868
Investor financing deposits with related parties	5,392	2,000
Accrued interest (1)	4,093	6,301
Other	24,790	19,194
Total accrued expenses and other current liabilities	$70,006	$56,977

(1)	Includes accrued interest due to related parties of $2.2 million and $2.6 million as of March 29, 2026 and December 28, 2025, respectively.

(7) Goodwill and Other Intangible Assets, Net

Goodwill

On February 2, 2026, the Company completed the acquisition of Cobalt and assigned provisional goodwill of $9.3 million to the New Homes reportable segment.

Goodwill as of March 29, 2026 and December 28, 2025 was as follows (in thousands):

	Residential Solar Installation	New Homes	Dealer	Total
Balance as of December 28, 2025
Goodwill	$30,808	—	$31,822	$62,630
Accumulated impairment losses	—	—	—	—
Total	30,808	—	31,822	62,630
Measurement period adjustments	—	—	—	—
Goodwill acquired in business combinations	—	12,977	—	12,977
Balance as of March 29, 2026
Goodwill	30,808	12,977	31,822	75,607
Accumulated impairment losses	—	—	—	—
Total	$30,808	$12,977	$31,822	$75,607

Intangible Assets, Net

The following tables present intangible assets with finite useful lives as of March 29, 2026 and December 28, 2025 (in thousands):

As of March 29, 2026	Gross Carrying Amount(1)	Accumulated Amortization	Net Book Value
Customer related intangibles	$35,100	$(4,948)	$30,152
Trademarks	20,394	(2,351)	18,043
Developed technology	5,300	(2,450)	2,850
Lease intangible asset	771	—	771
Total	$61,565	$(9,749)	$51,816

As of December 28, 2025	Gross Carrying Amount(1)	Accumulated Amortization	Net Book Value
Customer related intangibles	$34,000	$(3,198)	$30,802
Trademarks	18,394	(1,707)	16,687
Developed technology	5,300	(1,975)	3,325
Total	$57,694	$(6,880)	$50,814

Aggregate amortization expense for intangible assets was $2.9 million and $0.7 million in the thirteen week periods ended March 29, 2026 and March 30, 2025, respectively. Amortization expense for developed technology is classified in cost of revenues and all other amortization expense is classified in general and administrative expenses on the Company’s unaudited condensed consolidated statements of operations and comprehensive income.

(8) SAFE Agreement

Third SAFE

On May 13, 2024, the Company entered into a third SAFE (the “Third SAFE”) with the Rodgers Massey Freedom and Free Markets Charitable Trust (the “Purchaser”), in connection with the Purchaser investing $1.0 million in the Company. The Third SAFE is convertible into shares of the Company’s common stock upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells shares of its common stock in an Equity Financing, at a per share conversion price which is equal to 50% of the price per share of the Company’s common stock sold in the Equity Financing. If the Company consummates a change of control prior to the termination of the Third SAFE, the Purchaser will be automatically entitled to receive a portion of the proceeds of such liquidity event equal to $1.0 million, subject to certain adjustments as set forth in the Third SAFE. The Third SAFE is convertible into a maximum of 2,750,000 shares of the Company’s common stock, assuming a per share conversion price of $0.275, which is the product of (i) $0.55, the closing price of the Company’s common stock on May 13, 2024, multiplied by (ii) 50%. Given that the SAFE could be settled in cash or a variable number of shares, the Company has accounted for the instrument as a liability at its fair value.

The SAFE liability represents the estimated fair value of the Company’s obligation to issue equity in the future. The fair value of the Third SAFE approximated $0.6 million and $0.5 million as of March 29, 2026 and December 28, 2025, respectively. Refer to Note 5 – Fair Value Measurements for details.

On April 23, 2026, the SAFE was converted and exchanged into $1.0 million principal amount of the Company’s 10.0% convertible secured notes due 2029. Refer to Note 18 – Subsequent Events for details.

(9) Borrowings and Derivative Liabilities

The Company’s borrowings and derivative liabilities consisted of the following (in thousands):

	As of
	March 29,	December 28,
	2026	2025
Short-term debt (including current portion of long-term debt):
March 2026 Bridge Note	$9,500	$—
$1.9 Million Note	1,530	—
Cobalt Loan	2,706	—
Total Short-term debt with third parties	13,736	—
Current portion of long-term debt	2,786	2,786
Total short-term debt and current portion of long-term debt	$16,522	$2,786

Short-term debt with related parties:
Seller Note – related party	$20,000	$20,000
Loan with related party	1,500	1,500
Total short-term debt with related parties	$21,500	$21,500

Long-term debt:
12.0% senior unsecured convertible notes and related derivative liabilities
July 2024 Notes	$31,911	$32,969
July 2024 Notes – related parties	7,946	7,631
Subtotal July 2024 Notes	39,857	40,600
July 2025 Note – related party	1,519	1,443
November 2025 Note – related party	517	491
January 2026 Note – related party	1,038	—

July 2024 Notes derivative liability	14,042	19,604
July 2024 Notes derivative liability – related party	9,036	12,615
Subtotal July 2024 Notes derivative liability	23,078	32,219
July 2025 Note derivative liability – related party	2,239	3,246
November 2025 Note derivative liability – related party	1,069	—
January 2026 Note derivative liability – related party	1,467	1,488
Total 12.0% senior unsecured convertible notes and derivative liabilities	70,784	79,487

7.0% senior unsecured convertible notes and derivative liabilities
September 2024 Notes	15,942	14,332
September 2024 Notes – related parties	2,804	2,346
Subtotal September 2024 Notes	18,746	16,678
September 2025 Notes	3,575	3,354

September 2024 Notes derivative liability	26,351	37,930
September 2024 Notes derivative liability – related parties	4,286	5,870
Subtotal September 2024 Notes derivative liability	30,637	43,800
September 2025 Notes derivative liability	10,825	14,756
Total 7.0% senior unsecured convertible notes and derivative liabilities	63,783	78,588

Total notes payable and derivative liabilities	134,567	158,075
Less current portion	(2,786)	(2,786)
Total senior unsecured convertible notes payable and derivative liabilities, net of current portion	$131,781	$155,289

Balance sheet classification of long-term debt
Notes payable and derivative liabilities, net of current portion	$99,860	$120,159
Notes payable and derivative liabilities with related parties	31,921	35,130
Total long-term debt including net of current portion	131,781	155,289
Current portion of long-term debt	2,786	2,786
Total long-term debt	$134,567	$158,075

Short-term debt

Standby Equity Purchase Agreement and $1.9 Million Note

On January 27, 2026 (the “Effective Date”), SunPower entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, LTD., a Cayman Islands exempt limited company (“YA”). Pursuant to the SEPA, YA agreed to advance up to $20.0 million (the “Pre-Paid Advances”) to the Company in the form of convertible promissory notes (each “Promissory Note”), subject to the terms and conditions of the SEPA. Each Promissory Note bears interest at 0% per annum, which increases to 18% per annum upon the occurrence and continuance of an Event of Default (as defined in the Promissory Notes) for so long as such event remains uncured. Each tranche is funded at a 10% discount to its principal amount. The Promissory Notes are initially convertible into 540.5405 shares of the Company’s common stock per $1,000 principal amount, subject to adjustment.

The SEPA also provides the Company the right, subject to certain conditions, to require YA to purchase up to $25.0 million of the Company’s common stock (“Commitment Amount”) through January 27, 2029.

In connection with the SEPA, the Company paid YA total fees of $0.4 million consisting of $0.05 million of cash and 175,000 shares of the Company’s common stock, with a fair value of $0.3 million, as a due diligence, structuring and commitment fee.

The SEPA will automatically terminate on the earliest to occur of (i) January 27, 2029 or (ii) the date on which YA has purchased from the Company under the SEPA the Commitment Amount in full. The Company may terminate the SEPA at any time upon five trading days’ prior written notice to YA, provided that there are no outstanding advance notices under which the Company is yet to issue shares of its common stock, there are no amounts outstanding under the Promissory Notes, and provided that the Company has paid all amounts owed to YA pursuant to the SEPA. The Company and YA may also agree to terminate the SEPA by mutual written consent.

On January 27, 2026, the first Pre-Paid Advance was disbursed. The gross amount of the borrowing under the Pre-Paid Advance was $1.9 million which was advanced under a Promissory Note (“$1.9 Million Note”), and the Company received net proceeds of $1.71 million after the contractual discount. The $1.9 Million Note matures on January 27, 2027, which may be extended at YA’s option. The Company’s rights for further Pre-Paid Advances under the SEPA terminated pursuant to the terms of the SEPA.

The Company elected the fair value option under ASC 825, Financial Instruments, for the $1.9 Million Note. Accordingly, the $1.9 Million Note is recorded at fair value upon issuance and are subsequently remeasured at fair value at each reporting date, with changes in fair value recognized in “non-operating Other non-operating income, net” in the Company’s unaudited condensed consolidated statements of operations and comprehensive income. As a result of this election, the original issue discount, transaction costs, and embedded conversion features are not separately accounted for and are instead reflected in the fair value of $1.9 Million Note. The $1.9 Million Note is classified as a Level 3 liability within the fair value hierarchy established by ASC 820, Fair Value Measurement, due to the use of significant unobservable inputs in the valuation. Refer to Note 5 – Fair Value Measurements for a description of the inputs and assumptions used in the valuation of the $1.9 Million Note.

The initial amount of the $1.9 Million Note was recorded at its estimated fair value of $1.7 million on the issuance date. As of March 29, 2026, the $1.9 Million Note had a fair value of $1.5 million. The change in the fair value of the $1.9 Million Note was included in “Other non-operating income, net” within the unaudited condensed consolidated statement of operations and comprehensive income in the thirteen week period ended March 29, 2026.

March 2026 Bridge Note

On March 6, 2026, the Company entered into a purchase agreement (“Purchase Agreement”) with YA pursuant to which the Company issued a convertible debenture in the principal amount of $10.0 million (the “March 2026 Bridge Note” and collectively with the $1.9 Million Note, the “Yorkville Notes”). The Company received net proceeds of $9.0 million at issuance, after deducting fees payable under the Purchase Agreement. The March 2026 Bridge Note matures on March 6, 2027, unless extended at YA’s option. The March 2026 Bridge Note bears interest at 0% per annum; however, upon the occurrence and continuance of an event of default, the interest rate increases to 18% per annum.

The Company elected the fair value option under ASC 825 for the March 2026 Bridge Note. As a result, the March 2026 Bridge Note is carried at fair value, with changes in fair value recognized in earnings within “non-operating Other non-operating income, net” in the Company’s unaudited condensed consolidated statements of operations and comprehensive income. As a result of this election, the original issue discount, transaction costs, and embedded conversion features are not separately accounted for and are instead reflected in the fair value of the March 2026 Bridge Note. The March 2026 Bridge Note is classified as a Level 3 liability within the fair value hierarchy established by ASC 820 due to the use of significant unobservable inputs in the valuation. See Note 5 – Fair Value Measurements for additional information regarding the valuation of the March 2026 Bridge Note, including key assumptions and valuation methodologies.

The initial amount of the March 2026 Bridge Note was recorded at its estimated fair value of $9.0 million on the issuance date. As of March 29, 2026, the March 2026 Bridge Note had a fair value of $9.5 million. The change in the fair value of the March 2026 Bridge Note was included in “Other non-operating income, net” within the Company’s unaudited condensed consolidated statement of operations and comprehensive income in the thirteen week period ended March 29, 2026.

The March 2026 Bridge Note required installment payments on May 6, 2026, June 6, 2026, July 6, 2026, August 6, 2026, and September 6, 2026 (each, an “Installment Date”). On each Installment Date, the Company was required to pay an amount equal to (i) $2.0 million of principal, (ii) a payment premium of $0.06 million, and (iii) any accrued and unpaid interest (collectively, the “Installment Amount”). The Company may satisfy each Installment Amount, at its option, (a) in cash, (b) by submitting an advance notice pursuant to the SEPA, or (c) through a combination of cash and such advance notice. On April 21, 2026, the Company and YA agreed to amend the Installment Dates in connection with a $5.0 million prepayment of the March 2026 Bridge Note. As amended, on each of May 5, 2026, June 5, 2026, July 5, 2026 and August 5, 2026, the Company is required to pay an amount equal to (i) $1.25 million of principal, (ii) a payment premium of $0.0375 million, and (iii) any accrued and unpaid interest. Refer to Note 18 – Subsequent Events for details.

At any time after issuance, YA may convert all or a portion of the outstanding principal balance into shares of the Company’s common stock at an adjusted fixed conversion price of $1.64 per share (the “Fixed Price”). In addition, any Installment Amount that remains unpaid following an Installment Date may be converted at a price equal to 95% of the volume weighted average price (“VWAP”) of the Company’s common stock during the five trading days immediately preceding the conversion date, subject to a minimum conversion price equal to the then-applicable floor price.

The Company may, at its option, redeem all or a portion of the outstanding balance of the March 2026 Bridge Note (an “Optional Redemption”) upon written notice to YA, provided that the VWAP of the Company’s common stock at the time of such notice is less than the Fixed Price. The redemption price equals (i) the principal amount redeemed, (ii) a premium of 3% of such principal amount, and (iii) any accrued and unpaid interest; provided that the premium does not apply to Optional Redemptions completed on or prior to April 30, 2026.

Seller Note – related party

On September 24, 2025, the Company issued a note payable to CPP (“Seller Note”) in connection with the Company’s acquisition of 100% of the membership interests in Sunder and concluded that the Seller Note is a related party obligation (see Note 3 – Business Combinations). The Seller Note has an original principal amount of $20.0 million. The Seller Note bears interest at 7.0% per annum, compounded at the end of each calendar quarter. Interest is due and payable concurrent with the payment of the principal balance. The maturity date of the Seller Note was initially the earlier of (i) May 15, 2026 and (ii) the date on which all amounts under the Seller Note otherwise become due and payable following an event of default. The Seller Note must also be repaid in the event of a change of control of the Company or the sale of all or substantially all of the consolidated assets of the Company and its subsidiaries. The Seller Note includes customary events of default, including: (a) the Company’s failure to pay the Seller Note when due, (b) the Company’s voluntary or involuntary bankruptcy, (c) the Company’s liquidation or dissolution, (d) a change of control of the Company, (e) the Company’s material breach of the covenants applicable to the Company under the Seller Note, subject to applicable cure periods, and (f) if any of the Company’s representations or warranties made in the Seller Note were untrue in any material respect when made. Management concluded that the carrying value of the Seller Note approximates its fair value due to the short-term nature of the obligation.

On March 5, 2026, the Company entered into an amendment of the Seller Note (“Amendment”) providing that if the terms of the SEPA would restrict repayment of the Seller Note on May 15, 2026, then the maturity date of the Seller Note will be extended to the earlier of (a) the date that is two business days following the date on which the Seller Note may be repaid pursuant to the restrictions set forth in the SEPA Debenture and (b) September 30, 2026 (or, if the registration statement required to be filed pursuant to the Registration Rights Agreement has not been declared effective prior to April 30, 2026, then the outside maturity date will extend to December 31, 2026). Additionally, the Company and CPP agreed that the interest rate applicable to the Seller Note will increase to 10.0% per annum if the principal amount of the Seller Note remains outstanding after May 15, 2026. As an inducement to CPP’s agreement to the foregoing, the Amendment also provides that, within two business days following approval by the Company’s stockholders of the issuance of shares under the Sunder MIPA in accordance with applicable Nasdaq rules, the Company will issue the remaining shares of common stock otherwise issuable to CPP pursuant to the Sunder MIPA. On April 8, 2026, the Company issued the remaining 6.7 million shares of the Company’s common stock due under the Seller Note.

On April 23, 2026, the Company and CPP entered into the A&R Seller Note with a revised principal amount of $7.0 million. Refer to Note 18 – Subsequent Events for details.

Interest expense recognized on this obligation was less than $0.4 million in the thirteen week period ended March 29, 2026.

Loan with related party

The Company has a loan with a principal balance of $1.5 million owed to the Rodgers Revocable Trust, a related party. This loan has an annual interest rate equal to the greater of 7.75% or Prime plus 4.5%. There are no financial covenants.

Interest expense recognized on this obligation was less than $0.1 million in each of the thirteen week periods ended March 29, 2026 and March 30, 2025.

Cobalt Loan

In connection with the acquisition of Cobalt, the Company assumed a loan (“Cobalt Loan”). Cobalt originally entered into the loan on July 1, 2024, with Santa Cruz County Bank. The principal amount of the Cobalt Loan was $3.0 million and has a final maturity on June 5, 2034. The Cobalt Loan is secured by all of Cobalt’s business assets pursuant to a blanket lien as well as additional collateral, including limited guarantees secured with a third deed of trust on certain real estate properties and other assets of the former owners of Cobalt. The interest rate on the Cobalt loan is Prime plus 2.75%.

The Cobalt Loan may be declared due and payable at the option of the holder upon an event of default and upon a qualifying change of control event.

Long-term debt

12.0% Senior Unsecured Convertible Notes

July 2024 Notes

In July 2024, the Company issued $46.0 million of senior unsecured convertible notes (“July 2024 Notes”) consisting of $28.0 million in cash proceeds. The remaining $18.0 million of the July 2024 Notes arose from an exchange of debt accounted for as a troubled debt restructuring (“Debt Exchange”). Refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025 for details regarding $18.0 million of debt arising from the Debt Exchange.

Cash proceeds of $28.0 million included $18.0 million from the Rodgers Revocable Trust, a related party and $10.0 million of the debt exchanged was issued to Carlyle, also a related party. Carlyle was no longer deemed a related party to the Company subsequent to March 30, 2025.

The July 2024 Notes bear interest at 12.0% per annum, and the principal is payable in full at maturity on July 1, 2029. The interest is payable in cash on January 1 and July 1 of each year, beginning on July 1, 2025. The interest rate increases by 3% in the event of default. The conversion rate of the July 2024 Notes is initially equal to 595.2381 shares of common stock per $1,000 of principal amount due under the July 2024 Notes. Holders of July 2024 Notes may convert at any time. The July 2024 Notes may be declared due and payable at the option of the holder upon an event of default and upon a qualifying change of control event. The conversion option was required to be bifurcated as a derivative liability, and the Company recorded a derivative liability of $28.7 million on the issuance date.

The effective interest rate on the July 2024 Notes cash proceeds of $28.0 million approximates 45% as of March 29. 2026. Coupon interest, default interest and failure to file interest on the $18.0 million Debt Exchange were capitalized as part of the July 2024 Notes. Accordingly, the effective interest rate on the $18.0 million arising from the Debt Exchange is nil as of March 29, 2026.

The carrying amount of the July 2024 Notes was as follows (in thousands):

	As of
	March 29,	December 28,
	2026	2025
July 2024 Notes principal amount (1)	$55,566	$56,801
Less Unamortized debt discount	(15,709)	(16,201)
Net carrying amount of July 2024 Notes	$39,857	$40,600

(1)	Includes capitalized coupon interest of $7.5 million and $8.6 million as of March 29, 2026 and December 28, 2025, respectively, and capitalized contingent interest of $2.0 million and $2.2 million as of March 29, 2026 and December 28, 2025, respectively.

In the thirteen week periods ended March 29, 2026 and March 30, 2025, total interest expense was $1.3 million and $1.1 million, respectively, with coupon interest expense of $0.8 million in each period, and debt discount and issuance costs of $0.5 million and $0.3 million in the thirteen week periods ended March 29, 2026 and March 30, 2025, respectively. Of the coupon interest expense, related party interest expense was $0.5 million in each period. Related party amortization expense was $0.3 million and $0.2 million in the thirteen week periods ended March 29, 2026 and March 30, 2025, respectively.

July 2025 Note – related party

On July 10, 2025, the Company issued a convertible promissory note (the “July 2025 Note”) to the Rodgers Revocable Trust, a related party, in exchange for $5.0 million of proceeds.

The July 2025 Note is a general unsecured obligation of the Company and will mature on July 1, 2029, unless earlier converted, redeemed or repurchased. The July 2025 Note has an annual coupon interest rate of 12.0% which is payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2026. The July 2025 Note is convertible at the option of the holder at any time prior to the payment of the principal amount of the July 2025 Note in full. Upon conversion of the July 2025 Note, the Company will satisfy its conversion obligation by delivering shares of the Company’s common stock and paying cash in respect of any fractional shares. The conversion rate of the July 2025 Note is initially equal to 558.6592 shares of common stock per $1,000 of principal amount due under the July 2025 Note. The conversion rate is subject to adjustment from time to time pursuant to the terms of the July 2025 Note. The conversion option related to the July 2025 Note was required to be bifurcated as a derivative liability. The Company recorded a derivative liability of $3.7 million with a corresponding offset to debt discount on the issuance date. The July 2025 Note has an effective interest rate of 62%.

The carrying amount of the July 2025 Note was as follows (in thousands):

	As of
	March 29,	December 28,
	2026	2025
July 2025 Note principal amount	$5,000	$5,000
Less Unamortized debt discount	(3,481)	(3,557)
Net carrying amount of July 2025 Note	$1,519	$1,443

For the thirteen week period ended March 29, 2026, the total interest expense was $0.2 million with coupon interest expense $0.15 million and debt discount and issuance costs of less than $0.1 million.

November 2025 Note – related party

On November 20, 2025, the Company issued a convertible note (the “November 2025 Note”) to the Rodgers Massey Freedom and Free Markets Charitable Trust in exchange for $2.0 million of proceeds.

The November 2025 Note is a general unsecured obligation of the Company and will mature on July 1, 2029, unless earlier converted, redeemed or repurchased. The November 2025 Note has an annual coupon interest rate of 12.0% which is payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2026. The November 2025 Note is convertible at the option of the holder at any time prior to the payment of the principal amount of the November 2025 Note in full. The conversion rate of the November 2025 Note is initially equal to 626.9592 shares of the Company’s common stock per $1,000 principal amount due under the November 2025 Note. The conversion rate shall be subject to adjustment from time to time pursuant to the terms of the November 2025 Note. The Company may not redeem the November 2025 Note prior to July 5, 2026. The conversion option related to the November 2025 Note was required to be bifurcated as a derivative liability, and the Company recorded a derivative liability of $1.5 million on the issuance date with a corresponding offset to debt discount. The November 2025 Note has an effective interest rate of 71% as of March 29, 2025.

The carrying amount of the November 2025 Note was as follows (in thousands):

	As of
	March 29,	December 28,
	2026	2025
November 2025 Note principal amount	$2,000	$2,000
Less Unamortized debt discount	(1,483)	(1,509)
Net carrying amount of November 2025 Note	$517	$491

In the thirteen week period ended March 29, 2026, the total interest expense was less than $0.1 million and each of coupon interest and amortization of debt discount and issuance costs were less than $0.1 million.

January 2026 Note – related party

The Company received a deposit of $2.0 million from the Rodgers Revocable Trust, a related party, in the fiscal year ended December 28, 2025. In January 2026, the Company received an additional $1.3 million in proceeds from the Rodgers Revocable Trust. On January 29, 2026, the Company issued a convertible promissory note in the original principal amount of $3.3 million (the “January 2026 Note”) with respect to the aggregate proceeds received.

The January 2026 Note bears an interest rate of 12.0% and is a general unsecured obligation of the Company. The January 2026 Note will mature on July 1, 2029, unless earlier converted, redeemed or repurchased. Interest on the January 2026 Note is payable semiannually in arrears on January1 and July 1 of each year, beginning on July 1, 2026. The January 2026 Note is convertible at the option of the holder at any time prior to the payment of the principal amount of the January 2026 Note in full. The conversion rate of the January 2026 Note is initially equal to 540.5405 shares of the Company’s common stock per $1,000 of principal amount due under the January 2026 Note. The conversion rate is subject to adjustment from time to time pursuant to the terms of the January 2026 Note. The January 2026 Note has an effective interest rate of 61% as of March 29, 2025.

The carrying amount of the January 2026 Note was as follows (in thousands):

As of
March 29,
2026
January 2026 Note principal amount	$3,300
Less Unamortized debt discount	(2,262)
Net carrying amount of January 2026 Note	$1,038

In the thirteen week period ended March 29, 2026, the total interest expense was $0.1 million and each of coupon interest and amortization of debt discount and issuance costs were less than $0.1 million.

7.0% Senior Unsecured Convertible Notes

On September 16, 2024, the Company entered into an Indenture agreement with U.S. Bank Trust Company, National Association, as trustee (the “Indenture”), for the issuance of 7.0% senior unsecured convertible notes (“7.0% Notes”). The 7.0% Notes issued under the Indenture bear interest at 7.0% per annum, and the interest is payable semiannually in arrears on January 1 and July 1 of each year beginning on January 1, 2025. The principal is payable in full at maturity on July 1, 2029. Holders of the 7.0% Senior Notes may convert all or any portion of their 7% Notes at any time, in integral multiples of $1,000 principal amount, at the option of the holder. Upon conversion, the Company may satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election, in the manner and subject to the terms, conditions and limitations provided in the Indenture. The 7.0% Senior Notes may be declared due and payable at the option of the holder upon an event of default and upon a qualifying change of control event. There are no financial covenants. As described below, the Company has issued multiple tranches under this Indenture.

The conversion rate for the 7.0% Notes was initially 467.8363 shares of common stock per $1,000 principal amount of 7.0% Notes. The conversion rate for the 7.0% Notes is subject to adjustment from time to time in accordance with the terms of the Indenture, and as of December 28, 2025 the 7.0% Notes were convertible at the rate of 584.7953 shares of common stock per $1,000 principal amount of the notes. In addition, upon a conversion of the 7.0% Notes, following certain corporate events that occur prior to the maturity date of the 7.0% Notes or if the Company delivers a notice of redemption in respect of the 7.0% Notes, the Company will, under certain circumstances, increase the conversion rate of the 7.0% Notes for a holder who elects to convert its 7.0% Notes following September 16, 2025, in connection with such a corporate event that occurs prior to the maturity date, or if the Company delivers a notice of redemption in respect of the 7.0% Notes.

September 2024 Notes

The Company issued an aggregate of $80.0 million of 7.0% Notes to various lenders (the “September 2024 Notes”), of which the Company received cash proceeds in two tranches of $66.8 million and $13.0 million in fiscal 2024. The remainder was received in fiscal 2025.

The cash proceeds of $66.8 million included $4.0 million from the Rodgers Family Freedom and Free Markets Charitable Trust (“Massey Charitable Trust”), a related party, and $4.0 million from the Rodgers Revocable Trust (collectively with Massey Charitable Trust, “Massey Trusts”), also a related party. In fiscal 2025, a holder of $0.75 million of the September 2024 Notes became a member of the Company’s board of directors and this note is now deemed to be with a related party beginning in fiscal 2025. As the $66.8 million of notes were issued with a debt discount in excess of the principal amount, the initial net carrying amount of the September 2024 Notes was zero. The debt discount is being amortized on a straight-line basis over the term of the September 2024 Notes.

In December 2024, the Company received proceeds of $13.0 million in a second tranche. The Company recognized a $10.9 million debt discount in connection with these additional proceeds. The effective interest rate on this tranche is 64% as of March 29, 2026.

Certain holders of the September 2024 Notes exercised their rights to convert this debt to shares of the Company’s common stock. In the thirteen week period ended March 29, 2025 $2.8 million of the September 2024 Notes were converted into 1.6 million shares of the Company’s common stock. In the fiscal year ended December 29, 2025, $14.7 million of the September 2024 Notes were converted into 8.6 million shares of the Company’s common stock.

The carrying amount of the convertible September 2024 Notes was as follows (in thousands):

	As of
	March 29,	December 28,
	2026	2025
September 2024 Notes	$62,543	$65,293
Less Unamortized debt discount	(43,797)	(48,615)
Net carrying amount of September 2024 Notes	$18,746	$16,678

In the thirteen week periods ended March 29, 2026 and March 30, 2025, total interest expense was $5.9 million and $5.0 million with coupon interest expense of $1.1 million and $1.4 million, respectively, and debt discount and issuance costs of $4.8 million and $3.6 million, respectively. Of the coupon interest expense, related party interest expense was $0.2 million and $0.1 million in the thirteen week periods ended March 29, 2026 and March 30, 2025, respectively. Related party amortization expense was $0.5 million and $0.5 million in the thirteen week periods ended March 29, 2026 and March 30, 2025, respectively.

September 2025 Notes

On September 21, 2025, the Company issued an additional $22.0 million of the 7.0% Notes (the “September 2025 Notes”) pursuant to the Indenture to various parties. The September 2025 Notes contain a conversion option which required bifurcation and recognition of a derivative, and the Company recorded a derivative liability of $15.4 million on the issuance date. The Company also recognized a $3.6 million debt discount and issuance costs in connection with the September 2025 Notes. The debt issuance costs include an estimate of the value of a warrant issued in the second quarter of fiscal 2026 to the entity that arranged the financing. The effective interest rate on the September 2025 Notes approximated 78% as of March 29, 2026. The net proceeds from the issuance of the September 2025 Notes were principally used to pay a portion of the cash consideration for the Company’s acquisition of Sunder.

The carrying amount of the September 2025 Notes, inclusive of the fair value of the derivative liabilities was as follows (in thousands):

	As of
	March 29,	December 28,
	2026	2025
September 2024 Notes	$22,000	$22,000
Less Unamortized debt discount	(18,425)	(18,646)
Net carrying amount of September 2024 Notes	$3,575	$3,354

In the thirteen week period ended March 29, 2026, total interest expense was $0.6 million with coupon interest expense of $0.4 million and debt discount and issuance costs of $0.2 million.

On April 21, 2026, the Company entered into separately- and privately- negotiated exchange agreements (the “Exchange Agreements”) with certain holders of the 7.0% Notes to repurchase $21.25 million aggregate principal amount of outstanding 7.0% Notes in exchange for (i) an aggregate of 18.8 million shares of the Company’s common stock and (ii) approximately $0.5 of accrued interest payable under the exchanged 7.0% Notes. Refer to Note 18 – Subsequent Events for details.

Principal payments due

The principal amount of all short and long-term debt, excluding capitalized contingent interest in connection with the July 2024 Notes, is as follows:

Principal payment
Fiscal year ending
Remainder of fiscal 2026	$35,284
2027	4,056
2028	2,156
2029	141,894
Total	$184,468

(10) Other Non-Operating Income, Net

Other non-operating income, net consists of the following (in thousands):

	Thirteen Weeks Ended
	March 29,	March 30,
	2026	2025
Gain on remeasurement of derivative liabilities(1)	$26,608	$15,127
Change in fair value of forward purchase agreement liabilities(2)	(1,142)	269
Change in fair value of SAFE Agreement with related party	(44)	(20)
Change in fair value of FACT public, private placement and working capital warrants	615	(1,092)
Change in fair value of Notes valued at fair value	(320)	—
Change in fair value of Deferred Sunder Consideration with related party	2,306	—
Change in fair value of Deferred Ambia Consideration	2,943	—
Other, net(3)	(205)	292
Total Other non-operating income, net	$30,761	$14,576

(1)	Includes a gain of $7.5 million and $3.7 million on the change in the fair value of derivative liabilities with related parties in the thirteen weeks ended March 29, 2026 and March 30, 2025, respectively. Refer to Note 9 – Borrowings and Derivative Liabilities for details.

(2)	Includes income of $0.1 million due to related parties for the thirteen week period ended March 30, 2025.

(3)	Includes $0.1 million income due to related parties in the thirteen week period ended March 30, 2025.

(11) Commitments and Contingencies

Warranty Provision

Warranty activity by period was as follows (in thousands):

	Thirteen Weeks Ended
	March 29,	March 30,
	2026	2025
Warranty provision, beginning of period	$4,653	$5,968
Accruals for new warranties issued	236	526
Settlements and other	—	(38)
Warranty provision, end of period	$4,889	$6,456
Balance sheet classification
Accrued warranty current (Classified in Accrued expenses and other current liabilities)	$1,830	$3,019
Warranty provision, noncurrent	3,059	3,437
Total warranty liability	$4,889	$6,456

Indemnification Agreements

From time to time, in its normal course of business, the Company may indemnify other parties with which it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from breach of representation, covenant or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. In the opinion of management, any liabilities resulting from these agreements would not have a material adverse effect on the business, financial position, results of operations, or cash flows of the Company.

Settlement of dispute with SunPower Debtors Bankruptcy Estate

Following the consummation of the acquisition of certain assets and assumption of certain liabilities of SunPower Debtors on September 30, 2024, certain matters pertaining to the acquisition were under dispute which included 1) amounts owed to and from the buyer and seller with respect to amounts held in escrow related to the consideration transferred, 2) the right to the cash acquired in the acquisition, and 3) the right for the Company to sell and collect for certain solar systems that were acquired as a part of the acquisition that were sold or are to be sold to homebuilders within the New Homes Business. On June 25, 2025, all matters under dispute were resolved by the Company and the SunPower Bankruptcy Estate. Matters 1) and 2) were resolved with such that no amounts were required to be paid (or received) by the Company. Matter 3) was resolved such that the Company has the right to sell the related inventory acquired and collect the underlying sales price for the sale of the solar system. In connection with each system sold, the Company is required to remit a portion of the sales price to the SunPower Bankruptcy Estate.  The impact of the related settlement is not anticipated to be material.

Legal Matters

The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although claims are inherently unpredictable, the Company is not aware of any matters that may have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows. The Company has a loss contingency for legal settlements of $9.5 million recorded within accrued expenses and other current liabilities on its consolidated balance sheets as of March 29, 2026, and December 28, 2025, respectively.

SolarPark Litigation

In January 2023, SolarPark Korea Co., LTD (“SolarPark”) demanded approximately $80.0 million during discussions between the Company and SolarPark. In February 2023, the Company submitted its statement of claim seeking approximately $26.4 million in damages against SolarPark. The ultimate outcome of this arbitration is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted.

On March 16, 2023, SolarPark filed a complaint against the Company in the U.S. District Court for the Northern District of California (“the Court”). The complaint alleges a civil conspiracy involving misappropriation of trade secrets, defamation, tortious interference with contractual relations, inducement to breach of contract, and violation of California’s Unfair Competition Law. The complaint indicates that SolarPark has suffered in excess of $220.0 million in damages.

On May 11, 2023, SolarPark filed a motion for preliminary injunction to seek an order restraining the Company from using or disclosing SolarPark’s trade secrets, making or selling shingled modules other than those produced by SolarPark, and from soliciting solar module manufacturers to produce shingled modules using Solaria’s shingled patents. On May 18, 2023, the Company responded by filing a motion for partial dismissal and stay. On June 1, 2023, SolarPark filed an opposition to the Company’s motion for dismissal and stay and a reply in support of their motion for preliminary injunction. On June 8, 2023, the Company replied in support of its motion for partial dismissal and stay. On July 11, 2023, the Court conducted a hearing to consider SolarPark’s and the Company’s respective motions. On August 3, 2023, the Court issued a ruling, which granted the preliminary injunction motion with respect to any purported misappropriation of SolarPark’s trade secrets. The Court’s ruling does not prohibit the Company from producing shingled modules or from utilizing its own patents for the manufacture of shingled modules. The Court denied SolarPark’s motion seeking a defamation injunction. The Court denied the Company’s motion to dismiss and granted the Company’s motion to stay the entire litigation pending the arbitration in Singapore. On September 1, 2023, the Company filed a Limited Notice of Appeal to appeal the August 2023 order granting SolarPark’s motion for preliminary injunction. On September 26, 2023, the Company filed a Notice of Withdrawal of Appeal and will not appeal the Court’s Preliminary Injunction Order. Between August 2023 and March 2024, the parties were engaged in discovery negotiations and the Company produced documents to SolarPark. The Company produced its last set of documents on March 14, 2024. On August 14, 2025, the Court held a virtual hearing and revived the case. SolarPark subsequently amended the complaint, and the Company responded on October 14, 2025, with a motion to dismiss the complaint in its entirety. The Company also believes it has valid counterclaims to pursue against SolarPark.

The Court heard argument regarding the Company’s partial motion to dismiss on February 12, 2026. On April 8, 2026, the Court granted-in-part and denied-in-part the Company’s partial motion to dismiss. The Court denied the Company’s motion as to the breach of contract claim and granted the motion as to fraudulent inducement, tortious interference, and injunctive relief. The Court dismissed the tortious interference and injunctive relief claims with prejudice but granted SolarPark’s leave to amend its fraudulent inducement claim. On April 28, 2026, SolarPark filed a notice stating that it did not intend to amend its complaint to refile a fraudulent inducement claim. SolarPark now intends to proceed only on the surviving claims (misappropriation of trade secrets and breach of contract). On April 29, 2026, the Court set a case management conference for June 4, 2026, and a deadline for filing a joint case management statement by May 28, 2026. The Company intends to answer the complaint and file counterclaims.

No liability has been recorded on the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

Siemens Litigation

On July 22, 2021, Siemens Government Technologies, Inc. (“Siemens Government Technologies”) filed a lawsuit against Solaria Corporation in Fairfax Circuit Court (the “Circuit Court”) in Fairfax, Virginia. On July 27, 2023, Siemens Government Technologies moved to amend the complaint to add Siemens Industry Inc. as a co-plaintiff. This motion was granted on August 25, 2023. On October 23, 2023, Siemens Government Technologies and Siemens Industry Inc. (collectively, “Siemens”) and Solaria Corporation stipulated to add Solar CA, LLC as a co-defendant. Solaria Corporation and Solar CA, LLC (collectively, the “Subsidiaries”) are both wholly-owned subsidiaries of the Company. In the lawsuit, Siemens alleged that the Subsidiaries breached express and implied warranties under a purchase order that Siemens placed with the Subsidiaries for a solar module system. Siemens claimed damages of approximately $6.9 million, inclusive of amounts of the Subsidiaries’ indemnity obligations to Siemens, plus attorneys’ fees.

On February 22, 2024, the Circuit Court issued an order against the Subsidiaries which awarded Siemens approximately $6.9 million, inclusive of the amounts of the Subsidiaries’ indemnity obligations to Siemens, plus attorneys’ fees, the amount of which would be determined at a later hearing. On March 15, 2024, Siemens filed a motion seeking to recover $2.67 million for attorneys’ fees, expenses, and pre-and post-judgment interest. The Company opposed Siemens’ motion for attorneys’ fees, expenses, and pre- and post-judgment interest on April 5, 2024. On June 17, 2024, the Circuit Court entered a final order which awarded Siemens a total of $2.0 million in attorneys’ fees and costs. The Company appealed these judgments.

In addition to the above, on August 19, 2024, Siemens applied for the enforcement to a sister state judgment in the Superior Court of Alameda, California and the court entered a judgement in favor of Siemens. On December 9, 2024, Siemens moved to amend the judgment to add the Company as a judgement debtor. The Subsidiaries opposed the Siemens motion. On June 30, 2025, the California court found that the Company should be added as a judgment debtor party in California. In addition, the parties argued the appeal of the underlying Virginia litigation on July 24, 2025. On September 23, 2025, the Virginia Court of Appeals issued a decision on the appeal, affirming the original lower court decision and judgment against the Company. The Alameda County litigation has continued with several upcoming deadlines related to the already-noticed appeal and Siemens’ motion for fees and costs.

The Company recognized $6.9 million as a legal settlement loss related to this litigation as of December 31, 2023. The Company recorded additional expense of $1.1 million and $2.0 million within discontinued operations in the years ended December 28, 2025 and December 29, 2024, respectively, for attorneys’ fees, expenses, and pre-judgment interest related to this matter. The legal settlement liability associated with this matter is included within accrued expenses and other current liabilities on the Company’s consolidated balance sheet as of December 28, 2025.

On December 4, 2025, the Company entered into a global Settlement Agreement (“Settlement Agreement”) with Siemens to resolve the case and other related cases as well as to resolve potential claims related to Siemens’ Atwater Wastewater Treatment Plant. In exchange for full releases, the Company agreed to pay Siemens $9.5 million spread across four payments to be made at the end of each calendar quarter during 2026. If the Company successfully engages in any form of new financing or new debt worth $1.0 million or more, or successfully obtains shareholder approval for the issuance of additional shares in connection with the raise of additional funds and/or any merger or acquisition activity, the next due quarterly payment to Siemens (if any) becomes immediately due and payable (collectively, the “Fundraise Provision”). The settlement payment to Siemens is secured by a first-priority continuing security interest in $9.5 million of Company collateral. This security interest is reduced on a one-to-one basis as the settlement payments are made.

LGCY Power, LLC Matter

LGCY Power, LLC (“LGCY”) markets and sells residential solar energy systems throughout the United States, and is a competitor of the Company. In 2019, LGCY filed suit against Sunder and several individuals associated with Sunder. LGCY asserts claims of over $16.0 million against Sunder and its associated individuals. LGCY’s claims against Sunder and its associated individuals center on the alleged misappropriation of LGCY’s confidential information, the alleged wrongful solicitation of LGCY’s customers and potential customers, and the alleged wrongful solicitation of LGCY’s sales representatives. In addition, several of the Sunder associated individuals have filed counterclaims against LGCY for declaratory relief, unjust enrichment, and breach of contract based on LGCY’s failure to pay these individuals earned sales commissions following their resignations as LGCY sales managers. LGCY denies these claims. The Company denies LGCY’s claims.

The Company has assumed the defense of the case, including the costs of defense, following the Company’s acquisition of Sunder in September 2025. Under the terms of the Sunder MIPA, the Seller agreed to indemnify the Company in the event of damages (such as a settlement or an adverse judgement) stemming from LGCY’s claims, separate and apart from their other indemnification obligations or limitations in the Sunder MIPA. Discovery is complete and no trial date has been set. Both sides have filed various summary judgment motions, and oral arguments for these motions are scheduled for July 2, 2026.

Based upon information currently available, management is unable to determine the probability of an adverse outcome or to reasonably estimate the amount or range of potential loss, if any. Accordingly, no provision for loss has been recorded in the accompanying consolidated financial statements. While the ultimate resolution of these matters could have a material effect on the Company’s results of operations, cash flows, or financial position, management believes that the resolution will not have a material adverse effect on the Company’s financial condition

Letters of Credit

The Company had $1.1 million and $3.5 million of outstanding letters of credit as of March 29, 2026 and December 28, 2025, respectively. The Company is required to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. As discussed in Note 2 – Summary of Significant Accounting Policies, the cash collateral in these restricted cash accounts was $1.1 million and $3.8 million at each of March 29, 2026 and December 28, 2025, respectively.

(12) Income Taxes

The Company’s income tax expense for interim periods is computed using an estimated annual effective tax rate applied to year-to-date ordinary income or loss, adjusted for the tax effects of discrete items recognized in the period in which they occur.

The Company recognized an income tax benefit of $0.6 million and nil in the thirteen week periods ended March 29, 2026, and March 30, 2025, respectively.

The Company’s effective tax rate was 10.4% and nil for the thirteen week periods ended March 29, 2026, and March 30, 2025, respectively. The effective tax rate for the thirteen week period ended March 29, 2026 differs from the U.S. statutory rate of 21.0% primarily because of permanent differences due to fair value adjustments and the valuation allowance against most of the deferred tax assets. The effective tax rate for the thirteen week period ended March 30, 2025 differs from the U.S. statutory rate of 21.0% primarily because of permanent differences due to fair value adjustments, share-based compensation related to stock options, non-deductible meals and entertainment, and state taxes.

As a result of the Company’s history of net operating losses, the Company has provided a full valuation allowance against its deferred tax assets. During the thirteen week period ended March 29, 2026, the Company recorded a $0.8 million decrease in its valuation allowance primarily related to recognition of deferred tax liabilities in connection with the Cobalt acquisition.

As of the thirteen week periods ended March 29, 2026 and March 30, 2025, the Company had no unrecognized tax benefits. The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense.

(13) Common Stock and Common Stock Warrants

The Company has authorized the issuance of 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock as of March 29, 2026. No preferred stock has been issued and none are outstanding as of March 29, 2026.

Common stock purchase agreement

On July 16, 2024, the Company entered into a common stock purchase agreement with White Lion Capital, LLC (“White Lion”), as amended on July 24, 2024 (“White Lion SPA”), and a related registration rights agreement for an equity line of credit financing facility. Pursuant to the White Lion SPA, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $30 million in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to the caps and certain limitations and conditions set forth in the White Lion SPA, including terms that restrict the ability of the Company to issue shares of common stock to White Lion that would result in White Lion beneficially owning more than 9.99% of the Company’s outstanding common stock.

On August 14, 2024, the Company entered into Amendment No. 2 to the White Lion SPA (collectively with the White Lion SPA “White Lion Amended SPA”). The White Lion Amended SPA provides that the Company may notify White Lion to exercise the Company’s right to sell shares of its common stock by delivering an Hour Rapid Purchase Notice. If the Company delivers an Hour Rapid Purchase Notice, the Company shall deliver to White Lion shares of common stock not to exceed the lesser of (i) five percent of the Average Daily Trading Volume on the date of an Hour Rapid Purchase Notice and (ii) 100,000 shares of common stock. The closing of the transactions under an Hour Rapid Purchase Notice will occur one Business Day following the date on which the Hour Rapid Purchase Notice is delivered. At such closing, White Lion will pay the Company the Hour Rapid Purchase Investment Amount equal to the number of shares of common stock subject to the applicable Hour Rapid Purchase Notice multiplied by the lowest traded price of the Company’s common stock during the one-hour period following White Lion’s consent to the acceptance of the applicable Hour Rapid Purchase Notice.

On January 11, 2026, the Company and White Lion entered into Amendment No. 3 (“Amendment No. 3”) to the White Lion SPA. Amendment No. 3 extends the commitment period under the White Lion SPA (the “Commitment Period”) to the earlier of December 31, 2027 and the date on which White Lion has purchased an aggregate number of shares of the Company’s common stock equal to the Commitment Amount (as defined below). Further, Amendment No. 3 increases, subject to approval by the Company’s stockholders, the commitment amount under the Purchase Agreement to $55.0 million of shares of its common stock (the “Commitment Amount”), which the Company may elect to sell to White Lion pursuant to the White Lion SPA, from time to time in the Company’s sole discretion, during the Commitment Period.

In addition, Amendment No. 3 adds an option for the Company to submit three hour rapid purchase notices to White Lion that, if accepted by White Lion and otherwise delivered in accordance with the Purchase Agreement, would enable the Company to sell shares of its common stock to White Lion based on the lowest traded price of the Company’s common stock during the three-hour valuation period following White Lion’s written acceptance of a three hour purchase notice.

In the thirteen week period ended March 29, 2026, the Company issued an aggregate of 4.6 million shares of the Company’s common stock for total proceeds of $7.0 million. As of March 29, 2026, the Company has issued an aggregate of 11.5 million shares of the Company’s common stock for total proceeds of $20.4 million.

Shares reserved for future issuance

The Company has reserved shares of common stock for issuance related to the following:

	As of
	March 29,	December 28,
	2026	2025
Common stock warrants	25,670,265	25,670,265
Employee stock purchase plan	3,174,434	3,174,434
Stock options and RSUs, issued and outstanding	18,299,560	19,164,660
Stock options and RSUs, authorized for future issuance	11,603,508	11,603,508
SAFE Agreement	2,750,000	2,750,000
Forward purchase agreements	6,720,000	6,720,000
Convertible notes	82,635,442	82,460,428
Deferred purchase price consideration	4,973,840	11,640,506
Total shares reserved	155,827,049	163,183,801

Warrants

The potential number of shares of the Company’s common stock for outstanding warrants were as follows:

	Potential shares of common stock as of		Exercise
	March 29, 2026 (1)	December 28, 2025 (1)	price per share	Expiration date
Liability classified warrants
Public Warrants	8,625,000	8,625,000	$11.50	July 18, 2028 (2)
Private Placement Warrants	6,266,667	6,266,667	11.50	July 18, 2028 (2)
Working Capital Warrants	716,668	716,668	11.50	July 18, 2028 (2)
Total shares of common stock – liability classified warrants	15,608,335	15,608,335
Equity classified warrants
Series B Warrants (converted to common stock warrants)	5,054	5,054	$4.30	February 2026
Series C Warrants (converted to common stock warrants)	482,969	482,969	1.00	July 2026
Series C-1 Warrants (converted to common stock warrants)	173,067	173,067	0.01	January 2030
SVB Common Stock Warrants	2,473	2,473	0.38	2033
SVB Common Stock Warrants	2,525	2,525	0.62	2033
Promissory Note Common Stock Warrants	24,148	24,148	0.01	October 2031
July 2023 Common Stock Warrants	38,981	38,981	0.01	July 2028
Common Stock Warrants Issued in 2023 (“Merger Warrants”)	6,266,572	6,266,572	11.50	July 18, 2033
Cantor Warrant	3,066,141	3,066,141	1.68	June 2029
Total shares of common stock – equity classified warrants	10,061,930	10,061,930
Total potential shares of common stock	25,670,265	25,670,265

(1)	Excludes the 2025 Cantor Warrant which was not issued as of March 29, 2026.

(2)	The warrants expire five years after the Closing date of the Mergers, which date was July 18, 2023, or earlier upon redemption or liquidation.

(14) Stock-Based Compensation

The information below summarizes the stock option activity under the Plans.

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding—December 28, 2025	4,930,300	$4.62	5.58	$1,903
Options exercised	—
Outstanding—March 29, 2026	4,930,300	4.62	5.74	1,376
Vested and expected to vest — March 29, 2026	4,930,300	4.62	5.74	1,376
Vested and exercisable — March 29, 2026	1,781,378	5.39	5.69	472

The aggregate fair value of the Company’s stock options that vested in the thirteen week periods ended March 29, 2026, and March 30, 2025 were $1.3 million and $3.8 million, respectively.

The information below summarizes the RSU activity.

	Number of RSUs	Weighted Average Grant Date Fair Value
Unvested at December 28, 2025	14,234,360	$1.73
Vested and released	(863,030)	1.73
Cancelled or forfeited	(2,070)	1.74
Unvested at March 29, 2026	13,369,260	1.73

The aggregate fair value of the Company’s RSUs that vested in the thirteen week periods ended March 29, 2026 and March 30, 2025 were $1.5 million and $0.5 million, respectively.

As of March 29, 2026, there was a total of $0.9 million and $21.3 million of unrecognized stock-based compensation costs related to service-based options and RSUs, respectively. Such compensation cost is expected to be recognized over a weighted-average period of approximately 2.3 years and 4.0 years, respectively.

Stock-based compensation expense

The following table summarizes stock-based compensation expense and its allocation within the accompanying consolidated statements of operations and comprehensive loss (in thousands):

	Thirteen Weeks Ended
	March 29,	March 30,
	2026	2025
Cost of revenues	$485	$155
Sales and marketing	466	184
General and administrative	654	130
Total stock-based compensation expense	$1,605	$469

(15) Basic and Diluted Net Income Per Share

The Company uses the two-class method to calculate net income per share. No dividends were declared or paid in the thirteen week periods ended March 29, 2026 and March 30, 2025.

The following table sets forth the computation of the Company’s basic and diluted net income per share attributable to common stockholders for the thirteen week periods ended March 29, 2026 and March 30, 2025 (in thousands, except share and per share amounts):

	Thirteen Weeks Ended
	March 29,	March 30,
	2026	2025
Numerator for basic income per share:
Net income - basic	$5,250	$4,812
Numerator for diluted income per share
Senior unsecured convertible notes	(4,882)	—
July 2024 Notes derivative liability and interest expense, net of tax	—	(3,138)
Third SAFE	(49)	20
Net income - diluted	$319	$1,694
Denominator:
Weighted average shares:
Denominator for basic income per share	124,279,055	80,209,585
Effect of dilutive securities:
Senior unsecured convertible notes	16,912,704
July 2024 Notes derivative liability	—	27,364,717
Third SAFE	2,750,000	2,750,000
Stock options and RSUs	14,705,403	1,489,794
Warrants	166,460	487,794
Deferred consideration	4,973,840	—
Denominator for diluted income per share	163,787,462	112,302,063
Net income per share:
Net income - basic	$0.04	$0.06

Net income– diluted	$0.00	$0.02

The Company’s calculation of  the weighted average shares outstanding is inclusive of 234,610 warrants with an insignificant exercise price (which assumes that the warrants were outstanding as of the beginning of the period or the date of the grant, whichever is earlier) for the thirteen week period ended March 29, 2026, respectively.

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been anti-dilutive:

	Thirteen Weeks Ended
	March 29, 2026	March 30, 2025
Convertible notes	65,722,738	37,333,318
Total potential common shares excluded from diluted net loss per share	65,722,738	37,333,318

(16) Segment Information

The table below presents information by segment (in thousands):

	Thirteen Weeks Ended March 29, 2026
(in thousands)	Residential Solar Installation	New Homes Business	Dealer	Total
Operating revenues	$31,541	$14,625	$26,627	$72,793

Less:
Cost of revenues (1)	18,011	9,961	134
Sales commissions	6,553	1,166	20,845
Sales and marketing	3,539	876	578
General and administrative (1)	15,833	11,545	2,947
Segment operating income (loss)	(12,395)	(8,923)	2,123	(19,195)

Reconciliation of segment income (loss) from operations before income taxes:
Unallocated amounts:
Interest expense				(6,924)
Other non-operating income, net				30,761
Loss from operations before taxes				$4,642

(1)	Depreciation and amortization expense in the thirteen week period ended March 29, 2026 was as follows (in millions):

	Residential Solar Installation	New Homes Business	Dealer	Total
Depreciation and amortization classified in:
Cost of revenues	$0.5	$—	$0.1	$0.6
General and administrative	1.8	0.3	0.9	3.0
Total	$2.3	$0.3	$1.0	$3.6

	Thirteen Weeks Ended March 30, 2025
(in thousands)	Residential Solar Installation	New Homes Business	Dealer	Total
Operating revenues	$36,504	$41,909	$—	$78,413

Less:
Cost of revenues (1)	22,615	28,422	—
Sales commissions	6,667	1,017	—
Sales and marketing	8,522	—	—
General and administrative (1)	10,440	4,456	—
Segment operating income (loss)	(11,740)	8,014	—	(3,726)

Reconciliation of segment income (loss) from operations before income taxes:
Unallocated amounts:
Interest expense				(6,041)
Interest income				3
Other non-operating income, net				14,576
Loss from operations before taxes				$4,812

(1)	Depreciation and amortization expense in the thirteen week period ended March 30, 2025 was as follows (in millions):

	Residential Solar Installation	New Homes Business	Dealer	Total
Depreciation and amortization classified in:
Cost of revenues	$0.4	$—	$—	$0.4
General and administrative	1.0	0.2	—	1.2
Total	$1.4	$0.2	$—	$1.6

(17) Related Party Transactions

Refer to the following notes to the Company’s unaudited condensed consolidated financial statements for details regarding the related party transactions entered into by the Company; Note 2 – Basis of Presentation and Summary of Significant Accounting Policies; Note 5 – Fair Value Measurements; Note 6 Supplemental Balance Sheet Information; Note 8 – SAFE Agreements; and Note 9 – Borrowings and Derivative Liabilities. All other related party transactions are described herein.

Cost of revenue with SameDay Solar was $0.5 million and $0.2 million in the thirteen week periods ended March 29, 2026 and March 30, 2025, respectively.

(18) Subsequent Events

Cost Control Measures

On May 12, 2026, the Company announced that it has taken the following steps in connection with its efforts to reduce its operating expenses: the Company implemented a reduction in force relating to 115 employees; the Company implemented an across-the-board, four-day workweek until September 2026, the Company reduced its inside sales group from 90 to 15 people, and the Company reduced finance function costs. The Company estimates that the charges related to the reduction in force will approximate $0.3 million, consisting principally of compensation related costs.

Wendell Laidley Resignation

On May 7, 2026, Wendell Laidley resigned from his position as Chief Financial Officer of the Company.

Investor Deposit by a Related Party

The Company received a deposit of $5.0 million (“Purchase Amount”) from the Rodgers Revocable Trust on March 27, 2026. On April 8, 2026, the Company entered into a SAFE (“Fourth SAFE”) with the Rodgers Revocable Trust in exchange for the $5.0 million received. The Fourth SAFE is automatically convertible into equity securities of the Company in an amount equal to the Purchase Amount divided by the applicable price per share, unit or other increment of the equity securities issued by the Company in its next equity financing transaction.

Amendment to Seller Note

As discussed in Note 9 – Borrowings and Derivative Liabilities, as an inducement to the Member’s agreement to the Amendment of the Seller Note, the Amendment also provides that, within two business days following approval by the Company’s stockholders of the issuance of shares under the Sunder MIPA in accordance with applicable Nasdaq rules, the Company will issue the remaining shares of common stock otherwise issuable to the Member pursuant to the Sunder MIPA. On April 8, 2026, the Company issued the remaining shares due under the Seller Note, 6.7 million shares of its common stock.

Subsequent Convertible Senior Secured Notes Offering

Subsequent to the quarter ended March 29, 2026, on April 21, 2026, the Company entered into note purchase agreements in connection with a private offering of $41.0 million aggregate principal amount of 10.0% Convertible Senior Secured Notes due 2029 (the “10% Senior Secured Notes”). The offering included (i) $25.0 million of 10.0% Senior Secured Notes issued to institutional investors, (ii) $6.0 million of 10% Senior Secured Notes issued to an affiliate of the Company’s Chief Executive Officer in exchange for amounts previously advanced under the Third SAFE and Fourth SAFE, and (iii) $10.0 million of 10.0% Senior Secured Notes issued in connection with the exchange of the Seller Note and execution of the A&R Seller Note.

The 10% Senior Secured Notes mature on May 1, 2029 and bear interest at 10.00% per annum, payable quarterly in arrears beginning July 1, 2026. The 10% Senior Secured Notes are senior secured obligations of the Company and are fully and unconditionally guaranteed by a wholly owned subsidiary. The notes and guarantees are secured by first-priority liens on substantially all of the assets of the Company and the guarantor, subject to permitted liens and specified exceptions.

The 10% Senior Secured Notes are convertible at the option of the holders into shares of the Company’s common stock at an initial conversion price of approximately $1.64 per share (610.3143 shares of common stock per $1,000 principal amount of the 10% Senior Secured Notes). In addition, following certain corporate events that occur prior to the maturity date of the 10% Senior Secured Notes, the Company will, under certain circumstances, increase the conversion rate of the 10% Senior Secured Notes for a holder who elects to convert its 10% Senior Secured Notes in connection with such a corporate event, subject to a maximum conversion rate of $1.13 per share (884.9557 shares of the Company’s common stock per $1,000 principal amount of 10% Senior Secured Notes). The 10% Senior Secured Notes are not redeemable by the Company and include customary covenants, events of default, and change-of-control repurchase provisions.

The proceeds of the offering of the 10% Senior Secured Notes were used to: (i) prepay $5.0 million principal amount of the March 2026 Bridge Note; (ii) pay $4.75 million pursuant to the Company’s settlement agreement with Siemens (as amended, the “Siemens Settlement”); (iii) pay $4.0 million to CPP in connection with the transactions under the CPP Note Purchase Agreement (as defined below); and (iv) pay approximately $1.5 million of fees and expenses incurred in connection with the Offering. The net proceeds of the Offering, after making the foregoing payments, were approximately $9.75 million. The Company intends to use the net proceeds of the Offering for working capital and general corporate purposes, including the payoff of the remaining outstanding balance of the YA Debenture.

YA Letter Agreement

On April 21, 2026, in connection with the offering of the 10% Senior Secured Notes, the Company and YA entered into a letter agreement (the “YA Letter”). Pursuant to the YA Letter, the Company agreed to voluntary prepay $5.0 million of the outstanding principal amount of March 2026 Bridge Note, resulting in a revised outstanding principal balance under the March 2026 Bridge Note of $5.0 million. The Company further agreed to repay the remaining principal balance and accrued interest under the YA Debenture in four equal monthly installments of $1.287 million, with the first payment due on May 5, 2026. Pursuant to the YA Letter, YA further consented to the issuance of the 10% Senior Secured Notes and the grant of the liens to secure the obligations under the 10% Senior Secured Notes.

CPP Note Purchase Agreement and A&R Seller Note

Also on April 21, 2026, the Company entered into a Note Purchase Agreement with CPP (the “CPP Note Purchase Agreement”) that provides for the following in exchange for the outstanding Seller Note (in addition to the issuance of $10.0 million principal amount of 10% Senior Secured Notes to CPP as summarized above): (i) the Company’s payment of $4.0 million in cash to CPP at the closing under the CPP Note Purchase Agreement and (ii) delivery of the A&R Seller Note. The A&R Seller Note has a revised principal balance of $7.0 million and bears interest at 7.0% per annum, compounded quarterly, increasing to 10.0% per annum beginning May 15, 2026. The A&R Seller Note is payable in four installments between October 2026 and January 2027, subject to extension if payment is restricted under the 10% Senior Secured Notes. The A&R Seller Note is unsecured and contains customary events of default and change-of-control provisions.

Amendment to Siemens Settlement

On April 9, 2026, Siemens and the Company amended the Settlement Agreement. Among other changes, the key terms of the amendment included (i) SunPower’s commitment to pay $4.75 million of the $9.5 million settlement amount by the end of April 2026, (ii) changing the threshold of the Fundraise Provision from $1.0 million to $5.0 million; (iii) putting Siemens’ first-priority continuing security interest pari pasu with the similarly secured interests of the note holders of the 10% Senior Secured Notes; and (iv) changing the acceleration amount in the Fundraise Provision from an acceleration of one remaining quarter to an acceleration of both remaining quarters. The Company made the $4.75 million April payment on April 23, 2026.

Exchange of 7% Notes

Also on April 21, 2026, the Company entered into privately negotiated exchange agreements with certain holders of its outstanding 7.0% Notes due 2029. Pursuant to these agreements, $21.25 million principal amount of such notes was exchanged for an aggregate of 18.8 million shares of the Company’s common stock and approximately $0.46 million of cash for accrued interest. The exchanges are expected to reduce outstanding indebtedness and future cash interest obligations, but will increase the number of shares outstanding.

Conversion of September 2024 Notes

Subsequent to March 29, 2026 $1.0 million of the September 2024 Notes were converted by holders into approximately 0.6 million shares of the Company’s common stock.

Delay in Filing of Form 10Q as of and for the thirteen week period ended March 29, 2025

As a result of not filing the March 29, 2026 Form 10-Q within the timeframe by May 18, 2026 as required by the SEC, an event of default occurred under the Yorkville Notes, which results in an increase in the applicable interest rate to 18% (for so long as such event of default remains uncured). Upon filing this Form 10-Q on May 19, 2026 , the event of default was cured.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SUNPOWER INC.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

SunPower Inc.

Orem, Utah

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of SunPower Inc. (the “Company”) as of December 28, 2025 and December 29, 2024, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the fiscal years then ended, and the related notes collectively referred to as the “consolidated financial statements.” In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 28, 2025 and December 29, 2024, and the results of its operations and its cash flows for the fiscal years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses, and has negative cash flows that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, P.C.

We have served as the Company’s auditor since 2024.

Atlanta, Georgia

April 14, 2026

SUNPOWER INC.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 28,	December 29,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$9,617	$13,378
Trade accounts receivable, net of allowance for credit losses of $5,206 and $1,701 as of December 28, 2025 and December 29, 2024, respectively	67,824	25,842
Inventories	4,375	22,110
Prepaid expenses and other current assets	16,913	8,206
Contract assets, current portion	14,122	26,066
Total current assets	112,851	95,602
Restricted cash	3,841	3,841
Property and equipment, net	4,890	5,493
Operating lease right-of-use assets	4,552	3,041
Other noncurrent assets	1,609	628
Goodwill	62,630	18,476
Intangible assets, net	50,814	17,385
Total assets	$241,187	$144,466

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$26,240	$7,980
Accrued expenses and other current liabilities (1)	56,977	56,081
Short-term debt with related parties	21,500	1,500
Current portion of long-term notes payable	2,786	—
Deferred consideration, current with related party	16,879	—
Deferred consideration, current	5,420	—
Contract liabilities, current portion	20,336	10,003
SAFE Agreement with related party	535	384
Forward purchase agreement liabilities with related parties	—	1,274
Forward purchase agreement liabilities	3,965	2,220
Total current liabilities	154,638	79,442
Warranty provision, noncurrent	3,059	3,437
Warrant liability	4,361	1,561
Contract liabilities, noncurrent	794	918
Notes payable and derivative liabilities	120,159	92,638
Notes payable and derivative liabilities with related parties, net of current portion	35,130	53,193
Deferred income taxes	1,300	—
Deferred consideration, noncurrent with related party	5,420	—
Other long-term liabilities	6,470	10,816
Total liabilities	331,331	242,005

Commitments and contingencies (Note 12)

Stockholders’ (deficit):
Common stock, $0.0001 par value; Authorized 1,000,000,000 shares as of December 28, 2025 and December 29, 2024; issued and outstanding 111,334,959 and 73,784,645 shares as of December 28, 2025 and December 29, 2024, respectively	16	14
Additional paid-in capital	366,408	313,661
Accumulated other comprehensive loss	165	165
Accumulated deficit	(456,733)	(411,379)
Total stockholders’ (deficit)	(90,144)	(97,539)
Total liabilities and stockholders’ (deficit)	$241,187	$144,466

(1)	Includes accrued interest due to related parties of $2.6 million and $2.5 million as of December 28, 2025 and December 29, 2024, respectively, and includes investor financing deposit with related party of $2.0 million as of December 28, 2025.

The accompanying notes are an integral part of these consolidated financial statements.

SUNPOWER INC.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Fiscal Year Ended
	December 28,	December 29,
	2025	2024
Revenues	$300,000	$108,742
Cost of revenues (1)	170,788	69,240
Gross profit	129,212	39,502
Operating expenses:
Sales commissions	37,009	24,590
Sales and marketing	29,030	6,827
General and administrative	90,104	76,594
Total operating expenses	156,143	108,011
Loss from continuing operations	(26,931)	(68,509)
Interest expense (2)	(25,095)	(16,223)
Interest income	3	19
Other non-operating income, net (3)	9,347	7,932
Gain on troubled debt restructuring (4)	—	22,337
Total Other (expense) income, net	(15,745)	14,065
Loss from continuing operations before income taxes	(42,676)	(54,444)
Income tax (provision)	(1,578)	—
Net loss from continuing operations	(44,254)	(54,444)
Net loss from discontinued operations, net of taxes	(1,100)	(2,007)
Net loss	(45,354)	(56,451)
Comprehensive loss (net of tax)	$(45,354)	$(56,451)
Net loss from continuing operations per share attributable to common stockholders, basic	$(0.51)	$(0.82)
Net loss from discontinued operations per share attributable to common stockholders, basic	(0.01)	(0.03)
Net loss per share attributable to common stockholders, basic	$(0.52)	$(0.85)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic	87,108,928	66,655,837
Net loss from continuing operations per share attributable to common stockholders, diluted	$(0.51)	$(1.19)
Net loss from discontinued operations per share attributable to common stockholders, diluted	(0.01)	(0.03)
Net loss per share attributable to common stockholders, diluted	$(0.52)	$(1.22)
Weighted-average shares used to compute net loss per share attributable to common stockholders’, basic and diluted	87,108,928	75,793,548

(1)	The Company identified SameDay Solar as a related party beginning in fiscal 2024. Cost of revenue paid to SameDay Solar totaled $1.0 million and $0.6 million in the fiscal years ended December 28, 2025 and December 29, 2024, respectively. Refer to Note 19 – Related Party Transactions for details.

(2)	Includes interest expense and amortization of debt issuance costs due to related parties of $5.7 million and $7.6 million in the fiscal years ended December 28, 2025 and December 29, 2024, respectively. Refer to Note 10 – Borrowings and Derivative Liabilities for details.

(3)	Includes the following related party transactions (in millions):

	Fiscal Year Ended
	December 28, 2025	December 29, 2024
Loss on issuance of derivative liabilities	$—	$(3.0)
Gain on remeasurement of derivative liabilities (Refer to Note 10 – Borrowings and Derivative Liabilities for details.)	3.5	0.3
Gain (loss) due to change in fair value of Forward Purchase Agreements	0.1	0.1
Loss on conversion of SAFE Agreements to common stock	—	(0.7)
Change in fair value of SAFE Agreement	(0.2)	—
Gain due to change in fair value of Carlyle warrants	—	2.9

(4)	Gain includes $12.5 million with a related party in the fiscal year ended December 29, 2024. Refer to Note 10 – Borrowings and Derivative Liabilities for details.

The accompanying notes are an integral part of these consolidated financial statements.

SUNPOWER INC.

Consolidated Statements of Stockholders’ Deficit

(in thousands, except number of shares)

					Accumulated	Total
			Additional		Other	Stockholders’
	Common Stock		Paid-in-	Accumulated	Comprehensive	Equity
	Shares	Amount	Capital	Deficit	Income	(Deficit)
Balance as of December 31, 2023	49,065,361	$7	$277,965	$(354,928)	$143	$(76,813)
Exercise of common stock options	398,883	—	532	—	—	532
Vesting of restricted stock units	669,059	—	-	—	—	—
Stock-based compensation	—	—	3,067	—	—	3,067
Issuance of common stock warrants	—	—	1,400	—	—	1,400
Issuance of common stock warrants for services	—	—	9,179	—	—	9,179
Issuance of common stock upon conversion of SAFEs	13,888,889	6	6,244	—	—	6,250
Exercise of common stock warrants	5,343,616	1	—	—	—	1
Issuance of common stock for exchange of debt	1,500,000	—	2,220	—	—	2,220
Issuance of common stock	2,918,837	—	7,144	—	—	7,144
Modification of Warrant Agreement	—	—	7,306	—	—	7,306
Offering costs of reverse recapitalization	—	—	(1,396)	—	—	(1,396)
Net loss	—	—	—	(56,451)	—	(56,451)
Foreign currency translation adjustment	—	—	—	—	22	22
Balance as of December 29, 2024	73,784,645	14	313,661	(411,379)	165	(97,539)
Exercise of common stock options	730,265	—	480	—	—	480
Stock-based compensation	—	—	10,488	—	—	10,488
Taxes paid related to net share settlements of equity awards	—	—	(1,898)			(1,898)
Vesting of restricted stock units	4,632,211	—	—	—	—	—
Exercise of common stock warrants	6,000,000	—	60	—	—	60
Issuance of common stock as consideration for acquisition of businesses	13,577,258	1	22,192			22,193
Issuance of common stock	4,010,000		6,741			6,741
Conversion of 7.0% senior unsecured convertible notes for shares of common stock	8,600,580	1	14,684	—	—	14,685
Net loss	—	—	—	(45,354)	—	(45,354)
Balance as of December 28, 2025	111,334,959	16	366,408	(456,733)	165	(90,144)

The accompanying notes are an integral part of these consolidated financial statements.

SUNPOWER INC.

Consolidated Statements of Cash Flows

(in thousands, except number of shares)

	Fiscal Year Ended
	December 28,	December 29,
	2025	2024
Cash flows from operating activities from continuing operations
Net loss	$(45,354)	$(56,451)
Loss from discontinued operations, net of income taxes	(1,100)	(2,007)
Net loss from continuing operations, net of tax	(44,254)	(54,444)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Stock-based compensation expense	10,488	3,067
Non-cash lease expense	1,365	816
Depreciation and amortization	9,126	2,736
Amortization of debt issuance costs(1)	15,341	5,842
Deferred income tax provision	1,300	—
Provision for credit losses	3,554	9,132
Change in fair value of SAFE Agreements with related party	151	(616)
Loss on conversion of SAFE Agreements to shares of common stock with related party	—	1,250
Change in fair value of deferred consideration	(560)	—
Loss on issuance of derivative liability(2)	—	24,688
Change in fair value of derivative liabilities(3)	(11,490)	(33,986)
Change in fair value of warrant liabilities	2,800	(2,921)
Change in fair value of forward purchase agreement liabilities(4)	471	(337)
Non-cash expense in connection with warrants issued for vendor services	—	9,179
Loss on impairments and disposals	113	3,827
Non-cash income(5)	(628)	—
Non-cash interest expense	—	1,757
Gain on troubled debt restructuring (6)	—	(22,337)
Accretion of debt in CS Solis(7)	—	3,872
Other financing costs	—	450
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(38,756)	3,306
Contract assets, current portion	8,472	(21,451)
Inventories	38,417	8,654
Prepaid expenses and other current assets	(4,871)	(170)
Other noncurrent assets	(664)	111
Accounts payable	15,251	(10,412)
Accrued expenses and other current liabilities	(15,913)	14,071
Operating lease liabilities	(1,523)	(849)
Warranty provision, noncurrent	(378)	21
Contract liabilities	(3,139)	82
Net cash used in operating activities from continuing operations	(15,327)	(54,662)
Cash flows from investing activities from continuing operations
Capitalization of internal-use-software costs	—	(1,157)
Cash paid for acquisitions; net of cash acquired	(19,339)	(53,500)
Net cash used in investing activities from continuing operations	(19,339)	(54,657)
Cash flows from financing activities from continuing operations
Proceeds from issuance of convertible notes, net of issuance cost	20,000	81,725
Proceeds from issuance of convertible notes to related parties	7,000	26,000
Payment of debt issuance costs	(200)	—
Proceeds from issuance of SAFE agreements with related party	—	6,000
Proceeds from issuance of common stock	6,741	6,694
Proceeds from exercise of common stock options	480	532
Proceeds from exercise of warrant for common stock	60	—
Investor financing deposit – related party	2,000	—
Taxes paid related to net share settlement of equity awards	(727)	—
Principal repayment of notes payable	(2,157)	(300)
Financing lease payments	(2,292)	(551)
Net cash provided by financing activities from continuing operations	30,905	120,100
Effect of exchange rate changes on cash	—	22
Net increase (decrease) in cash, cash equivalents and restricted cash	(3,761)	10,803
Cash, cash equivalents, and restricted cash at beginning of period	17,219	6,416
Cash, cash equivalents, and restricted cash at end of period	$13,458	$17,219

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$7,733	$77
Cash paid during the year for income taxes	—	10
Supplemental schedule of noncash investing and financing activities:
Issuance of Seller Note as partial purchase consideration for acquisition of Sunder(8)	$20,000	$—
Issuance of common stock as partial consideration for acquisition of Sunder	5,700	—
Deferred consideration recognized for acquisition of Sunder	11,400	—
Issuance of common stock as partial purchase consideration for acquisition of Ambia	16,493	—
Deferred consideration recognized for acquisition of Ambia	16,879	—
Conversion of September 2024 Notes to shares of common stock:
September 2024 Notes and related derivative liability, net of unamortized debt discount	14,472	—
Accrued interest	213	—
Common stock	1	—
Additional paid-in capital	14,684	—
Debt issuance costs incurred in connection with the issuance of September 2025 Notes	1,150	—
Taxes accrued but unpaid related to net share settlement of equity awards	1,171
Cancellation of existing indebtedness in Exchange Agreement(9)	—	65,873
Issuance of convertible notes in Exchange Agreement(10)	—	42,662
Issuance of common stock in Exchange Agreement	—	2,220
Conversion of SAFE Agreements to shares of common stock – related party	—	5,000
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	—	116
Offering costs	—	1,396
Warrants issued in debt issuance	—	860
Carlyle Warrant modification – related party	—	7,306

(1)	Amortization of debt issuance costs includes $2.6 million and $1.6 million with related parties in 2025 and 2024, respectively.

(2)	Includes $3.0 million loss in 2024 with the Massey Trust (as later defined in Note 10 – Borrowings and Derivative Liabilities), a related party.

(3)	Includes $3.5 gain and $0.3 million gain in 2025 and 2024, respectively, in connection with the change in the fair value of derivative liabilities with related parties, the Massey Trust and Carlyle (as later defined in Note 10 – Borrowings and Derivative Liabilities).

(4)	Change in fair value of forward purchase agreement liabilities with related parties was income of $0.1 million in each of 2025 and 2024, respectively.

(5)	Includes related party non-cash income of $0.1 million in 2025.

(6)	Gain includes $12.5 million with a related party in 2024. Refer to Note 10 – Borrowings and Derivative Liabilities for details.

(7)	Identified as a related party transaction in 2024.

(8)	Issuance of Seller Note was deemed to be with a related party. Refer to Note 10. – Borrowings and Derivative Liabilities for details.

(9)	Includes related party debt cancellation of $37.2 million.

(10)	Includes $23.7 million issuance of convertible notes with related parties.

The accompanying notes are an integral part of these consolidated financial statements.

SUNPOWER INC.

Notes to Consolidated Financial Statements

(1) Organization

Description of Business

SunPower Inc. (“SunPower” or the “Company”) is the rebranded name of Complete Solaria, Inc. (“Complete Solaria”). The rebranding was effective April 22, 2025 and the Company’s legal name change became effective on October 16, 2025.

The Company was originally incorporated in Delaware under the name Complete Solaria, Inc. and is a residential solar installer that offers storage and home energy solutions to customers in North America. The Company was formed through Complete Solar Holding Corporation’s acquisition of The Solaria Corporation (“Solaria”). The Company is headquartered in Orem, Utah.

Complete Solar, Inc. (“Complete Solar”) was incorporated in Delaware on February 22, 2010. Through February 2022, the Company operated as Complete Solar, Inc., a single legal entity. In February 2022, Complete Solar implemented a holding company reorganization (the “Reorganization”) in which the Company created and incorporated Complete Solar Holding Corporation (“Complete Solar Holdings”). As a result of the Reorganization, Complete Solar Holdings became the successor entity to Complete Solar, Inc. Complete Solaria, Inc. (“Complete Solaria”) was formed in November 2022 through the merger of Complete Solar Holding Corporation, a Delaware corporation (“Complete Solar”), and The Solaria Corporation, a Delaware corporation (such entity, “Solaria,” and such transaction, the “Business Combination”).

On July 18, 2023, the Company consummated a series of merger transactions contemplated by an Amended and Restated Business Combination Agreement entered into with wholly-owned subsidiaries of Freedom Acquisition I Corp. (“FACT”) (“Mergers”), equating to a reverse recapitalization for accounting purposes. Under the reverse recapitalization of accounting, FACT was treated as the acquired company for financial statement reporting purposes. This determination was based on the Company having a majority of the voting power of the post-combination company, the Company’s senior management comprising substantially all of the senior management of the post-combination company, and the Company’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Mergers were treated as the equivalent of a capital transaction in which Complete Solaria issued stock for the net assets of FACT. The net assets of FACT were stated at historical cost, with no goodwill or other intangible assets recorded.

The Company’s operates on a 52-to-53-week fiscal year that ends on the Sunday closest to December 31. The Company’s fiscal years ended on December 28, 2025 (“2025”) and December 29, 2024 (“2024”).

Acquisitions and Divestitures

In October 2023, the Company completed the sale of its solar panel business (“Divestiture”). The Company determined that the Divestiture represented a strategic shift in the Company’s business and qualified as a discontinued operation for accounting purposes. The Company recognized losses from discontinued operations in its consolidated statements of operations and comprehensive loss and consolidated statements of cash flows related to the Divestiture of $1.1 million and $2.0 million in the fiscal years ended December 28, 2025 and December 29, 2024, respectively. The additional losses recognized in 2025 and 2024 related to legal expenses incurred in connection with litigation related to its former solar panel business.

In the fiscal year ended December 29, 2024, the Company completed the acquisition of certain assets relating to the Blue Raven Solar business, New Homes business and Non-Installing Dealer network (collectively the “SunPower Businesses”) from SunPower Debtors, the successor entity in bankruptcy to SunPower Corporation and its direct and indirect subsidiaries (collectively “SunPower Corporation”). In the fiscal year ended December 28, 2025, the Company completed the acquisitions of Sunder Energy, LLC and Ambia Energy LLC. Each of these acquisitions was accounted for as business combinations in accordance with Accounting Standards Codification (“ASC”) 805, Business Combination. Refer to Note 3 – Business Combinations for details of these transactions.

Liquidity and Going Concern

Since inception through the fiscal year ended December 28, 2025, the Company has incurred recurring losses and negative cash flows from operations. The Company’s net loss from continuing operations was $44.3 million in the fiscal year ended December 28, 2025. As of December 28, 2025, the Company had an accumulated deficit of $456.7 million, short-term debt of $24.3 million, and cash and cash equivalents, excluding restricted cash, of $9.6 million. The Company anticipates that operating losses and negative operating cash flows may continue in the near term.

Management is actively pursuing plans to mitigate these conditions, including obtaining additional capital resources through equity or debt financing and leveraging support from significant shareholders when necessary. The Company has financed its operations primarily through sales of equity securities, private placements, debt, issuance of convertible notes and other debt instruments, other financing instruments, cash from operations, and proceeds from the Mergers.

The Company did not file its Annual Report on Form 10-K for the fiscal year ended December 29, 2024 within the timeframe required by the SEC, its Quarterly Report on Form 10Q for the quarter ended September 28, 2025 or the amendment required to the Current Report originally filed on September 26, 2025 relating to the Sunder acquisition. As a result, the Company is not currently eligible to use a registration statement on Form S-3 that would allow it to continuously incorporate by reference its SEC reports into the registration statement, to use “shelf” registration statements to conduct offerings, or to use the at-the-market offering facility until approximately one year from the date that the Company has regained and maintained status as a current filer. Aside from a “shelf” registration, the Company has alternative financing options and may seek additional liquidity through the use of a Form S-1 registration statement and or private placements.

If the Company is not able to secure adequate additional funding when needed, the Company will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact the Company’s business, results of operations and future prospects. While the Company has been able to raise multiple rounds of financing, there can be no assurance that in the event the Company requires additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Therefore, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

(2) Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, as well as related disclosure of contingent assets and liabilities. Significant estimates and assumptions made by management include, but are not limited to, the determination of (i) the allowance for credit losses; (ii) inventory obsolescence; (iii) stock-based compensation; (iv) workmanship warranty; (v) intangible assets acquired in business combinations; (vi) forward purchase agreements; (vii) Simple Agreement for Future Equity (“SAFE”) Agreements, (viii) derivative liabilities; and (ix) warrant liabilities.

The Company’s financial condition or operating results may be affected to the extent that there are material differences between estimates and actual results. The Company bases its estimates on past experience and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis. The Company has assessed the impact and management is not aware of any specific events or circumstances that required an update to the Company’s estimates and assumptions or materially affected the carrying value of the Company’s assets or liabilities as of the date of issuance of this report. These estimates may change as new events occur and additional information is obtained.

Reclassification of prior year balances

The Company reclassified long-term operating lease liabilities of $2.3 million from Operating lease liabilities, net of current portion to Other long-term liabilities to conform to the current year’s presentation.

Segment Reporting

The Company’s segment information is presented on a basis that is consistent with the Company’s internal management reporting. The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM manages the Company and reports financial results based on three reportable segments which are the same as the Company’s operating segments. The CODM evaluates the performance of these reportable segments and allocates resources to make operating decisions based on certain financial information, including segment operating results prepared on a basis consistent with U.S. GAAP. The measurement criteria is based on each respective segment’s operating revenue and operating (loss) income and excludes any corporate costs which are not allocatable to the operating segments. The CODM’s measurement criteria does not include segment assets. For the periods presented, the Company reported its financial performance within three reportable segments; Residential Solar Installation, New Homes Business and Dealer.

Residential Solar Installation – This segment performs solar system, storage and battery installations for residential homeowners.

New Homes Business – This segment performs solar system installations for new home builders. This segment was new in fiscal year 2024 as a result of the acquisition of the SunPower Businesses in the fourth quarter of fiscal year 2024.

Dealer – This segment provides a third-party solar energy sales force to initiate and execute contracts with customers throughout the United States. This segment’s sales force works with solar installation companies and acts as the agent for each transaction entered. This segment is new in fiscal year 2025 as a result of the acquisition of Sunder.

Concentration of Risks

The Company is exposed to credit losses in the event of nonperformance by the counterparties to its financial and derivative instruments. Financial and derivative instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, and contract assets. The Company’s cash and cash equivalents are on deposit with major financial institutions. Such deposits may be in excess of insured limits. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit.

Cash and Cash Equivalents

Cash and cash equivalents include cash held in checking and savings accounts consisting of highly liquid securities with maturity dates of three months or less from the original date of purchase. The Company maintains the majority of its cash balances with commercial banks in interest bearing accounts. The Company considers all highly liquid securities that mature within three months or less from the original date of purchase to be cash equivalents.

Restricted Cash

The Company classifies all cash for which usage is limited by contractual provisions as restricted cash. Restricted cash consists of deposits in money market accounts, which is used as cash collateral backing letters of credit related to customs duty authorities’ requirements. The Company presents restricted cash as a noncurrent asset in its consolidated balance sheets. The Company reconciles cash, cash equivalents, and restricted cash reported on its consolidated balance sheets that aggregate to the beginning and ending balances shown on the Company’s consolidated statements of cash flows as follows (in thousands):

	As of
	December 28,	December 29,
	2025	2024
Cash and cash equivalents	$9,617	$13,378
Restricted cash	3,841	3,841
Total cash, cash equivalents, and restricted cash	$13,458	$17,219

Concentration of Customers – homeowners and financiers

As of December 28, 2025, one customer had an outstanding balance that represented 11% of the Company’s outstanding trade receivable balance. As of December 28, 2024, no customer had an outstanding balance that represented more than 10% of the Company’s total trade accounts receivable balance.

The Company defines major customers as those customers which generate revenues that exceed 10% of the Company’s annual net revenues by reportable segment. In fiscal 2025 Customer A accounted for 19% of revenues across the Residential Solar Installation and New Homes reportable segments. In fiscal year 2024, Customer A and Customer B accounted for 12% and 14%, respectively, of gross revenues. Customer A generates revenue across the Residential Solar Installation and New Homes reportable segments. Customer B generated revenue within the New Homes reportable segment.

Revenue Recognition

Revenue is recognized for the Residential Solar Installation and New Homes Business reportable segments when a customer obtains control of promised products and services and the Company has satisfied its performance obligations which is the date by which substantially all of its design and installation is complete for a fully functioning solar power system to interconnect to the local power grid.

Installation includes the design of a solar energy system, the delivery of the components of the solar energy system (i.e., photovoltaic system, inverter, battery storage, etc.), installation services and services facilitating the connection of the solar energy system to the power grid. The Company accounts for these services as inputs to a combined output, resulting in a single service-based performance obligation.

Upon entering into a sales contract within the Dealer reportable segment, the requisite performance obligation of the Company is to assist the customer in the progress of the installation and obtain Permission to Operate (“PTO”). PTO typically occurs within 3 to 6 months after the initial sale, but can happen as early as two months or as late as twelve months after the sale.

The amount of revenue recognized reflects the consideration which the Company expects to be entitled to receive in exchange for the products and services. To achieve this core principle, the Company applies the following five steps:

Step 1. Identification of the contract(s) with a customer;

Step 2. Identification of the performance obligations in the contracts(s);

Step 3. Determination of the transaction price;

Step 4. Allocation of the transaction price to the performance obligations;

Step 5. Recognition of the revenue when, or as, the Company satisfies a performance obligation.

Revenue is generally recognized at the transaction price contained within the agreement, net of the costs of financing, or other consideration paid to the customers that is not in exchange for a distinct good or service. The Company’s arrangements may contain clauses that can either increase or decrease the transaction price. Variable consideration is estimated at each measurement date at its most likely amount to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur and true-ups are applied prospectively as such estimates change.

The Company may provide incentives to its customers, such as discounts and rebates which are recorded net against the revenue that the Company has recognized related to the solar energy system sale.

The Company records deferred revenue for amounts invoiced that are received in advance of the provisioning of services. In certain contracts with customers, the Company arranges for a third-party financing partner to provide financing to the customer. The Company collects upfront from the financing partner and the customer will provide instalment payments to the financing partner. The Company records revenue in the amount received from the financing partner, net of any financing fees charged to the homeowner, which the Company considers to be a customer incentive. None of the Company’s contracts contain a significant financing component.

Residential Solar Installation revenues

The Company’s Residential Solar Installation segment sells products through a network of installing and non-installing dealers and resellers, as well as its internal sales team. The Company’s contracts with customers include three primary contract types:

●	Cash agreements – The Company contracts directly with homeowners who purchase the solar energy system and related services from the Company. Customers are invoiced on a billing schedule, where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

●	Financing partner agreements – In its financing partner agreements, the Company contracts directly with homeowners for the purchase of the solar energy system and related services. The Company refers the homeowner to a financing partner to finance the system, and the homeowner makes payments directly to the financing partner. The Company receives consideration from the financing partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

●	Power purchase agreements and lease agreements – The Company contracts directly with a leasing partner to perform the solar energy system installation, and the homeowner will finance the system through a power purchase agreement (or lease), which is signed with the Company’s leasing partner. The Company considers the leasing partner to be its customer, as the Company does not contract directly with the homeowner and the leasing partner takes ownership of the system upon the completion of installation. The Company receives consideration from the leasing partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

New Homes Business revenues

The Company’s New Homes Business segment sells through a network of home builders as well as its internal sales team. The Company’s contracts with customers include two primary contract types:

●	Cash agreements – The Company contracts directly with homebuilders who purchase the solar energy system from the Company and are the customers in the transaction. The Company’s customers are invoiced upon the completion of installation.

●	Lease agreements – Prior to SunPower Debtor’s declaration of bankruptcy, certain homeowners had intended to lease a system from SunPower Debtors but were unable to consummate the transaction (as a result of SunPower Debtor’s declaration of bankruptcy). The in-process system inventory (installed on recently constructed homes) was acquired by the Company in connection with the SunPower Acquisition. The Company contracted directly with a leasing partner to facilitate the leasing of the system to the impacted homeowners. The Company considers the leasing partner to be its customer. Under the terms of the Company’s arrangement with the leasing partner, control is not transferred to the customer until the completed system is accepted by the customer. The Company receives consideration from the leasing partner following the acceptance of the system.

The Company’s performance obligation for both of these reportable segments is to design and install a fully functioning solar energy system. For all contract types (with the exception of New Homes Business Lease agreements), the Company recognizes revenue over time. The Company’s over-time revenue recognition begins when the solar power system is fully installed (as it is at this point that control of the asset begins to be transferred to the customer, and the customer retains the significant risks and rewards of ownership of the solar power system). The Company recognizes revenue using the input method based on direct costs to install the system and defers the costs of installation until such time that control of the asset transfers to the customer (installation). For New Homes Business Lease agreements, the Company considers the performance obligation to be satisfied at a point in time upon acceptance of the system by the customer.

Dealer revenues

The Company earns revenue from contracts sold to customers for solar installations performed by third-party installation companies. The Company recognizes revenue at a point in time when PTO is complete. The Company acts as an agent in these arrangements and records revenue on a net basis. The Company does not have any significant financing components in these contracts. The Company does not provide warranty services related to these sales contracts, and therefore, the Company does not record a warranty reserve with respect to these sales contracts.

Costs to Obtain Contracts

The incremental costs of obtaining customer contracts consist of sales commissions which are paid to third-parties who source residential customer contracts for the sale of solar energy systems by the Company. The Company defers sales commissions and recognizes the expense in accordance with the timing of the related revenue recognition. Amortization of deferred commissions is recorded as sales commissions in the accompanying consolidated statements of operations and comprehensive loss. As of December 28, 2025 deferred commissions was $5.6 million. Deferred commissions were not material as of December 29, 2024.

Contract Assets and Contract Liabilities

The timing of revenue recognition, billings, and cash collections results in billed accounts receivable, unbilled revenue (contract assets), and deferred revenue (contract liabilities) on the balance sheet.

Contract assets consist of unbilled receivables which represent revenue that has been recognized in advance of the Company’s right to bill the customer.

Contract liabilities consist of deferred revenue and customer advances, which represent consideration received from a customer prior to transferring control of goods or services to the customer under the terms of a sales contract

The Company typically invoices its customers upon completion of set milestones, generally upon installation of the solar energy system with the remaining balance invoiced upon passing final building inspection. Standard payment terms to customers range from 30 to 60 days. When the Company receives payment, or when such payment is unconditionally due from a customer prior to delivering goods or services to the customer under the terms of a customer agreement, the Company records this deferred revenue as a contract liability. Most installation projects are completed within 12-months. As such, a significant portion of the Company’s contract liabilities is reflected within current liabilities in the accompanying consolidated balance sheets. Contract liabilities for installation projects expected to be completed beyond 12 months are classified as noncurrent obligations in the accompanying consolidated balance sheets.

Remaining Performance Obligations

The Company elected the practical expedient not to disclose the remaining performance obligations for contracts that are less than one year in length. The Company’s performance obligations associated with long-term service contracts are not material.

Allowance for Estimated Credit losses

The Company recognizes an allowance for credit losses at the time a receivable is recorded based on the Company’s estimate of expected credit losses, historical write-off experience, and current account knowledge. In developing its estimate of expected credit losses, the Company has elected to apply the practical expedient permitted under Accounting Standards Codification (“ASC”) 326 – Financial Instruments – Credit Losses, under which it assumes that current conditions at the balance-sheet date remain unchanged for the remaining life of the financial assets.

The Company evaluates the aggregation and risk characteristics of a receivable pool and develops loss rates that reflect historical collections over the time horizon that the Company is exposed to credit risk, and payment terms or conditions that may materially affect future forecasts.

The Company performs ongoing credit evaluations of its customers’ financial condition when deemed necessary. The Company maintains an allowance for credit losses based on the expected collectability of all accounts receivable, which takes into consideration an analysis of historical bad debts, specific customer creditworthiness and current economic trends. The Company believes that its concentration of credit risk is limited because of the large number of customers, credit quality of the customer base, small account balances for most of these customers, and customer geographic diversification. The Company does not have any off-balance sheet credit exposure relating to its customers.

The following table summarizes the allowance for credit losses as follows (in thousands):

	As of and for the Year Ended
	December 28,	December 29,
	2025	2024
Balance at beginning of period	$(1,701)	$(9,846)
Provision charged to earnings	(3,554)	(9,132)
Amounts written off, net of recoveries and other adjustments	49	17,277
Balance at end of period	$(5,206)	$(1,701)

In fiscal year 2024, the Company identified customer accounts receivable balances that were deemed to be uncollectible, which were reserved and written off.

Inventories

Inventories consist of solar panels and the components of solar energy systems all of which are classified as finished goods within inventories as of December 28, 2025 and December 29, 2024. Inventories are valued using the average cost method. The Company identifies inventory which is considered obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, component cost trends, demand forecasts, historical revenues, and assumptions about future demand and market conditions, and such inventory has been adjusted to its lower of cost or net realizable value.

Cost of Revenues

The Company’s costs to fulfill contracts associated with systems sales are expensed as cost of revenues. Cost of revenues is comprised primarily of materials, internal labor, third-party subcontractors, design services, engineering personnel and employee-related expenses associated with permitting services, associated warranty costs, freight and delivery costs, depreciation, and amortization of internally developed software. Cost of revenues from these services is recognized when the Company transfers control of the product to the customer, which is generally upon installation.

Warranties

The Company typically provides a 10-year warranty on its solar energy system installations, which provides assurance over the workmanship in performing the installation, including roof leaks caused by the Company’s performance. For solar panel sales recognized prior to the Divestiture, the Company provides a 30-year warranty that the products will be free from defects in material and workmanship. The Company retained its warranty obligations associated with panel sales prior to the Divestiture.

When revenue is recognized for a solar energy system installation service, the Company accrues a liability for the estimated future cost of meeting its warranty obligations. The Company makes and revises its estimated warranty liability based primarily on the volume of new sales that contain warranties, historical experience with and projections of warranty claims, and estimated solar energy system and panel replacement costs. The Company records a provision for estimated warranty expenses in cost of revenues within the accompanying consolidated statements of operations and comprehensive loss. Warranty costs primarily consist of replacement materials, equipment and labor costs for service personnel.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in that period. Repair and maintenance costs are expensed as incurred. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives of the assets:

Useful Lives
Equipment	1 – 3 years
Internal-use software	3 – 5 years
Furniture & equipment	3 – 5 years
Vehicles	3 to 5 years
Leasehold improvements	Shorter of 3 to 5 years of the asset or the term of the lease.

Internal-Use Software

The Company capitalizes costs to develop its internal-use software when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be utilized as intended. These costs include personnel and related employee benefits and expenses for employees who are directly associated with and who devote time to software projects, and external direct costs of materials and services consumed in developing or obtaining software. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to provide additional material functionality are capitalized and amortized over the estimated useful life of the related upgrade.

Intangible Assets, Net

Intangible assets are recorded at cost, less accumulated amortization. Amortization is recorded using the straight-line method. All intangible assets that have been determined to have definite lives are amortized over their estimated useful life as indicated below:

Useful Lives
Customer related intangibles	1 – 10 years
Trademarks	1 – 10 years
Developed technology	2 – 3 years

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, Right-of-Use (“ROU”) assets, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, and quoted market values, as considered necessary.

The Company recognized an impairment loss of zero and $3.8 million in the fiscal years ended December 28, 2025 and December 29, 2024, respectively, as disclosed in Note 6 – Supplemental Balance Sheet Information.

Goodwill

The Company tests goodwill at the reporting unit level for impairment annually on the first day of the fourth quarter, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.

The Company may elect to perform a qualitative assessment that considers economic, industry and company-specific factors. If, after completing the assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company proceeds to a quantitative test. Quantitative testing requires a comparison of the fair value of each reporting unit to its carrying value. If the carrying value of the reporting unit exceeds its fair value, goodwill impairment is measured as the amount by which the reporting unit’s carrying value exceeds its fair value, not to exceed the carrying value of goodwill.

The Company did not recognize any goodwill impairment in the fiscal years ended December 28, 2025 or December 29, 2024.

Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

●	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

●	Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Financial assets and liabilities held by the Company measured at fair value every reporting period include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, warrant liabilities, forward purchase agreements (“FPAs”), SAFEs, deferred purchase price consideration, and derivative liabilities associated with the Company’s borrowings.

The carrying amounts of cash, accounts receivable, accounts payable, accrued expenses and other current liabilities, public warrants, and deferred purchase price consideration approximate their respective fair values because of their short-term nature or they have observable inputs (classified as Level 1).

The derivative liabilities associated with the Company’s borrowings, FPAs, SAFEs, and private and working capital warrant liabilities are initially measured at fair value using Level 3 inputs. At each subsequent reporting date, the Company remeasures the fair value of these instruments in accordance with ASC 820, Fair Value Measurement, and records the respective adjustment to the fair value within Other non-operating income, net the Company’s consolidated statements of operations and comprehensive loss.

Borrowings with Embedded Derivative Liabilities

The Company accounts for its borrowings with embedded derivative liabilities in accordance with ASC 815, Derivatives and Hedging, to determine whether such features must be bifurcated and accounted for separately as derivative liabilities. Upon issuance of a debt instrument with an embedded conversion option feature, the Company assesses whether the embedded feature qualifies as a derivative that requires bifurcation from the host contract. An embedded feature is bifurcated and accounted for as a separate derivative instrument if (i) the economic characteristics and risks of the embedded feature are not clearly and closely related to those of the host debt instrument; (ii) the embedded feature, if freestanding, would meet the definition of a derivative; and (iii) the hybrid instrument is not remeasured at fair value through earnings.

If an embedded feature requires bifurcation, the Company allocates a portion of the initial proceeds to the fair value of the derivative liability, with the residual assigned to the carrying amount of the host debt instrument. The derivative liability is subsequently measured at fair value at each reporting date.

The host debt instrument is recorded at amortized cost using the effective interest method. Any discounts or premiums resulting from the initial allocation between the host debt and the embedded derivative are amortized as interest expense over the expected term of the debt.

Derivative liabilities are measured at fair value in accordance with ASC 820, Fair Value Measurement. The fair value of a derivative liability is measured using a Monte Carlo simulation that incorporates a binomial lattice model. Refer to Note 5 – Fair Value Measurements and Note 10 – Borrowings and Derivative Liabilities for details.

Forward Purchase Agreements

The Company accounts for its FPAs in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity, as the agreements embody an obligation to transfer assets to settle a forward contract. The FPAs are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement. Refer to Note 5 – Fair Value Measurements and Note 8 – Forward Purchase Agreements for details.

Warrant Liabilities

The Company accounts for its warrant liabilities in accordance with the guidance in ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, under which the warrants that do not meet the criteria for equity classification must be recorded as liabilities. The warrant liabilities are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement. Refer to Note 5 – Fair Value Measurements and Note 14 – Common Stock and Common Stock Warrants for details.

SAFE Agreements

The Company accounts for its SAFEs in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity. SAFEs are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement. Refer to Note 5 – Fair Value Measurements and Note 9 – SAFE Agreements for details.

Advertising and Promotion Expenses

Advertising and promotion costs are expensed as incurred and included in sales and marketing expense in the accompanying consolidated statements of operations and comprehensive loss. Advertising costs were not material for the fiscal years ended December 28, 2025 and December 29, 2024.

Income Taxes

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when it is more likely than not that the deferred tax assets with not be realized. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits in its income tax provision.

On July 4, 2025, Public Law No. 119-21, commonly known as the One Big Beautiful Bill Act (the “OBBBA”), was enacted in the United States, resulting in broad-based changes to federal tax law. The Company included the impact of OBBBA in its income tax provision for the fiscal year ended December 28, 2025. The OBBBA did not have a material impact on income tax expense for the fiscal year ended December 28, 2025.

Stock-Based Compensation

The Company recognizes stock-based compensation expense over the requisite service period on a straight- line basis for all stock-based payments that are expected to vest to employees, non-employees and Directors, including grants of employee stock options and other stock-based awards. Equity-classified awards issued to employees, non-employees such as consultants and non-employee Directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur.

Comprehensive Loss

Comprehensive loss consists of two components, net loss and other comprehensive income (loss), net.

Net Loss Per Share

The Company computes net loss per share following ASC 260, Earnings Per Share. Basic net loss per share is measured as the loss attributable to common stockholders divided by the weighted average common shares outstanding during periods with undistributed losses. Diluted net loss per share of common stock is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method and if-converted method, as applicable. Securities that potentially have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the diluted loss per share calculation.

Leases

The Company accounts for its leases following ASC 842, Leases. The Company determines if a contract is a lease or contains a lease at the inception of the contract and reassesses that conclusion if the contract is modified. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease.

The Company’s lease agreements generally contain lease and non-lease components. Payments under lease arrangements are primarily fixed. The Company has elected the practical expedient to combine lease and non-lease components and accounts for them together as a single lease component. All leases are assessed for classification as an operating lease or a finance lease. Finance lease ROU assets are classified within Property and Equipment, net, on the Company’s consolidated balance sheets. Operating lease ROU assets are classified separately on the Company’s consolidated balance sheets. Operating lease liabilities and finance lease obligations are separated into their respective current portion and non-current portions and are presented separately on the Company’s consolidated balance sheets. Finance lease ROU assets and liabilities and operating lease ROU assets and liabilities are recognized on the Company’s consolidated balance sheet on the date in which the lessor makes the underlying asset available for use.

Finance lease ROU assets are those that meet one or more of the criteria outlined in ASC 842-10-25-2, such as transfer of ownership, purchase option, lease term for a major part of the asset’s economic life, or present value of lease payments substantially equal to the fair value of the asset. Finance lease ROU assets are initially measured at cost, which includes the initial lease liability, plus any lease payments made at or before commencement, less any lease incentives received. Finance lease ROU assets are amortized on a straight-line basis over the shorter of the lease term or the useful life of the underlying asset. Interest expense on the finance lease liability is recognized using the effective interest method.

Operating lease ROU assets and liabilities are recognized based upon the present value of the lease payments over the respective lease term. Operating lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectation regarding the terms. Variable lease costs such as common area maintenance, property taxes and insurance are expensed as incurred.

The Company generally uses its incremental borrowing rate to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The Company’s lease terms include periods under options to extend or terminate the lease. Options to renew or extend leases beyond their initial term have been excluded from measurement of the ROU assets and lease liabilities when exercise of such options is not reasonably certain. The Company generally uses the base, non-cancellable, lease term when determining the lease assets and liabilities. The Company records a right-of-use asset which is calculated based on the amount of the lease liability, adjusted for any advance lease payments made, lease incentives received, and initial direct costs incurred. Right-of-use assets are subject to evaluation for impairment or disposal on a basis consistent with other long-lived assets.

The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with an initial term of twelve months or less. The cost for short-term leases is recognized on a straight-line basis over the term of the contract.

Recently Adopted Accounting Pronouncements

In July 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-05 “Measurement of Credit Losses for Accounts Receivable and Contract Assets” which provides an update to all entities with a practical expedient when estimating expected credit losses. This ASU is effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods in which financial statements have not yet been issued or made available for issuance. The Company adopted ASU 2025-05 in the fiscal year ended December 28, 2025. The impact of the adoption was not material to the Company’s consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. The objective of ASU 2023-09 is to enhance disclosures related to income taxes, including specific thresholds for inclusion within the tabular disclosure of income tax rate reconciliation and specified information about income taxes paid. ASU 2023-09 is effective for public companies starting in annual periods beginning after December 15, 2024. The Company adopted this ASU on a prospective basis in its annual report in the fiscal year ended December 28, 2025. The impact of the adoption was not material to the Company’s consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In March 2024, the FASB issued ASU 2024-02 “Codification Improvements-Amendments to Remove References to the Concepts Statements”, which removes various references to concepts statements from the FASB Accounting Standards Codification. This ASU is effective for the Company beginning in the first quarter of fiscal year 2026, with early adoption permitted. The Company expects the new guidance will have an immaterial impact on its consolidated financial statements and intends to adopt the guidance when it becomes effective in the first quarter of fiscal year 2026.

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, which requires the disaggregation of certain expenses in the notes of the financial statements to provide enhanced transparency into the expense captions presented on the face of the income statement. The FASB subsequently issued ASU 2025-01 “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date”, which amends the effective date of ASU 2024-03 to clarify that all public business entities are required to adopt the guidance in ASU 2024-03 in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of ASU 2024-03 is permitted. The Company is assessing the impact of adopting this guidance on its consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-04, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) (“ASU 2024-04”)”. The guidance in ASU 2024-04 clarifies the requirements related to accounting for the settlement of a debt instrument as an induced conversion. The standard is effective for fiscal years beginning after December 15, 2025, and interim periods within fiscal years beginning after December 15, 2025, with early adoption permitted as of the beginning of a reporting period if the entity has also adopted ASU 2020-06 for that period. The Company is currently evaluating the impact that the adoption of ASU 2024-04 may have on its consolidated financial statements.

In September 2025, the FASB issued ASU 2025-06 “Targeted improvements to the Accounting for Internal-Use Software” which is an update to remove all references to prescriptive and sequential software development stages (referred to as “project stages”). This ASU is effective for all entities for annual reporting periods beginning after December 15, 2027, and interim reporting periods within those annual reporting periods. Early adoption is permitted as of the beginning of an annual reporting period. The Company is currently evaluating the impact that the adoption of ASU 2025-06 may have on its consolidated financial statements.

In December 2025, the FASB issued ASU 2025-11, “Interim Reporting Narrow Scope Improvements” which amends and clarifies interim reporting and disclosure requirements including additional guidance on what disclosures should be provided in interim reporting periods. This amendment also includes a disclosure principle that requires entities to disclose events since the end of the last annual reporting period that have a material impact on the entity. This ASU is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027, for public companies. This ASU may be applied prospectively or retrospectively to any or all periods presented in the Company’s consolidated financial statements. Early adoption of this ASU is permitted. The Company is currently evaluating the impact that the adoption of this ASU may have on its consolidated financial statements.

In December 2025, the FASB issued ASU 2025-12, “Codification Improvements” which makes changes to the Accounting Standards Codification that clarify, correct errors or make minor improvements and make ASCs easier to understand and apply. The amendments in this ASU are effective for all entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. This ASU may be adopted prospectively or retrospectively, except as to the clarification of the calculation of earnings per share when a loss from continuing operations exists which must be adopted retrospectively. All other codification improvements may be adopted prospectively or retrospectively. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of this ASU may have on its consolidated financial statements.

Changes in Related Parties

Transactions with CRSEF Solis Holdings, LLC and its affiliates (“Carlyle”), have been disclosed as related party transactions until it ceased being a significant shareholder in the Company. Effective March 31, 2025, transactions with Carlyle are no longer deemed related party transactions. The Company continues to engage in transactions with Carlyle as it is a creditor of the Company’s 12.0% senior unsecured convertible notes. Refer to Note 10 – Borrowings and Derivative Liabilities for additional information.

J. Daniel McCranie became a member of the Company’s Board of Directors in January 2025 and through a related trust, holds $750 thousand of the Company’s 12.0% senior unsecured convertible notes. The Company concluded that this relationship is a related party transaction effective in the Company’s fiscal year 2025. Refer to Note 10 – Borrowings and Derivative Liabilities for additional information.

Polar Multi-Strategy Master Fund (“Polar”) ceased to be a related party, and as a result, effective March 31, 2025, transactions with Polar are no longer deemed related party transactions. Transactions previously reported with Polar have been disclosed as related party transactions. The Company has a forward purchase agreement with Polar.

NASDAQ Deficiency

On November 19, 2025, the Company received a letter from the Listing Qualifications staff of Nasdaq indicating that, as a result of the Company’s delay in filing its quarterly report on Form 10-Q for the period ended September 28, 2025, the Company was not in compliance with the timely filing requirements for continued listing under Nasdaq Listing Rule 5250(c)(1). The Nasdaq letter had no immediate effect on the listing or trading of the Company’s common stock or warrants. The Nasdaq listing rules require Nasdaq-listed companies to timely file all required periodic reports with the SEC. The Nasdaq letter stated that, under Nasdaq rules, the Company has 60 calendar days to submit a plan to regain compliance with Nasdaq’s continued listing requirements. The Company filed its quarterly report on Form 10-Q for the period ended September 28, 2025 on December 19, 2025.

(3) Business Combinations

SunPower Businesses Acquisition

On August 5, 2024, the Company entered into an Asset Purchase Agreement (the “APA”) with SunPower Corporation and SunPower Corporation’s direct and indirect subsidiaries (collectively, the “SunPower Debtors”) providing for the sale and purchase of certain assets relating to the Blue Raven Solar business, New Homes Business and Non-Installing Dealer network previously operated by the SunPower Debtors. The APA was entered into in connection with a voluntary petition filed by SunPower Corporation under Chapter 11 of the United States Code, 11 U.S.C.§§ 101-1532. The transaction was approved on September 23, 2024, by the United States Bankruptcy Court for the District of Delaware. The Company completed the acquisition of the Acquired Assets (as defined in the APA) effective September 30, 2024, in the Company’s fourth quarter of fiscal year 2024, in consideration for a cash purchase price of $54.5 million (“SunPower Acquisition”). The assets and businesses acquired, including liabilities assumed, by the Company under the APA are referred to herein as the “SunPower Businesses.”

Prior to its acquisition, the SunPower Businesses operated as a solar technology and energy services provider that offered fully integrated solar, storage, and home energy solutions to customers in the United States through an array of hardware, software, and “Smart Energy” solutions. The financial results of the SunPower Businesses have been included in the Company’s consolidated financial statements since its date of acquisition. This transaction was accounted for as a business combination in accordance with ASC 805.

Transaction costs of $7.2 million incurred in connection with the close of the SunPower Businesses were expensed by the Company and included in general and administrative expenses on the Company’s statement of operations and comprehensive loss in the fiscal year ended December 29, 2024.

The provisional fair values of assets acquired and liabilities assumed initially recorded were based upon a preliminary valuation in the fiscal year ended December 29, 2024. Upon finalization of the fair values in the fiscal year ended December 28, 2025, the Company recorded adjustments to acquired inventory related to (1) the resolution of work-in-progress at various stages of completion as of the acquisition date for which further analysis was required in order to determine which systems could be sold to a financing partner, and (2) completed systems that were acquired as of the acquisition date for which uncertainty existed due to unsettled matters with the SunPower Bankruptcy Estate, which were resolved in connection with the Company’s settlement with the SunPower Bankruptcy Estate. The settlement of these matters resulted in adjustments to the provisional fair values of the inventory and intangibles with an offsetting adjustment to goodwill during the measurement period.

The following table summarizes the provisional and final fair values of identifiable assets acquired and liabilities assumed and measurement period adjustments (in thousands):

	Provisional fair values as of December 29, 2024	Measurement period adjustments in fiscal 2025	Final fair values
Net assets acquired:
Cash	$1,000	$—	$1,000
Accounts receivable	11,999	4,615	16,614
Contract assets	4,615	(4,615)	—
Inventories	27,706	20,682	48,388
Prepaid expenses and other current assets	2,219	—	2,219
Property and equipment	5,867	—	5,867
Operating lease right-of-use assets	2,506	—	2,506
Other noncurrent assets	541	—	541
Intangibles	18,100	(2,206)	15,894
Deferred revenue	(7,361)	—	(7,361)
Accounts payable	(5,270)	—	(5,270)
Accrued expenses and other current liabilities	(13,955)	—	(13,955)
Operating lease liabilities	(2,963)	—	(2,963)
Other long-term liabilities	(8,980)	—	(8,980)
Fair value of net assets acquired	36,024	18,476	54,500
Goodwill recognized	18,476	(18,476)	—
Consideration transferred	$54,500	$—	$54,500

The provisional and final fair values of the intangible assets acquired and estimated useful lives were as follows:

	Estimated useful life	Provisional fair values as of December 29, 2024	Measurement period adjustments in fiscal 2025	Final fair values
Trademark – Blue Raven Solar	10 years	$8,400	$(1,306)	$7,094
Trademark - SunPower	10 years	5,200	(900)	4,300
Developed technology	3 years	4,500	—	4,500
Total		$18,100	$(2,206)	$15,894

The fair values of the trademarks were estimated using the relief-from-royalty method. This approach measures the value of the asset based on the hypothetical royalties the Company would avoid paying if it had to license the trademark from a third party. The analysis considers the established history and longevity of the trade names, including the Blue Raven brand, in use since 2014, and the SunPower brand, which has been in the market for over 20 years. Key assumptions include projecting sales attributable to business enterprise value for each respective business, applying a 1% royalty rate derived from a profit-split analysis and benchmarking against the median of comparable licensing arrangements, and utilizing a 10-year economic life in line with management’s plans to continue using the brands for the foreseeable future.

The fair value of the developed technology was estimated using the cost approach, which measures the economic resources required to recreate the asset, including direct costs and necessary entrepreneurial incentives. Direct costs were based on management’s estimate of the fees and profit margin that would be required to engage external consultants to rebuild the technology. In addition, an opportunity cost was incorporated to reflect the hypothetical return foregone during the development period, representing the income that could have been earned had these funds been invested elsewhere. The total replacement cost was calculated assuming a weighted-average redevelopment period of 19 months.

The SunPower Acquisition contributed $83.8 million and $6.5 million in revenue and income before income taxes from continuing operations, respectively, for the period from the acquisition date to the fiscal year ended December 29, 2024.

Sunder Energy LLC Acquisition

On September 21, 2025, a subsidiary of the Company entered into a Membership Interest Purchase Agreement (“Sunder MIPA”) with Sunder Energy LLC (“Sunder”) and the seller, Chicken Parm Pizza LLC (“Seller/Member”), the sole member of Sunder. On September 24, 2025 (“Sunder Closing”), the Company completed the acquisition of the membership interests of Sunder for an aggregate consideration of $57.8 million (“Sunder Acquisition”). Per the terms of the Sunder MIPA, the Company acquired all of the outstanding membership interest of Sunder for (1) $20.7 million in cash, subject to certain working capital and other adjustments; (2) a promissory note to the Member in the principal amount of $20.0 million (“Seller Note”); and (3) 10.0 million shares of the Company’s common stock (valued at the closing share price on September 24, 2025, of $1.71 per share), consisting of (i) 3,333,334 shares of the Company’s common stock issued at the Sunder Closing and (ii) subject to approval of such issuances by the Company’s stockholders, (x) 3,333,333 shares of the Company’s common stock to be issued on the 12-month anniversary of the Sunder Closing and (y) 3,333,333 shares of the Company’s common stock to be issued on the 18-month anniversary of the Sunder Closing (“Deferred Sunder Consideration Shares”). In lieu of issuing the Deferred Sunder Consideration Shares, the Company, in its sole discretion, may elect to pay the Member a cash payment equal to the number of Deferred Sunder Consideration Shares otherwise issuable by the Company multiplied by the volume-weighted average price of the Company’s common stock as quoted on Nasdaq for the 30-trading day period ending two business days prior to the date on which the applicable Deferred Sunder Consideration Shares are otherwise issuable (“Cash in Lieu Amount”). If the Company elects to pay the Cash in Lieu Amount, 50% of the Cash in Lieu Amount will be paid on the three-month anniversary of the date on which the applicable Deferred Sunder Consideration Shares are otherwise issuable, with the remaining 50% of the Cash in Lieu Amount payable on the 6 month anniversary of the date on which the applicable Deferred Sunder Consideration Shares are otherwise issuable. The shares of the Company’s common stock issued and expected to be issued were valued at aggregate of $17.1 million at the date of acquisition. The common stock issued at the Sunder Closing was valued at $5.7 million and accounted for within Additional paid-in-capital on the Company’s consolidated balance sheet. The Deferred Sunder Consideration Shares payable is presented as noted below on the Company’s consolidated balance sheet as of December 28, 2025. The fair value of the Sunder deferred consideration was subsequently adjusted downward to $10.8 million from the Sunder Closing to December 28, 2025. The Company concluded that since the sellers joined the Company and represent members of management, they have a level of influence that is not insignificant, they are related parties of the Company, and therefore the Deferred Consideration and Seller Note are a related party obligations.

The consideration is summarized as follows (in thousands):

Consideration
Cash	$20,689
Seller note	20,000
Fair value of 3,333,334 shares of the Company’s common stock (classified within Additional paid-in-capital)	5,700
Deferred Sunder Consideration Shares (fair value of 6,666,666 shares of the Company’s common stock):
Classified within Deferred consideration, current with related party	5,700
Classified within Deferred consideration, noncurrent with related party	5,700
Fair value of total consideration	$57,789

The Company financed a portion of the transaction through the issuance of $22.0 million of 7.0% senior unsecured convertible notes (the “September 2025 Notes”) and a $20.0 million Seller Note. Refer to Note 10 – Borrowings and Derivative Liabilities for details regarding these obligations.

Sunder is a solar sales company. The Company acquired Sunder as a strategic acquisition to expand its overall market share and its penetration into more U.S. states. The financial results of Sunder have been included in the Company’s consolidated financial statements since its date of acquisition.

The provisional fair values of assets acquired and liabilities assumed were based upon a preliminary valuation, and the Company’s estimates and assumptions have been revised during the measurement period to refine the fair values of the assets acquired and liabilities assumed based upon the facts and circumstances existing at the date of acquisition which resulted in the measurement period adjustments noted below. The purchase price accounting remains open for the components of working capital, identification and valuation of intangibles and allocation of goodwill. The Company has elected the practical expedient within ASC 805-20-30-27 through 805-20-30-30 to recognize and measure contract liabilities in accordance with ASC 606 – Revenue from Contracts with Customers (“ASC 606”) as if it had originated the acquired contract. Thus, the amount of any contract liabilities immediately prior to the acquisition will be the comparable amounts recognized in the determination of assets acquired and liabilities assumed by the Company.

The following table summarizes the provisional fair value of identifiable assets acquired and liabilities assumed (in thousands):

	Provisional fair values as of September 24, 2025	Measurement period adjustments in fiscal 2025	Provisional fair values as of December 28, 2025
Net assets acquired:
Accounts receivable	$257	$540	$797
Prepaid expenses and other current assets	387	2,652	3,039
Property and equipment	241	—	241
Operating lease right-of-use assets	313	—	313
Other noncurrent assets	552	(417)	135
Intangibles	25,922	11,578	37,500
Contract liabilities	(11,073)	(600)	(11,673)
Accounts payable	(184)	(19)	(203)
Accrued expenses and other current liabilities	(1,322)	(2,528)	(3,850)
Operating lease liabilities	(215)	(117)	(332)
Fair value of net assets acquired	14,878	11,089	25,967
Consideration transferred	57,789	—	57,789
Goodwill recognized	$42,911	$(11,089)	$31,822

As of the date of acquisition, the intangible assets acquired and estimated useful lives were as follows:

	Estimated useful life	Provisional fair values as of September 24, 2025	Measurement period adjustments in fiscal 2025	Provisional fair values as of December 28, 2025
Customer relationships	10 years	$9,279	$21,321	$30,600
Trademark - Sunder	10 years	2,427	3,673	6,100
Developed technology - Sunder	2 years	14,216	(13,416)	800
Total		$25,922	$11,578	$37,500

The fair value of customer relationships was estimated using the excess earnings method, which measures the cash flows attributable to existing customers after deducting all supporting expenses and contributory asset charges. The assumptions used included revenue included all business enterprise valuation sales, reduced by a 5% attrition rate based on historical customer turnover, with operating expenses estimated as a percentage of sales and no sales-and-marketing adjustment since such efforts do not directly support existing customers. Contributory asset charges were applied for the use of working capital, fixed assets, workforce, trademarks, and internal-use software, and cash flows were projected over the period in which customer relationships were expected to produce meaningful benefit, with the economic life extending until those cash flows became minimal.

The fair value of the trademark was estimated using the relief-from-royalty method. This approach measures the value of the asset based on the hypothetical royalties the Company would avoid paying if it had to license the trademark from a third party. The assumptions used to value the trademark included projected sales based upon the business enterprise valuation considered attributable to the trademark, a royalty rate of 1.0% supported by a profit-split analysis and benchmarking against comparable licensing arrangements in the solar and broader energy industries and a useful economic life of 10 years consistent with management’s expectations for continued use and the anticipated longevity of the brand’s market relevance.

The fair value of Sunder’s developed technology was estimated using the cost approach, which measures value based on the cost to reproduce or replace the existing software in its current state. The analysis considered the historical direct development costs, including Sunder’s ongoing investment of approximately since late 2023, representing labor, design, coding, and testing efforts required to build the technology. In addition to direct costs, the valuation incorporated opportunity costs, which reflect the portion of the software expected to be added, modified, or removed over time based on management’s estimates of ongoing development needs. Together, these inputs approximate the current replacement cost of the technology, adjusted for necessary updates and functional improvements.

Goodwill represents the excess of the preliminary estimated consideration transferred over the fair value of the net tangible and intangible assets acquired that is associated with the excess cash flows that the acquisition is expected to generate in the future. The goodwill is tax deductible.

Sunder contributed $14.4 million and $6.2 million in revenue and income before income taxes from continuing operations, respectively, for the period from the acquisition date to the fiscal year ended December 28, 2025.

Ambia Energy LLC Acquisition

On November 21, 2025, the Company entered into a Membership Interest Purchase Agreement (the “Ambia MIPA”) with Ambia and Ambia Holdings, Inc., a Delaware corporation and the sole member of Ambia (“Ambia Holdings”) to acquire Ambia (the “Ambia Acquisition”). Ambia was the sole operating entity within Ambia Holdings.

The Company, Ambia and Ambia Holdings completed the closing under the Ambia MIPA on November 21, 2025 (the “Ambia Closing”). At the Ambia Closing, the Company acquired all of the outstanding membership interests of Ambia from Ambia Holdings for: (a) 10,243,924 shares of common stock of the Company (the “Ambia Closing Consideration Shares”), issued at the Ambia Closing to Ambia Holdings; and (b) an agreement to issue an additional $9.375 million of shares of the Company’s common stock on each of the six-month anniversary of the Ambia Closing and the 12-month anniversary of the Ambia Closing (collectively such additional shares of common stock, the “Deferred Ambia Consideration Shares”). The issuance of the Deferred Ambia Consideration Shares is subject to approval by the Company’s stockholders following the Ambia Closing.

The actual number of Deferred Ambia Consideration Shares issuable by the Company on the six- and 12-month anniversaries of the Ambia Closing will be determined based on the 20-day trailing volume-weighted average price of the Company’s common stock after market close on the business day immediately prior to the issuance date of the applicable shares (the “VWAP Value”); provided that the VWAP Value for the calculation of the actual number of Deferred Ambia Consideration Shares issuable by the Company will not be more than $2.8102 per share or less than $1.4988 per share. Additionally, the number of Deferred Ambia Consideration Shares issuable by the Company is subject to adjustment pursuant to customary working capital and balance sheet adjustment terms and subject to offset for certain indemnifiable damages in accordance with the Ambia MIPA.

The fair value of the deferred consideration shares at the Ambia Closing was $16.9 million. The Company’s closing share price for its common stock of $1.61 on November 21, 2025 was used to fair value the shares issued at the Ambia Closing. The total consideration is summarized as follows (in thousands):

Consideration
Fair value of 10,243,924 shares of the Company’s common stock issued at Ambia Closing (classified within Additional paid-in capital)	$16,493
Deferred Ambia Consideration Shares (Classified within Deferred consideration, current)	16,879
Fair value of total consideration	$33,372

Ambia is a residential solar energy system installer and operates in various markets throughout the United States.

The provisional fair values of assets acquired and liabilities assumed were based upon the facts and circumstances existing at the date of acquisition. The purchase price accounting remains open for the valuation of the customer relationship and allocation of goodwill. The Company elected the practical expedient within ASC 805-20-30-27 through 805-20-30-30 to recognize and measure contract liabilities in accordance with ASC 606 as if it had originated the acquired contract. Thus, the amount of any contract liabilities immediately prior to the acquisition will be the comparable amounts recognized in the determination of assets acquired and liabilities assumed by the Company.

The provisional fair values of identifiable assets acquired and liabilities assumed are identified below (in thousands):

Provisional fair values as of December 28, 2025
Net assets acquired:
Cash and cash equivalents	$1,350
Accounts receivable	1,368
Contract assets - unbilled receivables	1,143
Prepaid expenses and other current assets	797
Property and equipment, net	2,230
Intangible assets	4,300
Operating lease right-of-use assets	2,563
Other noncurrent assets	182
Accounts payable	(2,806)
Accrued expenses and other current liabilities	(2,917)
Contract liabilities	(1,675)
Operating lease liabilities, noncurrent	(2,702)
Finance lease liabilities	(1,269)
Fair value of net assets acquired	2,564
Fair value of common stock issued (classified within Additional paid-in-capital)	16,493
Fair value of Deferred Ambia Consideration Shares (Accrued expenses and other current liabilities)	16,879
Consideration transferred	33,372
Goodwill recognized	$30,808

As of the date of acquisition, the intangible assets acquired and estimated useful lives were as follows:

	Estimated useful life	Provisional Fair values as of December 28, 2025
Customer relationships (Backlog)	1 year (1)	$3,400
Trademarks - Ambia	1 year	900
Total		$4,300

(1) Useful life is based upon customer consumption, expected to occur within one year.

Trademarks were derived using the relief from royalty method based upon the following key assumptions; (i) all sales based upon the business enterprise value; (ii) a royalty rate of 1% based upon profit split analysis and comparable licensing royalty agreements and (iii) an economic life of the Ambia name through the end of 2026, the Ambia name will only be used in certain small markets and that all sales, marketing and branding will be done under the SunPower brand name in relatively short order.

Customer relationships (backlog) was derived using the excess earnings method based upon the following key assumptions: (i) backlog meets the appropriate contractual criteria; (ii) sales were based upon the backlog of sales; (iii) expenses were based upon a percentage of sales with an adjustments for sales and marketing expenses, upon which management estimates that 100% of Ambia’s sales and marketing expenses are directed at acquiring new customers and is not required to support the backlog; (iv) charges were taken for the use of working capital, fixed assets, workforce and trademarks; (v) the economic life of the backlog is to the end of fiscal 2026 based upon management’s estimate of average deal length.

Goodwill represents the excess of the preliminary estimated consideration transferred over the fair value of the net tangible and intangible assets acquired that is associated with the excess cash flows that the acquisition is expected to generate in the future. The goodwill is tax deductible.

Ambia contributed $7.0 million and $2.8 million in revenue and loss before income taxes from continuing operations, respectively, for the period from the acquisition date to the fiscal year ended December 28, 2025.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information represents the consolidated financial statements of the Company for the periods presented, as if the SunPower Businesses acquisition occurred on January 1, 2023 and the Sunder and Ambia acquisitions occurred on December 30, 2024.

The unaudited pro forma combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the acquisitions. The pro forma results do not necessarily reflect the actual results of operations of the combined business (in thousands):

	Unaudited
	Fiscal Year Ended
	December 28,	December 29,
	2025	2024

Pro forma revenue	$429,689	$480,427
Pro forma net loss from continuing operations	(59,168)	(312,801)

(4) Revenue Recognition and Contract Balances

Disaggregated revenue

All revenue is generated in the U.S. Revenue is disaggregated as follows (in thousands):

	Fiscal Year Ended
	December 28,	December 29,
	2025	2024
Residential Solar Installation
Revenue recognized over time	$160,987	$67,460
Total Residential Solar Installation	160,987	67,460
New Homes Business
Revenue recognized over time	46,686	32,205
Revenue recognized at a point in time	77,909	9,077
Total New Homes Business	124,595	41,282
Dealer
Revenue recognized at a point in time	14,418	—
Total Dealer	14,418	—
Total revenue	$300,000	$108,742

Total revenue recognized over time	$207,673	$99,665
Total revenue recognized at a point in time	92,327	9,077

Contract balances

Accounts receivable, contract assets and contract liabilities from contracts with customers are as follows (in thousands):

	As of
	December 28,	December 29,
	2025	2024
Trade accounts receivable, net	$67,824	$25,842
Contract assets:
Contract assets, current	$14,122	$26,066
Total contract assets	$14,122	$26,066
Contract liabilities:
Contract liabilities, current	$20,336	$10,003
Contract liabilities, noncurrent	794	918
Total contract liabilities	$21,130	$10,921

The Company receives payments from customers based upon contractual payment terms. Accounts receivable are recorded in an amount that reflects the consideration that is expected to be received in exchange for those goods or services when the right to consideration becomes unconditional.

The increase in contract liabilities is primarily attributed to the acquisition of Sunder in fiscal year 2025.

Changes in the balances of contract assets in the fiscal years ended December 28, 2025 and December 29, 2024 were as follows (in thousands):

	Fiscal Year Ended
Contract assets	December 28,	December 29,
	2025	2024
Contract assets, beginning of period	$26,066	$—
Contract assets recognized	12,979	21,451
Reclassifications to accounts receivable	(26,066)	—
Increase due to contract assets acquired in business combination	1,143	4,615
Contract assets, end of period	$14,122	$26,066

Changes in the balances of contract liabilities in the fiscal years ended December 28, 2025 and December 29, 2024 were as follows (in thousands):

	Fiscal Year Ended
Contract liabilities	December 28,	December 29,
	2025	2024
Contract liabilities, beginning of period	$10,921	$3,478
Increases due to billings or cash received in advance	6,750	2,642
Revenue recognized from beginning balance of contract liabilities	(9,889)	(2,560)
Increase due to contract liabilities assumed in a business combination	13,348	7,361
Contract liabilities, end of period	$21,130	$10,921

Substantially all of the revenue recognized from the beginning balance of contract liabilities was recognized in the current year.

(5) Fair Value Measurements

The following tables set forth the Company’s financial assets and liabilities that are measured at fair value, on a recurring basis (in thousands):

	As of December 28, 2025
	Level 1	Level 2	Level 3	Total
Financial Assets
Restricted cash	$3,841	$—	$—	$3,841
Total	$3,841	$—	$—	$3,841
Financial Liabilities
July 2024 Notes derivative liability (1)	$—	$—	$19,604	$19,604
July 2024 Notes derivative liability – related parties (1)	—	—	12,615	12,615
September 2024 Notes derivative liability (1)	—	—	37,930	37,930
September 2024 Notes derivative liability – related parties (1)	—	—	5,870	5,870
July 2025 Note derivative liability– related party (1)	—	—	3,246	3,246
September 2025 Notes derivative liability (1)	—	—	14,756	14,756
November 2025 Note derivative liability – related party (1)	—	—	1,488	1,488
Forward purchase agreement liabilities	—	—	3,965	3,965
SAFE Agreement with related party	—	—	535	535
Private placement warrants	—	—	1,692	1,692
Working capital warrants	—	—	194	194
Public warrants	2,475	—	—	2,475
Deferred Sunder Consideration Shares	10,840	—	—	10,840
Deferred Ambia Consideration Shares	—	—	16,879	16,879
Total	$13,315	$—	$118,774	$132,089

	As of December 29, 2024
	Level 1	Level 2	Level 3	Total
Financial Assets
Restricted cash	$3,841	$—	$—	$3,841
Total	$3,841	$—	$—	$3,841
Financial Liabilities
July 2024 Notes derivative liability (1)	$—	$—	$13,563	$13,563
July 2024 Notes derivative liability – related parties (1)	—	—	21,127	21,127
September 2024 Notes derivative liability (1)	—	—	55,474	55,474
September 2024 Notes derivative liability – related parties (1)	—	—	6,958	6,958
Forward purchase agreement liabilities (2)	—	—	3,494	3,494
SAFE Agreement with related party	—	—	384	384
Private placement warrants	—	—	627	627
Working capital warrants	—	—	72	72
Public warrants	862	—	—	862
Total	$862	$—	$101,699	$102,561

(1)	The derivative liabilities are associated with the Company’s outstanding senior unsecured convertible notes with stated interest rates of 7.0% (the “September 2024 Notes” and “September 2025 Notes”) and 12.0% (the “July 2024 Notes”, “July 2025 Note”, and “November 2025 Note”) all of which are defined in Note 10 – Borrowings and Derivative Liabilities.

(2)	Includes $1.3 million due to related parties as of and December 29, 2024.

The reconciliation of liabilities by class and categorized within Level 3 under the fair value hierarchy is as follows for the fiscal years ended December 28, 2025 and December 29, 2024 (in thousands):

	Fiscal Year Ended December 28, 2025
	Derivative liabilities	Forward Purchase Agreements	SAFE Agreements	Warrant liabilities	Deferred Ambia Consideration Shares	Total
Balance as of December 29, 2024	$97,122	$3,494	$384	$699	$—	$101,699
Additions	20,808	—	—	—	16,879	37,687
Conversions	(10,931)	—	—	—	—	(10,931)
Net (gain)/loss recognized within Other non-operating income, net in the consolidated statement of operations	(11,490)	471	151	1,187	—	(9,681)
Balance as of December 28, 2025	$95,509	$3,965	$535	$1,886	$16,879	$118,774

	Fiscal Year Ended December 29, 2024
	Derivative liabilities	Forward Purchase Agreements	SAFE Agreements	Warrant liabilities	Total
Balance as of December 31, 2023	$—	$3,831	$—	$10,960	$14,791
Additions	131,108	—	6,000	—	137,108
Conversions	—	—	(6,250)	(7,306)	(13,556)
Net (gain)/loss recognized within Other non-operating income, net in the consolidated statement of operations	(33,986)	(337)	634	(2,955)	(36,644)
Balance as of December 29, 2024	$97,122	$3,494	$384	$699	$101,699

Subsequent to issuance, changes in the fair value of derivative liabilities, FPAs, SAFEs and liability classified warrants, are recorded within Other non-operating income, net on the Company’s consolidated statements of operations and comprehensive loss. Refer to Note 11 – Other Non-Operating Income, Net for details.

Derivative liabilities

The Company recognized derivative liabilities arising from the conversion features of its senior unsecured convertible notes issued in the years ended December 28, 2025 and December 29, 2024 (refer to Note 10 – Borrowings and Derivative Liabilities). Derivative liabilities are measured at fair value in accordance with ASC 820, Fair Value Measurement. The fair value of each respective derivative liability is measured using a Monte Carlo simulation that incorporates a binomial lattice model. Significant inputs to the binomial lattice model include the terms of the senior unsecured convertible notes (including the interest rate, conversion rate and conversion price), the underlying price of the Company’s common stock, risk-free rate and volatility. Certain of these inputs are unobservable. Thus, these derivative liabilities are classified within Level 3 of the fair value hierarchy. The binomial lattice model produces an estimated fair value based on changes in the price of the underlying shares of the Company’s common stock over successive periods of time. As a result of these interrelationships and inherent unobservable assumptions, the fair value of a derivative liability is subject to significant measurement uncertainty, and alternative reasonable assumptions could have produced materially different results as of December 28, 2025 and December 29, 2024.

The assumptions used to value the derivative liabilities as of December 28, 2025 were as follows:

	12.0% Senior Unsecured Convertible Notes			7.0% Senior Unsecured Convertible Notes
	July 2024 Notes	July 2025 Note	November 2025 Note	September 2024 Notes	September 2025 Notes
Coupon rate	12.0%	12.0%	12.0%	7.0%	7.0%
Conversion rate	595.24	558.66	626.96	467.84	467.84
Conversion price	$1.68	$1.79	$1.60	$2.14	$2.14
Common stock price	$1.62	$1.62	$1.62	$1.62	$1.62
Risk-free interest rate	3.6%	3.6%	3.6%	3.58%	3.58%
Volatility	82.2%	83.2%	81.3%	85.6%	85.6%
Dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%

The assumptions used to value the derivative liabilities as of December 29, 2024 were as follows:

	Senior Unsecured Convertible Notes
	12.0% Notes	7.0% Notes
	July 2024 Notes	September 2024 Notes
Coupon rate	12.0%	7.0%
Conversion rate	595.24	467.84
Conversion price	$1.68	$2.14
Common stock price	$1.81	$1.81
Risk-free interest rate	4.43%	4.43%
Volatility	62.0%	66.6%
Dividend yield	0.00%	0.00%

Forward purchase agreement liabilities

FPAs are measured at fair value on a recurring basis using a Monte Carlo simulation analysis based upon the following inputs:

	As of
	December 28,	December 29,
	2025	2024
VWAP stock price	$1.66	$1.78
Simulation period	0.55 years	0.55 years
Risk-free rate	3.57%	4.28%
Volatility	77.3%	117.0%

The volume-weighted average price (“VWAP”) reflects management’s judgment regarding expected future trading activity and price behavior as an active forward market does not exist for the Company’s common stock. Reasonably possible alternative VWAP outcomes at the reporting date could have resulted in a materially different fair value. The risk-free rate is derived from the applicable tenor of the U.S. Treasury yield curve. Changes in the risk-free rate would alter the present value of the simulated settlement amounts and could significantly impact the fair value estimate. The expected volatility is determined based on the historical equity volatility of comparable companies over a period that matches the simulation period. Because expected volatility drives the dispersion of simulated price paths, reasonably higher or lower volatility assumptions could materially increase or decrease the estimated fair value. These inputs are interrelated, and changes in one may affect the others. As a result of these interrelationships and inherent unobservable assumptions, the fair value of FPAs is subject to significant measurement uncertainty, and alternative reasonable assumptions could have produced materially different results as of December 28, 2025 and December 29, 2024. Thus, FPAs are classified within Level 3 of the fair value hierarchy.

Private placement and working capital warrants

The Company valued the private placement and working capital warrants, based on a binomial lattice model, which included the following inputs:

	As of
	December 28,	December 29,
	2025	2024
Expected term	2.56 years	3.56 years
Stock price	$1.62	$1.81
Exercise price	$11.50	$11.50
Expected volatility	179.0%	68.1%
Risk-free rate	3.50%	4.39%
Expected dividend yield	0.00%	0.00%

The expected term is the time period to the expiration date of the warrants. The risk-free rate is interpolated from the U.S. Constant Maturity Treasury curve for a term matching the corresponding remaining life. Volatility was calibrated based on the public warrants closing price as of the valuation date. As the private and working capital warrants have terms nearly identical to the publicly traded warrants, the volatility was calibrated until the model price equaled the public warrants closing price. These inherent unobservable assumptions are subject to significant measurement uncertainty, and alternative reasonable assumptions could have produced materially different results as of December 28, 2025 and December 29, 2024. Thus, the private placement and working capital warrant liabilities are classified within Level 3 of the fair value hierarchy.

Public warrants

The public warrants are measured at fair value on a recurring basis. The public warrants were valued based on the closing price of the publicly traded instrument and therefore are considered a Level 1 instrument in the fair value hierarchy.

SAFE agreement with related party

The Company measured the fair value of its SAFE using a valuation technique that incorporates significant unobservable inputs and is therefore classified within Level 3 of the fair value hierarchy. The fair value of the SAFE is subject to estimation uncertainty because it depends on management’s judgments about future events that are not directly observable in active markets. Management assigned a 50% probability that the SAFE will convert into shares of the Company’s stock in connection with a qualifying financing or other specified event. If the SAFE does not convert, management expects cash repayment in fiscal 2026 or fiscal 2027, with a 50% probability assigned to each repayment year.

The SAFE valuation also considers assumptions such as discount rates implied by the Company’s convertible notes as of the valuation date, the timing and likelihood of financing or liquidity events, and, for the conversion path, the expected equity valuation and any applicable conversion economics (e.g., discounts or valuation caps). Settlement of the SAFE is contingent on future financing or liquidity events and the Company’s funding plans. Accordingly, the measurement requires judgment about the likelihood and timing of conversion versus repayment and, where relevant, assumptions about the Company’s equity value at conversion. Because these factors are not directly observable, reasonably possible alternative assumptions at the reporting date could produce a materially different fair value. Increasing the probability of conversion would generally increase the fair value if the conversion terms imply a beneficial outcome to the holder relative to repayment; decreasing that probability would place more weight on the repayment scenarios and could increase or decrease the fair value depending on the applicable discount rate and timing of cash flows. Within the non-conversion path, shifting probability weight toward repayment in fiscal year 2026 would generally increase fair value (lower discounting), while shifting weight toward fiscal 2027 would generally decrease fair value (greater discounting), holding other inputs constant. A higher discount rate would decrease the present value of expected cash flows (and thus fair value), while a lower rate would increase fair value. Higher expected equity values or more favorable conversion economics would increase the fair value under the conversion path; lower expected equity values or less favorable terms would decrease it. These inputs are interrelated and unobservable. Because the valuation depends on significant unobservable inputs—including a 50% probability of conversion to equity and an even allocation between fiscal years 2026 and 2027 of repayment if conversion does not occur—there is significant measurement uncertainty, and alternative reasonable assumptions at the reporting date could have resulted in a materially different fair value of the SAFE liability as of December 28, 2025 and December 29, 2024. Thus, the SAFE liability is classified within Level 3 of the fair value hierarchy.

Financial liabilities not measured at fair value

The Company’s senior unsecured convertible notes were fair valued using a binomial lattice model, which includes Level 3, unobservable inputs. The key inputs used are consistent with those used to fair value the derivative liabilities as discussed under Derivative Liabilities above. The following table sets forth the Company’s financial liabilities that were not measured at fair value and are considered a Level 3 instrument in the fair value hierarchy (in thousands):

	As of December 28, 2025
	Principal amount (1)	Unamortized debt discount and debt issuance costs	Net carrying amount excluding capitalized interest (1)	Fair value
12.0% senior unsecured convertible notes
July 2024 Notes	$27,973	$(5,832)	$22,141	$33,165
July 2024 Notes – related parties	18,000	(10,369)	7,631	21,204
Subtotal July 2024 Notes	45,973	(16,201)	29,772	54,369
July 2025 Note – related party	5,000	(3,557)	1,443	5,641
November 2025 Note – related party	2,000	(1,509)	491	2,360

7.0% senior unsecured convertible notes
September 2024 Notes	56,543	(42,211)	14,332	59,425
September 2024 Notes – related parties	8,750	(6,404)	2,346	8,880
Subtotal September 2024 Notes	65,293	(48,615)	16,678	68,305
September 2025 Notes	22,000	(18,646)	3,354	24,227
Total	$140,266	$(88,528)	$51,738	$154,902

	As of December 29, 2024
	Principal amount (1)	Unamortized debt discount and debt issuance costs	Net carrying amount excluding capitalized interest (1)	Fair value
12.0% senior unsecured convertible notes
July 2024 Notes	$17,973	$(6,205)	$11,768	$21,390
July 2024 Notes – related parties	28,000	(10,785)	17,215	33,323
Subtotal July 2024 Notes	45,973	(16,990)	28,983	54,713

7.0% senior unsecured convertible notes
September 2024 Notes	71,800	(66,164)	5,636	77,245
September 2024 Notes – related parties	8,000	(7,524)	476	8,583
Subtotal September 2024 Notes	79,800	(73,688)	6,112	85,828
Total	$125,773	$(90,678)	$35,095	$140,541

(1)	Excludes capitalized interest (coupon interest, default interest and failure to file interest) of $10.8 million and $13.6 million as of December 28, 2025 and December 29, 2024, respectively, included in the July 2024 Notes.

(6) Supplemental Balance Sheet Information

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	As of
	December 28,	December 29,
	2025	2024
Costs to obtain contracts and costs to fulfill contracts (1)	$7,361	$3,759
Other	9,552	4,447
Total prepaid expenses and other current assets	$16,913	$8,206

(1)	Costs to obtain contracts and costs to fulfill contracts with customers are recognized within sales commissions and cost of revenues, respectively, when the related revenue is recognized.

Property and Equipment, Net

Property and equipment, net consist of the following (in thousands):

	As of
	December 28,	December 29,
	2025	2024
Internal-use software	$308	$420
Equipment	145	73
Furniture and equipment	1,112	724
Vehicles	6,824	5,174
Leasehold improvements	378	18
Total property and equipment	8,767	6,409
Less: accumulated depreciation and amortization	(3,877)	(916)
Total property and equipment, net	$4,890	$5,493

Depreciation and amortization expense totaled $3.0 million and $2.0 million for the fiscal years ended December 28, 2025 and December 29, 2024, respectively. Finance leases are included within vehicles and account for $1.7 million and $3.9 million of the total balance as of the fiscal years ended December 28, 2025, and December 29, 2024, respectively.

In the fiscal year ended December 29, 2024, the Company capitalized $1.2 million, of internal-use software development costs.

The Company recognized a total of $3.8 million on impairment and loss on disposal of property and equipment for the fiscal year ended December 29, 2024 consisting primarily of $3.4 million relating to its proprietary HelioTrackTM software system. The Company impaired the value of its HelioTrackTM software as this software has no future use following the completion of the migration to software acquired in the SunPower Acquisition.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	As of
	December 28,	December 29,
	2025	2024
Accrued compensation and benefits	$7,202	$6,619
Income taxes payable	278	—
Professional fees	70	8,028
Accrued legal settlements	9,500	7,700
Accrued rebates and credits	7,564	7,641
Deferred financing fees	4,868	4,674
Investor financing deposit with related party (1)	2,000	—
Accrued interest (2)	6,301	4,523
Other (3)	19,194	16,896
Total accrued expenses and other current liabilities	$56,977	$56,081

(1)	The Company received a deposit of $2.0 million from the Rodgers Massey Revocable Living Trust (“Rodgers Revocable Trust”), a related party, in fiscal 2025. In January 2026, these proceeds along with an additional $1.3 million received in January 2026 was converted to a 12.0% convertible promissory note. Refer to Note 20 – Subsequent Events – 12.0% Convertible Promissory Note for further details.
(2)	Includes accrued interest due to related parties of $2.6 million and $2.5 million as of December 28, 2025 and December 29, 2024, respectively.
(3)	No individual items exceed 5% of total current liabilities.

(7) Intangible Assets, Net and Goodwill

Goodwill

On September 30, 2024, the Company completed the acquisition of the SunPower Businesses. As of December 29, 2024, the Company had assigned provisional goodwill of $18.3 million to the Residential Solar Installation reportable segment and $0.2 million to the New Homes Businesses reportable segment. Upon finalization of the fair values in fiscal 2025 related to the SunPower Businesses, the Company concluded that the purchase price did not include any excess purchase price over the fair value of net assets acquired related to the SunPower Businesses acquired.

On September 24, 2025, the Company completed the acquisition of Sunder and assigned provisional goodwill of $31.8 million from this acquisition to the Dealer reportable segment. On November 21, 2025, the Company completed the acquisition of Ambia and assigned provisional goodwill of $30.8 million from this acquisition to the Residential Solar Installation reportable segment.

Goodwill as of and for the fiscal years ended December 28, 2025 and December 29, 2024 is as follows (in thousands):

	Residential Solar Installation	New Homes	Dealer	Total
Balance as of December 31, 2023	$—	$—	$—	$—
Goodwill acquired in business combinations	18,276	200	—	18,476
Impairment losses	—	—	—	—
Balance as of December 29, 2024
Goodwill	18,276	200	—	18,476
Accumulated impairment losses	—	—	—	—
Total	18,276	200	—	18,476
Measurement period adjustments	(18,276)	(200)	—	(18,476)
Goodwill acquired in business combinations	30,808	—	31,822	62,630
Impairment losses	—	—	—	—
Balance as of December 28, 2025
Goodwill	30,808	—	31,822	62,630
Accumulated impairment losses	—	—	—	—
Total	$30,808	$—	$31,822	$62,630

(1)	Subsequent to December 29, 2024, the Company recognized a measurement period adjustment attributable to the net assets of the SunPower Businesses acquired resulting in a measurement period adjustment that eliminated the goodwill provisionally recorded in fiscal 2024. The acquisitions of Sunder and Ambia account for the balance in goodwill as of December 28, 2025 as described above.

The Company performed a qualitative assessment of goodwill and determined that at the acquisition date and the date at which the Company performed an impairment analysis, there were no relevant events or circumstances that would result in the fair value of a reportable unit being less than its carrying amount.

Intangible Assets, Net

The following tables present intangible assets with finite useful lives as of December 28, 2025 and December 29, 2024 (in thousands):

As of December 28, 2025	Gross Carrying Amount(1)	Accumulated Amortization	Net Book Value
Customer related intangibles	$34,000	$(3,198)	$30,802
Trademarks	18,394	(1,707)	16,687
Developed technology	5,300	(1,975)	3,325
Total	$57,694	$(6,880)	$50,814

As of December 29, 2024	Gross Carrying Amount(1)	Accumulated Amortization	Net Book Value
Trademarks	$13,600	$(340)	$13,260
Developed technology	4,500	(375)	4,125
Total	$18,100	$(715)	$17,385

(1)	The gross carrying amounts as of December 28, 2025 reflect the final allocation of the purchase consideration in connection with the SunPower Businesses. The gross carrying amounts as of December 29, 2024 were provisional amounts. As a result of the measurement period adjustment to the intangible assets of the SunPower Businesses, amortization expense was $1.4 million lower in the fiscal year ended December 28, 2025.

Aggregate amortization expense for intangible assets was $6.2 million and $0.7 million for the fiscal years ended December 28, 2025, and December 29, 2024, respectively. Amortization expense for developed technology is classified in cost of revenues and all other amortization expense is classified in general and administrative expenses on the Company’s consolidated statements of operations and comprehensive loss.

The following tables present the weighted average remaining life of these intangible assets as of December 28, 2025 and December 29, 2024 (in years).

	As of
	December 28,	December 29,
	2025	2024
Customer relationships	18.4	—
Trademarks	7.5	7.8
Developed technology	3.0	3.0

The estimated remaining amortization expense of intangible assets with finite useful lives is as follows (in thousands):

Fiscal Year	Estimated Amortization Expense
2026	$8,501
2027	6,234
2028	4,809
2029	4,809
2030	4,809
Thereafter	21,652
Total	$50,814

(8) Forward Purchase Agreements

On and around July 13, 2023, FACT (now SunPower, formerly Complete Solaria, Inc. following the closing of the Business Combination) entered into separate Forward Purchase Agreements (“FPAs”) with (i) Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP, and Meteora Select Trading Opportunities Master, LP (collectively, “Meteora”), (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia,” and together with Meteora and Polar, the “FPA Investors”). Under the FPAs, the Company agreed to purchase, subject to certain terms and limitations, up to 5,618,488 shares of common stock held by the FPA Investors on a date 24 months after execution of the FPAs (the “Maturity Date”). The FPA Investors agreed not to redeem their Class A ordinary shares in connection with the Business Combination, and the FPAs originally provided the FPA Investors with a minimum sale price of $5.00 per share at maturity.

On December 18, 2023, the Company entered into amendments with each FPA Investor reducing the reset floor price from $5.00 to $3.00 and permitting the Company to raise up to $10.0 million of equity from existing stockholders without triggering anti-dilution protections, subject to specified per-share pricing requirements for insider investments. On May 7 and 8, 2024, the Company executed additional amendments with Sandia and Polar reducing the reset price to $1.00 per share and modifying the volume-weighted average price (“VWAP”) trigger event to occur if, after December 31, 2024, the Company’s VWAP is below $1.00 for 20 out of 30 consecutive trading days. On June 14, 2024, the Company and Sandia executed an additional amendment confirming a $1.00 reset price and the revised VWAP trigger and providing that Sandia will automatically receive any more favorable terms provided to Polar or Meteora, including with respect to the shares sold upon execution of its FPA. On July 17, 2024, the Company and Polar executed an amendment applying the “Most Favored Nation” provision of the Polar FPA to all of its shares covered by that agreement.

Between July 15 and August 1, 2025, the Company entered into further amendments with Meteora, Sandia, and Polar that extended the valuation date applicable to the FPAs to the earliest of (i) July 17, 2026, (ii) a date specified by Meteora or Sandia, as applicable, or (iii) 90 days after Company notice if the Company’s VWAP is below the applicable reset price for 20 out of 30 consecutive trading days occurring at least six months after the closing of the Business Combination, provided that a registration statement is effective throughout both the measurement and notice periods. These amendments also revised the settlement provisions to clarify that the Settlement Amount is used solely as a calculation mechanism to determine any liability owed by the Company to an FPA Investor. If the Settlement Amount Adjustment exceeds the Settlement Amount, the excess will be paid to the FPA Investor in cash or shares, at the Company’s election, and the FPA Investors are not required to remit the Settlement Amount or return any prepayment to the Company.

If the FPA Investors continue to hold some or all of the FPA shares on the Maturity Date and the trading price of the Company’s common stock is below the applicable FPA sale price, the Company expects the FPA Investors to exercise their repurchase rights.

In connection with these FPAs, the Company has recorded a liability on its consolidated balance sheets of $4.0 million and $3.5 million as of December 28, 2025 and December 29, 2024, respectively. The Company concluded that $1.3 million of the liability as of December 29, 2024 was with a related party.

(9) SAFE Agreements

First SAFE

On January 31, 2024, the Company entered into a SAFE (the “First SAFE”) with the Rodgers Massey Freedom and Free Markets Charitable Trust (the “Purchaser”), a related party, affiliated with Thurman J. Rodgers, the Company’s Chief Executive Officer and a Director, in connection with the Purchaser investing $1.5 million in the Company. The First SAFE did not accrue interest. The First SAFE was initially convertible into shares of the Company’s common stock, par value $0.0001 per share, upon the closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company would have issued and sold shares of its common stock at a fixed valuation (an “Equity Financing”), at a per share conversion price which was equal to the lower of (i) (a) $53.54 million divided by (b) the Company’s capitalization immediately prior to such Equity Financing (such conversion price, the “SAFE Price”), and (ii) 80% of the price per share of its common stock sold in the Equity Financing. If the Company consummated a change of control prior to the termination of the First SAFE, the Purchaser would have been automatically entitled to receive a portion of the proceeds of such liquidity event equal to the greater of (i) $1.5 million and (ii) the amount payable on the number of shares of common stock equal to (a) $1.5 million divided by (b)(1) $53.54 million divided by (2) the Company’s capitalization immediately prior to such liquidity event (the “Liquidity Price”), subject to certain adjustments as set forth in the First SAFE. The First SAFE was convertible into a maximum of 1,431,297 shares of the Company’s common stock, assuming a per share conversion price of $1.05, which is the product of (i) $1.31, the closing price per share of the Company’s common stock on January 31, 2024, multiplied by (ii) 80%.

On April 21, 2024, the Company entered into an amendment (“First SAFE Amendment”) that converted the First SAFE investment of $1.5 million into 4.2 million shares of the Company’s common stock based on a conversion price of $0.36 per share, defined in the First SAFE Amendment as the product of (i) $0.45, the closing price of the Company’s common stock on April 19, 2024, multiplied by (ii) 80%. Upon conversion to shares of the Company’s common stock, the Company recognized $1.9 million of Additional paid-in capital, and a loss on conversion of the First SAFE of $0.4 million within Other non-operating income, net in its consolidated statement of operations for the fiscal year ended December 29, 2024.

Second SAFE

On February 15, 2024, the Company entered into a second SAFE (the “Second SAFE”) with the Purchaser, in connection with the Purchaser investing $3.5 million in the Company. The Second SAFE did not accrue interest. The Second SAFE was initially convertible into shares of the Company’s common stock upon the initial closing of an Equity Financing at a per share conversion price which was equal to the lower of (i) the Second SAFE Price, and (ii) 80% of the price per share of the Company’s common stock sold in the Equity Financing. If the Company consummated a change of control prior to the termination of the Second SAFE, the Purchaser would have been automatically entitled to receive an amount equal to the greater of (i) $3.5 million and (ii) the amount payable on the number of shares of the Company’s common stock equal to $3.5 million divided by the Liquidity Price, subject to certain adjustments as set forth in the Second SAFE. The Second SAFE was convertible into a maximum of 3,707,627 shares of the Company’s common stock, assuming a per share conversion price of $0.94, which is the product of (i) $1.18, the closing per share price of its common stock on February 15, 2024, and (ii) 80%.

On April 21, 2024, the Company entered into an amendment (“Second SAFE Amendment”) that converted the Second SAFE investment of $3.5 million into 9.7 million shares of the Company’s common stock based on a conversion price of $0.36 per share, defined in the Second SAFE Amendment as the product of (i) $0.45, the closing price of the Company’s common stock on April 19, 2024, multiplied by (ii) 80%. Upon conversion to shares of the Company’s common stock, the Company recognized $4.4 million of Additional paid-in capital, and a loss on conversion of the Second SAFE of $0.9 million within Other non-operating income, net in its consolidated statement of operations for the fiscal year ended December 29, 2024.

Third SAFE

On May 13, 2024, the Company entered into a third SAFE (the “Third SAFE”) with the Purchaser, in connection with the Purchaser investing $1.0 million in the Company. The Third SAFE is convertible into shares of the Company’s common stock upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells shares of its common stock in an Equity Financing, at a per share conversion price which is equal to 50% of the price per share of the Company’s common stock sold in the Equity Financing. If the Company consummates a change of control prior to the termination of the Third SAFE, the Purchaser will be automatically entitled to receive a portion of the proceeds of such liquidity event equal to $1.0 million, subject to certain adjustments as set forth in the Third SAFE. The Third SAFE is convertible into a maximum of 2,750,000 shares of the Company’s common stock, assuming a per share conversion price of $0.275, which is the product of (i) $0.55, the closing price of the Company’s common stock on May 13, 2024, multiplied by (ii) 50%. Given that the SAFE could be settled in cash or a variable number of shares, the Company has accounted for the instrument as a liability at its fair value.

The SAFE liability represents the estimated fair value of the Company’s obligation to issue equity in the future. The fair value of the Third SAFE approximated $0.5 million and $0.4 million as of December 28, 2025 and December 29, 2024, respectively. Refer to Note 5 – Fair Value Measurements for details.

(10) Borrowings and Derivative Liabilities

The Company’s borrowings and derivative liabilities consisted of the following (in thousands):

	As of
	December 28,	December 29,
	2025	2024
Short term:
Seller Note – related party	$20,000	$—
Loan with related party	1,500	1,500
Total short-term debt with related parties	$21,500	$1,500

Long-term:
12.0% senior unsecured convertible notes and related derivative liabilities
July 2024 Notes	$32,969	$17,965
July 2024 Notes – related parties	7,631	24,632
Subtotal July 2024 Notes	40,600	42,597
July 2025 Note – related party	1,443	—
November 2025 Note – related party	491	—

July 2024 Notes derivative liability	19,604	13,563
July 2024 Notes derivative liability – related party	12,615	21,127
Subtotal July 2024 Notes derivative liability	32,219	34,690
July 2025 Note derivative liability – related party	3,246	—
November 2025 Note derivative liability – related party	1,488	—
Total 12.0% senior unsecured convertible notes and derivative liabilities	79,487	77,287

7.0% senior unsecured convertible notes and derivative liabilities
September 2024 Notes	14,332	5,636
September 2024 Notes – related parties	2,346	476
Subtotal September 2024 Notes	16,678	6,112
September 2025 Notes	3,354	—

September 2024 Notes derivative liability	37,930	55,474
September 2024 Notes derivative liability – related parties	5,870	6,958
Subtotal September 2024 Notes derivative liability	43,800	62,432
September 2025 Notes derivative liability	14,756	—
Total 7.0% senior unsecured convertible notes and derivative liabilities	78,588	68,544
Total notes payable and derivative liabilities	158,075	145,831
Less current portion	(2,786)	—
Total senior unsecured convertible notes payable and derivative liabilities, net of current portion	$155,289	$145,831

Balance sheet classification
Current liabilities
Notes payable, current portion	$2,786	$—
Long-term liabilities
Notes payable and derivative liabilities, net of current portion	$120,159	$92,638
Notes payable and derivative liabilities with related parties	35,130	53,193
Total	$155,289	$145,831

12.0% Senior Unsecured Convertible Notes

In July 2024, the Company issued $46.0 million of senior unsecured convertible notes (“July 2024 Notes”) consisting of $28.0 million in cash proceeds and $18.0 million arising from an exchange of debt (“Debt Exchange”) as described below under Exchange Agreement. Cash proceeds of $28.0 million included $18.0 million from the Rodgers Revocable Trust, a related party. The $18.0 million exchange of debt included $10.0 million issued to Carlyle. Carlyle was deemed to be a related party in the fiscal year ended December 29, 2024. Carlyle was no longer deemed a related party to the Company during the fiscal year ended December 28, 2025. Refer to Note 2 – Summary of Significant Accounting Policies – Changes in Related Parties for details.

The July 2024 Notes bear interest at 12.0% per annum, and the principal is payable in full at maturity on July 1, 2029. The interest is payable in cash on January 1 and July 1 of each year, beginning on July 1, 2025. The interest rate increases by 3% in the event of default. The conversion rate of the July 2024 Notes is initially equal to 595.2381 shares of common stock per $1,000 of principal amount due under the July 2024 Notes. Holders of July 2024 Notes may convert at any time. The July 2024 Notes may be declared due and payable at the option of the holder upon an event of default and upon a qualifying change of control event. The conversion option was required to be bifurcated as a derivative liability, and the Company recorded a derivative liability of $28.7 million on the issuance date. Of this amount $17.5 million was recognized as a debt discount to the $28.0 million cash proceeds and $11.2 million associated with the Debt Exchange was recognized as an expense in the calculation of the Company’s “Gain on the Troubled Debt Restructuring” on the Company’s consolidated statement of operations and comprehensive loss in the year ended December 29, 2024.

In connection with the Debt Exchange, the Company issued the Cantor Warrant, as described in Note 14 – Common Stock and Common Stock Warrants, for shares of the Company’s common stock. At issuance, the Cantor Warrant had a fair value of $1.4 million, of which $0.9 million was recorded as a debt discount, and $0.5 million was included in the calculation of the Company’s “Gain on the Troubled Debt Restructuring” on the Company’s consolidated statement of operations and comprehensive loss in the year ended December 29, 2024, as discussed below in the Exchange Agreement.

The effective interest rate on the July 2024 Notes cash proceeds of $28.0 million approximates 45% as of December 28, 2025. Coupon interest, default interest and failure to file interest on the $18.0 million Debt Exchange were capitalized as part of the July 2024 Notes. Accordingly, the effective interest rate on the $18.0 million arising from the Debt Exchange is nil as of December 28, 2025.

There are no financial covenants. The July 2024 Notes are not in default. However, due to the delayed filing of its Form 10-K for the year ended December 29, 2024, the Company was required to accrue incremental interest of 0.5% beginning April 16, 2025 through April 30, 2025, the date upon which the Form 10-K was filed. The interest accrued was not material. Due to the Company’s delayed filing of its Form 10Q for the third quarter ended September 28, 2025 (“Q3 2025 Form 10Q”), the Company was required to accrue incremental interest of 0.5% beginning November 17, 2025, through December 19, 2025, the date upon which the Q3 2025 Form 10Q was filed. The interest accrued was not material.

The carrying amount of the July 2024 Notes was as follows (in thousands):

	As of
	December 28,	December 29,
	2025	2024
July 2024 Notes principal amount	$56,801	$59,587
Less Unamortized debt discount	(16,201)	(16,990)
Net carrying amount of July 2024 Notes	$40,600	$42,597

For the fiscal years ended December 28, 2025 and December 29, 2024, the total interest expense was $3.0 million and $4.6 million, respectively, with coupon interest expense of $2.2 million and $2.8 million, respectively, and debt discount and issuance costs of $0.8 million and $1.8 million, respectively. Of the coupon interest expense, related party interest expense was $1.5 million and $1.7 million in the fiscal years ended December 28, 2025 and December 29, 2024, respectively. Related party amortization expense was $0.7 million and $1.1 million in the fiscal years ended December 28, 2025 and December 29, 2024, respectively.

Exchange Agreement

On July 1, 2024, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with Carlyle and Kline Hill (as defined below) resulting in the Debt Exchange and providing for:

(i)	the cancellation of all indebtedness, inclusive of the CS Solis Debt, owed to Carlyle by the Company, termination of all debt instruments by and between the Company and Carlyle (through the transfer of Carlyle’s interest in CS Solis, LLC, to the Company), and the satisfaction of all obligations owed to Carlyle by the Company under the terminated debt instruments;

(ii)	the issuance of a note for the principal amount of $10.0 million to Carlyle as part of the July 2024 Notes;

(iii)	a previously issued warrant to Carlyle (“Carlyle Warrant”) for shares of the Company’s common stock was fixed at 4,936,483. At the July 1, 2024, modification date, the Carlyle Warrant had a fair value of $7.3 million compared to its fair value of $6.6 million on June 30, 2024. The Company recognized this $0.7 million of expense related to the remeasurement of the Carlyle Warrant liability to its fair value within “Gain on Troubled Debt Restructuring” on the Company’s consolidated statement of operations and comprehensive loss in the year ended December 29, 2024. The modification of the Carlyle Warrant also resulted in the reclassification of the Carlyle Warrant from liability to equity classification, resulting in an increase to additional paid-in capital of $7.3 million and a reduction in the warrant liability of $7.3 million. Carlyle exercised the warrant in full in the year ended December 29, 2024.

(iv)	the cancellation of all indebtedness owed to Kline Hill Partners Fund LP, Kline Hill Partners IV SPV LLC, and Kline Hill Partners Opportunity IV SPV, LLC (collectively “Kline Hill”) by the Company, termination of all debt instruments by and between the Company and Kline Hill, including 2018 bridge notes, a portion of a revolving loan (“Revolving Loan”) and a secured credit facility (“Secured Credit Facility”), and the satisfaction of all obligations owed to Kline Hill by the Company under the terminated debt instruments;

(v)	the issuance of a note for the principal amount of $8.0 million to Kline Hill as part of the July 2024 Notes; and

(vi)	the issuance of 1,500,000 shares of the Company’s common stock to Kline Hill.

At the date of the cancellation under the Exchange Agreement, the Company’s indebtedness to CS Solis was $37.2 million and the indebtedness to Kline Hill was comprised of 2018 bridge notes of $11.7 million, a revolving loan balance of $3.9 million, and the Secured Credit Facility balance of $13.1 million.

The Company concluded that the transactions entered into in the Exchange Agreement represented a troubled debt restructuring as the Company was experiencing financial difficulty, and the terms of the July 2024 Notes resulted in a concession to the Company. As the carrying amount of the debt exceeded the future undiscounted cash payments under the new terms on the date of the Exchange Agreement, the Company recorded a gain on the troubled debt restructuring of $22.3 million in the year ended December 29, 2024.

In the year ended December 29, 2024, prior to entering into the Exchange Agreement, the Company recognized (i) accretion of the liability of the debt in CS Solis as related party interest expense of $3.9 million, (ii) $0.7 million of interest on the 2018 bridge notes, and (iii) $1.0 million of interest on the Secured Credit Facility.

July 2025 Note – related party

On July 10, 2025, the Company issued a convertible promissory note (the “July 2025 Note”) to the Rodgers Revocable Trust, a related party, in exchange for $5.0 million of proceeds.

The July 2025 Note is a general unsecured obligation of the Company and will mature on July 1, 2029, unless earlier converted, redeemed or repurchased. The July 2025 Note has an annual coupon interest rate of 12.0% which is payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2026. The July 2025 Note is convertible at the option of the holder at any time prior to the payment of the principal amount of the July 2025 Note in full. Upon conversion of the July 2025 Note, the Company will satisfy its conversion obligation by delivering shares of the Company’s common stock and paying cash in respect of any fractional shares. The conversion rate of the July 2025 Note is initially equal to 558.6592 shares of common stock per $1,000 of principal amount due under the July 2025 Note. The conversion rate is subject to adjustment from time to time pursuant to the terms of the July 2025 Note. The conversion option related to the July 2025 Note was required to be bifurcated as a derivative liability. The Company recorded a derivative liability of $3.7 million with a corresponding offset to debt discount on the issuance date. The July 2025 Note has an effective interest rate of 62%.

The carrying amount of the July 2025 Note was as follows (in thousands):

As of
December 28,
2025
July 2025 Note – related party	$5,000
Less Unamortized debt discount – related party	(3,557)
Net carrying amount of July 2025 Note – related party	$1,443

For the fiscal year ended December 28, 2025, the total interest expense was $0.4 million with coupon interest expense of $0.3 million and debt discount and issuance costs of $0.1 million, all of which was with a related party.

November 2025 Note – related party

On November 20, 2025, the Company issued a convertible note (the “November 2025 Note”) to the Rodgers Massey Freedom and Free Markets Charitable Trust in exchange for $2.0 million of proceeds.

The November 2025 Note is a general unsecured obligation of the Company and will mature on July 1, 2029, unless earlier converted, redeemed or repurchased. The November 2025 Note has an annual coupon interest rate of 12.0% which is payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2026. The November 2025 Note is convertible at the option of the holder at any time prior to the payment of the principal amount of the November 2025 Note in full. The conversion rate of the November 2025 Note is initially equal to 626.9592 shares of the Company’s common stock per $1,000 principal amount due under the November 2025 Note. The conversion rate shall be subject to adjustment from time to time pursuant to the terms of the November 2025 Note. The Company may not redeem the November 2025 Note prior to July 5, 2026. The conversion option related to the November 2025 Note was required to be bifurcated as a derivative liability, and the Company recorded a derivative liability of $1.5 million on the issuance date with a corresponding offset to debt discount. The November 2025 Note has an effective interest rate of 71% as of December 28, 2025.

The carrying amount of the convertible November 2025 Note was as follows (in thousands):

As of
December 28,
2025
November 2025 Note – related party	$2,000
Less Unamortized debt discount – related party	(1,509)
Net carrying amount of November 2025 Note – related party	$491

For the fiscal year ended December 28, 2025, the total interest expense was less than $0.1 million with each of coupon interest and amortization of debt discount and issuance costs being less than $0.1 million.

7.0% Senior Unsecured Convertible Notes

On September 16, 2024, the Company entered into an Indenture agreement with U.S. Bank Trust Company, National Association, as trustee (the “Indenture”), for the issuance of 7.0% senior unsecured convertible notes (“7.0% Notes”). The 7.0% Notes issued under the Indenture bear interest at 7.0% per annum, and the interest is payable semiannually in arrears on January 1 and July 1 of each year beginning on January 1, 2025. The principal is payable in full at maturity on July 1, 2029. Holders of the 7.0% Senior Notes may convert all or any portion of their 7% Notes at any time, in integral multiples of $1,000 principal amount, at the option of the holder. Upon conversion, the Company may satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election, in the manner and subject to the terms, conditions and limitations provided in the Indenture. The 7.0% Senior Notes may be declared due and payable at the option of the holder upon an event of default and upon a qualifying change of control event. There are no financial covenants. As described below, the Company has issued multiple tranches under this Indenture.

The conversion rate for the 7.0% Notes was initially 467.8363 shares of common stock per $1,000 principal amount of 7.0% Notes. The conversion rate for the 7.0% Notes is subject to adjustment from time to time in accordance with the terms of the Indenture, and as of December 28, 2025 the 7.0% Notes are convertible at the rate of 584.7953 shares of common stock per $1,000 principal amount of the notes. In addition, upon a conversion of the 7.0% Notes, following certain corporate events that occur prior to the maturity date of the 7.0% Notes or if the Company delivers a notice of redemption in respect of the 7.0% Notes, the Company will, under certain circumstances, increase the conversion rate of the 7.0% Notes for a holder who elects to convert its 7.0% Notes following September 16, 2025, in connection with such a corporate event that occurs prior to the maturity date, or if the Company delivers a notice of redemption in respect of the 7.0% Notes.

September 2024 Notes

The Company issued an aggregate of $80.0 million of 7.0% Notes to various lenders (the “September 2024 Notes”), of which the Company received cash proceeds in two tranches of $66.8 million and $13.0 million in fiscal 2024. The remainder was received in fiscal 2025.

The cash proceeds of $66.8 million included $4.0 million from the Rodgers Family Freedom and Free Markets Charitable Trust (“Massey Charitable Trust”), a related party, and $4.0 million from the Rodgers Revocable Trust (collectively with Massey Charitable Trust, “Massey Trusts”), also a related party. In fiscal 2025, a holder of $0.75 million of the September 2024 Notes became a member of the Company’s board of directors and this note is now deemed to be with a related party beginning in fiscal 2025. Refer to Note 2 Summary of Significant Accounting Policies – Changes in related parties, for further detail. The conversion option of this first tranche was required to be bifurcated as a derivative, and the Company recorded a derivative liability of $91.5 million on the issuance date. In connection with the derivative liability, the Company recorded a debt discount of $66.8 million at the date of issuance. As the fair value of the derivative liability exceeded the proceeds received, the remaining portion of the derivative liability of $24.7 million was recorded as a financing loss, of which $3.0 million was with a related party. At the date of issuance, the $66.8 million of notes were issued with a debt discount equal to the entire principal amount, resulting in an initial net carrying amount of zero. The debt discount is being amortized on a straight-line basis over the term of the September 2024 Notes.

In December 2024, the Company received proceeds of $13.0 million in a second tranche. The Company recognized a $10.9 million debt discount in connection with these additional proceeds. The effective interest rate on this tranche is 64% as of December 28, 2025.

Certain holders of the September 2024 Notes exercised their rights to convert this debt to shares of the Company’s common stock. In the fiscal year ended December 29, 2025, $14.7 million of the September 2024 Notes were converted into 8.6 million shares of the Company’s common stock.

The carrying amount of the convertible September 2024 Notes was as follows (in thousands):

	As of
	December 28,	December 29,
	2025	2024
September 2024 Notes	$65,293	$79,800
Less Unamortized debt discount	(48,615)	(73,688)
Net carrying amount of September 2024 Notes	$16,678	$6,112

For the fiscal years ended December 28, 2025 and December 29, 2024, the total interest expense was $19.6 million and $5.4 million with coupon interest expense of $5.5 million and $1.4 million, respectively, and debt discount and issuance costs of $14.1 million and $4.0 million, respectively. Of the coupon interest expense, related party interest expense was $0.6 million and $0.2 million in the fiscal years ended December 28, 2025 and December 29, 2024, respectively. Related party amortization expense was $1.8 million and $0.5 million in the fiscal years ended December 28, 2025 and December 29, 2024, respectively.

September 2025 Notes

On September 21, 2025, the Company issued an additional $22.0 million of the 7.0% Notes (the “September 2025 Notes”) pursuant to the Indenture to various parties. The September 2025 Notes contain a conversion option which required bifurcation and recognition of a derivative, and the Company recorded a derivative liability of $15.4 million on the issuance date. The Company also recognized a $2.2 million debt discount and $1.4 million of debt issuance costs in connection with the September 2025 Notes. The debt issuance costs include an estimate of the value of a warrant that will be issued in the subsequent fiscal year to the entity that arranged the financing. The effective interest rate on the September 2025 Notes approximated 67% as of December 28, 2025. The net proceeds from the issuance of the September 2025 Notes were principally used to pay a portion of the cash consideration for the Company’s acquisition of Sunder.

The carrying amount of the September 2025 Notes, inclusive of the fair value of the derivative liabilities was as follows (in thousands):

As of
December 28,
2025
September 2025 Notes	$22,000
Less Unamortized debt discount	(18,646)
Net carrying amount of September 2025 Notes	$3,354

For the fiscal year ended December 28, 2025 the total interest expense was $0.7 million with coupon interest of $0.4 million and amortization of debt discount and issuance costs $0.3 million.

Seller Note – related party

On September 24, 2025, the Company issued a note payable to the sellers of Sunder (“Seller Note”) in connection with the acquisition of 100% of the membership interests in Sunder and concluded that the Seller Note is a related party obligation (see Note 3 – Business Combinations). The Seller Note has an original principal amount of $20.0 million. The Seller Note bears interest at 7.0% per annum, compounded at the end of each calendar quarter. Interest is due and payable concurrent with the payment of the principal balance. The maturity date of the Seller Note is the earlier of (i) May 15, 2026 and (ii) the date on which all amounts under the Seller Note otherwise become due and payable following an event of default. The Seller Note must also be repaid in the event of a change of control of the Company or the sale of all or substantially all of the consolidated assets of the Company and its subsidiaries. The Seller Note includes customary events of default, including: (a) the Company’s failure to pay the Seller Note when due, (b) the Company’s voluntary or involuntary bankruptcy, (c) the Company’s liquidation or dissolution, (d) a change of control of the Company, (e) the Company’s material breach of the covenants applicable to the Company under the Seller Note, subject to applicable cure periods, and (f) if any of the Company’s representations or warranties made in the Seller Note were untrue in any material respect when made. Management concluded that the carrying value of the Seller Note approximates its fair value due to the short-term nature of the obligation. Interest expense recognized on the Seller Note was $0.4 million in the fiscal year ended December 28, 2025.

Loan with related party

Prior to entering into the Exchange Agreement, the Company had a Revolving Loan due to Kline Hill and Rodgers Revocable Trust which is a related party. The Revolving Loan arrangement was entered into in 2020 and in 2023, the Rodgers Revocable Trust became a party to the Revolving Loan. The Revolving Loan has an annual interest rate equal to the greater of 7.75% or Prime plus 4.5%. In connection with the Exchange Agreement in July 2024, $3.5 million of the Revolving Loan, plus accrued interest owed to Kline Hill, was exchanged for a portion of the July 2024 Notes. The remaining principal balance of $1.5 million is payable to the Rodgers Revocable Trust and remains outstanding as of December 28, 2025. There are no financial covenants.

Aggregate interest expense recognized on this obligation in the fiscal years ended December 28, 2025 and December 29, 2024 was $0.2 million and $0.5 million, respectively. Of the interest expense recognized, related party interest expense was $0.2 million and $0.2 million in the fiscal years ended December 28, 2025 and December 29, 2024, respectively.

Principal payments due in the next five fiscal years

The principal amount of all short and long-term debt, excluding capitalized interest in connection with the exchanged notes, is as follows:

Principal payment
Fiscal year ending
2026	$21,500
2027	—
2028	—
2029	143,266
Total	164,766

(11) Other Non-Operating Income, Net

Other non-operating income, net consists of the following (in thousands):

	Fiscal Year Ended
	December 28,	December 29,
	2025	2024
Change in fair value of derivative liabilities (1)	$11,490	$33,986
Change in fair value of FACT public, private placement and working capital warrants	(2,800)	(1,258)
Loss on conversion of SAFE agreements to common stock with related party	—	(1,250)
Change in fair value of SAFE Agreement with related party	(151)	616
Change in fair value of forward purchase agreement liabilities (2)	(471)	337
Loss on issuance of derivative liabilities (3)	—	(24,688)
Change in fair value of Carlyle Warrants with related party	—	2,869
Change in fair value of redeemable convertible preferred stock warrant liability	—	1,310
Other financing costs	—	(3,769)
Other, net (4)	1,279	(221)
Total Other non-operating income, net	$9,347	$7,932

(1)	Includes a gain of $3.5 million and $0.3 million on the change in the fair value of derivative liabilities with related parties in the fiscal years ended December 28, 2025 and December 29, 2024, respectively. Refer to Note 10 – Borrowings and Derivative Liabilities for details.

(2)	Includes related party income of $0.1 million in each of the years ended December 28, 2025 and December 29, 2024.

(3)	Includes a loss of $3.0 million on the issuance of a derivative liability with a related party in the fiscal year ended December 29, 2024. Refer to Note 10 – Borrowings and Derivative Liabilities for details.

(4)	Includes non-cash income with related party of $0.1 million in the fiscal year ended December 28, 2025.

(12) Commitments and Contingencies

Leases

The Company leases its facilities under non-cancelable operating lease agreements. The Company leases vehicles under finance lease agreements. Operating and financing lease activity was as follows (dollars in thousands):

	Fiscal Year Ended
	December 28,	December 29,
	2025	2024
Lease cost
Finance lease cost:
Amortization of right-of-use assets	$2,008	$553
Interest on lease liabilities	213	77
Total finance lease cost	2,221	630
Operating lease cost
Operating leases	1,754	1,003
Total operating lease cost	1,754	1,003
Total lease cost	$3,975	$1,633
Other information
Cash paid for amounts included in the measurement of lease liabilities
Finance leases	$2,292	$551
Operating leases	1,886	1,039
Weighted-average remaining lease term (in years):
Finance leases	2.0	2.0
Operating leases	1.9	2.5
Weighted-average discount rate:
Finance Leases	7%	7%
Operating leases	9.1%	9.5%

Future minimum lease payments under non-cancellable leases are as follows as of December 28, 2025 (in thousands):

	Finance Leases	Operating Leases
Fiscal year ending
2026	$2,090	$2,330
2027	609	1,642
2028	382	785
2029	222	741
2030 and thereafter	—	312
Total undiscounted liabilities	3,303	5,810
Less: imputed interest	(177)	(624)
Total lease liabilities	$3,126	$5,186

The Company’s consolidated balance sheet includes the following lease liabilities (in thousands):

	As of
	December 28,	December 29,
	2025	2024
Operating lease liabilities
Operating lease liabilities, current (Accrued expenses and other current liabilities)	$2,030	$1,412
Operating lease liabilities, noncurrent (Other long-term liabilities)	3,156	2,263
Total operating lease liabilities	$5,186	$3,675
Finance lease liabilities
Current portion (Accrued expenses and other current liabilities)	$1,977	$2,053
Finance lease liabilities, noncurrent (Other long-term liabilities)	1,149	1,907
Total finance lease liabilities	$3,126	$3,960

Warranty Provision

Warranty activity by period was as follows (in thousands):

	Fiscal Year Ended
	December 28,	December 29,
	2025	2024
Warranty provision, beginning of period	$5,968	$4,849
Warranty liability from Business Combination	—	582
Accruals for new warranties issued	246	695
Settlements and other	(1,561)	(158)
Warranty provision, end of period	$4,653	$5,968
Balance sheet classification
Accrued warranty current (Classified in Accrued expenses and other current liabilities)	$1,594	$2,531
Warranty provision, noncurrent	3,059	3,437
Total warranty liability	$4,653	$5,968

Indemnification Agreements

From time to time, in its normal course of business, the Company may indemnify other parties with which it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from breach of representation, covenant or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. In the opinion of management, any liabilities resulting from these agreements would not have a material adverse effect on the business, financial position, results of operations, or cash flows of the Company.

Settlement of dispute with SunPower Debtors Bankruptcy Estate

Following the consummation of the acquisition of certain assets and assumption of certain liabilities of SunPower Debtors on September 30, 2024, certain matters pertaining to the acquisition were under dispute which included 1) amounts owed to and from the buyer and seller with respect to amounts held in escrow related to the consideration transferred, 2) the right to the cash acquired in the acquisition, and 3) the right for the Company to sell and collect for certain solar systems that were acquired as a part of the acquisition that were sold or are to be sold to homebuilders within the New Homes Business. On June 25, 2025, all matters under dispute were resolved by the Company and the SunPower Bankruptcy Estate. Matters 1) and 2) were resolved with such that no amounts were required to be paid (or received) by the Company. Matter 3) was resolved such that the Company has the right to sell the related inventory acquired and collect the underlying sales price for the sale of the solar system. In connection with each system sold, the Company is required to remit a portion of the sales price to the SunPower Bankruptcy Estate.  The impact of the related settlement is not anticipated to be material.

Legal Matters

The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although claims are inherently unpredictable, the Company is not aware of any matters that may have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows. The Company has a loss contingency for legal settlements of $9.5 million and $7.7 million recorded within accrued expenses and other current liabilities on its consolidated balance sheets as of December 28, 2025 and December 29, 2024, respectively.

SolarPark Litigation

In January 2023, SolarPark Korea Co., LTD (“SolarPark”) demanded approximately $80.0 million during discussions between the Company and SolarPark. In February 2023, the Company submitted its statement of claim seeking approximately $26.4 million in damages against SolarPark. The ultimate outcome of this arbitration is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted.

On March 16, 2023, SolarPark filed a complaint against the Company in the U.S. District Court for the Northern District of California (“the Court”). The complaint alleges a civil conspiracy involving misappropriation of trade secrets, defamation, tortious interference with contractual relations, inducement to breach of contract, and violation of California’s Unfair Competition Law. The complaint indicates that SolarPark has suffered in excess of $220.0 million in damages.

On May 11, 2023, SolarPark filed a motion for preliminary injunction to seek an order restraining the Company from using or disclosing SolarPark’s trade secrets, making or selling shingled modules other than those produced by SolarPark, and from soliciting solar module manufacturers to produce shingled modules using Solaria’s shingled patents. On May 18, 2023, the Company responded by filing a motion for partial dismissal and stay. On June 1, 2023, SolarPark filed an opposition to the Company’s motion for dismissal and stay and a reply in support of their motion for preliminary injunction. On June 8, 2023, the Company replied in support of its motion for partial dismissal and stay. On July 11, 2023, the Court conducted a hearing to consider SolarPark’s and the Company’s respective motions. On August 3, 2023, the Court issued a ruling, which granted the preliminary injunction motion with respect to any purported misappropriation of SolarPark’s trade secrets. The Court’s ruling does not prohibit the Company from producing shingled modules or from utilizing its own patents for the manufacture of shingled modules. The Court denied SolarPark’s motion seeking a defamation injunction. The Court denied the Company’s motion to dismiss and granted the Company’s motion to stay the entire litigation pending the arbitration in Singapore. On September 1, 2023, the Company filed a Limited Notice of Appeal to appeal the August 2023 order granting SolarPark’s motion for preliminary injunction. On September 26, 2023, the Company filed a Notice of Withdrawal of Appeal and will not appeal the Court’s Preliminary Injunction Order. Between August 2023 and March 2024, the parties were engaged in discovery negotiations and the Company produced documents to SolarPark. The Company produced its last set of documents on March 14, 2024. On August 14, 2025, the Court held a virtual hearing and revived the case. SolarPark subsequently amended the complaint, and the Company responded on October 14, 2025, with a motion to dismiss the complaint in its entirety. The Company also believes it has valid counterclaims to pursue against SolarPark. The litigation remains ongoing.

No liability has been recorded on the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

Siemens Litigation

On July 22, 2021, Siemens Government Technologies, Inc. (“Siemens Government Technologies”) filed a lawsuit against Solaria Corporation in Fairfax Circuit Court (the “Circuit Court”) in Fairfax, Virginia. On July 27, 2023, Siemens Government Technologies moved to amend the complaint to add Siemens Industry Inc. as a co-plaintiff. This motion was granted on August 25, 2023. On October 23, 2023, Siemens Government Technologies and Siemens Industry Inc. (collectively, “Siemens”) and Solaria Corporation stipulated to add Solar CA, LLC as a co-defendant. Solaria Corporation and Solar CA, LLC (collectively, the “Subsidiaries”) are both wholly-owned subsidiaries of the Company. In the lawsuit, Siemens alleged that the Subsidiaries breached express and implied warranties under a purchase order that Siemens placed with the Subsidiaries for a solar module system. Siemens claimed damages of approximately $6.9 million, inclusive of amounts of the Subsidiaries’ indemnity obligations to Siemens, plus attorneys’ fees.

On February 22, 2024, the Circuit Court issued an order against the Subsidiaries which awarded Siemens approximately $6.9 million, inclusive of the amounts of the Subsidiaries’ indemnity obligations to Siemens, plus attorneys’ fees, the amount of which would be determined at a later hearing. On March 15, 2024, Siemens filed a motion seeking to recover $2.67 million for attorneys’ fees, expenses, and pre-and post-judgment interest. The Company opposed Siemens’ motion for attorneys’ fees, expenses, and pre- and post-judgment interest on April 5, 2024. On June 17, 2024, the Circuit Court entered a final order which awarded Siemens a total of $2.0 million in attorneys’ fees and costs. The Company appealed these judgments.

In addition to the above, on August 19, 2024, Siemens applied for the enforcement to a sister state judgment in the Superior Court of Alameda, California and the court entered a judgement in favor of Siemens. On December 9, 2024, Siemens moved to amend the judgment to add the Company as a judgement debtor. The Subsidiaries opposed the Siemens motion. On June 30, 2025, the California court found that the Company should be added as a judgment debtor party in California. In addition, the parties argued the appeal of the underlying Virginia litigation on July 24, 2025. On September 23, 2025, the Virginia Court of Appeals issued a decision on the appeal, affirming the original lower court decision and judgment against the Company. The Alameda County litigation has continued with several upcoming deadlines related to the already-noticed appeal and Siemens’ motion for fees and costs.

The Company recognized $6.9 million as a legal settlement loss related to this litigation as of December 31, 2023. The Company recorded additional expense of $1.1 million and $2.0 million within discontinued operations in the years ended December 28, 2025 and December 29, 2024, respectively, for attorneys’ fees, expenses, and pre-judgment interest related to this matter. The legal settlement liability associated with this matter is included within accrued expenses and other current liabilities on the Company’s consolidated balance sheet as of December 28, 2025.

On December 4, 2025, the Company entered into a global Settlement Agreement (“Settlement Agreement”) with Siemens to resolve the case and other related cases as well as to resolve potential claims related to Siemens’ Atwater Wastewater Treatment Plant. In exchange for full releases, the Company agreed to pay Siemens $9.5 million spread across four payments to be made at the end of each calendar quarter during 2026. If the Company successfully engages in any form of new financing or new debt worth $1.0 million or more, or successfully obtains shareholder approval for the issuance of additional shares in connection with the raise of additional funds and/or any merger or acquisition activity, the next due quarterly payment to Siemens (if any) becomes immediately due and payable. The settlement payment to Siemens is secured by a first-priority continuing security interest in $9.5 million of Company collateral. This security interest is reduced on a one-to-one basis as the settlement payments are made.

LGCY Power, LLC Matter

LGCY Power, LLC (“LGCY”) markets and sells residential solar energy systems throughout the United States, and is a competitor of the Company. In 2019, LGCY filed suit against Sunder and several individuals associated with Sunder. LGCY asserts claims of over $16.0 million against Sunder and its associated individuals. LGCY’s claims against Sunder and its associated individuals center on the alleged misappropriation of LGCY’s confidential information, the alleged wrongful solicitation of LGCY’s customers and potential customers, and the alleged wrongful solicitation of LGCY’s sales representatives. In addition, several of the Sunder associated individuals have filed counterclaims against LGCY for declaratory relief, unjust enrichment, and breach of contract based on LGCY’s failure to pay these individuals earned sales commissions following their resignations as LGCY sales managers. LGCY denies these claims. The Company denies LGCY’s claims.

The Company has assumed the defense of the case, including the costs of defense, following the Company’s acquisition of Sunder in September 2025. Under the terms of the Sunder MIPA, the Seller agreed to indemnify the Company in the event of damages (such as a settlement or an adverse judgement) stemming from LGCY’s claims, separate and apart from their other indemnification obligations or limitations in the Sunder MIPA. Discovery is complete and no trial date has been set. Both sides have filed various summary judgment motions, and oral arguments for these motions are scheduled for July 2, 2026.

Based upon information currently available, management is unable to determine the probability of an adverse outcome or to reasonably estimate the amount or range of potential loss, if any. Accordingly, no provision for loss has been recorded in the accompanying consolidated financial statements. While the ultimate resolution of these matters could have a material effect on the Company’s results of operations, cash flows, or financial position, management believes that the resolution will not have a material adverse effect on the Company’s financial condition

Letters of Credit

The Company had $3.5 million of outstanding letters of credit as of December 28, 2025 and December 29, 2024. The Company is required to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. As discussed in Note 2 – Summary of Significant Accounting Policies, the cash collateral in these restricted cash accounts was $3.8 million at each of December 28, 2025 and December 29, 2024.

(13) Income Taxes

The Company’s loss from continuing and discontinued operations before provision for income taxes for the fiscal years ended December 28, 2025 and December 29, 2024, was as follows (in thousands):

	Fiscal Year Ended
	December 28, 2025	December 29, 2024
Domestic	$(42,676)	$(54,444)
Foreign	—	—
Loss from continuing operations before income taxes	$(42,676)	$(54,444)

Loss from discontinued operations before income taxes	$(1,100)	$(2,007)

The components of income tax benefit from continuing and discontinued operations were as follows (in thousands):

	Fiscal Year Ended
	December 28, 2025	December 29, 2024
Current income tax expense
Federal	$—	$—
State	278	—
Total current income tax expense	278	—

Deferred income tax expense
Federal	1,200	—
State	100	—
Total deferred income tax expense	1,300	—
Income tax expense from continuing operations	$1,578	$—

Income tax expense as a component of discontinued operations	$—	$—

The Company adopted ASU 2023-09 prospectively for the fiscal year ended December 28, 2025. The following table presents required disclosure pursuant of ASU 2023-09 and reconciles the Company’s federal statutory tax amount and rate, based on its results from continuing operations, to its actual effective amount and rate:

	Dollars (in thousands)	Effect on Effective Tax Rate
Federal tax (benefit) at statutory rate	$(8,962)	$21.0%
State income taxes, net of federal tax benefit (1)	378	(0.9)
Foreign tax effects	—	—
Tax law changes	—	—
Effect of cross-border tax laws	—	—
Tax credits	—	—
Valuation allowance	11,328	(26.6)
Nondeductible items	—	—
Warranty liability	588	(1.4)
Other nondeductible items	276	(0.6)
Changes in unrecognized tax benefits	—	—
Deferred tax true-up	(2,030)	4.8
Total provision	$1,578	$(3.7)%

(1)	State taxes in California made up the majority (greater than 50 percent) of the tax effect in this category.

The following table represents the required disclosures prior to the Company’s adoption of ASU 2023-09 and is a reconciliation of the Company’s income tax applied at the federal statutory income tax rate compared to the income tax provision reported on its consolidated statements of operations for continuing operations. (in thousands):

Fiscal Year Ended
December 29, 2024
Statutory federal income tax	$(11,433)
State income taxes, net of federal tax benefits	(2,444)
Stock compensation	1,102
Fair value adjustments	(980)
Nondeductible items	1,332
Debt extinguishment	(6,571)
Foreign earnings taxed at different rates	—
Forward purchase agreements	—
Effect of changes in tax rates	706
Prior year adjustments	2,058
Valuation allowance	16,171
Other	59
Tax Provision	$—

Significant components of deferred tax assets and liabilities are as follows. (in thousands):

	As of
	December 28,	December 29,
	2025	2024
Deferred income tax assets
Net operating loss	$35,792	$34,749
Debt derivatives	27,508	24,591
Bad debt reserve	10,543	431
Stock based compensation	769	452
Lease liability	1,657	1,512
Other reserves	4,633	3,381
Interest expense carryover	7,267	7,005
Intangibles	1,447	1,279
Capitalized research and development	705	824
Other	2,556	3,336
Total	92,877	77,560
Valuation allowance	(70,253)	(55,714)
Net deferred tax assets	22,624	21,846
Deferred income tax liabilities
Convertible loan discount	(21,731)	(19,175)
Other	(2,193)	(2,671)
Total deferred tax liabilities	(23,924)	(21,846)
Net deferred tax liability	$(1,300)	$—

Management regularly assesses its ability to realize deferred tax assets recorded based upon the weight of available evidence, including such factors as recent earnings history and expected future taxable income on a jurisdiction by jurisdiction basis. In the event that the Company changes its determination as to the amount or realizable deferred tax assets, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. The Company’s management believes that, based upon a number of factors, it is more likely than not that all or some portion of the deferred tax assets will not be realized. Accordingly, for the fiscal years ended December 28, 2025 and December 29, 2024, the Company provided a valuation allowance against its U.S. net deferred tax assets of $70.3 million and $55.7 million, respectively. The net change in the valuation allowance was an increase of $14.6 million and $17.3 million in the fiscal years ended December 28, 2025 and 2024, respectively.

As of December 28, 2025, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $131.4 million and $114.8 million, respectively. Excluding $115.3 million of federal net operating losses which carryforward indefinitely, the net operating loss carryforwards will expire between 2030 and 2044.

The Internal Revenue Code (“IRC”) of 1986, as amended, imposes restrictions on the utilization of net operating losses in the event of an “ownership change” of a corporation. Accordingly, a company’s ability to use net operating losses may be limited as prescribed under IRC Section 382. Events which may cause limitations in the amount of the net operating losses that the Company may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Utilization of the federal and state net operating losses may be subject to substantial annual limitation due to the ownership change limitations provided by IRC Section 382 and similar provisions. Such limitations may result in the expiration of these carryforwards before their utilization. The Company’s acquired net operating loss carryforwards have been reduced based on the estimated amount which will be lost due to these limitations. If the Company has experienced subsequent ownership changes, the Company’s losses may be further limited, which may result in the expiration of net operating losses before utilization. To date, Company has not yet completed a Section 382 ownership change analysis. During the fiscal year ended December 29, 2024, the Company had undergone restructuring and strategic transformation, including the completion of the SunPower Businesses. As a result of the change in facts and lack of certainty regarding the acquired losses of the legacy Solaria business, the Company wrote off the remaining acquired net operating losses as the Company does not intend to pursue the potential tax benefits as it believes those benefits will be lost due to the continuation of business enterprise rules. As a result, the corresponding uncertain tax position was also reversed as the Company does not intend to pursue utilization of those attributes.

The Company files income tax returns in the U.S for federal and various state jurisdictions as well as foreign jurisdictions each of which have varying statutes of limitations. The Company is in the process of filing returns for prior years, and the penalties related to the delinquent filings are not material. Due to the history of losses, the Company’s tax years remain open for examination by all tax authorities since inception. The Company is not currently under examination in any tax jurisdictions.

The Company has no unrecognized tax benefits as of December 28, 2025 and December 29, 2024, respectively. The reversal of the uncertain tax benefits would not affect the Company’s effective tax rate to the extent that it continues to maintain a full valuation allowance against its deferred tax assets. As outlined above, the reduction in the uncertain tax positions during the fiscal year ended December 29, 2024, is a result of the Company’s decision to forgo the right to certain acquired attributes for which the Company does not intend to claim any tax benefits.

The Company applies the provisions set forth in FASB ASC Topic 740, Income Taxes, to account for the uncertainty in income taxes. In the preparation of income tax returns in federal and state jurisdictions, the Company asserts certain tax positions based on its understanding and interpretation of income tax laws.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Fiscal Year Ended
	December 28, 2025	December 29, 2024
Unrecognized tax benefits as of beginning of year	$—	$53,153
Increases related to prior year tax positions	—	—
Increases related to current year tax positions	—	—
Decreases related to prior year tax positions	—	(53,153)
Unrecognized tax benefits as of end of year	$—	$—

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in its consolidated statements of operations and comprehensive loss. Accrued interest and penalties are included as part of income tax payable in the consolidated balance sheets. No accrued interest or penalties have been recorded for the fiscal years ended December 28, 2025 and December 29, 2024.

The Company did not pay any federal, state or foreign income taxes during the fiscal year ended December 28, 2025.

The Company has not provided U.S. income or foreign withholding taxes on the undistributed earnings of its foreign subsidiary as of December 28, 2025 or December 29, 2024, as there are no undistributed earnings within the foreign subsidiaries, which were inactive throughout the years ended December 28, 2025 and December 29, 2024.

The OBBBA enacted on July 4, 2025 contains significant changes to corporate taxation, including accelerated deductions for capital expenditures, expensing of research and development costs incurred in the U.S., and increased deductibility of interest expense. As the Company maintains a full valuation allowance against its deferred tax assets, any adjustments to the gross value of these assets resulting from the enactment of the OBBBA were offset by a corresponding change in the valuation allowance, resulting in no net impact to the consolidated financial statements. The Company will continue to monitor the impact of the OBBBA as additional guidance is issued and further provisions become effective in future periods.

(14) Common Stock and Common Stock Warrants

Common Stock

The Company has authorized the issuance of 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock as of December 28, 2025. No preferred stock has been issued and none are outstanding as of December 28, 2025 and December 29, 2024.

Common stock purchase agreement

On July 16, 2024, the Company entered into a common stock purchase agreement with White Lion Capital, LLC (“White Lion”), as amended on July 24, 2024 (“White Lion SPA”), and a related registration rights agreement for an equity line of credit financing facility. Pursuant to the White Lion SPA, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $30 million in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to the caps and certain limitations and conditions set forth in the White Lion SPA, including terms that restrict the ability of the Company to issue shares of common stock to White Lion that would result in White Lion beneficially owning more than 9.99% of the Company’s outstanding common stock.

On August 14, 2024, the Company entered into Amendment No. 2 to the White Lion SPA (collectively with the White Lion SPA “White Lion Amended SPA”). The White Lion Amended SPA provides that the Company may notify White Lion to exercise the Company’s right to sell shares of its common stock by delivering an Hour Rapid Purchase Notice. If the Company delivers an Hour Rapid Purchase Notice, the Company shall deliver to White Lion shares of common stock not to exceed the lesser of (i) five percent of the Average Daily Trading Volume on the date of an Hour Rapid Purchase Notice and (ii) 100,000 shares of common stock. The closing of the transactions under an Hour Rapid Purchase Notice will occur one Business Day following the date on which the Hour Rapid Purchase Notice is delivered. At such closing, White Lion will pay the Company the Hour Rapid Purchase Investment Amount equal to the number of shares of common stock subject to the applicable Hour Rapid Purchase Notice multiplied by the lowest traded price of the Company’s common stock during the one-hour period following White Lion’s consent to the acceptance of the applicable Hour Rapid Purchase Notice.

Under the White Lion Amended SPA, the Company issued 4.0 million and 2.9 million shares of the Company’s common stock for proceeds of $6.7 million and $6.7 million in the years ended December 28, 2025 and December 29, 2024, respectively.

See Note 20 – Subsequent Events for information regarding an amendment to the White Lion SPA entered into on after the fiscal year ended December 28, 2025.

Employee Stock Purchase Plan

The Company adopted the Employee Stock Purchase Plan (the “ESPP Plan”) in July 2023. All qualified employees may voluntarily enroll to purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market value of the stock in the offering period or the applicable purchase date.

Common Stock Warrants

The potential number of shares of the Company’s common stock for outstanding warrants were as follows:

	Potential shares of common stock as of		Exercise
	December 28, 2025 (1)	December 29, 2024	price per share	Expiration date
Liability classified warrants
Public Warrants	8,625,000	8,625,000	$11.50	July 18, 2028 (2)
Private Placement Warrants	6,266,667	6,266,667	11.50	July 18, 2028 (2)
Working Capital Warrants	716,668	716,668	11.50	July 18, 2028 (2)
Total shares of common stock – liability classified warrants	15,608,335	15,608,335
Equity classified warrants
Series B Warrants (converted to common stock warrants)	5,054	5,054	$4.30	February 2026
Series C Warrants (converted to common stock warrants)	482,969	482,969	1.00	July 2026
Series C-1 Warrants (converted to common stock warrants)	173,067	173,067	0.01	January 2030
SVB Common Stock Warrants	2,473	2,473	0.38	2033
SVB Common Stock Warrants	2,525	2,525	0.62	2033
Promissory Note Common Stock Warrants	24,148	24,148	0.01	October 2031
July 2023 Common Stock Warrants	38,981	38,981	0.01	July 2028
Common Stock Warrants Issued in 2023 (“Merger Warrants”)	6,266,572	6,266,572	11.50	July 18, 2033
Ayna Warrant	—	6,000,000	0.01	June 2029
Cantor Warrant	3,066,141	3,066,141	1.68	June 2029
Total shares of common stock – equity classified warrants	10,061,930	16,061,930
Total potential shares of common stock	25,670,265	31,670,265

(1)	Excludes the 2025 Cantor Warrant (as defined below) which was not issued as of December 28, 2025.
(2)	The warrants expire five years after the Closing date of the Mergers, which date was July 18, 2023, or earlier upon redemption or liquidation.

Ayna warrant

On June 17, 2024, a warrant to purchase 6,000,000 shares of the Company’s common stock (“Ayna Warrant”) was issued to Ayna.AI LLC (“Ayna”) at an exercise price per share of $0.01, subject to the provisions and upon the terms and conditions set forth in the Ayna Warrant. At issuance, the fair value of the Ayna Warrant was determined to be $9.2 million, based on the intrinsic value of the Ayna Warrant and the $0.01 per share exercise price. The Ayna Warrant was set to expire on June 17, 2029. The issuance of the Ayna Warrant by the Company was in satisfaction of the compensation for services provided to the Company by Ayna under the terms of a statement of work (“Ayna SOW”), signed May 21, 2024 (and effective as of March 12, 2024), as incorporated into a master services agreement dated March 12, 2024. Under the Ayna SOW, Ayna provided services in connection with the anticipated return of the Company to cash-flow positive performance.

The Ayna Warrant was accounted for under ASC 718 Compensation – Stock Compensation as it met the conditions for equity classification, and therefore, the Ayna Warrant was not subsequently remeasured in future periods. The Company recognized expense of $9.2 million in the year ended December 29, 2024 for the Ayna Warrant.

The Ayna Warrant became fully exercisable for the 6,000,000 shares of the Company’s common stock on September 9, 2024. The Ayna Warrant was exercised in full for cash of $0.06 million in January 2025.

Cantor warrant

In July 2024, the Company issued a warrant (“Cantor Warrant”) to a Cantor Fitzgerald & Co., (“Cantor”) to purchase 3,066,141 shares of the Company’s common stock in exchange for services provided in the issuance of the July 2024 Notes (refer to Note 10 – Borrowings and Derivative Liabilities). The Cantor Warrant was immediately exercisable at a price of $1.68 per share and has an expiration date in July 2029. At issuance, the fair value of the Cantor Warrant was determined to be $1.4 million, of which $0.9 million was recorded as a debt discount and $0.5 million was attributable to the convertible notes issued in the Exchange Agreement (as described in Note 10 – Borrowings and Derivative Liabilities) and reduced the gain on the troubled debt restructuring recognized in the Company’s annual consolidated statement of operations and comprehensive loss for fiscal 2024 as described in Note 10 – Borrowings and Derivative Liabilities. The fair value of the Cantor Warrant was derived using the Black-Scholes model with the following assumptions: expected volatility of 55%; risk-free interest rate of 4.2%; expected term of 5 years; and no dividend yield. The fair value of this warrant is recorded within additional paid-in capital on the Company’s consolidated balance sheets and has not been subsequently remeasured in future periods as it met the conditions for equity classification.

Shares of common stock reserved for future issuance

The Company has reserved shares of common stock for issuance related to the following:

	As of
	December 28,	December 29,
	2025	2024
Common stock warrants	25,670,265	31,670,265
Employee stock purchase plan	3,174,434	2,628,996
Stock options and RSUs, issued and outstanding	19,164,660	11,979,368
Stock options and RSUs, authorized for future issuance	11,603,508	2,577,895
SAFE Agreement	2,750,000	2,750,000
Forward purchase agreements	6,720,000	6,720,000
Convertible notes	82,460,428	58,579,636
Deferred purchase price consideration	11,640,506	—
Total shares reserved	163,183,801	116,906,160

(15) Stock-Based Compensation

In July 2023, the Company’s Board of Directors adopted and stockholders approved the 2023 Incentive Equity Plan (the “2023 Plan”). The 2023 Plan became effective immediately upon the closing of the Amended and Restated Business Combination Agreement. Initially, a maximum number of 8,763,322 shares of the Company’s common stock may be issued under the 2023 Plan. In addition, the number of shares of the Company’s common stock reserved for issuance under the 2023 Plan automatically increases on January 1 of each year, effective January 1, 2024 through January 1, 2033, in an amount equal to the lesser of (1) 4% of the total number of shares of the Company’s common stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of the Company’s common stock determined by the Company’s Board of Directors prior to the date of the increase. The maximum number of shares of the Company’s common stock that may be issued on the exercise of incentive stock options (“ISOs”) under the 2023 Plan is three times the number of shares available for issuance upon the 2023 Plan becoming effective (or 26,289,966 shares).

Historically, awards were granted under the Amended and Restated Complete Solaria Omnibus Incentive Plan (“2022 Plan”), the Complete Solar 2011 Stock Plan (“2011 Plan”), the Solaria Corporation 2016 Stock Plan (“2016 Plan”) and the Solaria Corporation 2006 Stock Plan (“2006 Plan”) (collectively with the 2023 Plan, “the Plans”). Under the Plans, the Company has granted service-based stock options and restricted stock units (“RSUs”). Compensation expense for stock options under the Company’s cliff vesting schedule is generally recognized equally over the vesting period of five years. RSUs granted during the fiscal year ended December 28, 2025 are also generally recognized under the cliff vesting schedule that is recognized equally over the vesting period of five years.

The information below summarizes the stock option activity under the Plans.

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding – December 31, 2023	11,716,646	$3.48	8.53	$2,756
Options granted	6,121,251	0.93
Options exercised	(398,883)	0.77		39
Options cancelled	(7,441,781)	0.17
Outstanding – December 29, 2024	9,997,233	2.77	5.29	6,356
Options granted	—	—
Options exercised	(712,467)	0.72		83
Options cancelled	(4,354,466)	2.69
Outstanding – December 28, 2025	4,930,300	4.62	5.58	1,903
Vested and expected to vest— December 28, 2025	4,930,300	4.62	5.58	1,903
Vested and exercisable— December 28, 2025	1,909,809	5.94	5.87	635

The aggregate fair value of the Company’s stock options that vested during the fiscal years ended 2025 and 2024 was $0.4 million and $1.9 million, respectively.

The information below summarizes the RSU activity.

	Number of RSUs	Weighted Average Grant Date Fair Value
Unvested at December 31, 2023	58,097	$2.07
Granted	2,593,097	1.78
Vested and released	(669,059)	1.73
Cancelled or forfeited	—	—
Unvested at December 29, 2024	1,982,135	1.79
Granted	22,235,871	1.73
Vested and released	(4,632,212)	1.75
Cancelled or forfeited	(5,351,434)	1.74
Unvested at December 28, 2025	14,234,360	1.73

The aggregate fair value of the Company’s RSUs that vested during the fiscal years ended 2025 and 2024 was $8.1 million and $1.2 million, respectively.

Determination of Fair Value

The Company estimated the grant-date fair value of stock options using the Black-Scholes-Merton option-pricing model. The determination of the fair value of each stock award using this option-pricing model is affected by the Company’s assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards. Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award.

The following assumptions were used to calculate the fair value of stock-based compensation for the options granted in the fiscal year ended December 29, 2024:

Expected term (in years)	5.00 – 6.32
Expected volatility	58.45% – 62.39%
Risk-free interest rate	3.81% – 4.71%
Expected dividends	0.0%

Expected term — The Company uses the simplified method to calculate the expected term of stock option grants to employees as the Company does not have sufficient comparable historical exercise data to provide a reasonable basis upon which to estimate the expected term of stock options granted to employees. The expected term equals the arithmetic average of the vesting term and the original contractual term of the option (generally 10 years).

Expected volatility — Due to the Company’s limited operating history and a lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of peer companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards.

Risk-free interest rate — The risk-free rate assumption is based on U.S. Treasury instruments with maturities similar to the expected term of the Company’s stock options.

Expected dividends — The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and therefore has estimated the dividend yield to be zero.

Fair value of common stock — The fair value of the shares of common stock underlying the stock-based awards is based on the price of the Company’s common stock in the open market on the date of the grant.

Stock-based compensation expense

The following table summarizes stock-based compensation expense and its allocation within the accompanying consolidated statements of operations and comprehensive loss (in thousands):

	Fiscal Year Ended
	December 28,	December 29,
	2025	2024
Cost of revenues	$3,003	$157
Sales and marketing	2,618	598
General and administrative	4,867	2,312
Total stock-based compensation expense	$10,488	$3,067

As of December 28, 2025, there was a total of $1.1 million and $23.1 million of unrecognized stock-based compensation costs related to service-based options and RSUs, respectively. Such compensation cost is expected to be recognized over a weighted-average period of approximately 2.4 years and 4.0 years, respectively.

In fiscal 2024, the Company’s Board of Directors approved the modification to accelerate the vesting of 788,192 options, for employees that were terminated. Additionally, the Board of Directors approved an extension of the post termination exercise period for 4,343,172 vested options of terminated employees in the fiscal years ended December 29, 2024. In connection with the modifications, the Company recorded incremental stock-based compensation expense of $0.7 million in the fiscal year ended December 29, 2024.

(16) Basic and Diluted Net Loss Per Share

The Company uses the two-class method to calculate net loss per share. No dividends were declared or paid in the fiscal years ended December 28, 2025, or December 29, 2024.

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	Fiscal Year Ended
	December 28,	December 29,
	2025	2024
Numerator for basic loss per share:
Net loss from continuing operations	$(44,254)	$(54,444)
Net loss from discontinued operations	(1,100)	(2,007)
Net loss	(45,354)	(56,451)
Numerator for diluted loss per share
Impact of September 2024 Notes derivative liability and interest expense, net of tax	—	(35,886)
Net loss	$(45,354)	$(92,337)
Denominator:
Weighted average shares:
Denominator for basic loss per share	87,108,928	66,655,837
Effect of dilutive securities:
September 2024 Notes derivative liability	—	9,137,711
Denominator for diluted loss per share	87,108,928	75,793,548
Net loss per share:
Basic:
Continuing operations	$(0.51)	$(0.82)
Discontinued operations	(0.01)	(0.03)
Net loss	$(0.52)	$(0.85)
Diluted
Continuing operations	$(0.51)	$(1.19)
Discontinued operations	(0.01)	(0.03)
Net loss	$(0.52)	$(1.22)

The computation of basic net loss per share attributable to common stockholders is inclusive of warrants with an insignificant exercise price and the minimum number of shares to be issued in connection with the deferred consideration related to the Ambia acquisition. The Company’s calculation of the weighted average shares outstanding with an insignificant exercise price was 234,610 and 3,427,324 warrants (which assumes that the warrants were outstanding as of the beginning of the period or the date of the grant, whichever is earlier) for the fiscal years ended December 28, 2025, and December 29, 2024, respectively. The computation of diluted net loss per share attributable to common stockholders is inclusive of the impact of the Company’s September 2024 Notes (which were dilutive) using the if-converted method for the year ended December 29, 2024.

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been anti-dilutive:

	Fiscal Year Ended
	December 28,	December 29,
	2025	2024
Common stock warrants	218,847	25,434,069
Convertible notes	82,460,428	27,364,717
Stock options and RSUs issued and outstanding	8,084,064	11,979,368
Third SAFE Agreement	2,750,000	—
Deferred consideration shares	11,640,506	—
Potential common shares excluded from diluted net loss per share	105,153,845	64,778,154

(17) Segment Information

	Fiscal Year Ended December 28, 2025
(in thousands)	Residential Solar Installation	New Homes Business	Dealer	Total
Operating revenues	$160,987	$124,595	$14,418	$300,000

Less:
Cost of revenues (1)	88,400	82,288	100
Sales commissions	26,298	5,032	5,679
Sales and marketing	25,154	3,253	623
General and administrative (1)	58,597	29,648	1,859
Segment operating income (loss)	(37,462)	4,374	6,157	(26,931)

Reconciliation of segment income (loss) from continuing operations before income taxes:
Unallocated amounts:
Interest expense				(25,095)
Interest income				3
Other non-operating income, net				9,347
Loss from continuing operations before taxes				$(42,676)

(1)	For the year ended December 28, 2025, depreciation and amortization expense was as follows

(in millions)	Residential Solar Installation	New Homes Business	Dealer	Total
Depreciation and amortization classified in:
Cost of revenues	$2.0	$0.1	$0.1	$2.2
General and administrative	5.3	0.8	0.9	7.0
Total	$7.3	$0.9	$1.0	$9.2

	Fiscal Year Ended December 29, 2024
(in thousands)	Residential Solar Installation	New Homes Business	Total
Operating revenues	$67,460	$41,282	$108,742

Less:
Cost of revenues	45,266	23,974
Sales commissions	23,388	1,202
Sales and marketing	6,827	—
General and administrative(1)	57,641	18,953
Segment operating (loss)	(65,662)	(2,847)	(68,509)

Reconciliation of segment loss from continuing operations before income taxes:
Unallocated amounts:
Interest expense			(16,223)
Interest income			19
Other non-operating income, net			7,932
Gain on troubled debt restructuring			22,337
Loss from continuing operations before taxes			$(54,444)

(1)	For the year ended December 29, 2024, depreciation and amortization expense was $2.6 million and $0.1 million for the Residential Solar Installation and New Homes Business reportable segments, respectively.
(2)	General corporate expense represents costs primarily legacy costs that were not expected to be ongoing subsequent to the acquisition of the SunPower Businesses.

The Company recast its general and administrative expenses within results of operations by reportable segment for the fiscal year ended December 29, 2024 to conform to the fiscal 2025 presentation. In fiscal 2024, the Company allocated those costs which were specifically associated with the specific reportable segment with the remainder being presented as unallocated. Beginning in fiscal 2025, the Company changed its method to an allocation of general and administrative costs based upon relative revenue of each reportable segment consistent with the presentation of fiscal 2025 results segment results of operations.

(18) Employee Benefit Plan

The Company sponsors a 401(k) defined contribution and profit-sharing plan (“401(k) Plan”) for its eligible employees. This 401(k) Plan provides for tax-deferred salary deductions for all eligible employees. Employee contributions are voluntary. Employees may contribute the maximum amount allowed by law, as limited by the annual maximum amount as determined by the Internal Revenue Service. The Company may match employee contributions in amounts to be determined at the Company’s sole discretion. The Company made no contributions to the 401(k) Plan for the fiscal years ended December 28, 2025 and December 29, 2024.

(19) Related Party Transactions

Refer to the consolidated financial statements and the following notes to the consolidated financial statements for details and disclosures relating to related party transactions entered into by the Company; Note 2 – Basis of Presentation and Summary of Significant Accounting Policies; Note 6 – Supplemental Balance Sheet Information; Note 8 – Forward Purchase Agreements, Note 9 – SAFE Agreements, Note 10 – Borrowings and Derivative Liabilities, and Note 11 – Other Non-Operating Income, Net.

(20) Subsequent Events

Amendment to White Lion SPA

On January 11, 2026, the Company and White Lion entered into Amendment No. 3 (“Amendment No. 3”) to the White Lion SPA. Amendment No. 3 extends the commitment period under the White Lion SPA (the “Commitment Period”) to the earlier of December 31,2027 and the date on which White Lion has purchased an aggregate number of shares of the Company’s common stock equal to the Commitment Amount (as defined below). Further, Amendment No. 3 increases, subject to approval by the Company’s stockholders, the commitment amount under the Purchase Agreement to $55.0 million of shares of its common stock (the “Commitment Amount”), which the Company may elect to sell to White Lion pursuant to the White Lion SPA, from time to time in the Company’s sole discretion, during the Commitment Period.

In addition, Amendment No. 3 adds an option for the Company to submit three hour rapid purchase notices to White Lion that, if accepted by White Lion and otherwise delivered in accordance with the Purchase Agreement, would enable the Company to sell shares of its common stock to White Lion based on the lowest traded price of the Company’s common stock during the three-hour valuation period following White Lion’s written acceptance of a three hour purchase notice.

Standby Equity Purchase Agreement; Convertible Note; Convertible Debenture

On January 27, 2026 (the “Effective Date”), SunPower entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, LTD., a Cayman Islands exempt limited company (the “Investor”). Pursuant to the SEPA, the Investor will advance up to $20.0 million to the Company in the form of a promissory note (“Promissory Note”). Promissory Notes will accrue interest on the outstanding principal balance at an annual rate equal to 0%, which will increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined in the Promissory Notes) for so long as such event remains uncured. The Promissory Notes will mature on January 27, 2027, which may be extended at the option of the Investor. The Promissory Notes are convertible into shares of the Company’s common stock. Each tranche of a Promissory Note will be advanced less a discount in the amount equal to 10% of the principal amount of such tranche. The first tranche was disbursed on January 27, 2026 in the principal amount of $1.9 million.

Pursuant to the SEPA the Company will have the right, from time to time, until January 27, 2029 (unless the SEPA is terminated earlier), to require the Investor to purchase up to $25.0 million of shares of the Company’s common stock (“Commitment Amount”) subject to certain limitations and conditions set forth in the SEPA.

The Company paid the Investor a structuring and due diligence fee of $0.05 million and agreed to issue to the Investor 175,000 shares of the Company’s common stock within three days of the Effective Date as a commitment fee.

The SEPA will automatically terminate on the earliest to occur of (i) January 27, 2029 or (ii) the date on which the Investor has purchased from the Company under the SEPA the Commitment Amount in full. The Company may terminate the SEPA at any time upon five trading days’ prior written notice to the Investor, provided that there are no outstanding advance notices under which the Company is yet to issue shares of its common stock, there are no amounts outstanding under the Promissory Notes, and provided that the Company has paid all amounts owed to the Investor pursuant to the SEPA. The Company and the Investor may also agree to terminate the SEPA by mutual written consent.

On March 6, 2026 the Company entered into a further Purchase Agreement pursuant to which the Investor purchased and the Company issued a convertible debenture in the principal amount of $10.0 million (the “Debenture”). At the closing under such purchase agreement, the Company issued the Debenture to the Investor in the original principal amount of $10.0 million for a purchase price of $9.0 million less certain fees payable under the purchase agreement. The Debenture accrues interest on the outstanding principal balance at an annual rate equal to 0%, which will increase to an annual rate of 18% upon the occurrence of an event of default under the Debenture for so long as such event remains uncured. The Debenture will mature on March 6, 2027, which may be extended at the option of the Investor.

On each of May 6, 2026, June 6, 2026, July 6, 2026, August 6, 2026 and September 6, 2026 (each an “Installment Date”), the Company is required to pay an installment amount under the Debenture equal to (i) $2.0 million, plus (ii) a $0.06 million payment premium, and plus (iii) any accrued and unpaid interest (collectively, the “Installment Amount”). The Company may repay each applicable Installment Amount, at the Company’s option, (a) in cash on or before the applicable Installment Date or (b) by submitting an advance notice under the SEPA, or a combination of a payment in cash and delivery of such advance notice. At any time after the Effective Date, the Investor may convert any portion of the outstanding balance under the Debenture into shares of the Company’s common stock at a fixed price of $2.50 per share (the “Fixed Price”). Additionally, at any time on or after any Installment Date, the Investor may convert any portion of any due and unpaid Installment Amount outstanding under the Debenture into shares of the Company’s common stock at a price equal to 95% of the volume weighted average price (“VWAP”) of the common stock during the five trading days prior to the conversion date (but the conversion price will not be lower than the “Floor Price” then in effect.

The Company, at its option, shall have the right to redeem early all or a portion of the amounts outstanding under the Debenture upon written notice to the Investor (an “Optional Redemption”), provided, that the Company may only deliver a notice of Optional Redemption if the VWAP of the Common Stock at the time the notice is delivered is less than the Fixed Price. In connection with an Optional Redemption, the redemption price payable by the Company will be equal to (i) the outstanding principal amount of the Debenture being redeemed, plus (ii) a payment premium equal to 3% of the principal amount being repaid, and plus (iii) accrued and unpaid interest under the Debenture; however, the prepayment premium shall not apply to any Optional Redemption of the Debenture if the redemption price is paid on or before April 30, 2026.

12.0% Convertible Promissory Note

The Company received a deposit of $2.0 million from the Rodgers Revocable Trust, a related party, in the fiscal year ended December 28, 2025. In January 2026, the Company received an additional $1.3 million in proceeds from the Rodgers Revocable Trust. On January 29, 2026, the Company issued a convertible promissory note in the original principal amount of $3.3 million (the “January 2026 Note”) with respect to the aggregate proceeds received.

The January 2026 Note bears an interest rate of 12.0% and is a general unsecured obligation of the Company. The January 2026 Note will mature on July 1, 2029, unless earlier converted, redeemed or repurchased. Interest on the January 2026 Note is payable semiannually in arrears on January1 and July 1 of each year, beginning on July 1, 2026. The January 2026 Note is convertible at the option of the holder at any time prior to the payment of the principal amount of the January 2026 Note in full. The conversion rate of the January 2026 Note is initially equal to 540.5405 shares of the Company’s common stock per $1,000 of principal amount due under the January 2026 Note. The conversion rate is subject to adjustment from time to time pursuant to the terms of the January 2026 Note.

Acquisition of Cobalt Power Systems, Inc.

On January 30, 2026, the Company entered into a share purchase agreement (“Share Purchase Agreement”) with Cobalt Power Systems, Inc., a California corporation (“Cobalt”) and its stockholders to acquire all of the outstanding stock of Cobalt (“Cobalt Acquisition”). The Company completed the Cobalt Acquisition on February 2, 2026 (“Cobalt Closing”) for (a) 1.8 million shares of the Company’s common stock issued at the Cobalt Closing and (ii) an agreement to issue an additional $3.33 million shares of the Company’s common stock on each of the 12-month and 18-month anniversaries of the Cobalt Closing. Additionally, the Company agreed to issue up to $2.0 million of restricted stock units to those Cobalt employees who continue their employment with the Company following the Cobalt Closing, and 850,000 restricted stock units will be issued as inducement grants to certain Cobalt key employees. Cobalt designs and installs solar systems. The initial accounting for the business combination is incomplete as a result of the timing of the acquisition.

Amendment to Seller Note

On March 5, 2026, the Company entered into an amendment of the Seller Note (“Amendment”) that if the SEPA Debenture restricts repayment of the Seller Note on May 15, 2026, then the maturity date of the Seller Note will be extended to the earlier of (a) the date that is two business days following the date on which the Seller Note may be repaid pursuant to the restrictions set forth in the SEPA Debenture and (b) September 30, 2026 (or, if the registration statement required to be filed pursuant to the Registration Rights Agreement has not been declared effective prior to April 30, 2026, then the outside maturity date will extend to December 31, 2026). Additionally, the Company and the Member agreed that the interest rate applicable to the Seller Note will increase to 10.0% per annum if the principal amount of the Seller Note remains outstanding after May 15, 2026. As an inducement to the Member’s agreement to the foregoing, the Amendment also provides that, within two business days following approval by the Company’s stockholders of the issuance of shares under the Sunder MIPA in accordance with applicable Nasdaq rules, the Company will issue the remaining shares of common stock otherwise issuable to the Member pursuant to the Sunder MIPA. On April 8, 2026, the Company issued the remaining shares due under the Seller Note, 6.7 million shares of its common stock.

Investor Deposit by a Related Party

The Company received a deposit of $5.0 million (“Purchase Amount”) from the Rodgers Revocable Trust on March 27, 2026. On April 8, 2026, the Company entered into a SAFE with the Rodgers Revocable Trust in exchange for the $5.0 million received. The SAFE is automatically convertible into equity securities of the Company in an amount equal to the Purchase Amount divided by the applicable price per share, unit or other increment of the equity securities issued by the Company in its next equity financing transaction.

Conversion of September 2024 Notes

Subsequent to December 28, 2025, $2.8 million of the September 2024 Notes were converted by holders into 1.6 million shares of common stock of the Company.

SUNDER ENERGY LLC

FINANCIAL STATEMENTS

For the Years ended December 31, 2024 and 2023

Independent Auditor’s Report

The Audit Committee of the Board of Directors

SunPower Inc.

Fremont, California

Opinion

We have audited the financial statements of Sunder Energy LLC (the Company), which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations, changes in member’s deficit, and cash flows for the years ended December 31, 2024 and 2023, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Atlanta, GA

January 9, 2026

SUNDER ENERGY LLC

BALANCE SHEETS

(In thousands)

	As of December 31,
	2024	2023
ASSETS
Current assets:
Cash	$1,524	$1,710
Restricted cash	2,018	—
Accounts receivable, net of allowance for credit losses of $588 and $54 as of December 31, 2024 and 2023, respectively	2,991	229
Due from related party	559	94
Prepaid expenses and other current assets	13,508	1,839
Total current assets	20,600	3,872
Property and equipment, net	298	349
Operating lease right-of-use assets	397	506
Other noncurrent assets	233	250
Total assets	$21,528	$4,977
LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts payable	$1,402	$3,487
Accrued expenses and other current liabilities	6,511	255
Line of credit payable	2,250	2,000
Contract liabilities	17,231	2,381
Operating lease liabilities, current portion	119	108
Total current liabilities	27,513	8,231
Operating lease liabilities, net of current portion	302	421
Total liabilities	27,815	8,652
Commitments and Contingencies (Note 12)
Member’s deficit	(6,287)	(3,675)
Total liabilities and member’s deficit	$21,528	$4,977

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended December 31,
	2024	2023
Revenues	$44,293	$56,928
Operating expenses:
Sales commissions	37,554	46,815
Sales and marketing	1,170	989
General and administrative	16,146	15,851
Total operating expenses	54,870	63,655
Loss from continuing operations	(10,577)	(6,727)
Interest expense	(180)	(18)
Interest income	18	1
Other income, net	4,525	1
Total other income (expense), net	4,363	(16)
Loss from continuing operations	(6,214)	(6,743)
Loss from discontinued operations	-	(60)
Net loss	$(6,214)	$(6,803)

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

STATEMENTS OF CHANGES IN MEMBER’S DEFICIT

(Dollars in thousands)

Member’s equity as of January 1, 2023	$6,330
Net loss	(6,803)
Distributions	(3,202)
Member’s deficit as of December 31, 2023	(3,675)
Net loss	(6,214)
Capital contribution	4,059
Distributions	(457)
Member’s deficit as of December 31, 2024	$(6,287)

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2024	2023
Cash flows from operating activities from continuing operations
Net loss	$(6,214)	$(6,803)
Net loss from discontinued operations, net of tax	-	(60)
Net loss from continuing operations	(6,214)	(6,743)
Adjustments to reconcile net loss from continuing operations to net cash from operating activities:
Depreciation and amortization	79	160
Provision for credit losses	1,759	3,677
Amortization of operating lease right-of-use asset	109	103
Changes in operating assets and liabilities:
Trade accounts receivable	(4,521)	(4)
Due from related party	(465)	(94)
Prepaid expenses and other current assets	(11,669)	(1,022)
Other noncurrent assets	17	(115)
Accounts payable	(2,085)	3,380
Accrued expenses	6,256	(1,125)
Contract liabilities	14,850	2,381
Operating lease liability	(108)	(80)
Net cash (used in) provided by operating activities from continuing operations	(1,992)	518
Cash flows from investing activities
Cash paid for purchase of property and equipment	(28)	(338)
Net cash used in investing activities from continuing operations	(28)	(338)
Cash flows from financing activities
Cash distribution to member	(457)	(3,202)
Cash contributions from member	4,059	-
Borrowings on the line of credit	500	2,000
Repayments on the line of credit	(250)	-
Net cash provided by (used in) financing activities from continuing operations	3,852	(1,202)
Net change in cash	1,832	(1,022)
Cash and restricted cash beginning of year	1,710	2,732
Cash and restricted cash end of year	$3,542	$1,710

Cash	$1,524	$1,710
Restricted cash	2,018	-
Total cash and restricted cash	$3,542	$1,710

Non-cash investing activities
Right-of-use assets acquired in exchange for operating lease liability	$-	$609
Supplemental cash flow information
Cash paid for interest	$152	$-

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

Notes to Financial Statements

(Dollars in thousands except per share amounts)

Note 1. BUSINESS AND ORGANIZATION

Description of Business and Organization

Sunder Energy LLC (“the Company”) was established as a limited liability company in 2019 under the laws of the State of Delaware. The Company provides a third-party solar energy sales force to initiate and execute contracts with customers throughout the United States. The Company’s sales force works with solar installation companies in which the Company acts as the agent for each transaction entered.

In 2023, the Company began selling internally developed software as a service (“SaaS”). On October 20, 2023, the Company spun off the internally developed software assets into a separate entity under common ownership. The Company accounted for these activities as discontinued operations within its financial statements for the year ended December 31, 2023.

Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles (“U.S. GAAP”).

Summary of Significant Accounting Policies

Management Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities reported in these financial statements and accompanying notes. The Company bases its estimates on historical experience and various other assumptions believed to be reasonable. Actual financial results could materially differ from those estimates. Significant estimates include financial credit losses, valuation of contingencies such as litigation and the incremental borrowing rate used in discounting of lease liabilities.

Concentration of Credit Risk

The Company’s financial instruments that may be exposed to concentrations of credit risk consist primarily of temporary cash investments and trade accounts receivable. The Company maintains its cash balances at financial institutions. At times, such balances may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash. For the year ended December 31, 2024, the Company earned virtually all of its revenue from solar installation companies. Customer A, Customer B and Customer C accounted for 23%, 15%, and 10%, respectively, of the Company’s revenue for the year ended December 31, 2024. For part of the year ended December 31, 2023, the Company’s sales force worked exclusively with one solar installation company. The exclusive agreement, originally expiring in August 2024, was terminated on September 30, 2023. For the year ended December 31, 2023, 99% of total revenues was earned from this installation company. As of December 31, 2024, Customer D and Customer E accounted for 50% and 12%, respectively, of the Company’s trade accounts receivable. As of December 31, 2023, there were no trade accounts receivable concentrations.

Restricted Cash

Restricted cash represents cash balances that are subject to contractual restrictions related to the Company’s litigation financing agreement. Restricted cash is included with cash when reconciling beginning and ending balances on the Statements of Cash Flows and is classified as current on the Balance Sheets based on the expected timing of its use.

Accounts Receivable, Net

Trade accounts receivable represent amounts reported by the installation companies where revenue has been recognized but that have not been paid. The Company has amounts due from sales representatives related to transaction fees on advances to the sales representatives, commission and bonus overpayments, and contractor advances. Contractor advances have no set repayment terms and have been included as a current asset based on when repayment is expected.

The Company maintains an allowance for credit losses attributable to customers. These allowances are based upon current market conditions such as how installation partners are performing, if the installation partner is known to have financial or other performance issues, and historical losses incurred by the Company related to installation partners. The Company also maintains an allowance for credit losses attributable to amounts due from its sales representatives. The allowance for credit losses due from its sales representatives is estimated based upon an understanding of sales representatives’ selling activity, whether the sales representative is currently active, or if departed from the Company, the length of time that such sales representative was last active. Actual credit losses could differ from those estimates.

Due from Related Party

Due from related party represents a loan receivable from Enzy Technologies LLC (“Enzy”) an entity related to the Company by common ownership. The Company collected revenues for Enzy and paid certain shared expenses for Enzy’s benefit.

Prepaid expenses and Other Current Assets

Prepaid expenses and other current assets include amounts paid in advance for services to be received within one year, such as prepaid commissions, bonuses paid to sales representatives, and other customary prepaid expenses arising in the ordinary course of business. These amounts are recognized as expense when the associated services are utilized. Commissions are paid to sales representatives and recorded as prepaid commissions prior to the respective sale’s recognition as revenue by the Company. If the sale is cancelled, these commissions must be refunded to the Company. Commissions are recognized as Sales commissions within the Company’s statement of operations when the related revenue is recognized.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation and are composed of personal property used in the business. Depreciation is computed using the straight- line method over the assets’ estimated useful lives that are estimated at 5 years or the remaining term of the lease for leasehold improvements, 5 years for computer equipment, and 7 years for furniture and fixtures. Expenditures for repairs and maintenance are charged to expense when incurred. Expenses for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Leases

The Company determines if an arrangement contains a lease at the inception of a contract. The lease classification is determined at the commencement date. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease during the lease term. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments during the lease term. Lease commencement is the date the Company has the right to control the property. The Company utilizes its incremental borrowing rate to discount the lease payments. Operating leases are expensed on a straight-line basis over the lease term. Short-term leases with an initial term of 12 months or less (of which there were none during the years ended December 31, 2024 and 2023) are not recorded on the balance sheets, and related lease payments are expensed on a straight-line basis over the term of the lease.

Other Noncurrent Assets

Other noncurrent assets represent a security deposit for the operating lease, noncurrent prepaid expenses, and bonus install commitments.

Contract Liabilities

Contract liabilities consist of deferred revenue and customer advances, which represent consideration received from a customer for revenue not yet recognized. Through October 2023, such consideration was accounted as contract liabilities prior to having the project installed. Thereafter, such consideration was accounted for as contract liabilities prior to achieving permission to operate (“PTO”).

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers and related amendments, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services.

The Company earns sales revenue based on residential solar installation contracts for residential homeowners that are sold to installation companies in accordance with the Company’s contracts with those installation companies (the “Customer”). Through October 2023, upon entering into a sales contract, the requisite performance obligation of the Company was to assist the customer in the progress of the installation. Subsequent to October 2023, upon entering into a sales contract, the requisite performance obligation of the Company is to assist the customer in the progress of the installation and obtain PTO. PTO typically occurs within 3 to 6 months after the initial sale, but can happen as early as two months or as late as twelve months after the sale.

When contracts are signed by customers, initial payments are received from the installation companies and are subsequently passed down directly to the sales representative who made the sale. If the homeowner in the end decides not to go through with the installation, this amount will be returned to the installation companies. Sales representatives are not entitled to receive commissions on a sale unless funds are received from the installation company for that sale. Total sales revenue for each contract is based on the size of the system, baseline rate, and funding method used. The Company records sales revenue at a point in time when the homeowner has received permission to turn the system on. The Company records revenue as the total amount to be paid out by the installation company to the Company. As the Company is only acting as the agent in the situation, it records revenue on a net basis.

For the year ended December 31, 2023, the Company also had revenue from the sale of software as a service (these operations were discontinued, See Note 14 – Discontinued Operations). This revenue is considered earned by the Company based on the contract period and is recognized over time. For the year ended December 31, 2023, the Company had gross revenue of $321 that was earned over time. Because of the spin off, there was no further revenue earned for the sale of software as a service for the year ended December 31, 2024.

The Company does not have any significant financing components. Due to being a service provider, the Company is not obligated to warranty installed systems and therefore the Company has not recorded a reserve for warranty work.

Contract liabilities as of December 31, 2024 and 2023 consist of deferred revenue of $17,231 and $2,381, respectively. The deferred revenue balance increased $14,850 from December 31, 2023 to December 31, 2024 primarily due to the Company’s transition to a new business model following the termination of its partnership with Freedom Forever LLC at the end of September 2023. Revenue for the year ended December 31, 2024 that was included in the contract liability balance at the beginning of the period was approximately $2,020.

Income Taxes

The Company’s income is passed through to the members for income tax purposes and therefore, no provision for federal and state income taxes has been provided for in these statements.

Tax penalties and interest, if any, would be classified with income tax expenses in the financial statements. No tax penalties or interest have been incurred or are recognized in the financial statements. Generally, three tax years remain subject to examination by tax jurisdictions.

Advertising and Promotions

All costs associated with advertising and promotions are expensed in the year incurred. Advertising and promotions expense totaled $1,393 and $1,791 for the years ended December 31, 2024 and 2023, respectively.

Member Ownership Interest and Limited Liability of Member

Prior to October 30, 2023, ownership interest in the Company consisted of multiple members. On October 30, 2023, the members of the Company (consisting of common and incentive unit holders) executed multiple simultaneous actions to effectuate the transfer of their interests in the Company from themselves to a new entity, Chicken Parm Pizza LLC (“CPP”). Among these actions was to create the new entity, CPP, with a membership structure that mirrored the Company’s membership structure. Additionally, the Company’s members unanimously consented to the transfer of their interests in the Company from themselves to CPP. Finally, each unit holder executed a “Unit Transfer Power” agreement in which they transferred their personal units in the Company to CPP. Upon completion of the transfer of their interests, CPP became the sole member of Sunder.

The rights and obligations of Chicken Parm Pizza, LLC as the sole member (“Parent”, “Sole Member” or “Member”) of the Company are governed by the Second Amended and Restated Limited Liability Company Agreement of Sunder Energy LLC dated as of October 30, 2023 (the “Operating Agreement”). The Operating Agreement provides that the liabilities of the Company shall be solely the liabilities of the Company, and the member shall not be obligated for any such liability solely by reason of being a member of the Company.

Stock-Based Compensation

The Company entered into a Compensation Award plan and a liquidity-based bonus plan award with a cash settlement feature conditioned upon the closing of a liquidity event. These awards are classified as liability awards. Liability classified stock awards are remeasured at fair value each reporting period until settlement, with changes in fair value recognized in compensation expense.

The Company also entered into incentive award agreements with certain employees under which the Parent company’s incentive units may be issued upon satisfaction of specified service and/or performance conditions. The awards are classified as equity awards in accordance with ASC 718, Compensation—Stock Compensation.

Note 2. GOING CONCERN AND SALE OF COMPANY

Management of the Company has assessed the Company’s liquidity position. As of December 31, 2024, the Company has incurred net losses for the past two years and is experiencing liquidity constraints. The members intend to provide additional capital contributions, as necessary, to fund operations and meet the Company’s financial obligations, however, there can be no assurance that such contributions will be made or if made, sufficient to fund the Company’s operations.

Therefore, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited financial statements are issued. The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

On September 21, 2025, the Company entered into a Membership Interest Purchase Agreement (“MIPA”) between the Company, the Sole Member and Complete Solaria, Inc., and Complete Solar, Inc., a subsidiary of Complete Solaria (collectively “Complete Solaria”) to sell all of the Member’s interest in Sunder. The sale of Sunder was completed on September 24, 2025. Refer to Note 15 – Subsequent Events, for a further discussion of the sale of the Company.

Note 3. ACCOUNTS RECEIVABLE, NET

Amounts comprising accounts receivable, net are as follows:

	As of December 31,
	2024	2023
Trade accounts receivable	$1,199	$13
Allowance for credit losses	(286)	—
Trade accounts receivable, net	913	13

Contractor advances receivable	$786	$233
Transaction fee receivable	20	23
Commissions overpayment receivable	1,574	14
Allowance for credit losses	(302)	(54)
Total due from sales representatives	2,078	216
Total accounts receivable, net	$2,991	$229

Note 4. ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses for receivables by portfolio segment and the related activity for the year ended December 31, 2024 are as follows:

	As of and for the year ended December 31, 2024
	Accounts receivable	Transaction fees	Contractor advances	Commissions receivable	Total
Beginning balance	$—	$5	$46	$3	$54
Provision for credit losses	1,053	26	545	189	1,813
Write-offs	(767)	(24)	(414)	(20)	(1,225)
Recoveries	—	(5)	(46)	(3)	(54)
Total	$286	$2	$131	$169	$588

The allowance for credit losses for receivables by portfolio segment and the related activity for the year ended December 31, 2023 are as follows:

	As of and for the year ended December 31, 2023
	Accounts receivable	Transaction fees	Contractor advances	Commissions receivable	Total
Beginning balance	$—	$—	$—	$—	$—
Provision for credit losses	4,157	5	1,041	3	5,206
Write-offs	(4,157)	—	(995)	—	(5,152)
Recoveries	—	—	—	—	—
Total	$—	$5	$46	$3	$54

Note 5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Amounts comprising prepaid expenses and other current assets are as follows:

	As of December 31,
	2024	2023
Deferred commissions	$12,840	$1,423
Bonus install commitment	435	234
Other	233	182
Prepaid expenses and other current assets	$13,508	$1,839

The Company recognized $1,247 of commission expense in the year ended December 31, 2024 that was included in the deferred commission balance at the beginning of the period.

Note 6. PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	As of December 31,
	2024	2023
Leasehold improvements	$202	$202
Furniture and fixtures	188	176
Computer equipment	73	57
Total cost	463	435
Less: accumulated depreciation and amortization	(165)	(86)
Property and equipment, net	$298	$349

Depreciation and amortization expense for the years ended December 31, 2024 and 2023 was $79 and $160, respectively.

Note 7. ACCRUED EXPENSES

Accrued expenses are as follows:

	As of December 31,
	2024	2023
Accrued salaries, wages and related expenses	$120	$124
Legal fees payable	4,136	—
Commissions payable	1,814	32
Accrued interest payable	47	19
Sales tax payable	—	41
Credit card obligation	101	39
Other	293	—
Total accrued expenses and other current liabilities	$6,511	$255

Note 8. LINE OF CREDIT

During the year ended December 31, 2023, the Company entered into an unsecured line of credit (“LOC”) agreement with a borrowing limit of $3,000. The LOC had a fixed interest rate of 7.5% and was scheduled to mature on June 30, 2025. The outstanding balance on the line was $2,250 and $2,000 as of December 31, 2024, and 2023, respectively. The remaining available balance under the facility as of December 31, 2024 was $750.

As of December 31, 2024, the Company was not in compliance with certain financial covenants under its LOC agreement with SolarEdge Technologies, Inc, specifically related to the maximum additional external financing covenant. The breach in compliance was related to the litigation financing the Company received of $3,325 during 2024 discussed in Note 9 – Litigation Financing and Settlement. The covenant violation provided the lender the right to accelerate repayment of the outstanding balance at its discretion. The LOC was repaid in full in September 2025 in connection with the sale of the membership interest in the Company. Refer to Note 15 – Subsequent Events for details of the sale of the Company.

Note 9. LITIGATION FINANCING AND SETTLEMENT

As of December 31, 2023, the Company filed suit against the former exclusive installation company, Freedom Forever, LLC (“Freedom Forever”) for breach of contract. Freedom Forever filed a counter suit based on a similar claim. The parties completed discovery, and a hearing commenced on May 5, 2025.

During the year ended December 31, 2024, the Company filed a claim for, and received, $800 in insurance proceeds for loss of key employees and for business litigation in connection with the dispute with Freedom Forever. Of this amount $500 was received from the Company’s insurance captive, a related party. Refer to Note 11 – Related Party Transactions for detail. These proceeds are presented within Other income, net on the statement of operations and member’s deficit.

In October 2024, the Company obtained litigation funding of $3,400 via a funding and investment agreement from a third party. The investment will be repaid upon settlement of the associated Freedom Forever lawsuit. If the outcome is in favor of the Company, then the investor will be repaid the full investment amount plus a multiple of the investment, dependent on timing between the closing date and the date of repayment. If the lawsuit is mutually settled or is in favor of the defendant, the Company may be liable to pay up to $2,000 to the investor and a portion of proceeds up to the original investment amount. The investor has a security interest in the proceeds of the lawsuit and the Company may not encumber or pledge the proceeds to any other party. The repayment of the funding received is contingent upon future events which does not meet the criteria under ASC 470 – Debt (“ASC 470”), to be accounted for as debt. Accordingly, the Company concluded that while the litigation funding did not meet the criteria to be accounted for as debt under ASC 470, it may be accounted for as a contingent obligation under ASC 450 – Contingencies, with no balance sheet recognition as of the reporting dates. The cash received via the funding and investment agreement has been recorded as other income on the Statement of Operations for the fiscal year December 31, 2024.

On July 15, 2025, the arbitrator issued a final and binding award in the Company’s arbitration proceeding against Freedom Forever. The Company was awarded $6,772 in net damages inclusive of interest of 10%. The decision fully resolves all claims between the parties as it relates to this matter and provides a clear and enforceable outcome in the Company’s favor. The Company is required to pay these proceeds to the investor that provided litigation funding. On September 22, 2025, the Company entered into a settlement agreement (“Settlement Agreement”) with Freedom Forever with respect to the Company’s outstanding litigation matters with Freedom Forever. The Settlement Agreement became a global settlement to include further resolution on the amount owed by Freedom Forever as a result of the arbitration decision. In full settlement of all pending matters, the Company subsequently agreed to a modification of the damage award from $6,772 to a $4,000 settlement with Freedom Forever. Freedom Forever agreed to pay the Company in four installments of $1,000 on or about October 6, 2025, November 5, 2025, December 5, 2025 and January 4, 2026. Management worked with the litigation finance investor and agreed that the Company would pay any of the $4,000 received from Freedom Forever to the litigation finance investor, plus an additional $250. The Company remitted the $250 on September 24, 2025. To date, none of the installment payments has been received from Freedom Forever, and no amounts have been recorded in the Company’s financial statements related to the Settlement Agreement or payment of the litigation funding investment. The Company’s obligation to pay the litigation finance investor is only required when Freedom Forever makes a payment to the Company.

Note 10. LEASES

The Company leases certain office space through a non-cancelable operating lease. The Company assesses whether an arrangement qualifies as a lease (i.e., conveys the right to control the use of an identified asset for a period of time in exchange for consideration) at inception and only reassesses its determination if the terms and conditions of the arrangement are changed. Leases with an initial term of 12 months or less are not recorded on the balances sheet. Lease expense is recognized for these leases on a straight-line basis over the lease term. Leases may include one or more options to renew. The exercise of any lease renewal option is at the Company’s sole discretion.

The following summarizes the line items in the balance sheets which include amounts for operating leases:

	As of December 31,
	2024	2023
Operating lease right-of-use asset, net	$397	$506

Current portion of operating lease liability	$119	$108
Noncurrent portion of operating lease liability	302	421
Total operating lease liability	$421	$529

Cash paid for amounts included in the measurement of operating lease liabilities totaled $108 and $80 for the years ended December 31, 2024 and 2023, respectively.

Because the Company generally does not have access to the rate implicit in a lease, the Company uses its incremental borrowing rate to determine the present value of its leases.

The following summarizes the weighted average remaining lease terms and discount rates:

	As of December 31,
	2024	2023
Weighted average remaining lease term	3.17 years	4.17 years
Weighted average discount rate	6.5%	6.5%

The future maturities of the operating lease liabilities as of December 31, 2024, were as follows:

Year ending:
2025	$142
2026	147
2027	151
2028	25
Total lease payments	465
Less: imputed interest	(44)
Total	421

Lease expense is presented as rent under operating expenses on the statements of operations and member’s deficit.

Note 11. RELATED PARTY TRANSACTIONS

The Company obtained a number of insurance policies to help protect the Company from potential losses through a captive insurance company related by common ownership. For the years ended December 31, 2024 and 2023, the Company had insurance expense to the captive of $0 and $651, respectively, which is presented within general and administrative expenses in the statements of operations. As discussed in Note 9 – Litigation Financing and Settlement, the Company received $500 in the year ended December 31, 2024, from this insurance captive in connection with a claim related to loss of key employees and business litigation related to its dispute with Freedom Forever.

On April 1, 2024, the Company entered into a 41-month subscription agreement with Enzy for use of Enzy’s proprietary SaaS platform, for which monthly subscription fees were incurred. Furthermore, as Enzy was formerly part of the Company, the two entities continue to work closely together. The Company collected revenues for Enzy and paid certain shared expenses for Enzy’s benefit. Collections for Enzy and services received from Enzy totaled $653 and $237 for the years ended December 31, 2024 and 2023, respectively. Expenses incurred for Enzy and fees charged to Enzy totaled $1,015 and $409 for the years ended December 31, 2024 and 2023, respectively. These transactions have resulted in a balance due to the Company from Enzy of $559 and $94 as of December 31, 2024 and 2023, respectively. This balance is presented as due from related party on the Company’s balance sheets.

The Company paid certain beneficial owners of the Company $17 per week, plus bonus compensation, in exchange for services provided as independent contractors. These payments are recorded within general and administrative expenses in the accompanying statements of operations and member’s deficit. The Company recognized expenses of $884 and $926 in the years ended December 31, 2024 and 2023, respectively, related to these arrangements.

Note 12. COMMITMENTS AND CONTINGENCIES

The Company may be involved in legal proceedings arising in the normal course of business. Management has concluded that no material legal reserves are required to be recorded as of December 31, 2024 and 2023.

During 2019, LGCY Power, LLC filed suit against the Company and certain of its officers alleging the violation of Utah Uniform Trade Secrets Act, intentional interference with existing and prospective economic relations, violation of the Lanham Act (15 U.S.C. § 1125), common law unfair competition, violation of state deceptive trade practices laws, violation of the Utah Computer Abuse and Data Recovery Act (Utah Code § 63D-3-101), and civil conspiracy. The plaintiff seeks damages of over $16,000. The Company disputes these claims and is vigorously defending this action. There is no trial date set. Losses associated with this litigation cannot be estimated and no loss has been recorded as of December 31, 2024 and 2023.

As of December 31, 2023, the Company filed suit against the former exclusive installation company, Freedom Forever, for breach of contract. Freedom Forever filed a counter suit based on a similar claim. The parties completed discovery, and a hearing commenced on May 5, 2025.

See Note 9 – Litigation Financing and Settlement for further detail on the resolution of the matter with Freedom Forever.

Note 13. STOCK-BASED COMPENSATION

Incentive Stock Units (“Incentive Units”)

The Parent granted Incentive Units to certain employees of the Company commencing after October 2023 onwards pursuant to the Limited Liability Agreement of Chicken Parm Pizza LLC (the “Agreement”). The Incentive Units granted represent a right to participate in the future appreciation above a predetermined “hurdle amount”. The awards are subject to forfeiture and Company purchase rights based on the terms of the Incentive grant award. The Incentive Units are classified as equity-based awards due to the legal form and participation features of the awards. Any Incentive Units granted by the Company prior to October 2023 were all assigned over to the Parent as Units in the Parent. In respect of the Incentive Units issued by the Parent subsequent to October 2023, the related expense was pushed down to the Company.

A summary of the Incentive Units for the years ended December 31, 2024 and 2023 is presented below:

Incentive units
Incentive units outstanding, January 1, 2023	51,087
Granted	1,045
Forfeited	(8,000)
Incentive units outstanding, December 31, 2023	44,132
Granted	2,442
Incentive units outstanding, December 31, 2024	46,574

The Incentive Units were estimated to have de minimis value at the time of the grant due to the high hurdle amount associated with these units and other factors relevant to valuation relating to the Company’s future growth and industry prospects. As such, the Company did not recognize any stock-based compensation relating to these Incentive Units for the years ended December 31, 2024, and 2023. As of December 31, 2024, and 2023, unrecognized compensation cost related to unvested Incentive Units was de minimis.

Compensation Award (“Compensation Award”)

The Compensation Award provides for a percentage ownership in the Company. These awards entitle the holder to receive a payment from the Company with respect to each vested award held by the holder upon the closing of a Company transaction event (liquidity event) or distribution event, provided such holder is in continuous service with the Company upon the liquidity event or distribution event or was terminated during the thirty (30) calendar days prior to the closing of a Company transaction event as a result of his or her death or permanent disability. The Compensation Award and the liquidity-based bonus plan are liability-classified awards as the settlement at the time of a liquidity event will be in the same form of consideration as received, making the Compensation Award considered to have a cash settlement feature. A liquidity event is defined as including a sale of substantially all of the Company’s assets or more than 90% of outstanding securities of the Company, merger or a consolidation or a similar transaction.

A summary of the Compensation Award for the years ended December 31, 2024, and 2023 is presented below:

Percentage ownership
Compensation award outstanding, January 1, 2023	0%
Granted	0
Compensation award outstanding, December 31, 2023	0
Granted	10
Compensation award outstanding December 31, 2024	10%

The fair value of these awards at the grant date were estimated based on a number of factors including enterprise value, state of the industry and other relevant business conditions. The Company determined that the performance condition as it related to a liquidity event, was not probable, as such, no compensation cost was recognized for these Compensation Awards for the years ended December 31, 2024, and 2023.

Liquidity Based Bonus Plan

The liquidity-based bonus plan requires a liquidity event for any payout to happen. The payment will be calculated based on a percentage of Incentive Units held by the employee at the time of the liquidity event multiplied by the amount of net proceeds from an equity sale or an asset sale, in either case capped to the hurdle amount per the Incentive Unit agreement with the employee. The liquidity-based bonus plan requires a liquidity event in order for any payout to happen. A liquidity event is defined as including a sale of substantially all of the Company’s assets or more than 90% of outstanding securities of the Company, merger or a consolidation or a similar transaction. The Company determined that the performance condition as it related to a liquidity event was not probable, as such, no compensation cost was recognized for the bonus plan for the years ended December 31, 2024 and 2023.

Note 14. DISCONTINUED OPERATIONS

On October 30, 2023, the Company discontinued operations of SaaS sales through a spin-off of internally developed software to a related party. In connection with this transaction, the Company entered into a shared services agreement (see Note 11 – Related Party Transactions). The Company will continue to provide administrative support to the new company for a set monthly fee.

Cash flows related to discontinued operations were not material. The discontinued operations included in the statement of operations and member’s deficit for the year ended December 31, 2023 are as follows:

Loss from continuing operations	$(6,743)
Discontinued operations:
Revenues	321
Cost of revenues	(66)
Loss on disposal of assets	(315)
Loss from discontinued operations	(60)
Net loss	$(6,803)

Note 15. SUBSEQUENT EVENTS

Management of the Company has evaluated subsequent events through January 9, 2026, which is also the date the financial statements were available to be issued. Except as noted in Note 2 – Liquidity Considerations and Sale of Company, Note 8 – Line of Credit, Note 9 – Litigation Financing and Settlement and below, no other subsequent events were noted during this evaluation that require recognition or disclosure in these financial statements.

On March 19, 2025, the Company was loaned $1,000 by its sole member, who in turn was loaned the funds by one of its owners under a convertible promissory note. This transaction was accounted for as a capital contribution.

On September 24, 2025 (“Closing”), the Member completed the sale of all assets and assumption of all liabilities of its Membership Interests in Sunder to Complete Solaria for aggregate consideration of $57,789. Per the terms of the MIPA, the Member sold all of the outstanding membership interest of Sunder for (1) $20,689 in cash, subject to certain working capital and other adjustments; (2) a promissory note to the Sole Member in the principal amount of $20,000; (3) and 10,000,000 shares of Complete Solaria’s common stock (valued at the closing share price on September 24, 2025, of $1.71 per share), consisting of (i) 3,333,334 shares of Complete Solaria’s common stock and (ii) subject to approval of such issuances by the Complete Solaria’s stockholders, (x) an additional 3,333,333 shares of the Complete Solaria’s common stock to be issued on the 12-month anniversary of the Closing and (y) a further 3,333,333 shares of Complete Solaria’s common stock to be issued on the 18-month anniversary of the Closing.

SUNDER ENERGY LLC

INTERIM FINANCIAL STATEMENTS

As of June 30, 2025 and December 31, 2024 and the six months ended June 30, 2025 and 2024

SUNDER ENERGY LLC

BALANCE SHEETS

(Dollars in thousands)

	June 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets:
Cash	$762	$1,524
Restricted cash	2,016	2,018
Accounts receivable, net	5,315	2,991
Due from related party	—	559
Prepaid expenses and other current assets	9,830	13,508
Total current assets	17,923	20,600
Property and equipment, net	260	298
Operating lease right-of-use assets	340	397
Other noncurrent assets	227	233
Total assets	$18,750	$21,528

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts payable	$810	$1,402
Accrued expenses and other current liabilities	11,881	6,511
Line of credit	2,250	2,250
Contract liabilities	14,431	17,231
Operating lease liability, current portion	125	119
Total current liabilities	29,497	27,513
Operating lease liability, net of current portion	237	302
Total liabilities	29,734	27,815

Commitments and contingencies (Note 12)

Member’s deficit	(10,984)	(6,287)
Total liabilities and member’s deficit	$18,750	$21,528

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

UNAUDITED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Six months ended June 30,
	2025	2024
Revenues	$40,012	$11,930
Operating expenses:
Sales commissions	33,339	10,765
Sales and marketing	771	628
General and administrative	11,458	5,886
Total operating expenses	45,568	17,279
Loss from operations	(5,556)	(5,349)
Interest expense	(168)	(86)
Interest income	33	—
Other income, net	10	815
Total other income (expense), net	(125)	729
Net loss	$(5,681)	$(4,620)

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

UNAUDITED STATEMENTS OF CHANGES IN MEMBER’S DEFICIT

(Dollars in thousands)

Member’s deficit as of January 1, 2025	$(6,287)
Net loss	(5,681)
Capital contribution	1,000
Distributions	(16)
Member’s deficit as of June 30, 2025	$(10,984)

Member’s deficit as of January 1, 2024	$(3,675)
Net loss	(4,620)
Capital contribution	1,800
Distributions	(181)
Member’s deficit as of June 30, 2024	$(6,676)

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

UNAUDITED STATEMENTS OF CASH FLOWS

(In thousands)

	Six months ended June 30,
	2025	2024
Cash flows from operating activities
Net loss	$(5,681)	$(4,620)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	40	39
Non-cash lease expense	57	53
Provision for credit losses	433	251
Changes in operating assets and liabilities
Accounts receivable, net	(2,757)	(1,501)
Due from related entity	559	(519)
Prepaid expenses and other current assets	3,678	(8,214)
Other noncurrent assets	6	(34)
Accounts payable	(592)	29
Accrued expenses and other current liabilities	5,370	1,796
Contract liabilities	(2,800)	10,957
Operating lease liabilities	(59)	(53)
Net cash used in operating activities	(1,746)	(1,816)
Cash flows from investing activities
Purchases of property and equipment	(2)	(19)
Net cash used in investing activities	(2)	(19)
Cash flows from financing activities
Borrowing on line of credit	—	500
Capital contributions	1,000	1,800
Distributions	(16)	(181)
Net cash provided by financing activities	984	2,119
Net (decrease) increase in cash and cash equivalents	(764)	284
Cash and restricted cash at beginning of period	3,542	1,710
Cash and restricted cash at end of period	$2,778	$1,994

Cash	$762	$1,524
Restricted cash	2,016	2,018
Cash and restricted cash	$2,778	$3,542

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$130	$58

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

Notes to Unaudited Financial Statements

(Dollars in thousands except per share amounts)

Note 1. BUSINESS AND ORGANIZATION

Description of Business and Organization

Sunder Energy LLC (“the Company”) was established as a limited liability company in 2019 under the laws of the State of Delaware. The Company provides a third-party solar energy sales force to initiate and execute contracts with customers throughout the United States. The Company’s sales force works with solar installation companies in which the Company acts as the agent for each transaction entered.

Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles (“U.S. GAAP”).

Summary of Significant Accounting Policies

Management Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities reported in these financial statements and accompanying notes. The Company bases its estimates on historical experience and various other assumptions believed to be reasonable. Actual financial results could materially differ from those estimates. Significant estimates include financial credit losses, valuation of contingencies such as litigation and the incremental borrowing rate used in discounting of lease liabilities.

Concentration of Credit Risk

The Company’s financial instruments that may be exposed to concentrations of credit risk consist primarily of temporary cash investments and accounts receivable. The Company maintains its cash balances at financial institutions. At times, such balances may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Customers, A, B and C accounted for 20%, 15% and 11%, of the Company’s revenue, respectively, for the six months ended June 30, 2025. Customers A, B and D accounted for 27%, 12% and 10% of the Company’s revenue, respectively, for the six months ended June 30, 2024.

As of June 30, 2025, Customers E and F accounted for 27% and 12%, respectively, of the Company’s trade accounts receivable balance. As of December 31, 2024, Customers E and G accounted for 50% and 12%, respectively, of the Company’s trade accounts receivable. As of December 31, 2023, there were no trade accounts receivable concentrations.

Restricted Cash

Restricted cash represents cash balances that are subject to contractual restrictions related to the Company’s litigation financing agreement. Restricted cash is included with cash and cash equivalents when reconciling beginning and ending balances on the Company’s statements of cash flows and is classified as current on the Company’s balance sheet based on the expected timing of its accessibility.

Accounts Receivable, Net

Trade accounts receivable represent amounts reported by the installation companies where revenue has been recognized but that have not been paid. The Company has amounts due from sales representatives related to transaction fees on advances to the sales representatives, commission and bonus overpayments, and contractor advances. Contractor advances have no set repayment terms and have been included as a current asset based on when repayment is expected.

The Company maintains an allowance for credit losses attributable to customers. These allowances are based upon current market conditions such as how installation partners are performing, if the installation partner is known to have financial or other performance issues, and historical losses incurred by the Company related to installation partners. The Company also maintains an allowance for credit losses attributable to amounts due from its sales representatives. The allowance for credit losses due from its sales representatives is estimated based upon an understanding of sales representatives’ selling activity, whether the sales representative is currently active, or if departed from the Company, the length of time that such sales representative was last active. Actual credit losses could differ from those estimates.

Prepaid expenses and Other Current Assets

Prepaid expenses and other current assets include amounts paid in advance for services to be received within one year, such as prepaid commissions, bonuses paid to sales representatives, and other customary prepaid expenses arising in the ordinary course of business. These amounts are recognized as expense when the associated services are utilized. Commissions are paid to sales representatives and recorded as prepaid commissions prior to the respective sale’s recognition as revenue by the Company. If the sale is cancelled, these commissions must be refunded to the Company. Commissions are recognized as Sales commissions within the Company’s statement of operations when the related revenue is recognized.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation and are composed of personal property used in the business. Depreciation is computed using the straight- line method over the assets’ estimated useful lives that are estimated at 5 years or the remaining term of the lease for leasehold improvements, 5 years for computer equipment, and 7 years for furniture and fixtures. Expenditures for repairs and maintenance are charged to expense when incurred. Expenses for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

Leases

The Company determines if an arrangement contains a lease at the inception of a contract. The lease classification is determined at the commencement date. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease during the lease term. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments during the lease term. Lease commencement is the date the Company has the right to control the property. The Company utilizes its incremental borrowing rate to discount the lease payments. Operating leases are expensed on a straight-line basis over the lease term. The Company recognizes an expense for these leases on a straight-line basis over the lease term. Short-term leases are those leases with an initial term of 12 months or less and are not recorded on the Company’s balance sheet. The Company did not have any short-term leases as of and for the periods ended June 30, 2025 and 2024.

Contract Liabilities

Contract liabilities consist of deferred revenue and customer advances, which represent consideration received from a customer for revenue not yet recognized. Such consideration is accounted for as contract liabilities prior to achieving permission to operate (“PTO”).

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers and related amendments, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services.

The Company earns sales revenue based on residential solar installation contracts for residential homeowners that are sold to installation companies in accordance with the Company’s contracts with those installation companies (the “Customer”). Upon entering into a sales contract, the requisite performance obligation of the Company is to assist the customer in the progress of the installation and obtain PTO. PTO typically occurs within 3 to 6 months after the initial sale, but can happen as early as two months or as late as twelve months after the sale.

When contracts are signed by customers, initial payments are received from the installation companies and are subsequently passed down directly to the sales representative who made the sale. If the homeowner in the end decides not to go through with the installation, this amount will be returned to the installation companies. Sales representatives are not entitled to receive commissions on a sale unless funds are received from the installation company for that sale. Total sales revenue for each contract is based on the size of the system, baseline rate, and funding method used. The Company records sales revenue at a point in time when the homeowner has received permission to turn the system on. The Company records revenue as the total amount to be paid out by the installation company to the Company. As the Company is only acting as the agent in the situation, it records revenue on a net basis.

The Company does not have any significant financing components. Due to being a service provider, the Company is not obligated to warranty installed systems, and therefore the Company has not recorded a reserve for warranty work.

Contract liabilities as of June 30, 2025 and December 31,2024 consist of deferred revenue of $14,431 and $17,231, respectively. Revenue for the six months ended June 30, 2025 that was included in the contract liabilities balance at the beginning of the period was $14,644.

Income Taxes

The Company’s income is passed through to the members for income tax purposes and therefore, no provision for federal and state income taxes has been provided for in these statements.

Tax penalties and interest, if any, would be classified with income tax expenses in the financial statements. No tax penalties or interest have been incurred or are recognized in the financial statements. Generally, three tax years remain subject to examination by tax jurisdictions.

Advertising and Promotions

All costs associated with advertising and promoting the Company’s goods and services are expensed in the years incurred. Advertising expense totaled $766 and $806 for the six months ended June 30, 2025 and 2024, respectively

Limited Liability of Member

Chicken Parm Pizza, LLC is the sole member (“Parent”, “Sole Member” or “Member”) of the Company. The rights and obligations as the Sole Member of the Company are governed by the Second Amended and Restated Limited Liability Company Agreement of Sunder Energy LLC dated as of October 30, 2023 (the “Operating Agreement”). The Operating Agreement provides that the liabilities of the Company shall be solely the liabilities of the Company, and the member shall not be obligated for any such liability solely by reason of being a member of the Company.

Stock-Based Compensation

The Company entered into a Compensation Award plan and a liquidity-based bonus plan award with a cash settlement feature conditioned upon the closing of a liquidity event. These awards are classified as liability awards. Liability classified stock awards are remeasured at fair value each reporting period until settlement, with changes in fair value recognized in compensation expense.

The Company also entered incentive award agreements with certain employees under which the Parent company’s incentive units may be issued upon satisfaction of specified service and/or performance conditions. The awards are classified as equity awards in accordance with ASC 718, Compensation—Stock Compensation.

Note 2. GOING CONCERN AND SALE OF COMPANY

Management of the Company has assessed the Company’s liquidity position. As of June 30, 2025, the Company has incurred net losses for the past two years and the six months ended June 30, 2025, and is experiencing liquidity constraints. The members intend to provide additional capital contributions, as necessary, to fund operations and meet the Company’s financial obligations, however, there can be no assurance that such contributions will be made or if made, sufficient to fund the Company’s operations.

Therefore, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited financial statements are issued. The accompanying unaudited financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

On September 21, 2025, the Company entered into a Membership Interest Purchase Agreement (“MIPA”) between the Company, the Sole Member and Complete Solaria, Inc., and Complete Solar, Inc., a subsidiary of Complete Solaria (collectively “Complete Solaria”) to sell all of the member’s interest in Sunder. The sale of Sunder was completed on September 24, 2025. Refer to Note 14 – Subsequent Events, for a further discussion of the sale of the Company.

Note 3. ACCOUNTS RECEIVABLE, NET

Amounts comprising accounts receivable are as follows:

	As of
	June 30,	December 31,
	2025	2024
Trade accounts receivable	$2,640	$1,199
Allowance for credit losses	(548)	(286)
Trade accounts receivable, net	2,092	913

Contractor advances receivable	$759	$786
Transaction fee receivable	9	20
Commissions overpayment receivable	2,942	1,574
Allowance for credit losses	(487)	(302)
Total due from sales representatives	3,223	2,078
Total accounts receivable, net	$5,315	$2,991

Note 4. ALLOWANCE FOR CREDIT LOSSES

The allowances for credit losses for receivables by portfolio segment and the related activity for the six months ended June 30, 2025 and 2024, are as follows:

	As of and for the six months ended June 30, 2025
	Accounts receivable	Transaction fees	Contractor advances	Commissions receivable	Total
Beginning balance	$286	$1	$131	$170	$588
Provision for credit losses	248	(1)	(5)	191	433
Write-offs	—	—	—	—	—
Recoveries	14	—	—	—	14
Total	$548	$—	$126	$361	$1,035

	As of and for the six months ended June 30, 2024
	Accounts receivable	Transaction fees	Contractor advances	Commissions receivable	Total
Beginning balance	$—	$5	$46	$3	$54
Provision for credit losses	137	(1)	92	23	251
Write-offs	—	—	—	—	—
Recoveries	—	—	—	—	—
Total	$137)	$4	$138	$26	$305

Note 5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Amounts comprising prepaid expenses and other current assets are as follows:

	As of
	June 30, 2025	December 31, 2024
Deferred commissions	$9,609	$12,840
Bonus install commitment	208	435
Other	13	233
Prepaid expenses and other current assets	$9,830	$13,508

The Company recognized $10,527 of commission expense in the six months ended June 30, 2025, that was included in the deferred commission balance at the beginning of the period.

Note 6. PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	As of
	June 30,	December 31,
	2025	2024
Leasehold improvements	$202	$202
Furniture and fixtures	188	188
Computer equipment	75	73
Total cost	465	463
Less: accumulated depreciation and amortization	(205)	(165)
Property and equipment, net	$260	$298

Depreciation expense for the six months ended June 30, 2025 and 2024 was $40 and $39, respectively.

Note 7. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses are as follows:

	As of
	June 30,	December 31,
	2025	2024
Accrued salaries, wages and related expenses	$86	$120
Commissions payable	3,177	1,814
Legal fees payable	8,195	4,136
Accrued interest payable	84	47
Credit card obligation	22	101
Other	317	293
Total accrued expenses and other current liabilities	$11,881	$6,511

Note 8. LINE OF CREDIT

During the year ended December 31, 2023, the Company entered into an unsecured line of credit (“LOC”) agreement with a borrowing limit of $3,000. The LOC had a fixed interest rate of 7.5% and was scheduled to mature on June 30, 2025. The outstanding balance on the line was $2,250 as of June 30, 2025 and December 31, 2024. The LOC was repaid in September 2025 in connection with the sale of the membership interest in the Company. Refer to Note 2 – Liquidity Considerations and Sale of Company for discussion of the sale of the Company.

Note 9. LITIGATION FINANCING AND SETTLEMENT

As of December 31, 2023, the Company filed suit against the former exclusive installation company, Freedom Forever, LLC (“Freedom Forever”) for breach of contract. Freedom Forever filed a counter suit based on a similar claim. The parties completed discovery, and a hearing commenced on May 5, 2025.

During the six months ended June 30, 2024, the Company filed a claim for, and received, $800 in insurance proceeds for loss of key employees and for business litigation in connection with the dispute with Freedom Forever. Of this amount $500 was received from the Company’s insurance captive, a related party. Refer to Note 11 – Related Party Transactions for detail. These proceeds are presented within Other income, net on the statement of operations and member’s deficit.

In October 2024, the Company obtained litigation funding of $3,400 via a funding and investment agreement from a third party. The investment will be repaid upon settlement of the associated Freedom Forever lawsuit. If the outcome is in favor of the Company, then the investor will be repaid the full investment amount plus a multiple of the investment, dependent on timing between the closing date and the date of repayment. If the lawsuit is mutually settled or is in favor of the defendant, the Company may be liable to pay up to $2,000 to the investor and a portion of proceeds up to the original investment amount. The investor has a security interest in the proceeds of the lawsuit, and the Company may not encumber or pledge the proceeds to any other party. The repayment of the funding received is contingent upon future events which does not meet the criteria under ASC 470 – Debt (“ASC 470”), to be accounted for as debt. Accordingly, the Company concluded that while the litigation funding did not meet the criteria to be accounted for as debt under ASC 470, it may be accounted for as a contingent obligation under ASC 450 – Contingencies, with no balance sheet recognition as of the reporting date. The cash received via the funding and investment agreement has been recorded as other income on the Statement of Operations for the fiscal year December 31, 2024.

On July 15, 2025, the arbitrator issued a final and binding award in the Company’s arbitration proceeding against Freedom Forever. The Company was awarded $6,772 in net damages inclusive of interest of 10%. The decision fully resolves all claims between the parties as it relates to this matter and provides a clear and enforceable outcome in the Company’s favor. The Company is required to pay these proceeds to the investor that provided litigation funding. On September 22, 2025, the Company entered into a settlement agreement (“Settlement Agreement”) with Freedom Forever with respect to the Company’s outstanding litigation matters with Freedom Forever. The Settlement Agreement became a global settlement to include further resolution on the amount owed by Freedom Forever as a result of the arbitration decision. In full settlement of all pending matters, the Company subsequently agreed to a modification of the damage award from $6,772 to a $4,000 settlement with Freedom Forever. Freedom Forever agreed to pay the Company in four installments of $1,000 on or about October 6, 2025, November 5, 2025, December 5, 2025 and January 4, 2026. Management worked with the litigation finance investor and agreed that the Company would pay any of the $4,000 received from Freedom Forever to the litigation finance investor, plus an additional $250. The Company remitted the $250 on September 24, 2025. To date, none of the installment payments has been received from Freedom Forever and no amounts have been recognized in the financial statements related to the Settlement Agreement or payment of the litigation funding investment. The Company’s obligation to pay the litigation finance investor is only required when Freedom Forever makes a payment to the Company.

Note 10. LEASES

The Company leases certain office space through a non-cancelable operating lease. The Company assesses whether an arrangement qualifies as a lease (i.e., conveys the right to control the use of an identified asset for a period of time in exchange for consideration) at inception and only reassesses its determination if the terms and conditions of the arrangement are changed. Leases may include one or more options to renew. The exercise of any lease renewal option is at the Company’s sole discretion.

The following presents the operating lease components recorded in the Company’s balance sheets as of June 30, 2025 and December 31, 2024:

	As of
	June 30,	December 31,
	2025	2024
Operating lease right-of-use asset, net	$340	$397

Current portion of operating lease liability	$125	$119
Noncurrent portion of operating lease liability	237	302
Total operating lease liability	$362	$421

Cash paid for amounts included in the measurement of operating lease liabilities totaled $58 and $53 for the six months ended June 30, 2025 and 2024, respectively.

Because the Company generally does not have access to the rate implicit in a lease, the Company uses its incremental borrowing rate to determine the present value of its leases.

The following summarizes the weighted average remaining lease term and discount rates for the Company’s operating leases:

	As of
	June 30,	December 31,
	2025	2024
Weighted average remaining lease term	2.67 years	3.17 years
Weighted average discount rate	6.5%	6.5%

The future maturities of the operating lease liabilities as of June 30, 2025, were as follows:

Years ending:
Remainder of 2025	$71
2026	147
2027	151
2028	25
Total lease payments	394
Less: imputed interest	(32)
Total	362

Lease expense is presented as rent under operating expenses on the statements of operations and member’s deficit.

Note 11. RELATED PARTY TRANSACTIONS

Enzy Technologies LLC (Enzy) is an entity related to the Company by common ownership. On April 1, 2024, the Company entered into a 41-month subscription agreement with Enzy for use of Enzy’s proprietary SaaS platform, for which monthly subscription fees were incurred. Furthermore, as Enzy was formerly part of the Company, the two entities continue to work closely together. The Company collected revenues for Enzy and paid certain shared expenses for Enzy’s benefit. Collections for Enzy and services received from Enzy totaled $50 and $536 for the six months ended June 30, 2025 and 2024, respectively. Expenses incurred for Enzy and fees charged to Enzy totaled $Nil and $924 for the six months ended June 30, 2025 and 2024, respectively. The Company has balances due from Enzy of $Nil and $559 as of June 30, 2025 and December 31, 2024, respectively. This balance is presented as due from related party on the Company’s balance sheets.

The Company had obtained a number of insurance policies to help protect the Company from potential losses through a captive insurance company related by common ownership. As discussed in Note 9 – Litigation Financing and Settlement, the Company received $500 in the year ended December 31, 2024, from this insurance captive in connection with a claim related to loss of key employees and business litigation related to its dispute with Freedom Forever.

The Company paid certain beneficial owners of the Company $17 per week, plus bonus compensation, in exchange for services provided as independent contractors. These payments are recorded within general and administrative expenses in the accompanying statements of operations and member’s equity deficit. The Company recognized expenses of $486 and $442 for the six months ended June 30, 2025 and 2024, respectively, related to these arrangements.

In 2025, the Company’s CEO directly paid $1,000 to certain legal firms for services provided to the Company. The Company’s CEO and the Sole Member entered into an arrangement on or around March 19, 2025 that resulted in the Sole Member and the Company recognizing this payment on behalf of the Company as a capital contribution to the Company.

Note 12. COMMITMENTS AND CONTINGENCIES

The Company may be involved in legal proceedings arising in the normal course of business. Management has concluded that no material legal reserves are required to be recorded as of June 30, 2025 and December 31, 2024.

During 2019, LGCY Power, LLC filed suit against the Company and certain of its officers alleging the violation of Utah Uniform Trade Secrets Act, intentional interference with existing and prospective economic relations, violation of the Lanham Act (15 U.S.C. § 1125), common law unfair competition, violation of state deceptive trade practices laws, violation of the Utah Computer Abuse and Data Recovery Act (Utah Code § 63D-3-101), and civil conspiracy. The plaintiff seeks damages of over $16,000. The Company disputes these claims and is vigorously defending this action. There is no trial date set. Losses associated with this litigation cannot be estimated.

Note 13. STOCK BASED COMPENSATION

Incentive Stock Units (“Incentive Units”)

The Parent granted Incentive Units to certain employees of the Company commencing after October 2023 onwards pursuant to the Limited Liability Agreement of Chicken Parm Pizza LLC (the “Agreement”). The Incentive Units granted represent a right to participate in the future appreciation above a predetermined “hurdle amount”. The awards are subject to forfeiture and Company purchase rights based on the terms of the Incentive grant award. The Incentive Units are classified as equity-based awards due to the legal form and participation features of the awards. Any Incentive Units granted by the Company prior to October 2023 were all assigned over to the Parent as Units in the Parent. In respect of the Incentive Units issued by the Parent subsequent to October 2023, the related expense was pushed down to the Company.

There was no activity in the Incentive Units during the six months ended June 30, 2025. The number of outstanding Incentive Units was 46,574 at each of June 30, 2025, and December 31, 2024.

The Incentive Units were estimated to have $0 value at the time of the grant due to the high hurdle amount associated with these units and other factors relevant to valuation relating to the Company’s future growth and industry prospects. As such, the Company did not recognize any stock-based compensation relating to these Incentive Units for the six months ended June 30, 2025 and 2024. As of June 30, 2025 and December 31, 2024, unrecognized compensation cost related to unvested Incentive Units was $0.

Compensation Award (“Compensation Award”)

The Compensation Award provides for a percentage ownership in the Company. These awards entitle the holder to receive a payment from the Company with respect to each vested award held by the holder upon the closing of a Company transaction event (liquidity event) or distribution event, provided such holder is in continuous service with the Company upon the liquidity event or distribution event or was terminated during the thirty (30) calendar days prior to the closing of a Company transaction event as a result of his or her death or permanent disability. The Compensation Award and the liquidity-based bonus plan are liability-classified awards as the settlement at the time of a liquidity event will be in the same form of consideration as received, making the Compensation Award considered to have a cash settlement feature. A liquidity event is defined as including a sale of substantially all of the Company’s assets or more than 90% of outstanding securities of the Company, merger or a consolidation or a similar transaction.

A summary of the Compensation Award activity for the six months ended June 30, 2025 is presented below:

Percentage ownership
Compensation award outstanding, December 31, 2024	10%
Granted	0
Forfeitures	(1)
Compensation award outstanding, June 30, 2025	9%

The fair value of these awards at the grant date were estimated based on a number of factors including enterprise value, state of the industry and other relevant business conditions. The Company determined that the performance condition as it related to a liquidity event, was not probable, as such, no compensation cost was recognized for these Compensation Awards for the six months ended June 30, 2025 and 2024.

Liquidity Based Bonus Plan

The liquidity-based bonus plan requires a liquidity event for any payout to happen. The payment will be calculated based on a percentage of Incentive Units held by the employee at the time of the liquidity event multiplied by the amount of net proceeds from an equity sale or an asset sale, in either case capped to the hurdle amount per the Incentive Unit agreement with the employee. The liquidity-based bonus plan requires a liquidity event in order for any payout to happen. A liquidity event is defined as including a sale of substantially all of the Company’s assets or more than 90% of outstanding securities of the Company, merger or a consolidation or a similar transaction. The Company determined that the performance condition as it related to a liquidity event was not probable, as such, no compensation cost was recognized for the bonus plan in either of the six months ended June 30, 2025 and 2024.

Note 14. SUBSEQUENT EVENTS

Management of the Company has evaluated subsequent events through January 9, 2026, which is also the date the financial statements were available to be issued. Except as noted in Note 2 – Liquidity Considerations and Sale of Company, Note 8 – Line of Credit, Note 9 – Litigation Financing and Settlement and below, no other subsequent events were noted during this evaluation that require recognition or disclosure in these financial statements.

On September 24, 2025 (“Closing”), the Member completed the sale of all assets and assumption of all liabilities of its Membership Interests in Sunder to Complete Solaria for aggregate consideration of $57,800. Per the terms of the MIPA, the Member sold all of the outstanding membership interest of Sunder for (1) $20,700 in cash, subject to certain working capital and other adjustments; (2) a promissory note to the Sole Member in the principal amount of $20,000; (3) and 10,000,000 shares of Complete Solaria’s common stock (valued at the closing share price on September 24, 2025, of $1.71 per share), consisting of (i) 3,333,334 shares of Complete Solaria’s common stock and (ii) subject to approval of such issuances by the Complete Solaria’s stockholders, (x) an additional 3,333,333 shares of the Complete Solaria’s common stock to be issued on the 12-month anniversary of the Closing and (y) a further 3,333,333 shares of Complete Solaria’s common stock to be issued on the 18-month anniversary of the Closing.

Right Answers, Right Here.

TANNER
Accountants & Advisors

AMBIA ENERGY, LLC

Together with Independent Auditors' Report

To the Members of

Ambia Energy, LLC

Opinion

We have audited the accompanying financial statements of Ambia Energy, LLC (the Company), which comprise the balance sheet as of December 31, 2024, and the related statement of operations and member’s deficit , and cash flows for the year then ended, and the related notes to financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with US GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

3300 N. Triumph Blvd., Suite 410, Lehi, UT 84043

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Tanner LLP

December 22, 2025

3300 N. Triumph Blvd., Suite 410, Lehi, UT 84043

Balance Sheet

As of December 31,
2024
Assets
Current assets:
Cash	$1,043,269
Accounts receivable, net of allowance for credit losses of $123,000	1,010,295
Contract assets - unbilled revenues	4,601,890
Other receivables	366,027
Sales commissions receivable	423,719
Deferred commissions	3,511,328
Deferred costs	6,137,615
Prepaid expenses and other current assets	531,238
Total current assets	17,625,381
Property and equipment, net	385,192
Operating lease right-of-use assets	740,654
Finance lease right-of-use assets	1,971,170
Deposits	116,819
Total assets	$20,839,216
Liabilities and Member’s Deficit
Current liabilities:
Accounts payable	$2,168,566
Accrued expenses	2,799,860
Accrued commissions	180,114
Related-party accounts payable	509,649
Deferred revenue	10,585,293
Current portion of operating lease liabilities	401,456
Current portion of finance lease liabilities	315,541
Total current liabilities	16,960,479
Operating lease liabilities, net of current portion	367,346
Finance lease liabilities, net of current portion	1,228,546
Related-party lines of credit	2,175,000
Related-party notes payable	7,140,109
Total liabilities	27,871,480
Commitments and contingencies
Member’s deficit	(7,032,264)
Total liabilities and member’s deficit	$20,839,216

See accompanying notes to financial statements

Statement of Operations and Member’s Deficit

For the Year Ended
2024
Revenues	$54,273,721
Cost of revenues	31,932,462
Gross profit	22,341,259
Operating expenses:
General and administrative	11,156,319
Commissions	14,399,701
Rent	1,198,814
Depreciation and amortization	401,665
Total operating expenses	27,156,499
Operating loss	(4,815,240)
Other expense:
Interest expense	(1,233,685)
Other expense	(204,126)
Total other expense	(1,437,811)
Net loss	$(6,253,051)
Member’s deficit, beginning of the year	$(5,112,377)
Member’s contribution	4,333,164
Net loss	(6,253,051)
Member’s deficit, end of the year	$(7,032,264)

See accompanying notes to financial statements

Statement of Cash Flows

For the Year Ended December 31,
2024
Cash flows from operating activities:
Net loss	$(6,253,051)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of operating right-of-use assets	759,705
Depreciation and amortization	401,665
Changes in operating assets and liabilities
Accounts receivable	(854,494)
Contract assets - unbilled revenues	(685,328)
Other receivables	(70,215)
Sales commissions receivable	143,272
Inventories	74,447
Deferred costs and commissions	(701,857)
Prepaid expenses and other assets	(323,190)
Deposits	(14,304)
Accounts payable	696,549
Accrued expenses	2,009,806
Accrued commissions	180,114
Related-party accounts payable	89,561
Deferred revenue	(1,076,155)
Operating lease liabilities	(698,091)
Net cash used in operating activities	(6,321,566)
Cash flows from investing activities:
Purchase of property and equipment	(335,303)
Cash flows from financing activities:
Proceeds from related-party notes payable and revolving lines of credit	8,925,000
Payments on related-party notes payable and revolving lines of credit	(3,305,747)
Payments on finance lease liabilities	(530,918)
Proceeds from members’ contribution	1,883,164
Net cash provided by financing activities	6,971,499
Net change in cash	314,630
Cash at beginning of year	728,639
Cash at end of year	$1,043,269
Supplemental disclosure of cash flow information:
Cash paid for interest	$235,503
Supplemental disclosure of non-cash investing and financing activities:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$61,313
Finance lease right-of-use assets obtained in exchange for finance lease liabilities	1,477,040
Conversion of related-party notes payable to members’ equity	2,450,000

See accompanying notes to financial statements

Notes to Financial Statements

1.	Nature of Operations

Organization

Ambia Energy, LLC was organized on March 24, 2021 as a Utah limited liability company. The Company is a residential solar energy system installer and operates in various markets throughout the United States. The Company is a wholly owned subsidiary of Ambia Holdings, Inc.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, exceeds federally insured limits. To date, the Company has not experienced a loss or lack of access to its invested cash; however, no assurance can be provided that access to the Company’s invested cash will not be impacted by adverse conditions in the financial markets.

In the normal course of business, the Company provides credit terms to its customers and generally requires no collateral. Customers that comprise more than 10% of the Company’s accounts receivable or annual net sales are considered to be major customers. No residential customer accounted for more than 10% of sales or accounts receivable as of and for the year ended December 31, 2024.

The Company’s residential customers generally pay for the transaction with financing. Significant lenders were as follows for the year ended December 31:

2024
Lender A	64%
Lender B	26%
Lender C	10%

*	Lender funded less than 10% of sales for the year.

Additionally, the following lenders owed a significant portion of the Company’s account receivable balance as of December 31:

2024
Lender A	46%
Lender B	31%
Lender D	10%

*	Lender accounted for less than 10% of the accounts receivable balance.

Major vendors are defined as those vendors to which expenditures made by the Company are 10% or more of the Company’s total purchases. The following was a major vendor for the year ended December 31:

2024
Vendor A	58%

Lease Commitments

The Company leases certain office and warehouse space, and vehicles. The Company assesses whether an arrangement qualifies as a lease (i.e., conveys the right to control the use of an identified asset for a period of time in exchange for consideration) at inception and whether the arrangement is an operating or finance lease, and only reassesses its determination if the terms and conditions of the arrangement are changed. For all arrangements where it is determined that a lease exists, the related right-of-use assets and lease liabilities are recorded within the balance sheet as either operating or finance leases. At inception or modification, the Company calculates the present value of lease payments using the implicit rate determined from the contract or the Company’s incremental borrowing rate applicable to the lease, which is determined by estimating what it would cost the Company to borrow a collateralized amount equal to the total lease payments over the lease term based on the contractual terms of the lease and the location of the leased asset. The present value is adjusted for prepaid lease payments, lease incentives, and initial direct costs (e.g. commissions). The Company’s leases may require fixed rental payments, variable lease payments based on usage or sales and fixed non-lease costs relating to the leased asset.

Variable lease payments are generally not included in the measurement of the right-of-use assets and lease liabilities. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense is recognized for these leases on a straight-line basis over the lease term. Fixed non-lease costs, for example common-area maintenance costs, taxes, insurance, and maintenance, are excluded from the measurement of the right-of-use asset and lease liability as the Company separates lease and non-lease components.

Some leases include one or more options to renew, with renewal terms that can extend the lease term for up to three years. The exercise of lease renewal options is at the Company’s sole discretion. The depreciable life of the assets and leasehold improvements are limited by the expected term unless there is a transfer of title or purchase option reasonably certain of exercise.

Accounts Receivable, Contract Assets, and Allowance for Credit Losses

The Company records its accounts receivable and contract assets at sales value. The Company’s contract assets consist of revenues recognized by the Company, but for which the Company has not yet been able to contractually invoice for final payment. The Company has tracked historical loss information for its accounts receivable and contract assets and compiled historical credit loss percentages for customers who share similar risk characteristics considering current trends and forecasts. Management believes that the historical loss information it has compiled is a reasonable basis on which to determine expected credit losses for accounts receivable and contract assets held as of year end because the composition of the accounts receivable and contract assets at that date is consistent with that used in developing the historical credit-loss percentages (i.e. the similar risk characteristics of its customers and its lending practices have not changed significantly over time). Final payment of the Company’s accounts receivable is considered past due when payment has not been received within 30 days of the invoice date. Account balances are charged off against the allowance for credit losses when the probability for recovery is remote. Recoveries of receivables previously charged off are recorded when cash payment is received. As of December 31, 2024, the allowance for credit losses was $123,000.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter) as follows:

Tools and gear	3 years
Computer equipment	3 years
Furniture	5 years
Vehicles	3 years
Leasehold improvements	1-3 years

Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Upon sale or retirement of depreciable property, the costs and accumulated depreciation and amortization are removed from the related accounts and any gain or loss is reflected in the statement of operations and member’s deficit.

Impairment of Long-Lived Tangible Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may be impaired. When such factors and circumstances exist, the Company compares the estimated undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amounts over the fair values of those assets and is recorded in the period in which the determination is made. As of December 31, 2024, management determined that the Company’s tangible assets were not impaired.

Income Taxes

The Company is organized as a limited liability company and is generally not subject to income taxed pertaining to operations; rather, the members of the limited liability company are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision for income taxes has been included in the accompanying financial statements. The Company makes distributions to it member to pay income tax liabilities.

Generally accepted accounting principles require tax effects from an uncertain tax position to be recognized in the financial statements only if the position is more likely than not to be sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the more-likely-than-not threshold, the largest amount of tax benefit that is greater than 50% likely to be recognized upon ultimate settlement with the taxing authority is recorded. As of December 31, 2024, the Company had no uncertain tax positions that qualified for either recognition or disclosure in the financial statements. The Company is subject to routine audits by tax jurisdictions; however, there are currently no audits in progress.

Revenue Recognition and Deferred Revenue

The Company primarily generates its revenues from selling and installing solar energy systems. Revenues are recognized when control of installed solar systems are transferred to customers in an amount that reflects the consideration expected to be received by the Company in exchange for the installed solar system. The Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligations in the contract

●	Recognition of revenue when, or as, each performance obligation is satisfied

A performance obligation is a promise in a contract to transfer a distinct service or product to the client, and it is the unit of account in the guidance for revenue recognition. The Company’s contracts have a single performance obligation, which is to either a) install a solar energy system or b) orchestrate the sale of a solar energy system which will be installed by a third party. The promise to transfer the services is not separately identifiable from other promises in those contracts, and therefore, those other promises are not distinct performance obligations.

Installation Services

The Company’s principal performance obligation is to install a solar energy system. The Company recognizes revenue upon receiving notice of the completion of the final inspection of the respective solar energy system.

Revenue is recognized at the total contract price that the end residential customer has agreed to pay before any cost of financing incurred by customer. The Company arranges financing for the customer with third-party financing companies. These third-party financing companies often withhold amounts to pay for solar panels and other materials for added security. The Company is the primary obligor in the transaction as it controls the price charged to end residential customers, bears the responsibility to install solar panels that meet regulatory requirements, and bears collection risk unless the customer is approved to finance the transaction with a third-party financing company.

Sales Dealer Services

The Company’s principal performance obligation is to complete the sale of solar energy systems for third parties who then perform the installation. The Company recognizes revenue upon the closing of each sale in the amount of the fee they earn for closing the sale, as that is when the performance obligation is satisfied.

The following table presents the Company’s revenue disaggregated by revenue source (recognized at a point in time) for the year ended December 31:

2024
Installation services revenue	$54,164,441
Sales dealer revenue	109,280
$54,273,721

Contract Balances

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled revenue (contract assets), and deferred revenue (contract liabilities) on the balance sheet. Amounts are billed as specific milestones are met, which may or may not align with when revenue is recognized. Specific billing milestones include: 1) 10% - 20% of the contract value is billed to the third-party lender upon contract signing; 2) an additional 70% of the contract value is billed to the third-party lender upon the solar system being installed; and 3) the final 10% - 20% of the contract value is billed to the third-party lender upon system receiving its permission to operate from the local jurisdiction. All revenue from solar system installations is recognized upon the system passing inspection by the local jurisdiction, which generally does not coincide with receiving a permission to operate and as a result the third payment for the final 10% - 20% from the lender is recorded as a contract asset – unbilled revenue until the permission to operate is received from the local jurisdiction.

The beginning and ending contract balances were as follows:

	December 31, 2024	January 1, 2024
Accounts receivable	$1,010,295	$155,801
Unbilled receivables	4,601,890	3,916,562
Deferred revenue	10,585,293	11,661,448

Limited Warranty

The Company provides a limited warranty of workmanship on its installation products for a period of ten years beginning on the date of installation completion. This warranty is limited to defects in materials and workmanship caused during installation, and to roof penetrations caused in the installation that they will be watertight. The Company bases its estimates on historical estimates and known conditions at the time. To date, warranty claims have been nominal. Accordingly, there was no warranty accrual recorded as of December 31, 2024.

Deferred Commissions

Costs Incurred to Acquire Customer Contracts

The Company recognizes an asset for incremental costs of obtaining a contract with the customer if management expects to recover these costs. Incremental costs are those that would not have been incurred if the contract did not exist. Examples of incremental costs often capitalized are sales commissions whereas examples of costs that would not be included are internal employee salaries, standard benefits, travel costs, and other / general legal costs. Sales commissions and related payroll taxes are the only incremental contract costs the Company incurs, which are paid out when installation is complete. As installations of customer solar systems are generally installed within 3 months resulting in the commissions being earned at that point-in-time, the Company applies the practical expedient under ASC 340-40, Other Assets and Deferred Costs: Contracts with Customers and expenses all incremental costs to acquire customers contracts upon installation of the solar system.

Deferred Contract Fulfillment Costs

Prior to the installation and final inspection of a customer solar system, the Company incurs costs for design, equipment, permits, and other similar costs. These contract fulfillment costs are contract specific, enhance the asset (solar system) that will eventually be transferred to the customer, and are expected to be recovered as part of the transaction price associated with the contract. As a result, the Company capitalizes these costs as they are incurred, and expenses them once the solar system passes final inspection. The Company had $6,137,615 in deferred contract fulfillment costs classified as deferred costs in the accompanying balance sheet as of December 31, 2024.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the year ended December 31, 2024 totaled approximately $291,000.

Sales Tax

The Company collects sales and other taxes from certain customers and remits those taxes to governmental agencies. The Company reports the collection of these taxes on a net basis and such taxes are excluded from revenues.

Subsequent Events

Management has evaluated events and transactions for potential recognition or disclosure through December 22, 2025, which is the date the financial statements were available to be issued.

3.	Liquidity

In assessing the Company’s liquidity, the Company monitors and analyzes its cash and its ability to generate sufficient cash flow in the future to support its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its operating expense obligations.

As of December 31, 2024, the Company had a working capital surplus of approximately $665,000 and stockholders’ deficit of approximately $7,032,000. For the year ended December 31, 2024, the Company had a net loss of approximately $6,253,000 and used cash in operating activities of approximately $6,322,000.

On November 11, 2025, the Company entered a non-binding letter of intent with SunPower, Inc. to be acquired for $37,500,000. The transaction closed on November 21, 2025.

Management of the Company has evaluated these conditions and believes the Company’s working capital and sales from operations will allow the Company to fund operations and pay current liabilities. Additionally, the Company raised additional funds in 2025 (See Note 13) that will assist the Company with liquidity needs, and finally, management believes the pending acquisition of the Company as previously mentioned will provide sufficient liquidity for the Company’s needs. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Although there can be no assurances, management believes that the capital raised and pending acquisition of the Company, combined with continued operational improvements as needed will provide the Company with the resources necessary to meet its liquidity needs for 12 months from the date the financial statements were available to be issued.

4.	Property and Equipment

Property and equipment consisted of the following as of December 31:

2024
Tools and gear	$296,085
Leasehold improvements	76,701
Vehicles	52,552
Computer equipment	54,392
Furniture	30,946
510,676
Less accumulated depreciation and amortization	(125,484)
$385,192

Depreciation and amortization expense on property and equipment was calculated on a straight-line basis and for the year ended December 31, 2024 was $101,680. Amortization of right-of-use assets held under finance leases was $299,985 for the year ended December 31, 2024; and is included in depreciation and amortization expense in the statement of operations and member’s deficit.

5.	Related-Party Notes Payable

The Company has entered into notes payable agreements with various related parties. Interest rates on these notes payable range from 8% to 13%. Some notes require quarterly interest payments, while others do not require interest to be paid until the maturity date. For all related-party notes payable, the principal amounts are not due until the maturity date which ranges from December 2026 to April 2033.

As of December 31, 2024, the future maturities of related-party notes payable are as follows:

For the year ending December 31:
2025	$-
2026	3,100,000
2027	-
2028	-
2029	-
Thereafter	4,040,109
$7,140,109

6.	Related-Party Lines of Credit

The Company has entered into verbal line of credit agreements with related parties. These lines of credit have maximum balances of $250,000 to $1,400,000 and bear interest on their outstanding individual balances at an interest rate of 13%. Principal and interest are not due until the maturity date which range from May to July 2027.

As of December 31, 2024, the future maturities of related-party lines of credit are as follows:

For the year ending December 31:
2025	$-
2026	-
2027	2,175,000
$2,175,000

7.	Member’s Deficit

The Company is wholly owned by Ambia Holdings, Inc. and a 100% of the membership interests outstanding are held by Ambia Holdings, Inc.

8.	Commitments and Contingencies

Litigation

The Company is involved in legal proceedings from time to time arising in the normal course of business.  Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s financial position, results of operations, or liquidity.

Commitment to Former Employee

On November 7, 2024, the Company entered into a separation and release of claims agreement with an employee wherein the employee was paid a severance payment of approximately $42,000 in exchange for the employee’s release of claims and agreement to restrictive covenants. Contemporaneously with this agreement, the Company entered a loan agreement with this employee and committed to lend to this former employee up to $600,000 with draws occurring at a pre-defined rate during 2025 and 2026. Interest on the draw amounts earn 3% of the outstanding balance. Each draw will be fully forgiven 5 months after the disbursement if the former employee abides by the restrictive covenants, which are primarily non-compete and non-solicitation agreements. This former employee holds a less than 1% interest in the Company.

During 2024 no amounts were forgiven. As of December 31, 2024, the outstanding balance under this loan agreement was $400,000, and is included within accrued liabilities on the balance sheet. If not forgiven, the entire balance under this agreement is due on January 15, 2028.

9.	Leases

Finance lease assets are recorded net of accumulated amortization of $313,445 as of December 31, 2024.

The components of lease expense were as follows for the year ended December 31:

Lease Cost	Classification	2024
Operating	Rent	$759,705
Finance:
Asset amortization	Depreciation and amortization	299,985
Interest on liability	Net interest expense	44,223
Net lease cost		$1,103,913

The weighted average remaining lease terms and interest rates were as follows as of December 31, 2024:

Lease Term and Discount Rate	2024
Weighted average remaining lease term (years)
Operating leases	2.26
Finance leases	4.36
Weighted average discount rate
Operating leases	4.07%
Finance leaess	4.31%

The following table reconciles the undiscounted future cash flows for the next five years to the operating and finance lease liabilities recorded within the balance sheet as of December 31, 2024:

For the year ending December 31:	Operating	Finance
2025	$424,140	$375,721
2026	215,620	374,183
2027	93,048	374,183
2028	70,521	353,318
2029	-	231,674
Total lease payments	803,329	1,709,079
Less: interest	(34,527)	(164,992)
Present value of lease liabilities	$768,802	$1,544,087

10.	Related Party Transactions Not Disclosed Elsewhere

Sales Commissions Receivables

Sales commissions receivables consist of commissions receivable due from employees and contractors owed to the Company as of December 31, 2024 in the amount of approximately $424,000.

Related-Party Accounts Payable

A related-party entity will on occasion pay for bills on the Company’s behalf, and other amounts due to this entity arise over the normal course of business operations. As of December 31, 2024, the Company owed approximately $510,000 to this entity.

Related-Party Accrued Interest

As of December 31, 2024, accrued interest to related parties of approximately $1,091,000 is included in accrued expenses in the balance sheet.

Operating Lease

The Company leased certain office space from a related-party entity. This lease terminated on December 31, 2024. Amortization expense for the year ended December 31, 2024 was approximately $279,000, and is included in rent expense in the accompanying statement of operations and member’s deficit. The present value of the lease payments for this related-party lease was computed using a discount rate of 4.33%.

11.	Benefit Plan

The Company sponsors a defined contribution 401(k) retirement plan (the Retirement Plan). Employees are eligible to participate on the first day of the month coinciding with or next following the date they have completed six months of service and have attained 18 years of age. Employees may elect to contribute to the Retirement Plan subject to the limitations of the Internal Revenue Code (IRC). The Company makes a matching contribution to each participant’s account equal to 100% of the first 3%, and 50% of the next 2% of each participant’s contribution. Participants are 100% vested in all contributions immediately. For the year ending December 31, 2024, the Company made $217,639 in matching contributions to the plan.

12.	Subsequent Events

During the first quarter of 2025, existing related-party lenders loaned the Company a combined $500,000 in additional funds to increase maximum line of credit balances that were in place as of December 31, 2024.

In March 2025, the Company signed a lease agreement extending the lease for its main office through May 31, 2030. Total lease payments to be made during the 5 year extension are $3,533,133.

In April of 2025, the Company entered into a sale and purchase of future receivables agreement with a lender. This third-party lender lent the Company $1,000,000 and in return the Company agreed to pay the lender 8% of all cash collections from customers until a total of $1,320,000 has been paid. This agreement was paid in full in August 2025.

On November 11, 2025, the Company entered a non-binding letter of intent with SunPower, Inc. to be acquired for $37,500,000. The transaction closed on November 21, 2025.

AMBIA ENERGY, LLC

Unaudited Financial Statements

As of September 30, 2025 and December 31, 2024

and For the Nine Months Ended September 30, 2025 and 2024

Unaudited Balance Sheets

	As of September 30, 2025	As of December 31,
	(Unaudited)	2024
Assets

Current assets:
Cash	$693,520	$1,043,269
Accounts receivable, net of allowance for credit losses of $225,000 and $123,000, respectively	1,293,174	1,010,295
Contract assets - unbilled revenues	5,715,605	4,601,890
Other receivables	485,863	366,027
Sales commissions receivable, net of allowance of $760,413	1,580,974	423,719
Deferred commissions	1,145,672	3,511,328
Deferred costs	3,943,059	6,137,615
Prepaid expenses and other current assets	343,410	531,238

Total current assets	15,201,277	17,625,381

Property and equipment, net	424,031	385,192
Operating lease right-of-use assets	2,856,409	740,654
Finance lease right-of-use assets	1,602,376	1,971,170
Deposits	181,510	116,819

Total assets	$20,265,603	$20,839,216

Liabilities and Member’s Deficit

Current liabilities:
Accounts payable	$2,489,153	$2,168,566
Accrued expenses	3,431,906	2,799,860
Accrued commissions	212,469	180,114
Merchant cash advance, net of debt discount	487,500	-
Related-party accounts payable	294,384	509,649
Deferred revenue	7,701,532	10,585,293
Current portion of operating lease liabilities	622,419	401,456
Current portion of finance lease liabilities	308,794	315,541

Total current liabilities	15,548,157	16,960,479

Operating lease liabilities, net of current portion	2,145,929	367,346
Finance lease liabilities, net of current portion	985,849	1,228,546
Related-party lines of credit	2,675,000	2,175,000
Related-party notes payable	7,140,109	7,140,109

Total liabilities	28,495,044	27,871,480

Commitments and contingencies

Member’s deficit	(8,229,441)	(7,032,264)

Total liabilities and member’s deficit	$20,265,603	$20,839,216

See accompanying notes to financial statements

Unaudited Statements of Operations and Member’s Deficit

	Nine Months Ended September 30,
	2025	2024
Revenues	$61,075,725	$28,114,668
Cost of revenues	32,622,179	20,517,813

Gross profit	28,453,546	7,596,855

Operating expenses:
General and administrative	10,845,446	7,303,877
Commissions	16,003,211	8,043,929
Rent	1,038,258	888,362
Depreciation and amortization	494,567	236,304

Total operating expenses	28,381,482	16,472,472

Income from operations	72,064	(8,875,617)

Other income (expense):
Interest expense	(1,285,993)	(925,263)
Other income, net	16,752	(10,970)

Total other income (expense), net	(1,269,241)	(936,233)

Net loss	$(1,197,177)	$(9,811,850)

Member’s deficit, beginning of the period	$(7,032,264)	$(5,112,377)
Net loss	(1,197,177)	(9,811,850)
Member’s contribution and conversion of related-party notes payable	-	4,333,164

Member’s deficit, end of the period	$(8,229,441)	$(10,591,063)

See accompanying notes to financial statements

Unaudited Statements of Cash Flows

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(1,197,177)	$(9,811,850)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of operating right-of-use assets	523,352	643,603
Depreciation and amortization	494,567	236,304
Changes in operating assets and liabilities
Accounts receivable	(282,879)	(413,593)
Contract assets - unbilled revenues	(1,113,715)	739,308
Other receivables	(119,836)	295,812
Sales commissions receivable	(1,157,255)	(134,894)
Inventories	-	74,447
Deferred costs and commissions	4,560,212	(848,215)
Prepaid expenses and other assets	187,828	(427,389)
Deposits	(64,691)	(13,337)
Accounts payable	106,122	539,602
Accrued expenses	369,546	3,229,015
Accrued commissions	32,355	395,000
Related-party accounts payable	(215,265)	51,411
Deferred revenue	(2,883,761)	(1,314,260)
Operating lease liabilities	(425,096)	(618,953)

Net cash used in operating activities	(1,185,693)	(7,377,989)

Cash flows from investing activities:
Purchase of property and equipment	(191,243)	(222,908)

Cash flows from financing activities:
Proceeds from related-party revolving lines of credit and notes payable	500,000	8,925,000
Payments on related-party revolving lines of credits and notes	-	(3,305,747)
Proceeds from member’s contribution	-	1,883,164
Merchant cash advance	1,750,000	-
Merchant cash repayments	(1,000,000)	-
Payments on finance lease liabilities	(222,813)	(363,900)

Net cash provided by financing activities	1,027,187	7,138,517

Net change in cash	(349,749)	(462,380)

Cash at beginning of period	1,043,269	728,639

Cash at end of period	$693,520	$266,259

Supplemental disclosure of cash flow information:

Cash paid for interest	$703,167	$50,441

Supplemental disclosure of non-cash investing and financing activities:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$2,424,642	$125,849
Increase in operating right-of-use assets and accounts payable for lessor owned tenant improvements paid by the Company	$214,465	$-
Finance lease right-of-use assets obtained in exchange for finance lease liabilities	$-	$1,169,095
Finance lease terminations	$26,631	$-
Conversion of related-party notes payable to member’s equity	$-	$2,450,000
Merchant cash advance accrued guaranteed interest payment	$262,500	$-

See accompanying notes to financial statements

Notes to Unaudited Financial Statements

1.	Nature of Operations

Organization

Ambia Energy, LLC was organized on March 24, 2021 as a Utah limited liability company. The Company is a residential solar energy system installer and operates in various markets throughout the United States. The Company is a wholly owned subsidiary of Ambia Holdings, Inc.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, exceeds federally insured limits. To date, the Company has not experienced a loss or lack of access to its invested cash; however, no assurance can be provided that access to the Company’s invested cash will not be impacted by adverse conditions in the financial markets.

In the normal course of business, the Company provides credit terms to its customers and generally requires no collateral. Customers that comprise more than 10% of the Company’s accounts receivable or annual net sales are considered to be major customers. No residential customer accounted for more than 10% of sales or accounts receivable as of and for the nine months ended September 30, 2025 and 2024.

The Company’s residential customers generally pay for the transaction with financing. Significant lenders were as follows for the nine months ended September 30, 2025 and 2024:

	2025	2024
Lender A	27%	*
Lender B	19%	18%
Lender C	17%	*
Lender D	12%	*
Lender E	11%	72%

*	Lender funded less than 10% of sales for the year.

Additionally, the following lenders owed a significant portion of the Company’s account receivable balance as of September 30, 2025 and 2024:

	2025	2024
Lender B	27%	47%
Lender E	*	32%
Lender A	*	10%

*	Lender accounted for less than 10% of the accounts receivable balance.

Major vendors are defined as those vendors to which expenditures made by the Company are 10% or more of the Company’s total solar materials costs. The following was a major vendor for the nine months ended September 30, 2025 and 2024:

	2025	2024
Vendor A	89%	29%
Vendor B	*	10%

*	Vendor did not represent more than 10% of expenditures.

Lease Commitments

The Company leases certain office and warehouse space, and vehicles. The Company assesses whether an arrangement qualifies as a lease (i.e., conveys the right to control the use of an identified asset for a period of time in exchange for consideration) at inception and whether the arrangement is an operating or finance lease, and only reassesses its determination if the terms and conditions of the arrangement are changed. For all arrangements where it is determined that a lease exists, the related right-of-use assets and lease liabilities are recorded within the balance sheet as either operating or finance leases. At inception or modification, the Company calculates the present value of lease payments using the implicit rate determined from the contract or the Company’s incremental borrowing rate applicable to the lease, which is determined by estimating what it would cost the Company to borrow a collateralized amount equal to the total lease payments over the lease term based on the contractual terms of the lease and the location of the leased asset. The present value is adjusted for prepaid lease payments, lease incentives, and initial direct costs (e.g. commissions). The Company’s leases may require fixed rental payments, variable lease payments based on usage or sales and fixed non-lease costs relating to the leased asset.

Variable lease payments are generally not included in the measurement of the right-of-use assets and lease liabilities. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense is recognized for these leases on a straight-line basis over the lease term. Fixed non-lease costs, for example common-area maintenance costs, taxes, insurance, and maintenance, are excluded from the measurement of the right-of-use asset and lease liability as the Company separates lease and non-lease components.

Some leases include one or more options to renew, with renewal terms that can extend the lease term for up to three years. The exercise of lease renewal options is at the Company’s sole discretion. The depreciable life of the assets and leasehold improvements are limited by the expected term unless there is a transfer of title or purchase option reasonably certain of exercise.

Accounts Receivable, Contract Assets, and Allowance for Credit Losses

The Company records its accounts receivable and contract assets at sales value. The Company’s contract assets consist of revenues recognized by the Company, but for which the Company has not yet been able to contractually invoice for final payment. The Company has tracked historical loss information for its accounts receivable and contract assets and compiled historical credit loss percentages for customers who share similar risk characteristics considering current trends and forecasts. Management believes that the historical loss information it has compiled is a reasonable basis on which to determine expected credit losses for accounts receivable and contract assets held as of period end because the composition of the accounts receivable and contract assets at that date is consistent with that used in developing the historical credit-loss percentages (i.e. the similar risk characteristics of its customers and its lending practices have not changed significantly over time). Final payment of the Company’s accounts receivable is considered past due when payment has not been received within 30 days of the invoice date. Account balances are charged off against the allowance for credit losses when the probability for recovery is remote. Recoveries of receivables previously charged off are recorded when cash payment is received. As of September 30, 2025 and 2024, the allowance for credit losses was $225,000 and $0.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter) as follows:

Tools and gear	3 years
Computer equipment	3 years
Furniture	5 years
Vehicles	3 years
Office equipment	3 years
Leasehold improvements	1-5 years

Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Upon sale or retirement of depreciable property, the costs and accumulated depreciation and amortization are removed from the related accounts, and any gain or loss is reflected in the statements of operations and member’s deficit.

Impairment of Long-Lived Tangible Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may be impaired. When such factors and circumstances exist, the Company compares the estimated undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amounts over the fair values of those assets and is recorded in the period in which the determination is made. As of September 30, 2025 and 2024, management determined that the Company’s tangible assets were not impaired.

Income Taxes

The Company is organized as a limited liability company and is generally not subject to income taxes pertaining to operations; rather, the members of the limited liability company are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision for income taxes has been included in the accompanying financial statements. The Company makes distributions to its member to pay income tax liabilities.

Generally accepted accounting principles require tax effects from an uncertain tax position to be recognized in the financial statements only if the position is more likely than not to be sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the more-likely-than-not threshold, the largest amount of tax benefit that is greater than 50% likely to be recognized upon ultimate settlement with the taxing authority is recorded. As of September 30, 2025 and 2024, the Company had no uncertain tax positions that qualified for either recognition or disclosure in the financial statements. The Company is subject to routine audits by tax jurisdictions; however, there are currently no audits in progress.

Revenue Recognition and Deferred Revenue

The Company primarily generates its revenues from selling and installing solar energy systems. Revenues are recognized when control of installed solar systems is transferred to customers in an amount that reflects the consideration expected to be received by the Company in exchange for the installed solar system. The Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligations in the contract

●	Recognition of revenue when, or as, each performance obligation is satisfied

A performance obligation is a promise in a contract to transfer a distinct service or product to the client, and it is the unit of account in the guidance for revenue recognition. The Company’s contracts have a single performance obligation, which is to either a) install a solar energy system or b) orchestrate the sale of a solar energy system which will be installed by a third party. The promise to transfer the services is not separately identifiable from other promises in those contracts, and therefore, those other promises are not distinct performance obligations.

Installation Services

The Company’s principal performance obligation is to install a solar energy system. The Company recognizes revenue upon receiving notice of the completion of the final inspection of the respective solar energy system.

Revenue is recognized at the total contract price that the end residential customer has agreed to pay before any cost of financing incurred by the customer. The Company arranges financing for the customer with third-party financing companies. These third-party financing companies often withhold amounts to pay for solar panels and other materials for added security. The Company is the primary obligor in the transaction as it controls the price charged to end residential customers, bears the responsibility to install solar panels that meet regulatory requirements, and bears collection risk unless the customer is approved to finance the transaction with a third-party financing company.

HVAC and Roofing Services

The Company’s principal performance obligation is to complete the installation of the HVAC system or roof. The Company recognizes revenue upon the completion of the HVAC system or roof installation.

The following table presents the Company’s revenue disaggregated by revenue source (recognized at a point in time) for the nine months ended September 30, 2025 and 2024:

	2025	2024
Installation services revenue	$59,438,442	$28,114,668
HVAC revenue	990,177	-
Roofing revenue	647,106	-
	$61,075,725	$28,114,668

Contract Balances

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled revenue (contract assets), and deferred revenue (contract liabilities) on the balance sheet. Amounts are billed as specific milestones are met, which may or may not align with when revenue is recognized. Specific billing milestones include: 1) 10% - 20% of the contract value is billed to the third-party lender upon contract signing; 2) an additional 70% of the contract value is billed to the third-party lender upon the solar system being installed; and 3) the final 10% - 20% of the contract value is billed to the third-party lender upon system receiving its permission to operate from the local jurisdiction. All revenue from solar system installations is recognized upon the system passing inspection by the local jurisdiction, which generally does not coincide with receiving a permission to operate and as a result the third payment for the final 10% - 20% from the lender is recorded as a contract asset – unbilled revenue until the permission to operate is received from the local jurisdiction.

The beginning and ending contract balances were as follows:

As of:	September 30, 2025	December 31, 2024	December 31, 2023
Accounts receivable	$1,293,174	$1,010,295	$155,801
Unbilled receivables	5,715,605	4,601,890	3,916,562
Deferred revenue	7,701,532	10,585,293	11,661,448

Limited Warranty

The Company provides a limited warranty of workmanship on its installation products for a period of ten years beginning on the date of installation completion. This warranty is limited to defects in materials and workmanship caused during installation, and to roof penetrations caused in the installation will be watertight. The Company estimates its liability for warranty claims based historical claim patterns and known conditions at the time. To date, warranty claims have been nominal. Accordingly, there was no warranty accrual recorded as of September 30, 2025 and December 31, 2024.

Deferred Commissions

Costs Incurred to Acquire Customer Contracts

The Company recognizes an asset for incremental costs of obtaining a contract with the customer if management expects to recover these costs. Incremental costs are those that would not have been incurred if the contract had not existed. Examples of incremental costs often capitalized are sales commissions whereas examples of costs that would not be included are internal employee salaries, standard benefits, travel costs, and other / general legal costs. Sales commissions and related payroll taxes are the only incremental contract costs the Company incurs, which are paid out when installation is complete. As installations of customer solar systems are generally installed within 3 months resulting in the commissions being earned at that point-in-time, the Company applies the practical expedient under ASC 340-40, Other Assets and Deferred Costs: Contracts with Customers and expenses all incremental costs to acquire customers contracts upon installation of the solar system.

Deferred Contract Fulfillment Costs

Prior to the installation and final inspection of a customer solar system, the Company incurs costs for design, equipment, permits, and other similar costs. These contract fulfillment costs are contract specific, enhance the asset (solar system) that will eventually be transferred to the customer, and are expected to be recovered as part of the transaction price associated with the contract. As a result, the Company capitalizes these costs as they are incurred and expenses them once the solar system passes final inspection.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the nine months ended September 30, 2025 and 2024 totaled approximately $304,000 and $140,000, respectively.

Sales Tax

The Company collects sales and other taxes from certain customers and remits those taxes to governmental agencies. The Company reports the collection of these taxes on a net basis and such taxes are excluded from revenues.

Subsequent Events

Management has evaluated events and transactions for potential recognition or disclosure through January 12, 2026, which is the date the financial statements were available to be issued.

3.	Liquidity

In assessing the Company’s liquidity, the Company monitors and analyzes its cash and its ability to generate sufficient cash flow to support its operating and capital expenditure commitments. As of September 30, 2025, the Company had a working capital surplus of approximately $347,000 and stockholders’ deficit of approximately $8,229,000. For the nine months ended September 30, 2025, the Company had a net loss of approximately $1,197,000 and used cash in operating activities of approximately $1,186,000.

On November 11, 2025, the Company entered a non-binding letter of intent with SunPower, Inc. to be acquired for $37,500,000. The transaction closed on November 21, 2025, resulting in the Company becoming a wholly owned subsidiary of SunPower, Inc. The acquisition of the Company effectively merged the Company’s operations into SunPower, Inc., which provided the Company with any additional liquidity that may have been needed.

4.	Property and Equipment

Property and equipment consisted of the following as of September 30, 2025 and December 31, 2024:

	2025	2024
Office equipment	$251,199	$-
Tools and gear	152,426	296,085
Computer equipment	95,530	54,392
Leasehold improvements	92,373	76,701
Vehicles	77,990	52,552
Furniture	32,400	30,946
	701,918	510,676
Less accumulated depreciation and amortization	(277,887)	(125,484)
	$424,031	$385,192

Depreciation and amortization expense on property and equipment was calculated on a straight-line basis and for the nine months ended September 30, 2025 and 2024 was $152,404 and $62,514, respectively. Amortization of right-of-use assets held under finance leases for the nine months ended September 30, 2025 and 2024 was $342,163 and $173,790, respectively; and is included in depreciation and amortization expense in the statements of operations and member’s deficit.

5.	Related-Party Notes Payable

The Company has entered into notes payable agreements with various related parties. Interest rates on these notes payable range from 8% to 13%. Some notes require quarterly interest payments, while others do not require interest to be paid until the maturity date. For all related-party notes payable, the principal amounts are not due until the maturity date which ranges from December 2026 to April 2033.

As of September 30, 2025, the future maturities of related-party notes payable are as follows:

For the year ending December 31:
2025 (Remainder)	$-
2026	3,100,000
2027	-
2028	-
2029	-
Thereafter	4,040,109

$7,140,109

6.	Related-Party Lines of Credit

The Company has entered into verbal line of credit agreements with related parties. These lines of credit have maximum balances of $500,000 to $1,400,000 and bear interest on their outstanding individual balances at an interest rate of 13%. Principal and interest are not due until the maturity date which range from May to July 2027.

As of September 30, 2025, the future maturities of related-party lines of credit are as follows:

For the year ending December 31:
2025 (Remainder)	$-
2026	-
2027	2,675,000

$2,675,000

7.	Merchant Cash Advance

The Company entered into a merchant cash advance lender agreement on April 22, 2025. Under the terms of the agreement, the Company received $1,000,000 in cash, exclusive of a transaction fee of 3.00%, or $25,000. The Company repaid the advance as of September 30, 2025, plus an additional $320,000, which is included as interest expense on the statements of operations and member’s deficit.

The Company entered into a merchant cash advance lender agreement on September 26, 2025. Under the terms of the agreement, the Company received $750,000 in cash, exclusive of a transaction fee of 3.00%, or $22,500. The amount to be repaid is as follows under the terms of the agreement:

●	Within 30 days, $862,500.

●	Within 60 days, $892,500.

●	Within 90 days, $922,500.

●	Within 120 days, $952,500.

●	After 120 days, $1,012,500.

The term of the agreement depends upon the Company’s cash receipts, and is calculated as 11.00% of receipts, as defined in the terms of the agreement. The estimated weekly payment is $21,094. Management estimates that the amount will not be repaid within 120 days and as of September 30, 2025 have accrued the additional $262,500 above the amount borrowed, which is included as part of accrued expenses on the balance sheet. The $262,500 is recorded as a debt discount against the merchant cash advance and is being amortized over the term of the advance to interest expense.

8.	Member’s Deficit

The Company is wholly owned by Ambia Holdings, Inc. and 100% of the membership interests outstanding are held by Ambia Holdings, Inc. A members liability is limited, and all such debts, obligations and liabilities of the Company are solely the debts and obligations of the Company.

9.	Commitments and Contingencies

Litigation

The Company is involved in legal proceedings from time to time arising in the normal course of business.  Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s financial position, results of operations, or liquidity.

Commitment to Former Employee

On November 7, 2024, the Company entered into a separation and release of claims agreement with an employee wherein the employee was paid a severance payment of approximately $42,000 in exchange for the employee’s release of claims and agreement to restrictive covenants. Contemporaneously with this agreement, the Company entered a loan agreement with this employee and committed to lend to this former employee up to $600,000 with draws occurring at a pre-defined rate during 2025 and 2026. Interest on the draw amounts earn 3% of the outstanding balance. Each draw will be fully forgiven 5 months after the disbursement if the former employee abides by the restrictive covenants, which are primarily non-compete and non-solicitation agreements. This former employee holds a less than 1% interest in the Company.

During the nine months ended September 30, 2025, the Company forgave $200,000 in draws. As of September 30, 2025 and December 31, 2024, the outstanding balance under this loan agreement was $200,000 and $400,000, respectively, and is included within accrued expenses on the balance sheet. If not forgiven, the entire balance under this agreement is due on January 15, 2028.

10.	Leases

Finance lease assets are recorded net of accumulated amortization of $632,934 and $187,249, respectively, as of September 30, 2025 and December 31, 2024.

The components of lease expense were as follows for the nine months ended September 30, 2025 and 2024:

Lease Cost	Classification	2025	2024
Operating	Rent	$611,224	$632,804

Finance:

Asset amortization	Depreciation and amortization	342,163	173,790
Interest on liability	Net interest expense	47,543	27,937
Net lease cost		$1,000,930	$834,531

The weighted average remaining lease terms and interest rates were as follows as of September 30, 2025 and December 31, 2024:

Lease Term and Discount Rate	2025	2024
Weighted average remaining lease term (years)
Operating leases	4.23	2.34
Finance leases	3.69	4.51
Weighted average discount rate
Operating leases	6.60%	4.25%
Finance leaess	4.31%	4.13%

The following table reconciles the undiscounted future cash flows for the next five years to the operating and finance lease liabilities recorded within the balance sheet as of September 30, 2025:

For the year ending December 31:	Operating	Finance
2025 (Remainder)	$187,097	$114,134
2026	570,490	364,512
2027	689,483	374,183
2028	759,660	399,923
2029	741,734	232,443
2030	312,086	-

Total lease payments	3,260,550	1,485,195
Less: interest	(492,202)	(190,552)
Present value of lease liabilities	$2,768,348	$1,294,643

Rent expense related to short-term leases for the nine months ended September 30, 2025 and 2024 was $224,202 and $36,513, respectively. Cash payments made for the nine months ended September 30, 2025 and 2024 that are included in the measurement of lease liabilities was $681,392 and $643,415, respectively.

11.	Related Party Transactions Not Disclosed Elsewhere

Sales Commissions Receivables

Sales commissions receivables consist of commissions receivable due from employees and contractors owed to the Company. As of September 30, 2025 sales commissions receivable was approximately $1,581,000, net of allowance of approximately $760,000. As of December 31, 2024, sales commissions receivable was approximately $424,000, net of allowance of $0.

Related-Party Accounts Payable

A related-party entity will on occasion pay for bills on the Company’s behalf, and other amounts due to this entity arise over the normal course of business operations. As of September 30, 2025 and December 31, 2024, the Company owed approximately $294,000 and $510,000, respectively, to this entity.

Related-Party Accrued Interest

As of September 30, 2025 and December 31, 2024, accrued interest due to related parties of approximately $1,343,000 and $1,091,000, respectively, is included in accrued expenses in the balance sheet.

12.	Benefit Plan

The Company sponsors a defined contribution 401(k) retirement plan (the Retirement Plan). Employees are eligible to participate on the first day of the month coinciding with or next following the date they have completed six months of service and have attained 18 years of age. Employees may elect to contribute to the Retirement Plan subject to the limitations of the Internal Revenue Code (IRC). The Company makes a matching contribution to each participant’s account equal to 100% of the first 3%, and 50% of the next 2% of each participant’s contribution. Participants are 100% vested in all contributions immediately. For the nine months ended September 30, 2025 and 2024, the Company made $219,037 and $148,663, respectively, in matching contributions to the plan.

13.	Subsequent Events

On November 11, 2025, the Company entered a non-binding letter of intent with SunPower, Inc. to be acquired for $37,500,000. The transaction closed on November 21, 2025.

UNAUDITED PRO FORMA

COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined statement of operations is derived from the historical consolidated financial statements of SunPower Inc. and Subsidiaries (the “Company”, “SunPower”), the historical financial statements of Sunder Energy, LLC (“Sunder”) and the historical financial statements of Ambia Energy LLC (“Ambia”) and reflects (1) the acquisition of Ambia which closed on November 21, 2025 (the “Ambia Acquisition”), (2) the acquisition of Sunder which closed on September 24, 2025 (the “Sunder Acquisition” and collectively with the Ambia Acquisition and Sunder Acquisition “Acquisitions”) and (3) the financing of the Sunder Acquisition (the “Financing”).

The unaudited pro forma combined financial information related to the Acquisitions has been prepared by the Company using the acquisition method of accounting in accordance with GAAP. The Company has been treated as the acquirer for accounting purposes and thus accounts for the Acquisitions as a business combination in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The estimated fair values of the assets acquired and liabilities assumed and the related purchase price allocation for both Ambia and Sunder are provisional and have been made solely for the purpose of providing unaudited pro forma combined financial information.

The unaudited pro forma combined statements of operations for the year ended December 28, 2025 combine the historical statements of operations of the Company, Sunder and Ambia on a pro forma basis as if the Acquisitions and the Financing had been consummated on January 1, 2025, the beginning of the earliest period presented. An unaudited combined balance sheet is not presented as the Acquisitions and the Financing have been reflected in the Company’s balance as of March 29, 2026, included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2026 filed with the SEC on May 19, 2026.

The unaudited pro forma combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the Acquisitions.

The unaudited pro forma combined statement of operations has been developed from and should be read in conjunction with:

●	the accompanying notes to the Unaudited Pro Forma Combined Statement of Operations;

●	the historical audited financial statements of the Company for the fiscal year ended December 28, 2025 and the related notes in its Annual Report for such fiscal year;

●	the audited financial statements of Ambia as of and for the year ended December 31, 2024, and the unaudited financial statements of Ambia as of and for the nine months ended September 30, 2025; and

●	the audited financial statements of Sunder as of and for the year ended December 31, 2024, and the unaudited financial statements of Sunder as of and for the six months ended June 30, 2025.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma combined statement of operations are described in the accompanying notes. The unaudited pro forma combined statement of operations has been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Acquisition and Financing occurred on the dates indicated. Further, the unaudited pro forma combined financial statements do not purport to project the future operating results or financial position of SunPower following the completion of the Acquisitions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 28, 2025

(In thousands, except shares and per share data)

	SunPower	Sunder Energy LLC				Ambia Energy LLC						Combined
	Historical Results of Operations	Historical Results of Operations (Note 2)	Transaction Adjustments (Note 4)		Pro Forma Results of Operations	Historical Results of Operations (Note 3)	Reclassification Adjustments (Note 4)		Transaction Adjustments (Note 4)		Pro Forma Results of Operations	Pro Forma Results of Operations
Revenues	$300,000	$56,084	$-		$56,084	$73,604	$-		$-		$73,604	$429,688
Cost of revenues	170,788	-	300	(C)	2,132	38,881	-		-		38,881	209,969
Gross profit (loss)	129,212	56,084	(300)		53,952	34,723	-		-		34,723	219,719
Operating expenses
Sales commissions	37,009	45,615	-		45,615	18,813	-		-		18,813	101,437
Sales and marketing	29,030	1,251	-		1,251	128	-		-		128	30,409
General and administrative	90,104	15,916	2,753	(C)	18,669	13,979	1,975	(H)	1,792	(D)	17,746	126,519
Rent	-	-	-		-	1,338	(1,338	)(H)	-		-	-
Depreciation and amortization	-	-	-		-	637	(637	)(H)	-		-	-
Total operating expenses	156,143	62,782	2,753		65,535	34,895	-		(1,792)		36,687	258,365
Loss from continuing operations	(26,931)	(6,698)	(3,053)		(9,194)	(172)	-		-		(172)	(38,646)
Interest expense	(25,095)	(246)	(2,658	)(E)	(2,904)	(1,286)	-		1,286	(F)	0	(27,999)
Interest income	3	36	-		36	-	-		-		-	39
Other income (expense), net	9,347	320	-		320	17	-		-		17	9,684
Total other income (expense), net	(15,745)	110	(2,658)		(2,548)	(1,269)	-		1,286		17	(18,276)
Loss from continuing operations before income taxes	(42,676)	(6,588)	(5,711)		(12,299)	(1,441)	-		(506)		(1,947)	(56,922)
Income tax (provision) benefit	(1,578)	-	-		-	-	-		-		-	(1,578)
Net loss from continuing operations	$(44,254)	$(6,588)	$(5,711)		$(12,299)	$(1,441)	$-		$(506)		$(1,947)	$(58,500)

Net loss from continuing operations per share attributable to common stockholders, basic and diluted	$(0.51)											$(0.56)
Weighted average shares used to compute net loss per share attributable to common stockholders, basic and diluted	87,108,928		2,472,528	(G)	2,472,528				15,150,086	(I)	15,150,086	104,731,542

The accompanying notes are an integral part of these pro forma financial statements.

Notes to Unaudited Pro Forma Combined Financial Statements

1.	Basis of Presentation

The unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X, and presents the pro forma results of operations of the Company based on the historical financial information of the Company, Sunder and Ambia after giving effect to the Acquisitions, the Financing, and reclassifications as set forth in the notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information does not reflect any management adjustments for expected effects of the Acquisitions.

The unaudited pro forma combined statements of operations for the year ended December 28, 2025, combine the historical statements of operations of the Company, Sunder and Ambia on a pro forma basis as if the Sunder and Ambia Acquisitions and the financing of the Sunder Acquisition had been consummated on January 1, 2025, the beginning of the earliest period presented.

Sunder Acquisition

On September 21, 2025, the Company entered into a Membership Interest Purchase Agreement (“MIPA”) with Sunder Energy LLC (“Sunder” or “Sunder Acquisition”) and the seller, Chicken Parm Pizza LLC (“Seller/Member”), the sole member of Sunder. The acquisition of Sunder was completed in the Company’s third fiscal quarter on September 24, 2025, and the financial results of Sunder have been included in the Company’s unaudited condensed consolidated financial statements since the date of acquisition.

Per the terms of the MIPA, the Company acquired all of the outstanding membership interest of Sunder for (1) $20.7 million in cash, subject to certain working capital and other adjustments; (2) a promissory note to the Member in the principal amount of $20.0 million (“Seller Note”); (3) and 10.0 million shares of the Company’s common stock (valued at the closing share price on September 24, 2025, of $1.71 per share).

The total consideration is summarized as follows (in thousands except share data):

Consideration
Cash	$20,689
Seller note	20,000
3,333,334 shares of the Company’s common stock issued at Closing	5,700
Contingent consideration arrangement – up to 6,666,666 shares of the Company’s common stock to be issued	11,400
Fair value of total consideration transferred	$57,789

The fair values of assets acquired and liabilities assumed are based upon a provisional valuation of the assets acquired and liabilities assumed, and the Company’s estimates and assumptions are subject to change within the measurement period. Finalization of the fair values remains open for the components of working capital, identification and valuation of intangibles and allocation of goodwill.

The following table summarizes the provisional fair value of identifiable assets acquired and liabilities assumed (in thousands):

Net assets acquired:
Accounts receivable	$797
Prepaid expenses and other current assets	3,039
Property and equipment	241
Operating lease right-of-use assets	313
Other noncurrent assets	135
Intangibles	37,500
Contract liabilities	(11,673)
Accounts payable	(203)
Accrued expenses and other current liabilities	(3,850)
Operating lease liabilities	(332)
Fair value of net tangible assets acquired	25,967
Goodwill recognized	31,822
Consideration transferred	$57,789

Goodwill represents the excess of the estimated consideration transferred over the fair value of the net tangible and intangible assets acquired that is associated with the excess cash flows that the acquisition is expected to generate in the future.

Ambia Acquisition

On November 21, 2025, the Company entered into a Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”) with Ambia and Ambia Holdings, Inc., a Delaware corporation and the sole member of Ambia (“Ambia Holdings”). Ambia was the sole operating entity within Ambia Holdings.

The Company, Ambia and Ambia Holdings completed the closing under the Membership Interest Purchase Agreement (the “Ambia Closing”) on November 21, 2025. At the Ambia Closing, the Company acquired all of the outstanding membership interests of Ambia from Ambia Holdings for: (a) 10,243,924 shares (the “Ambia Closing Consideration Shares”) of common stock of the Company, issued at the Ambia Closing to Ambia Holdings; and (b) the agreement to issue an additional $9.375 million of shares of the Company’s common stock on each of the six-month anniversary of the Ambia Closing and the 12-month anniversary of the Ambia Closing (such additional shares of common stock, the “Deferred Ambia Consideration Shares”). The issuance of the Deferred Ambia Consideration Shares is subject to approval by the Company’s stockholders following the Closing in accordance with the rules and regulations of the Nasdaq Stock Market (including Nasdaq Listing Rule 5635(a)).

The actual number of Deferred Ambia Consideration Shares issuable by the Company on the six- and 12-month anniversaries of the Closing will be determined based on the 20-day trailing volume-weighted average price of the Common Stock after market close on the business day immediate prior to the issuance date of the applicable shares (the “VWAP Value”); provided that the VWAP Value for the calculation of the actual number of Deferred Ambia Consideration Shares issuable by the Company will not be more than $2.8102 per share or less than $1.4988 per share. Additionally, the number of Deferred Ambia Consideration Shares issuable by the Company is subject to adjustment pursuant to customary working capital and balance sheet adjustment terms and subject to offset for certain indemnifiable damages in accordance with the Membership Interest Purchase Agreement.

The Company’s closing share price for its common stock of $1.61 on November 21, 2025 was used to fair value the shares issued at the Ambia Closing.. The Fair value of contingent consideration was $16,879 as of December 28, 2025. The total consideration is summarized as follows (in thousands):

Consideration
10,243,924 shares of the Company’s common stock issued at Ambia Closing	$16,493
Deferred Ambia Consideration Shares	16,879
Fair value of total consideration	$33,372

Provisional fair value of net assets acquired:
Cash and cash equivalents	$1,350
Contract assets - unbilled	1,143
Accounts receivable	1,368
Prepaid expenses and other current assets	797
Property and equipment, net	2,230
Operating lease right-of-use assets	2,563
Other noncurrent assets	182
Intangibles	4,300
Contract liabilities	(1,675)
Accounts payable	(2,806)
Finance lease liabilities	(1,269)
Accrued expenses and other current liabilities	(2,917)
Operating lease liabilities, non-current	(2,702)
Fair value of net tangible assets acquired	2,564
Fair value of common stock issued	16,493
Fair value of Deferred Ambia Consideration Shares	16,879
Goodwill recognized	30,808
Consideration transferred	$33,372

Financing of the Acquisitions

Sunder Acquisition

The acquisition of Sunder was financed as follows: (i) on September 21, 2025, the Company issued $22.0 million of 7% senior unsecured convertible notes (the “September 2025 Notes”), (ii) at closing on September 24, 2025, the Company issued a $20.0 million note to the sellers of Sunder (the “Seller Note”) and (iii) also at closing the Company agreed to issue 10.0 million shares of the Company’s stock which had a fair value of $17.1 million at the closing date of the Sunder acquisition.

The September 2025 Notes were issued pursuant to an Indenture agreement with U.S. Bank Trust Company, National Association, as trustee (the “Indenture”). The September 2025 Notes issued under the Indenture bear interest at 7.0% per annum, and the interest is payable semiannually in arrears on January 1 and July 1 of each year beginning on January 1, 2025. The principal is payable in full at maturity on July 1, 2029. The September 2025 Notes are convertible into shares of the Company’s common stock at the option of the holder at a conversion rate of $2.14 per common share. Holders of the September 2025 Notes may convert at any time. The September 2025 Notes may be declared due and payable at the option of the holder upon an event of default and upon a qualifying change of control event.

The Seller Note has an original principal amount of $20.0 million. The Seller Note bears interest at 7.0% per annum, compounded at the end of each calendar quarter. Interest is due and payable concurrent with the payment of the principal balance. The maturity date under the Seller Note is the earlier of (i) May 15, 2026 and (ii) the date on which all amounts under the Seller Note otherwise become due and payable following an event of default. The Seller Note must also be repaid in the event of a change of control of the Company or the sale of all or substantially all of the consolidated assets of the Company and its subsidiaries. The Company concluded that since the sellers joined the Company and have a level of influence that is not insignificant, they are related parties of the Company and therefore the Seller Note is a related party obligation.

The Sunder Acquisition was also financed through the issuance of shares of the Company’s common stock. The Company agreed to issue 10.0 million shares of the Company’s common stock (valued at the closing share price on September 24, 2025, of $1.71 per share). At closing the Company issued 3,333,334 shares of the Company’s common stock and subject to approval of such issuances by the Company’s stockholders, the Company will issue an additional 3,333,333 shares of the Company’s common stock to be issued on the 12-month anniversary of the Closing and (y) a further 3,333,333 shares of the Company’s common stock to be issued on the 18-month anniversary of the Closing (“Deferred Consideration Shares”). In lieu of issuing the Deferred Consideration Shares, the Company, in its sole discretion, may elect to pay the Member a cash payment equal to the number of Deferred Consideration Shares otherwise issuable by the Company multiplied by the volume-weighted average price of the Company’s common stock as quoted on Nasdaq for the 30-trading day period ending two business days prior to the date on which the applicable Deferred Consideration Shares were otherwise issuable (“Cash in Lieu Amount”). If the Company elects to pay the Cash in Lieu Amount, 50% of the Cash in Lieu Amount will be paid on the three-month anniversary of the date on which the applicable Deferred Consideration Shares were otherwise issuable, with the remaining 50% of the Cash in Lieu Amount payable on the 6 month anniversary of the date on which the applicable Deferred Consideration Shares were otherwise issuable. The shares of the Company’s common stock were valued at $17.1 million at the date of acquisition. The transaction adjustments within the pro forma results of operations for the year ended December 28, 2025 present the shares of common stock issuable in connection with the Sunder acquisition period.

Ambia Acquisition

The Ambia Acquisition was consummated through the issuance of shares of the Company’s common stock. At the Ambia Closing the Company paid initial consideration through the issuance of 10,243,924 shares of the Company’s common stock, a non-cash transaction. The Deferred Ambia Consideration Shares will also be paid in shares of the Company’s common stock.

2.	Sunder Year to Date Results through September 23, 2025

The historical pro forma results of Sunder for the period January 1, 2025 through September 23, 2025 were derived from the unaudited financial statements for the six months ended June 30, 2025 and interim results of operations for the period from July 1, 2025 through September 23, 2025 as follows (in thousands):

	Six Months Ended June 30, 2025	July 1, 2025 thru September 23, 2025	Year to Date Through September 23, 2025
Revenues	$40,012	$16,072	$56,084
Operating expenses
Sales commissions	33,339	12,276	45,615
Sales and marketing	771	480	1,251
General and administrative	11,458	4,458	15,916
Total operating expenses	45,568	17,214	62,782
Loss from operations	(5,556)	(1,142)	(6,698)
Interest expense	(168)	(78)	(246)
Interest income	33	3	36
Other income (expense), net	10	310	320
Total other income (expense), net	(125)	235	110
Loss from before income taxes	(5,681)	(907)	(6,588)
Income tax (provision) benefit	-	-	-
Net loss	$(5,681)	$(907)	$(6,588)

3. Ambia Year to Date results through November 20, 2025

The historical pro forma results of Sunder for the period January 1, 2025 through November 20, 2025 were derived from the unaudited financial statements for the nine months ended September 30, 2025 and interim results of operations for the period from October 1, 2025 through November 20, 2025 as follows (in thousands):

	Nine Months Ended September 30, 2025	Oct 1, 2025 thru November 20, 2025	Year to Date Through November 20, 2025
Revenues	$61,076	$12,528	$73,604
Cost of revenue	32,622	6,259	38,881
Gross Profit	28,454	6,269	34,723
Operating expenses
Sales commissions	16,003	2,810	18,813
Sales and marketing	-	128	128
General and administrative	10,845	3,134	13,979
Rent	1,038	300	1,338
Depreciation and Amortization	495	142	637
Total operating expenses	28,381	6,514	34,895
Loss from operations	73	(245)	(172)
Interest expense	(1,286)	-	(1,286)
Interest income	-	-	-
Other income (expense), net	17	-	17
Total other income (expense), net	(1,269)	-	(1,269)
Loss from before income taxes	(1,196)	(245)	(1,441)
Income tax (provision) benefit	-	-	-
Net loss	$(1,196)	$(245)	$(1,441)

4.	Notes to the Unaudited Pro Forma Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma combined statements of operations for the year ended December 28, 2025, are as follows:

C.	As of the acquisition date, the provisional components of Sunder intangibles acquired and their useful lives were as follows (in thousands):

	Estimated useful life	Amount
Customer related intangible	10 year	$30,600
Trademark	10 years	6,100
Developed technology	2 years	800
Intangible assets acquired		$37,500

Intangible assets are amortized on a straight-line basis. This transaction adjustment reflects the pro forma amortization expense for the period from January 1, 2025 to September 23, 2025, the acquisition date. The components of the pro forma amortization expense are as noted below (in thousands):

Year-to-date Through
September 23, 2025
Customer related intangible	$2,295
Trademark	458
Developed technology	300
Total pro forma amortization expense	$3,052
Classified within cost of revenues	$300
Classified within general and administrative expense	2,752

The above estimates of intangible assets’ fair values and useful lives are provisional and subject to change upon finalization of the fair values of the assets acquired.

D.	As of the acquisition date, the provisional components of Ambia intangibles acquired and their useful lives were as follows (in thousands):

	Estimated useful life	Amount
Customer related intangible	1 year	$3,400
Trademark	1 year	900
Developed technology
Intangible assets acquired		$4,300

Intangible assets are amortized on a straight-line basis. This transaction adjustment reflects the pro forma amortization expense for the period from January 1, 2025 to November 20, 2025, the acquisition date. The components of the pro forma amortization expense are as noted below (in thousands):

Year-to-date Through
November 20, 2025
Customer related intangible	$967
Trademark	825
Total pro forma amortization expense	$1,792

E.	Transaction adjustment reflects (i) the impact of interest expense and amortization of debt issuance costs arising from the September 2025 Notes issued in connection with the acquisition of Sunder, assuming the September 2025 Notes were issued on January 1, 2025 and (ii) the impact of interest expense arising from the $20.0 million Seller Note issued in connection with the acquisition of Sunder, assuming the Seller Note was issued on January 1, 2025. The components of pro forma interest and amortization of debt issuance costs are as follows (in thousands):

Year-to-date Through
September 23, 2025
September 2025 Notes	$1,019
Seller Note	1,885
Total pro forma interest expense	$2,904

The transaction adjustment of $2.7 million includes an accounting adjustment to eliminate the historical interest expense of $0.2 million, as Sunder was acquired in a debt free transaction.

F.	The transaction adjustment to eliminate the historical interest expense, as Ambia was acquired in a debt free transaction.

G.	The pro forma results of operations include 3,333,334 shares of the Company’s stock issued at the date of the Sunder Acquisition. As of December 28, 2025, the historical weighted average shares outstanding included 860,806 shares issued in connection with the Sunder Acquisition. As such, incremental shares of 2,472,528 shares included in the pro forma shares outstanding as of December 28, 2025 is net of the 860,806 shares included in the historical weighted average shares outstanding. The 6,666,666 Deferred Consideration Shares were excluded from the computation of pro forma net loss per share because issuance of such shares is contingent upon the satisfaction of certain conditions which are not satisfied as of the period end for pro forma presentation purposes.

H.	To conform the financial statement presentation for the Ambia Acquisition to the Company’s presentation within the Statements of Operations for the period December 28, 2025.

I.	The pro forma results of operations include 15,150,086 shares of the Company’s stock issued at the date of the Ambia Acquisition and minimum value of variable shares of Deferred Consideration - Ambia. As of December 28, 2025, the historical weighted average shares outstanding included 1,765,961 shares issued in connection with the Ambia Acquisition. As such, incremental shares of 15,150,086 shares included in the pro forma shares outstanding as of December 28, 2025 is net of the 1,765,961 shares included in the historical weighted average shares outstanding.